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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERITAGE OAKS BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code)	77-0388249 (I.R.S. Employer Identification No.)
545 12th Street Paso Robles, California 93446 (805) 239-5200 (Address, including zip code and telephone number, including area code, of registrant's principal office)

LAWRENCE P. WARD
President and Chief Executive Officer
545 12th Street
Paso Robles, California 93446
(805) 239-5250
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
John F. Stuart, Esq. Reitner & Stuart 1319 Marsh Street San Luis Obispo, CA 93401 (805) 545-8590	Loren P. Hansen, Esq. Law Offices of Loren P. Hansen 1301 Dove Street, Suite 900 Newport Beach, CA 92660 (949) 851-6125

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock, no par value	610,000 shares	$13.45	$8,204,500	$664

*
Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457(f)(1).

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

HERITAGE OAKS BANCSHARES PROSPECTUS
Cross-reference sheet pursuant to item 501(b) of Regulation S-K

Form S-4 Item		Caption or Location in Prospectus
1.	Forepart of Registration Statement and Outside Front Cover page of Prospectus	OUTSIDE FRONT COVER PAGE; FACING PAGE
2.	Inside Front and Outside Back Cover Pages of Prospectus	WHERE YOU CAN FIND MORE INFORMATION; TABLE OF CONTENTS
3.	Risk Factors, Ratio of Earnings to Fixed Charges and Other Information	RISK FACTORS
4.	Terms of the Transactions	SUMMARY; THE MERGER
5.	Pro Forma Financial Information	UNAUDITED PRO-FORMA COMBINED FINANCIAL STATEMENTS
6.	Material Contracts with the Company Being Acquired	THE MERGER
7.	Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters	*
8.	Interests of Named Experts and Counsel	LEGAL MATTERS; EXPERTS
9.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	*
10.	Information with Respect to S-3 Registrants	*
11.	Incorporation of Certain Information by Reference	*
12.	Information with Respect to S-2 or S-3 Registrants	SUMMARY; INFORMATION ABOUT HERITAGE OAKS, APPENDICES E, F AND G
13.	Incorporation of Certain Information by Reference	*
14.	Information with Respect to Registrants Other Than S-3 or S-2 Registrants	*
15.	Information with Respect to S-3 Companies	*
16.	Information with Respect to S-2 or S-3 Companies	*
17.	Information with Respect to Companies Other Than S-2 or S-3 Companies	SUMMARY; INFORMATION ABOUT HACIENDA
18.	Information if Proxies, Consents or Authorizations are to be Solicited	THE SPECIAL MEETINGS
19.	Information if Proxies, Consents or Authorizations are not to be Solicited, or in an Exchange Offer	*

*
Not applicable

HACIENDA BANK	HERITAGE OAKS BANCORP

To the Shareholders of Hacienda Bank and Heritage Oaks Bancorp
A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Hacienda Bank and Heritage Oaks Bancorp have approved an agreement pursuant to which Hacienda Bank will become a wholly-owned subsidiary of Heritage Oaks Bancorp.

        In the transaction, shareholders of Hacienda will have the election to receive shares of common stock of Heritage Oaks Bancorp, cash or a combination in exchange for their shares of Hacienda stock. Shareholders of Hacienda who elect to receive shares of Heritage Oaks will receive 0.5208 shares of Heritage Oaks common stock for each share of Hacienda common stock that they own. Based on Heritage Oaks' closing bid price on                        , 2003 of $            per share, the exchange ratio represented approximately $            in value for each share of Hacienda stock. Shareholders of Hacienda electing cash will receive an amount of cash ranging from $6.50 to $6.75 per share depending on the performance of Heritage Oaks' common stock shortly before the closing. Our agreement provides that not less than 65% nor more than 75% of the total consideration paid in the transaction must be in Heritage Oaks common stock. We urge you to obtain current market quotations of Hacienda and Heritage Oaks common stock.

        We expect the transaction to be tax-free to Hacienda's shareholders who elect to receive Heritage Oaks common stock. Cash paid in lieu of fractional shares and cash paid pursuant to those shareholders electing cash will be taxable. Upon completion of the merger, we expect that the shareholders of Hacienda will own between approximately 15.15% (assuming 65% of the total consideration is Heritage Oaks stock) and 17.08% (assuming 75% of the total consideration is Heritage Oaks stock).

        We will each hold a special meeting at which we will ask our shareholders to approve the agreement and the proposed merger. Information about these meetings and the merger is contained in this joint proxy statement—prospectus. In particular, see "Risk Factors" beginning on page 23. We urge you to read this document carefully and in its entirety.

        Whether or not you plan to attend your meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

        Each of our boards of directors unanimously recommends that its shareholder vote FOR the merger.

Cole W. Minnick President and Chief Executive Officer Hacienda Bank	Lawrence P. Ward President and Chief Executive Officer Heritage Oaks Bancorp

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO
BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT
PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement—prospectus is dated            , 2003 and is first being mailed to shareholders on or about                        , 2003.

[logo of Hacienda]

Notice of Special Meeting of Hacienda Bank

  •
  Date:

  •
  Time:

  •
  Place:

To Hacienda Bank Shareholders:

        We are pleased to notify you of, and invite you to, a special meeting of shareholders.

        At the meeting you will be asked to vote on the following matter:

    •
    Proposal to approve the principal terms of the merger and the merger agreement pursuant to which Hacienda Bank will become a wholly-owned subsidiary of Heritage Oaks Bancorp as described in the attached joint proxy statement prospectus. You may elect to receive shares of Heritage Oaks Bancorp common stock, cash or a combination for your shares of Hacienda stock, in accordance with the exchange ratio set forth in the merger agreement. The amount of cash and Heritage stock is also subject to certain allocation procedures designed to ensure that at least 65% but no more than 75% of the total consideration paid to holders of Hacienda common stock is paid in Heritage common stock.

        Shareholders of record at the close of business on            , 2003 may vote at the meeting.

        Under California law, holders of Hacienda stock who dissent from the merger and comply with certain provisions will be entitled to receive a cash payment for their shares. A summary of the applicable requirement of California law is contained in the attached joint proxy statement—prospectus under the caption "The Merger—Dissenters' Rights." In addition, the text of the applicable provisions of California law is attached as Appendix D to the attached joint proxy statement—prospectus.

        Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the meeting.

        If you would like to attend the Hacienda special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Hacienda special meeting, you must obtain from the nominee a proxy issued in your name.

                      By order of the Board of Directors

                      Joseph Olivera
                      Secretary

                        , 2003

[logo of Heritage Oaks]

Notice of Special Meeting of Heritage Oaks Bancorp

  •
  Date:

  •
  Time:

  •
  Place:

To Heritage Oaks Bancorp Shareholders:

        We are pleased to notify you of, and invite you to, a special meeting of shareholders.

        At the meeting you will be asked to vote on the following matter:

    •
    Proposal to approve the principal terms of the merger and the merger agreement pursuant to which Hacienda Bank will become a wholly-owned subsidiary of Heritage Oaks Bancorp as described in the attached joint proxy statement—prospectus.

        Shareholders of record at the close of business on            , 2003 may vote at the meeting.

        Under California law, holders of Heritage Oaks stock who dissent from the merger and comply with certain provisions will be entitled to receive a cash payment for their shares. A summary of the applicable requirement of California law is contained in the attached joint proxy statement—prospectus under the caption "The Merger—Dissenters' Rights." In addition, the text of the applicable provisions of California law is attached as Appendix D to the attached joint proxy statement—prospectus.

        Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the meeting.

        If you would like to attend the Heritage Oaks special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Heritage Oaks special meeting, you must obtain from the nominee a proxy issued in your name.

                      By order of the Board of Directors

                      Gwen R. Pelfrey
                      Secretary

                        , 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER	8
SUMMARY	11
SELECTED HISTORICAL AND PRO-FORMA FINANCIAL DATA	18
Hacienda Historical Selected Financial Data	18
Selected Unaudited Pro-Forma Combined Financial Information	22
RISK FACTORS	23
THE SPECIAL MEETINGS	25
Joint Proxy Statement—Prospectus	25
Date, Time and Place of the Special Meetings	26
Record Date; Solicitation of Proxies	26
Revocability of Proxies	26
Matters to be Considered at the Meetings	26
PROPOSAL 1: THE MERGER	27
General	27
Background of the Merger	27
Recommendation of, and Factors Considered by, Hacienda's Board of Directors	29
Recommendation of, and Factors Considered by, Heritage Oaks' Board of Directors	31
Fairness Opinions	33
Exchange Ratio	43
Cash Election	44
Election Procedure	44
Surrender of Hacienda Stock Certificates	45
Regulatory Approvals Required	45
Management and Operations of Hacienda after the Merger	46
Resales of Heritage Oaks Common Stock	47
Federal Income Tax Consequences	47
Accounting Treatment	50
Dissenters' Rights	50
Inserts of Certain Persons in the Merger	51
The Merger Agreement	52
Structure of the Merger	52
Effective Time	52
Additional Agreements	53
Treatment of Stock Options	53
Conditions to the Merger	53
Nonsolicitation	55
Expenses	55
Termination	55
Representation and Warranties	56
Covenants; Conduct of Business Prior to Effective Time	56
Amendment and Waiver	58
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	59
HERITAGE OAKS STOCK	66
COMPARISON OF HERITAGE OAKS COMMON STOCK AND HACIENDA COMMON STOCK	66
Board of Directors and Filing Vacancies	66
Voting Rights	66
Vote on Business Combinations	67

Number of Directors	67
Dividend Restrictions	67
Amendments to Articles of Incorporation and Bylaws	68
Dissenters' Rights	68
Anti-Takeover Provisions	68
Authorized Shares	69
Shareholder Nominations	69
Purpose and Takeover Defensive Effects	69
INFORMATION ABOUT HERITAGE OAKS AND HERITAGE OAKS BANK	70
General	70
Heritage Oaks Bank	70
Financial Information Concerning Heritage Oaks	70
Additional Information Concerning Heritage Oaks	70
AMENDMENT TO HERITAGE OAKS' STOCK OPTION PLAN	71
INFORMATION ABOUT HACIENDA	71
General	71
Market for Hacienda's Common Stock and Related Security Holder Matters	72
Management's Discussion and Analysis of Financial Condition and Results of Operations	72
Description of Business	85
Voting Securities and Principal Holders Thereof	88
Directors	89
The Board of Directors and Committees	90
Executive Officers	90
Executive Compensation	91
Director Compensation	92
Employment and Change of Control Agreements	92
Stock Option Plans	92
Certain Transactions	93
Relationship With Independent Accountants	94
Audit Fees	94
Tax Fees	94
FORWARD LOOKING STATEMENTS	94
WHERE YOU CAN GET MORE INFORMATION	95
LEGAL MATTERS	95
EXPERTS	95
OTHER BUSINESS	96
FINANCIAL STATEMENTS OF HACIENDA BANK	F-1
APPENDICES
Agreement to Merge and Plan of Reorganization, as amended	Appendix A
Fairness Opinion of Carpenter and Company	Appendix B
Fairness Opinion of Hoefer & Arnett	Appendix C
Chapter 13 of California General Corporations Law	Appendix D
Report on Form 10-KSB of Heritage Oaks Bancorp	Appendix E
Report on Form 10-QSB of Heritage Oaks Bancorp	Appendix F
Proxy Statement for the 2003 Annual Meeting of Shareholders of Heritage Oaks Bancorp	Appendix G

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why have you sent me this document?

A:
We are delivering this document to you because it is serving as both a joint proxy statement for Heritage Oaks Bancorp ("Heritage Oaks") and Hacienda Bank ("Hacienda") and a prospectus of Heritage Oaks. It is a joint proxy statement because it is being used by our boards of directors to solicit the proxies of our respective shareholders. It is a prospectus because Heritage Oaks is offering shares of its common stock in exchange for shares of Hacienda in the merger described below.

This joint proxy statement—prospectus contains important information regarding the proposed merger, as well as information about Heritage Oaks and Hacienda. It also contains important information about what our respective boards of directors and management considered when evaluating this proposed merger. We urge you to read this proxy statement—prospectus carefully, including its appendices.

Q:
What is happening in this transaction?

A:
Heritage Oaks Merger Corp. (a wholly-owned subsidiary of Heritage Oaks) is being merged with and into Hacienda and, as a result of such merger, Hacienda will become a wholly-owned subsidiary of Heritage Oaks. The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 11, 2003 and as amended as of August 8, 2003 (the "merger agreement"). After the merger, Heritage Oaks will be a two-bank holding company owning all of the shares of both Heritage Oaks Bank and Hacienda. For convenience, we refer to the entire transaction in this joint proxy statement—prospectus as simply "the merger."

Q:
Why is the merger proposed?

A:
We are proposing the merger because our respective boards of directors have concluded that the merger is in the best interest of our respective institutions and their shareholders. We believe that the merger affords a fair price and an opportunity for the combined companies to offer customers a broader array of services and products.

Q:
What will happen to my shares of stock in Hacienda?

A:
When the merger closes, you will receive Heritage Oaks shares, cash, or a combination in exchange for your shares of Hacienda. Hacienda shareholders will be given the opportunity to elect which of these forms of consideration to receive.

Q:
What will happen to my shares of stock of Heritage Oaks?

A:
Your shares of Heritage Oaks will remain outstanding after the merger and will not otherwise be changed as a result of the merger.

Q:
What percentage of the combined companies will be held by former Hacienda stockholders?

A:
Depending upon whether the minimum or the maximum number of Heritage Oaks shares are issued in the merger, the former Hacienda shareholders would own between approximately 15.15% and 17.08% of the stock of Heritage Oaks.

Q:
What are the federal tax consequences of the merger to a Hacienda shareholder?

A:
That depends on whether you choose to receive cash or Heritage Oaks shares in exchange for your Hacienda shares. Heritage Oaks has obtained the opinion that the exchange of your Hacienda shares for Heritage Oaks shares on the close of the merger will not be a taxable event for you for federal income tax purposes. Your tax basis in the Heritage Oaks shares you receive will be the same as your basis in the Hacienda shares you held immediately before the merger's effective date provided that you do not receive any cash for your Hacienda shares.

If you choose to receive payment in cash for any of your Hacienda shares or if you receive cash for fractional shares, the cash received will either be characterized as a dividend (to the extent of Hacienda's earnings and profits) for U.S. federal income tax purposes or it will be characterized as a payment in exchange for stock. Because the determination of each shareholder's tax treatment is highly dependent upon that shareholder's specific facts and relationships with other shareholders, it is not possible to reach any general conclusions with respect to this issue. You should consult your tax advisor for a full understanding of the consequences of the merger to you.

Q:
When do Hacienda shareholders make their election?

A:
We will send you separate written instructions for exchanging your Hacienda stock certificates and making the stock/cash election. We expect to send you written instructions for making the stock/cash election approximately 35 days before the expected closing date of the merger, and all elections must be returned by a date approximately 5 days before the expected closing date.

Q:
What if I object to the merger?

A:
Whether you are a Hacienda or Heritage Oaks shareholder, you are not required to participate in the merger, even if it is approved by the other shareholders. If you vote against the merger, and follow the other steps required by law to perfect your dissenter's rights, you will be entitled to receive cash for your Hacienda or Heritage Oaks shares, as the case may be.

Q:
What should I do now?

A:
Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope in time to be represented at the special meeting.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares for you only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger.

Q:
What happens if I don't vote?

A:
If you don't vote, your shares will not be counted to help establish a quorum at the special meeting. Not voting also has the same effect as voting against the merger.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways:

•
Send a written notice to the Secretary of your company stating that you are revoking your proxy.

•
Complete and submit a new proxy card.

•
Attend the meeting and vote in person (but only if you tell the Secretary before the voting begins that you want to cancel your proxy and vote in person). Simply attending the annual meeting, however, will not revoke your proxy.

  If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to Hacienda or Heritage Oaks, as appropriate, at the address at the top of either Hacienda's or Heritage Oaks' notice of special meeting.

  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:
Should Hacienda shareholders send in their certificates now?

A:
No. We will send you written instructions for exchanging your stock certificates and making the stock/cash election.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of 2003.

Q:
What risks should I consider?

A:
You should review "RISK FACTORS." You should also review the factors considered by our boards of directors.

Q:
Who can help answer my questions?

A:
If you have more questions about the merger or the special meetings, you should contact:

For Heritage Oaks:

    Lawrence P. Ward, President and Chief Executive Officer
    Heritage Oaks Bancorp
    545 12th Street
    Paso Robles, Ca. 93446
    (805) 239-5250 extension 260
    lward@heritageoaksbank.com

For Hacienda:

    Mr. Cole W. Minnick, President and Chief Executive Officer
    Hacienda Bank
    361 Town Center West
    Santa Maria, California 93458
    (805) 346-8000

SUMMARY

        This brief summary, together with the "Questions and Answers" on the preceding pages, highlight selected information from the proxy statement—prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement—prospectus and the other documents to which we refer to understand fully the merger. Each item in this summary refers to the page where that subject is discussed in more detail.

Information Regarding the Parties (Pages    and    )

  Heritage Oaks Bancorp
  545 12th Street
  Paso Robles, California 93446
  (805) 239-5200
  http://www.heritageoaksbank.com

        Heritage Oaks Bancorp ("Heritage Oaks") is a California corporation incorporated November 12, 1994, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Heritage Oaks owns Heritage Oaks Bank, its wholly-owned subsidiary. At June 30, 2003, Heritage Oaks had total consolidated assets of $350 million, consolidated deposits of $290 million, and consolidated shareholders' equity of $21.8 million.

        Heritage Oaks Bank is a California state-chartered bank headquartered in Paso Robles, California, which commenced operations in January 1983. Heritage Oaks Bank currently operates 9 banking offices in the central coast region of California.

        Additional information about Heritage Oaks, including financial statements and management's discussion and analysis thereof, are included in its Form 10-KSB for the year ended December 31, 2002 and in its Form 10-QSB for the quarter ended June 30, 2003. These reports are included as Appendices E and F of this joint proxy statement—prospectus. We have also provided a copy of Heritage Oaks proxy statement for its 2003 annual meeting of shareholders which provides certain information about share ownership, directors, executive compensation and compensation plans as Appendix G.

  Hacienda Bank
  361 Town Center West
  Santa Maria, California 93458
  http://www.haciendabank.com

        Hacienda Bank ("Hacienda") commenced operations as a national banking association on January 19, 1988. Hacienda converted to a state-chartered bank on December 26, 1997 and is regulated by the California Commissioner of Financial Institutions. Hacienda's deposits are insured up to the maximum legal limits by the Federal Deposit Insurance Corporation ("FDIC"). Hacienda is a member of the Federal Reserve System and as such is also subject to supervision by the Federal Reserve Bank of San Francisco ("FRB"). As of June 30, 2003, Hacienda had total assets of $79.9 million, total deposits of $74 million, and total shareholders' equity of $5.9 million.

        Hacienda is a community bank conducting a general commercial banking business that serves individuals, professionals and small- to medium-sized businesses. Hacienda offers a full range of commercial banking services, including commercial loans, various types of consumer, real estate and Small Business Administration ("SBA") and other term loans, the acceptance of check and savings deposits, money market and Super NOW accounts, and other non-deposit banking services. Hacienda's main office and administrative headquarters office are both located at 361 Town Center West, Santa Maria, California and its telephone number is (805) 346-8000. Hacienda also has two additional branches in Santa Maria, California.

The Merger (Page    and Appendix A)

        As used in this section, the term "the merger" means the merger of Heritage Oaks Merger Corp. (a wholly-owned subsidiary Heritage Oaks) with and into Hacienda pursuant to which Hacienda will become a wholly-owned subsidiary of Heritage Oaks. The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 11, 2003 and as amended as of August 8, 2003 (the "merger agreement"). After the merger, Heritage Oaks will be a two-bank holding company owning all of the shares of both Heritage Oaks Bank and Hacienda.

        We have attached a copy of the merger agreement as Appendix A at the back of this joint proxy statement—prospectus. We encourage you to read this agreement, as it is the legal document that governs the merger.

Hacienda Shareholders Have the Election to Receive Common Stock of Heritage Oaks, Cash or a Combination; Heritage Oaks Shareholders to Keep their Shares (Page    )

        Shareholders of Hacienda will have the election to receive shares of common stock of Heritage Oaks, cash or a combination in exchange for their shares of Hacienda.

        Shareholders of Hacienda who elect to receive shares of Heritage Oaks will receive 0.5208 shares of Heritage Oaks common stock for each share of Hacienda common stock that they own. Shareholders of Hacienda electing cash will receive an amount of cash ranging from $6.50 to $6.75 per share depending on the performance of Heritage Oaks' common stock shortly before the closing.

        Shareholders of Heritage Oaks will keep their shares which will remain outstanding and unchanged as a result of the merger.

The Exchange Ratio is Fixed and will not be Adjusted in Response to Changes in Our Stock Prices

        Because the exchange ratio is fixed at 0.5208 shares of Heritage Oaks stock for each share of Hacienda stock, the market value of the Heritage Oaks common stock that Hacienda shareholders receive in the merger may vary significantly. Hacienda has the option to cancel the merger agreement if the average closing bid price of Heritage Oaks shares (based upon a 20 trading day average shortly before the close of the merger) falls below $12.00 and the percentage of decline of the Heritage Oaks shares exceeds by more than 15% a specified bank stock index.

        The following table sets forth historical per share market value for Heritage Oaks common stock and Hacienda common stock based on the last bid prices and the equivalent market values for Hacienda common stock on:

  •
  June 11, 2003, the last trading day before public announcement of the merger, and

  •
  , 2003, the most recent date before the mailing of this joint proxy statement—prospectus.

	Historical Market Price
	Heritage Oaks		Hacienda		Hacienda Equivalent Pro Forma Market Value
June 11, 2003		$12.75		$5.25		$6.64	[1]
, 2003	$		$		$		[1]

(1)
Using an exchange ratio of 0.5208 shares of Heritage Oaks common stock for each share of Hacienda common stock.

        Heritage Oaks cannot assure you that actual stock prices for its common stock will be equal to or greater than the prices shown in the table at the time of the merger or at any time after the completion of the merger. After the merger, there will be no further trading or a public market for Hacienda common stock.

        We urge you to obtain current market quotations.

Trading Information; Dividends

        Heritage Oaks common stock is traded in the over the counter market and quoted on the Electronic Bulleting Board under the symbol "HEOP." Heritage Oaks' board of directors reviews periodically methods to improve the liquidity for its stock, including the possibility of listing the stock for trading on another market.

        Hacienda common stock is traded infrequently in the over the counter market and quoted on the Electronic Bulletin Board under the symbol "HCDS."

        Certain historical trading information for Heritage Oaks and Hacienda may be found at page            of Appendix "E" and at "INFORMATION ABOUT HACIENDA—Market for Hacienda's Common Stock and Related Security Holder Matters."

        The information in the following table indicates the high and low bid prices of the Heritage Oaks' common stock for each of the last two quarterly periods based upon information provided by Maguire Investments, Inc., Hoefer & Arnett, Inc., The Seidler Companies and Wedbush Morgan Securities. These prices do not include retail mark-ups, mark-downs or commission.

	Bid Prices
Quarter Ended
	High	Low
March 31, 2003	$12.38	$10.48
June 30, 2003	$13.00	$11.00

        Heritage Oaks has not paid a cash dividend since 1997. It has paid 5% stock dividends in the spring of each of the last four years and a 4% stock dividend five years ago. Whether dividends will be paid in the future will be determined by the board of directors after consideration of various factors. Heritage Oaks' profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the board of directors in making such determinations regarding the payment of dividends. Certain information concerning restrictions on Heritage Oaks' payment of dividends may be found at page            of Appendix E.

Tax Effects of the Transaction (Page    )

        The merger will be tax-free for federal income tax purposes to Hacienda shareholders who receive solely Heritage Oaks shares in the merger. For Hacienda shareholders that choose to receive cash in exchange for any of their Hacienda shares or for those shareholders that receive cash for fractional shares, the cash received will either be characterized as a dividend (to the extent of Hacienda's earnings and profits) for U.S. federal income tax purposes or it will be characterized as a payment in exchange for stock. Because the determination of each shareholder's tax treatment is highly dependent upon that shareholder's specific facts and relationships with other shareholders, it is not possible to reach any general conclusions with respect to this issue.

Our Boards of Directors Recommends That You Approve the Merger (Page    )

        Hacienda Shareholders.    The Hacienda board of directors has determined that the merger is fair to and in the best interest of Hacienda shareholders. It has unanimously approved the merger agreement and recommends that Hacienda shareholders vote FOR the principal terms of the merger and the merger agreement.

        Heritage Oaks Shareholders.    The Heritage Oaks board of directors has determined that the merger is fair to and in the best interest of Heritage Oaks shareholders. It has unanimously approved the merger agreement and recommends that Heritage Oaks shareholders vote FOR the principal terms of the merger and the merger agreement.

        Factors considered by our Boards.    You should also refer to the factors and reasons that our respective boards of directors considered in reaching their decision to approve the merger, as explained starting on page    .

Financial Advisors Give Opinions That Merger Is Fair (Page    and Appendices B and C)

        Opinion of Hacienda's Financial Advisor.    Hacienda's financial advisor, Carpenter and Company, has provided opinions to Hacienda's board of directors dated as of June 11, 2003 and as of the date of this joint proxy statement—prospectus that, as of those dates, and subject to and based on the considerations referred to in its opinions, the merger was fair to the Hacienda shareholders from a financial point of view. The full text of Carpenter and Company's opinion dated June 11, 2003 is attached as Appendix B to this joint proxy statement—prospectus. Hacienda urges its shareholders to read that opinion in its entirety.

        Opinion of Heritage Oaks' Financial Advisor.    Heritage Oaks' financial advisor, Hoefer & Arnett, has provided opinions to Heritage Oaks' board of directors dated as of June 11, 2003 and as of the date of this joint proxy statement—prospectus that, as of those dates, and subject to and based on the considerations referred to in its opinions, the merger was fair to the Heritage Oaks shareholders from a financial point of view. The full text of Hoefer & Arnett's opinion dated                        is attached as Appendix C to this joint proxy statement—prospectus. Heritage Oaks urges its shareholders to read that opinion in its entirety.

Hacienda Shareholders should make a timely Election (Page    )

        Hacienda shareholders may elect to receive Heritage Oaks shares, cash or a combination in exchange for the Hacienda shares they own as of a record date approximately 35 days before the closing date of the merger. The record date for making elections is different from the                        , 2003 record date for determining the Hacienda shareholders that are entitled to vote at the Hacienda special meeting of shareholders.

        If you do not make a timely election, you may not receive the form of consideration which you want. At least 65% but no more than 75% of the total consideration paid in the merger must be in Heritage Oaks shares. If elections to receive Heritage Oaks shares (i) are not made with respect to at least 65% of the total consideration paid in the merger, or (ii) are made with respect to more than 75% of the total consideration paid in the merger, an allocation procedure will be applied until the necessary level has been achieved. The first shares to which the allocation procedures will be applied will be those shares for which a timely and valid election have not been made. If, after allocating the undesignated shares, an additional allocation is necessary, there will be a proration procedure applied.

        If elections to receive Heritage Oaks shares are made such that the percentage of shares to be issued falls between the 65% and 75% thresholds, then those shares for which a timely and valid lection has not been made will receive cash.

        Because the price of Heritage Oaks common stock fluctuates, you will not know when you vote and when you make your election either the amount of cash or the value of the shares of Heritage Oaks common stock which you will receive in the merger. The market value of Heritage Oaks shares at the time of the merger could be higher or lower than the current market value.

Hacienda and Heritage Oaks to hold Special Meeting (Pages    —    )

        Hacienda's Special Meeting.    Hacienda's special meeting of shareholders will be held at              p.m. on                        , 2003, at                        . At the meeting, you will be asked to approve the merger.

        Heritage Oaks' Special Meeting.    Heritage Oaks' special meeting of shareholders will be held at              p.m. on                        , 2003, at                        . At the meeting, you will be asked to approve the merger, including an amendment to Heritage Oaks' stock option plan.

Record Date; Majority Shareholder Votes Required (Pages    —    )

        Hacienda's Special Meeting.    You are entitled to vote at the special meeting if you owned Hacienda common stock as of the record date,            , 2003. As of that date, there were                        shares of Hacienda outstanding, held by                        shareholders of record. Each holder of Hacienda common stock is entitled to one vote per share on all matters that may properly come before the meeting. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Hacienda common stock.

        Heritage Oaks' Special Meeting.    You are entitled to vote at the special meeting if you owned Heritage Oaks common stock as of the record date,            , 2003. As of that date, there were                        shares of Heritage Oaks outstanding, held by                        shareholders of record. Each holder of Heritage Oaks common stock is entitled to one vote per share on all matters that may properly come before the meeting. Approval of the merger, including the amendment to the stock option plan, requires the affirmative vote of a majority of the outstanding shares of Heritage Oaks common stock.

Certain Shareholders Have Agreed to Vote in Favor of the Merger (Page    )

        As of the record date for the meeting, the directors and executive officers of Hacienda and their respective affiliates held voting power with respect to             % of the outstanding shares of Hacienda common stock. The directors and certain officers of Hacienda have signed contracts agreeing to vote their shares in favor of the merger agreement and the merger.

        The directors entered into these agreements in order to induce Heritage Oaks to enter into the merger agreement. The director agreements could discourage other companies from trying to acquire Hacienda.

Dissenters' Rights (Page    and Appendix D)

        Shareholders of both Hacienda and Heritage Oaks will have dissenters' rights in the merger. If you do not vote for the merger, and you follow certain procedures, you may choose to receive the fair market value of your shares in cash when the merger is completed. For this purpose, Hacienda's board of directors has determined that "fair market value" is $5.25 per share, which was the closing price for Hacienda common stock on June 11, 2003, the last trading day before the announcement of the merger. Heritage Oaks' board of directors has determined that "fair market value" is $12.75 per share, which was the closing price for Heritage Oaks common stock on June 11, 2003, the last trading day before the announcement of the merger. You may have the right to challenge that determination. The procedures which you must follow to exercise your dissenters' rights are in Chapter 13 of the California General Corporation Law. We have attached Chapter 13 as Appendix D.

Accounting Treatment (Page    )

        Heritage Oaks will account for the merger as a "purchase" for financial reporting purposes.

Benefits to Certain Officers and Directors in the Merger (Page    )

        When considering the recommendation of the Hacienda board of directors, you should be aware that some Hacienda directors and officers have interests in the merger that differ from the interests of other Hacienda shareholders. These interests include:

  •
  certain officers and directors have stock options which are exercisable in full prior to the merger;

  •
  Messrs. Mark Fugate and Alexander Simas, both directors of Hacienda, will be added to the Board of Directors of Heritage Oaks at the effective time the merger.

  •
  Heritage Oaks has agreed to honor the existing employment and change in control agreements of Cole W. Minnick, Jerry Smith and Mary Jane Fournier;

  •
  David A. Duarte will enter into an employment agreement as the President and Chief Operating Officer of Hacienda which will be effective at the effective time of the merger;

  •
  directors and officers have continuing insurance protection under the existing directors' and officers' liability insurance; and

  •
  certain current directors of Hacienda have agreed to serve as members of the Board of Directors of Hacienda following consummation of the merger. Those directors are Burt Fugate, Mark Fugate, Alexander Simas, Barbara Stanley, Craig Stephens, and Dean Viker.

        The Hacienda board of directors was aware of these interests and considered them before approving the merger agreement.

Things We Must Do for the Merger to Occur (Page    )

        Completion of the merger is subject to various conditions, including:

  •
  approval of the merger agreement and the merger by the Hacienda and Heritage Oaks shareholders;

  •
  receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and

  •
  other usual conditions.

        Certain of these customary conditions to the merger may be waived by Heritage Oaks or Hacienda, as applicable.

Regulatory Approvals Needed (Page    )

        We cannot complete the merger unless it is approved by the California Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. Applications have been filed with these regulators seeking approval.

        Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

When the Merger Will Occur (Page    )

        The merger will occur shortly after all of the conditions to its completion have been satisfied. We currently anticipate that it will close in the fourth quarter of 2003.

Termination of the Merger Agreement (Page    )

        The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including either party may terminate the agreement if all significant conditions are not met by December 31, 2003 or if the other party breaches the agreement.

Termination Fees Between Hacienda and Heritage Oaks

        Certain cash payments may be made under the merger agreement in the event a party terminates the merger agreement in certain situations.

SELECTED HISTORICAL AND PRO-FORMA FINANCIAL DATA

        We are providing the following information to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by Heritage Oaks and by Hacienda for the periods presented. These are historical figures. The following financial data should be read in conjunction with the complete financial statements of the two companies, included in this joint proxy statement—prospectus or its appendices.

  Hacienda Historical Selected Financial Data

        The following selected financial data with respect to Hacienda for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 have been derived from the audited financial statements. The selected financial data for the six months ended June 30, 2003 and 2002 comes from the unaudited financial statement of Hacienda. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Hacienda's financial information for the interim periods presented.

	Year-to-Date June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands)
Period Ended:
Interest Income	$2,299	$2,213	$4,507	$4,413	$4,351	$3,199	$2,100
Interest Expense	415	374	759	1,164	1,187	862	670
Net Interest Income	1,884	1,839	3,748	3,249	3,164	2,337	1,430
Provision for Loan Losses	31	60	94	85	59	93	—
Net Interest Income after provision for loan losses	1,853	1,779	3,654	3,164	3,105	2,244	1,430
Non-interest income	520	448	926	1,048	738	640	486
Non-interest expense	2,184	2,002	4,147	3,943	3,742	3,255	1,868
Income (Loss) before income taxes	189	225	433	269	101	(371)	48
Provision for income taxes (benefit)	22	14	6	(36)	(42)	1	(5)
Net Income (Loss)	$167	$211	$427	$305	$143	$(372)	$53
Per share:
Net Income (Loss)—basic	$0.11	$0.14	$0.28	$0.20	$0.09	$(0.29)	$0.04
Net Income (Loss)—diluted	$0.11	$0.14	$0.28	$0.20	$0.09	$(0.29)	$0.04
Weighted average shares for Basic E.P.S. calculation	1,542,744	1,542,744	1,542,744	1,542,737	1,542,338	1,287,347	1,200,228
Weighted average shares for Diluted E.P.S. calculation	1,542,744	1,542,744	1,542,744	1,542,737	1,579,040	1,328,722	1,200,228
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Book value at period-end	$3.80	$3.56	$3.70	$3.45	$3.23	$2.89	$2.66
Ending Shares	1,542,744	1,542,744	1,542,744	1,542,744	1,542,480	1,542,147	1,200,228
Period Averages:
Total Assets	$73,630	$62,248	$64,797	$58,662	$53,603	$43,724	$28,255
Total Loans	52,624	48,675	48,824	41,287	37,580	25,449	16,535
Total Earning Assets	63,922	54,630	56,331	51,877	47,913	38,538	25,454
Total Deposits	67,720	56,773	59,182	53,371	48,881	39,428	24,987
Common Equity	5,795	5,414	5,531	5,215	4,655	4,169	3,212
At Period-End
Cash and cash equivalents	$5,982	$6,702	$6,946	$5,226	$5,562	$5,267	$3,663
Investments and Fed Funds Sold	18,811	7,820	6,409	8,555	15,514	9,619	7,321
Loans, net of deferred fees, before allowance	52,029	48,524	51,065	45,653	39,891	33,886	21,520
Allowance for Loan & Lease Losses	(563)	(575)	(569)	(499)	(440)	(380)	(282)
Other assets	3,677	3,841	3,933	2,690	1,975	1,977	1,308
Total Assets	$79,936	$66,312	$67,784	$61,625	$62,502	$50,369	$33,530
Non-interest bearing deposits	$14,741	$10,839	$12,067	$12,535	$17,335	$10,381	$6,462
Interest bearing deposits	59,240	49,900	49,835	43,712	39,932	35,294	23,620
Other borrowings	—	—	—	—	193	193	193
Other liabilities	88	79	174	62	67	43	58

Capital Accounts	5,867	5,494	5,708	5,316	4,975	4,458	3,197
Total Liabilities and Shareholders' equity	$79,936	$66,312	$67,784	$61,625	$62,502	$50,369	$33,530
Asset Quality
Non-accrual loans	$1,090	$145	$—	$—	$—	$36	$—
Loans past due 90 days or more and still accruing	—	293	1	1	6	—	—
Other real estate owned	—	—	—	—	—	—
Total non performing assets	$1,090	$438	$1	$1	$6	$36	$—
Financial Ratios
For the year:
Return on assets	0.45%	0.68%	0.66%	0.52%	0.27%	-0.85%	0.19%
Return on equity	5.7%	7.8%	7.8%	5.9%	3.1%	-9.4%	1.7%
Net interest margin (not taxable equivalent)	5.89%	6.73%	6.65%	6.26%	6.60%	6.06%	5.62%
Net interest margin (taxable equivalent)	5.89%	6.73%	6.65%	6.26%	6.60%	6.06%	5.62%
Net loan losses (recoveries) to avg. loans	0.08%	-0.07%	-0.04%	0.06%	0.00%	-0.02%	-0.20%
Efficiency ratio	90.8%	87.5%	89.9%	91.8%	95.6%	108.3%	97.5%
At period-end:
Equity to average assets (leverage ratio)	7.5%	8.6%	8.3%	8.5%	8.5%	9.5%	9.5%
Tier One capital to risk-adjusted assets	9.8%	10.1%	9.9%	10.6%	11.1%	12.7%	13.4%
Total capital to risk-adjusted assets	10.8%	11.2%	11.1%	11.6%	12.3%	13.9%	15.1%
Loan loss allowance to loans, gross	1.08%	1.18%	1.11%	1.09%	1.10%	1.12%	1.31%
Non-accrual loans to total loans, gross	2.09%	0.30%	0.00%	0.00%	0.00%	0.11%	0.00%
Non performing assets to total asset	1.36%	0.66%	0.00%	0.00%	0.01%	0.07%	0.00%
Allowance for loan losses to non performing loans	51.7%	131.3%	56900.0%	49900.0%	7333.3%	1055.6%	28,200.0%

  Heritage Oaks Historical Selected Financial Data

        The following selected consolidated financial data with respect to Heritage Oaks for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 have been derived from the audited financial statements. The selected consolidated financial data for the six months ended June 30, 2003 and 2002 comes from the unaudited financial statement of Heritage Oaks. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Heritage Oaks' financial information for the interim periods presented.

(Dollars in thousands except per share and ratio data)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)
Period Ended:
Interest Income	$8,726	$7,236	$16,035	$14,461	$13,969	$9,913	$7,991
Interest Expense	1,778	1,336	3,491	3,430	4,131	2,601	2,544

Net Interest Income	6,948	5,900	12,544	11,031	9,838	7,312	5,447
Provision for Possible Loan Losses	250	285	545	600	519	165	164

Net Interest Income after Provision for Possible Loan Losses	6,698	5,615	11,999	10,431	9,319	7,147	5,283
Non-Interest Income	1,828	1,580	3,463	4,681	5,683	5,444	6,361
Non-Interest Expense	5,848	5,356	11,074	11,387	11,515	10,406	9,569

Income Before Provision for Income Taxes	2,678	1,839	4,388	3,725	3,487	2,185	2,075
Provision for Income Taxes	974	639	1,649	1,379	1,243	754	728
Net Income	$1,704	$1,200	$2,739	$2,346	$2,244	$1,431	$1,347

Earnings Per Share: (1)
Basic:	$0.58	$0.42	$0.94	$0.82	$0.80	$0.55	$0.53
Diluted:	$0.54	$0.38	$0.87	$0.75	$0.74	$0.50	$0.50
Weighted average shares for Basic EPS Calc	2,932,661	2,878,991	2,905,233	2,864,648	2,805,025	2,590,473	2,524,866
Weighted average shares for Diluted EPS Calc	3,138,878	3,149,822	3,160,639	3,118,477	3,020,796	2,889,374	2,719,086
Cash Dividends	$—	$—	$—	$—	$—	$—	$—
Book value at period-end	$7.39	$6.33	$7.11	$5.83	$5.49	$4.61	$4.41
Ending Shares	2,956,251	2,768,786	2,785,533	2,725,056	2,449,998	2,288,564	2,139,582

(1)
EPS for 2001, 2000,1999 and 1998 have been adjusted to account for the 2 for 1 stock split with a record date of August 2, 2002. EPS for 2002,2001, 2000,1999 and 1998 have been adjusted to account for the 5% stock dividend paid on March 31, 2003.

(Dollars in thousands except per share and ratio data)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)
Period Averages:
Total Assets	$319,066	$240,878	$278,332	$192,459	$167,661	$134,296	$108,218
Total Loans	211,403	164,748	173,861	145,757	123,794	86,578	64,734
Total Earning Assets	287,124	213,279	248,689	171,600	145,176	113,859	91,696
Total Deposits	254,348	199,524	223,955	173,949	150,629	121,559	96,877
Common Equity	20,878	16,447	17,607	14,901	11,925	10,127	8,361
At Period End:
Cash and cash equivalents	$32,289	$19,811	$24,011	$14,497	$19,634	$17,534	$17,906
Investments and Fed Funds Sold	84,359	80,177	104,387	28,257	21,194	20,259	36,321
Loans Held for Sale	9,266	3,681	8,166	4,082	2,475	120	1,655
Loans, net of deferred fees, before allowance	212,068	168,908	189,647	157,894	135,001	103,667	70,873
Allowance for Loans & Lease Losses	(2,515)	(2,082)	(2,336)	(1,744)	(1,321)	(1,241)	(1,070)
Other Assets	14,286	12,157	13,388	11,899	7,105	6,960	5,483
Total Assets	$349,753	$282,652	$337,263	$214,885	$184,088	$147,299	$131,168
Non-Interest bearing deposits	$136,416	$91,906	$106,556	$69,824	$51,821	$39,902	$38,683
Interest bearing deposits	153,190	125,351	157,623	125,761	115,876	93,060	80,725
Other borrowings	28,627	38,431	38,258	2,032	1,050	2,561	750
Company obligated Preferred Securities of of Subsidiary Trust Holding Floating Rate Junior subordinated deferred interest debentures	8,000	8,000	8,000	—	—	—	—
Other liabilities	1,680	1,439	7,013	1,391	1,886	1,234	1,573
Capital accounts	21,840	17,525	19,813	15,877	13,455	10,542	9,437
Total Liabilities and Shareholder Equity	$349,753	$282,652	$337,263	$214,885	$184,088	$147,299	$131,168
Asset Quality:
Non-accrual loans	$800	$1,506	$1,346	$1,495	$991	$905	$996
Loans past due 90 days or more and still accruing	—	—	—	—	—	—	—
Other real estate owned	—	—	—	—	—	—	—
Total non-performing assets	$800	$1,506	$1,346	$1,495	$991	$905	$996
Financial Ratios:
For the Year:
Return on Average Assets	1.07%	1.00%	0.98%	1.22%	1.34%	1.07%	1.24%
Return on Average Equity	16.33%	14.59%	15.56%	15.74%	18.82%	14.13%	16.11%
Net Interest Margin (not taxable equivalent)	4.84%	5.53%	5.04%	6.43%	6.78%	6.42%	5.94%
Net Interest Margin (taxable equivalent)	4.94%	5.62%	5.12%	6.54%	6.92%	6.60%	6.12%
Ln Losses, net of recoveries to avg lns	0.03%	-0.03%	-0.30%	0.12%	0.44%	-0.01%	0.30%
Efficiency Ratio	66.64%	71.61%	69.18%	72.47%	74.19%	81.58%	81.04%
At period-end:
Equity to average assets (leverage ratio)	8.05%	8.51%	7.66%	7.44%	7.56%	7.62%	7.72%
Tier One capital to risk-adjusted assets	10.70%	11.27%	11.19%	8.74%	9.35%	9.80%	11.38%
Total capital to riks-adjusted assets	12.41%	13.75%	13.00%	9.72%	10.26%	10.89%	12.68%
Loan loss allowance to loans, gross	1.19%	1.23%	1.23%	1.10%	0.98%	1.20%	1.51%
Non-accrual loans to total loans, gross	0.38%	0.89%	0.71%	0.95%	0.73%	0.87%	1.41%
Non-performing assets to total assets	0.23%	0.53%	0.40%	0.70%	0.54%	0.61%	0.76%
Allowance for loans losses to non-performing loans	314.38%	138.25%	173.55%	116.66%	133.30%	137.13%	107.43%

Selected Unaudited Pro-Forma Combined Financial Information of Heritage Oaks and Hacienda

        The accompanying unaudited pro forma consolidated balance sheet data assumes the merger took place as of June 30, 2003. The unaudited pro forma consolidated balance sheet data combines the unaudited consolidated balance sheet data of Heritage Oaks Bancorp as of June 30, 2003 and the unaudited consolidated balance sheet data of Hacienda Bank as of June 30, 2003.

        The accompanying unaudited pro forma consolidated statements of income data present the consolidated statement of income data of Heritage Oaks Bancorp for the six months ended June 30, 2003 and the audited consolidated statement of income data for the year ended December 31, 2002 combined with Hacienda Bank's unaudited consolidated statement of income data for the six months ended June 30, 2003 and audited consolidated statement of income data for the year ended December 31, 2002. The unaudited pro forma consolidated statement of income data gives effect to the merger as if it has occurred as of January 1, 2002.

        You should not assume that the combined company would have achieved the pro forma combined results if they had actually been combined during the periods presented. For purposes of illustration, the pro forma combined figures have been calculated assuming that the average closing price of Heritage Oaks Bancorp Stock is $12.00 resulting in value to Hacienda Bank shareholders of $6.50 per share in cash. As of June 30, 2003, there were 1,542,744 Hacienda Bank shares outstanding. The exchange ratio of 0.5208 was used to determine the number of shares of Heritage Oaks common stock to be issued. Also, for purposes of this illustration, figures are presented first assuming that 75% of the transaction involves an exchange of Heritage Oaks Bancorp stock with the remaining 25% involving a cash payment of Hacienda Bank stock. The second table assumes that 65% of the transaction involves an exchange of Heritage Oaks Bancorp stock with the remaining 35% involving a cash purchase of Hacienda Bank stock.

(in thousands except per share and outstanding shares)

	Assuming 75% Stock/ 25% Cash Transaction		Assuming 65% Stock/ 35% Cash Transaction
	At or For Six Months Ended June 30, 2003	At or For Year Ended December 31, 2002	At or For Six Months Ended June 30, 2003	At or For Year Ended December 31, 2002
RESULTS OF OPERATIONS:
Total Interest Income	$11,012	$20,518	$11,007	$20,508
Total Interest Expense	2,193	4,250	2,193	4,250

Net Interest Income	8,819	16,268	8,814	16,258
Provision for Possible Loan Losses	281	639	281	639

Net Interest Income after Provision for Possible Loan Losses	8,538	15,629	8,533	15,619
Total Non-Interest Income	2,348	4,389	2,348	4,389
Total Non-Interest Expenses	7,701	14,557	7,701	14,557

Income Before Provision for Income Taxes	3,185	5,461	3,180	5,351
Provision for Income Taxes	1,123	1,911	1,121	1,907
Net Income	$2,062	$3,550	$2,059	$3,544

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic:	3,535,485	3,369,484	3,455,140	3,289,139
Diluted:	3,741,072	3,612,727	3,661,357	3,532,382
EARNINGS PER SHARE:
Basic:	$0.58	$1.05	$0.60	$1.08
Diluted:	$0.55	$0.98	$0.56	$1.00
TOTAL ASSETS	$431,758	$407,116	$430,793	$406,151
TOTAL DEPOSITS	$363,587	$326,080	$363,587	$326,080
SHAREHOLDERS' EQUITY	$29,072	$26,886	$28,107	$25,921

RISK FACTORS

        In deciding how to vote your shares at the meeting, you should carefully consider the following factors, in addition to the information and other matters set forth in this proxy statement—prospectus.

        Heritage Oaks May Be Unable to Integrate Operations Successfully or to Achieve Expected Cost Savings.    The earnings, financial condition and prospects of Heritage Oaks after the merger will depend in part on Heritage Oaks' ability to integrate the operations and management of Hacienda and to continue to implement its own business plan. We cannot assure you that Heritage Oaks will be able to do so. Among the issues which Heritage Oaks could face are:

  •
  unexpected problems with operations, personnel, technology or credit;

  •
  loss of customers and employees of Hacienda;

  •
  difficulty in working with Hacienda's employees and customers;

  •
  the assimilation of Hacienda's operations, sites and personnel, in the context of an operating subsidiary of Heritage Oaks;

  •
  new offices acquired in the merger may not generate enough revenue to offset acquisition costs; and

  •
  instituting and maintaining uniform standards, controls, procedures and policies.

        Further, although the boards of directors of both parties anticipate cost savings as a result of the merger, Heritage Oaks may not be fully able to realize those savings. Additionally, maintaining Hacienda as a separate subsidiary will not maximize the savings which would be realized by merging Hacienda into Heritage Oaks' existing banking subsidiary. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

        The Loan Portfolios May Not Perform as Expected.    Heritage Oaks's performance and prospects after the merger will be dependent to a significant extent on the performance of the loan portfolios of Hacienda and Heritage Oaks Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Heritage Oaks's overall loan portfolio after the merger will have a different risk profile than the loan portfolio of either Hacienda or Heritage Oaks Bank before the merger. The performance of the two loan portfolios will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by Hacienda or additional expenses are incurred in retaining them, there could be adverse effects on future consolidated results of operations of Heritage Oaks following the merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Hacienda are maintained and enhanced.

        A Downturn in the Real Estate Market Could Negatively Impact Heritage Oaks's Business.    As of June 30, 2003, approximately 80% of the value of Heritage Oaks Bank's loan portfolio and 67.6% of the value of Hacienda's loan portfolio consisted of loans secured by various types of real estate. If real estate values decline significantly in the areas served by Heritage Oaks and its banking subsidiaries, higher default rates and reduced selling prices on foreclosed property held for resale would reduce the net income of the combined companies.

        The Market Price of Heritage Oaks Common Stock After the Merger Is Uncertain.    The shares of Heritage Oaks common stock which will be issued to Hacienda shareholders in the merger are based on a fixed exchange ratio and no adjustments will be made for changes in the stock values of Hacienda or Heritage Oaks. The market price of Heritage Oaks common stock on or after consummation of the merger may not approximate the prices of Heritage Oaks prior to the merger.

        Shares Available for Future Sale May Dilute Value and Have Possible Anti-Takeover Effect.    Shares of Heritage Oaks common stock eligible for future sale, including issuance in future acquisitions, could dilute the market value of Heritage Oaks common stock. The articles of incorporation of Heritage Oaks authorize 20,000,000 shares of common stock, of which 2,956,251 shares are currently outstanding.

        Heritage Oaks plans to continue to take advantage of the consolidation of the financial services industry, and further develop its franchise, through the acquisition of financial institutions and related businesses. Such acquisitions may entail the payment by Heritage Oaks of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Heritage Oaks stock and/or the incurring of indebtedness by Heritage Oaks, and may dilute the per share earnings or book value of Heritage Oaks common stock. Future acquisitions may also result in significant front-end charges against earnings.

        The shares of Heritage Oaks common stocks were authorized in these amounts to provide Heritage Oaks's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Heritage Oaks.

        Changing Interest Rates May Reduce Net Interest Income.    Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets, primarily loans and investments. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for the products and services of both banks after the merger. Heritage Oaks Bank and Hacienda are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given the banks' current volume and mix of interest-bearing liabilities and interest-earning assets, their interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on Heritage Oaks's consolidated results of operations.

        Geographic Concentration in One Market May Unfavorably Impact Heritage Oaks.    The operations of Heritage Oaks and Hacienda are located in the central coast region of California in San Luis Obispo and northern Santa Barbara Counties. This geographic concentration makes the combined companies depend largely upon economic conditions in these areas. A deterioration in economic conditions in these market areas could:

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  increase loan delinquencies,

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  increase problem assets and foreclosures,

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  increase claims and lawsuits,

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  decrease the demand for the banks' products and services, and

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  decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

        Changes in Government Regulation and Monetary Policy May Unfavorably Impact Heritage Oaks.    The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which Heritage Oaks and Hacienda conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of Heritage Oaks' or Hacienda's common stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of Heritage Oaks or Hacienda. Significant new laws or changes in, or repeal of, existing laws may cause Heritage Oaks's consolidated results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on Heritage Oaks's and Hacienda's respective results of operations.

        Intense Competition Exists for Loans and Deposits.    The banking and financial services business in California generally, and specifically in the market areas that will be served by the two banking subsidiaries, is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Hacienda and Heritage Oaks compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Hacienda or Heritage Oaks. There can be no assurance that Heritage Oaks will be able to compete effectively in its markets, and the consolidated results of operations of Heritage Oaks could be adversely affected if circumstances affecting the nature or level of competition change.

        Lending Risk May Lead to Losses and Impaired Credit Quality.    A significant source of risk for financial institutions such as Hacienda and Heritage Oaks arises from the possibility that more than the expected number of borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Heritage Oaks Bank and Hacienda have both adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations after the merger.

THE SPECIAL MEETINGS

Joint Proxy Statement—Prospectus

        This joint proxy statement—prospectus is being furnished to you in connection with the solicitations of proxies by each of our boards of directors in connection with out respective special meetings of shareholders.

        This joint proxy statement—prospectus is first being furnished to our shareholders on or about                        , 2003.

Date, Time and Place of the Special Meetings

        The special meetings are scheduled to be held as follows:

For Heritage Oaks Shareholders:	For Hacienda Shareholders:

Record Date; Solicitation of Proxies

        We have each selected the close of business on            , 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meetings. At that date, there were                        outstanding shares of Hacienda common stock entitled to vote at that special meeting and                        outstanding shares of Heritage Oaks common stock entitled to vote at that special meeting.

        In addition to soliciting proxies by mail, our respective officers, directors and employees, without receiving any additional compensation, may solicit proxies by telephone or fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of our respective common stocks held of record by such persons, and such brokerage firms, custodians, nominees and fiduciaries will be reimbursed for reasonable out-of pocket expenses incurred by them in connection therewith. Heritage Oaks will pay all expenses related to printing and filing this proxy statement—prospectus, including all filing fees of the Securities and Exchange Commission.

        The required quorum for the transaction of business at each of the special meeting is a majority of the shares of our respective common stock entitled to vote at the special meeting. Shares voted on a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker nonvotes will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast "FOR" or "AGAINST" any matter.

Revocability of Proxies

        Any holder of common stock may revoke a proxy at any time before it is voted by

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    filing with the secretary of Hacienda at 361 Town Center West, Santa Maria, California 93458 an instrument revoking the proxy, if you are a Hacienda shareholder

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    filing with the secretary of Heritage Oaks at 545 12th Street, Paso Robles, California 93446 an instrument revoking the proxy, if you are a Heritage Oaks shareholder

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    returning a duly executed proxy bearing a later date

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    attending the special meeting and voting in person, provided the shareholder notifies the Secretary before voting begins that the shareholder is revoking his or her proxy and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Matters to be Considered at the Meetings

        Hacienda.    At the special meeting, you will be asked to approve the principal terms of the merger and the merger agreement. A vote of a majority of the outstanding shares of Hacienda common stock entitled to be cast at the special meeting is required to approve the merger.

        Heritage Oaks.    At the special meeting, you will be asked to approve the principal terms of the merger and the merger agreement as well as an amendment to Heritage Oaks stock option plan which is required to be made to effect the merger. A vote of a majority of the outstanding shares of Heritage Oaks common stock entitled to be cast at the special meeting is required to approve the merger.

PROPOSAL 1: THE MERGER

General

        As used in this section, the term "the merger" means the merger of Heritage Oaks Merger Corp. (a wholly-owned subsidiary of Heritage Oaks) with and into Hacienda pursuant to which Hacienda will become a wholly-owned subsidiary of Heritage Oaks. The merger is governed by the Agreement to Merge and Plan of Reorganization dated as of June 11, 2003 and as amended as of August 8, 2003 (the "merger agreement"). Shareholders of Hacienda will have the election to receive shares of common stock of Heritage Oaks, cash or a combination in exchange for their shares of Hacienda. After the merger, Heritage Oaks will be a two-bank holding company owning all of the shares of both Heritage Oaks Bank and Hacienda.

        This section of the joint proxy statement—prospectus describes certain aspects of the merger, including the background of the merger and our respective reasons for the merger.

Background of the Merger

        In 2000 through 2002, Hacienda's board of directors evaluated the banking marketplace, the economic cycle and the historical high acquisition prices being paid for financial institutions of Hacienda's size. The board of directors was concerned about the rapid changes occurring in the banking industry in Central and Southern California. Tremendous consolidation had taken place, especially since 1996. To effectively compete with other more efficient financial institutions, Hacienda's board of directors and management knew that they had to continue to increase its core deposit base as well as its loan portfolio, and it needed to continue to improve its efficiency. Although the board of directors believed Hacienda was in a position to accomplish this, the board of directors also decided that Hacienda should be receptive to offers that would maximize shareholder value.

        In 2001, changes were made to the board of directors of Hacienda as one director resigned and the President & CEO was terminated. On May 29, 2001, Mr. Cole W. Minnick was appointed President and Chief Executive Officer and a director of Hacienda. Subsequently new executive officers were hired and appointed by the board. As part of its new strategic plan Hacienda closed its Nipomo branch office in 2002 and implemented a more focused business plan to improve earnings and operational efficiencies.

        During the same 2000-2002 period, Heritage Oaks experienced significant growth in assets and earnings. With this growth came increasing benefits to its shareholders as Heritage Oaks stock steadily increased from the $7.25 range to the $12.00 range by the end of 2002. Between 2000 and 2002, shareholders also received three 5% stock dividends. Further, during this period, Heritage Oaks completed two strategic steps. In 2001, Heritage Oaks Bank purchased the four Westamerica Bank branches in San Luis Obispo County. In 2002, Heritage Oaks completed its offering of trust preferred securities in the amount of $8.0 million. In light of these achievements, significant time during Heritage Oaks' board of directors' strategic planning session in January 2003 was focused on continued growth and expansion opportunities, including a discussion of Hacienda being a natural geographic fit for Heritage Oaks' existing presence in Santa Maria.

        In late 2002 and early 2003, Hacienda had informal meetings and discussions with respect to potential acquisitions and business combinations. The institutions discussing these business combinations with Hacienda were only those institutions that focused on the community-based approach to banking and were located in markets that would provide Hacienda with both strategic and synergistic benefits. In late 2002, the board of directors was approached by a bank that desired to acquire Hacienda. However, such discussions were terminated in the first quarter of 2003.

        At a banking conference in February, 2003, representatives of Hoefer & Arnett, Heritage Oaks' investment banker, and the President of Heritage Oaks indicated to Carpenter & Company, the Bank's financial advisor since 2001, that Heritage Oaks had an interest in discussions concerning the acquisition of Hacienda. Carpenter & Company thereafter reported the interest to the President of Hacienda, who determined that it was appropriate to provide limited financial information to Heritage Oaks after execution of a confidentiality agreement. The confidentiality agreement was executed later in February, and the information was provided. In March 2003, Carpenter & Company received a term sheet from Heritage Oaks concerning an acquisition of Hacienda, and forwarded it to the President of the Hacienda.

        After several informal discussions, Hacienda's board of directors saw the advantages of a potential business combination with Heritage Oaks. At the same time, Hacienda recognized the opportunity to participate with a larger independent financial institution in the Santa Barbara County market.

        In March 2003, a further confidentiality agreement was executed to facilitate due diligence and transfers of information. In April 2003, the principals of Hacienda and Heritage Oaks met to discuss the potential synergies between the companies and a possible combination of the companies. Also in April 2003, Heritage Oaks presented a revised offer to Hacienda that provided for a financial structure with a percentage of stock increased to 75% with the remaining 25% in cash with Hacienda being merged out of existence into Heritage Oaks Bank, the subsidiary of Heritage Oaks. This offer was thoroughly discussed with the Hacienda board of directors, its financial adviser and counsel.

        During the period of the negotiations concerning the definitive agreement, both Hacienda and Heritage Oaks conducted due diligence during various periods in April and May 2003.

        The board of directors and advisers to Hacienda reviewed in detail the proposed merger terms and plans for Hacienda's officers and staff following the proposed merger. The Hacienda Board considered this information and continued negotiating a tentative merger agreement between Heritage Oaks, Heritage Oaks Bank and Hacienda. Because of concern over the level of potential merger related transaction expenses (largely related to the termination penalty which would have had to have been paid to a data processing provider of Hacienda) and other Hacienda issues discovered in the due diligence process, the negotiations over these issues were not resolved in late May 2003, and Hacienda terminated discussions on June 4, 2003.

        Heritage Oaks reassessed its structure of the transaction and concluded that allowing Hacienda to continue as a wholly owned subsidiary of Heritage Oaks provided significant enough savings of merger related expenses that Heritage Oaks would be able to meet Hacienda's pricing expectations and still provide a transaction accretive to Heritage Oaks shareholders. Heritage Oaks, therefore, quickly presented a revised and improved offer, and negotiations recommenced again between the representatives of Hacienda and Heritage Oaks.

        On June 6 and June 11, 2003, the Hacienda board deliberated at length concerning the new terms and conditions of a transaction with Heritage. There were substantial changes in both the structure and financial terms of the merger that required substantial discussions between the Hacienda board of directors, its investment advisor and counsel. At the June 11, 2003 meeting, Carpenter & Company presented its analysis of the merger and its opinion that the consideration to be received in the merger was fair to the Hacienda shareholders from a financial point of view. Thereafter, the Hacienda board of directors unanimously approved and authorized the execution of the merger agreement.

        Also on June 11, 2003, Heritage Oaks' board of directors met with counsel and a representative of Hoefer & Arnett.    At the meeting, Hoefer & Arnett presented its analysis of the merger and its opinion that the consideration to be issued in the merger was fair to the Heritage Oaks shareholders from a financial point of view. Thereafter, the Heritage Oaks unanimously approved and authorized the execution of the merger agreement.

Recommendation of, and Factors Considered by, Hacienda's Board of Directors

        The Hacienda Board believes that the terms of the merger are fair, and are in the best interests of Hacienda and it shareholders and recommends that the shareholders of Hacienda vote FOR approval of the merger.

        In reaching its conclusion, the Hacienda Board considered information provided at meetings of its Board of Directors in April, May and June 2003, including, among other things:

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  information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, due diligence review of the loan portfolio, material contracts, contingent liabilities, management, and prospects of Heritage Oaks and Heritage Oaks Bank;

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  the structure of the transaction, including the fact that the Hacienda shareholders would receive between approximately 15% and approximately 17% of the common stock of Heritage;

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  the fact that two members of the board of Hacienda would be appointed to the board of Heritage Oaks at the effective time of the merger; and the fact that six members of the board of Hacienda will remain on the board of Hacienda following the merger;

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  the fact that the terms of the merger agreement include a substantial premium over book value and the substantial multiple over earnings of Hacienda;

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  the presentation of Carpenter and Company and the opinion of Carpenter and Company that the merger is fair to the shareholders of Hacienda from a financial point of view;

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  the positive results of Hacienda's due diligence examination of Heritage Oaks and Heritage Oaks Bank;

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  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

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  the Hacienda board's review with its legal and financial advisors of alternatives to the merger, the range of possible values to Hacienda shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

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  the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

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  the pro forma financial statements of the combined companies and the capitalization of the combined companies;

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  the Hacienda board's review with its legal and financial advisors of potential merger targets;

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  the compatibility of Hacienda with Heritage Oaks and Heritage Oaks Bank and the complementary lines of business;

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  the business strategies, the strength and depth of management of the combined entity and the extent of its interest in continuing the Hacienda's significant business relationships in northern Santa Barbara county;

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  the geographic distribution of Heritage Oaks Bank offices vis-a-vis Hacienda's banking offices and strategic plan;

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  the advantages of being part of a larger community bank holding company, including the potential for operating efficiencies, and the generally higher trading multiples of larger financial institutions;

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  the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

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  information concerning the ability of Hacienda and Heritage Oaks to achieve operating efficiencies;

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  the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Hacienda;

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  the anticipated positive impact on the communities served by Hacienda and Heritage Oaks Bank in the merger, and the increased ability to serve the communities through the larger branch network;

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  the recent consolidation within the banking industry and increased competition from larger independent banks in California;

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  the value of the consideration offered by Heritage Oaks compared to the value of the consideration offered in recent acquisitions of financial institutions in California similar in size to Hacienda, and the prospects for enhanced value of the combined entity in the future;

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  the tax-free nature of the Heritage Oaks offer for any Heritage Oaks stock received in exchange for Hacienda common stock; the ability of a Hacienda shareholder to select all or a portion of the merger consideration in cash in exchange for Hacienda common stock;

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  the future liquidity of the Heritage Oaks common stock;

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  the prospect for Hacienda on a stand alone basis, such as dividends, share repurchases, restructurings and growth through acquisitions; and

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  the prospect of Heritage Oaks retaining the Hacienda bank name, the branch network and the branch network employees of Hacienda.

        In addition to the advantages, discussed in the previous paragraph, of an acquisition with a larger financial institution, the board of directors and management of Hacienda also discussed the various risks of combining with Heritage Oaks, including

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  the disadvantages of being part of a larger entity, including substantially reduced voting power for the board of directors and the potential for decreased customer service;

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  the acquisition of Hacienda will divert the combined entities' management from other activities;

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  the disadvantage of possibly competing for customers with the existing Santa Maria branch office of Heritage Oaks Bank, which will remain in existence following completion of the merger;

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  since Hacienda's market area is located generally in Santa Barbara county, with generally little geographical overlap in the market areas of Hacienda and Heritage Oaks Bank, the merger will generally introduce Heritage Oaks to new markets, and no assurance can be given that the combined entities' policies, procedures and products will prove successful in the combined market areas and in a combined commercial and consumer culture;

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  any cash received in exchange for Hacienda common stock, to the extent that it exceeds the tax basis of a Hacienda shareholder, will be taxable to a Hacienda shareholder; and

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  the loss of being a Santa Maria owned and managed community bank will potentially cause customers and prospects to conduct their business with local community banks.

        However, after weighing the advantages and disadvantages of an acquisition by Heritage Oaks, the Hacienda board of directors determined that the advantages clearly outweighed the disadvantages. For example,

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  the prospects of the combined entity are substantially greater than the prospects of Hacienda on a stand alone basis;

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  the liquidity of the Heritage Oaks stock to be received by the Hacienda shareholders would be substantially greater than the current liquidity of Hacienda stock; and the substantial premium over book and the substantial multiple over earnings being paid by Heritage Oaks in the merger; and

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  the possible selection of cash by a Hacienda shareholder may outweigh any negative impact of paying income taxes on such cash.

        The managements of Hacienda and Heritage Oaks also saw opportunities for increased operating efficiencies. In particular, the managements believe that immediate and long-term cost savings can be achieved as a result of economies of scale, the consolidation of executive management and elimination of certain redundant staff, and operations activities and the elimination of duplicative administrative functions. There can be no assurance that Heritage Oaks will be able to realize fully the increased operating efficiencies or that such operating efficiencies will be realized in a timely manner. See "—Management and Operations of Heritage after the Merger—Operations."

        The managements of Hacienda and Heritage Oaks also believe that they complement each other both in their community-based approach to banking and in terms of geographic service areas. Consequently, Hacienda and Heritage Oaks believe that by combining forces, Hacienda and Heritage Oaks will be able to more effectively compete successfully and take advantage of banking opportunities in the California central coast market.

        The foregoing discussion of the information and factors considered by the Hacienda board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Hacienda board of directors. In reaching its determination to approve and recommend the principal terms of the merger, the Hacienda board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

        For the reasons set forth above, the Hacienda board of directors has unanimously approved the merger agreement as in the best interest of Hacienda and its shareholders and unanimously recommends that the Hacienda shareholders approve the principal terms of the merger.

Recommendation of, and Factors Considered by, Heritage Oaks' Board of Directors

        At a meeting of Heritage Oaks' board of directors on June 11, 2003, after due consideration, the board:

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  determined that the merger agreement and the merger are fair to and in the best interest of Heritage Oaks and its shareholders;

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  approved the merger agreement; and

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  determined to recommend that the shareholders of Heritage Oaks approve the merger agreement and the merger.

        Accordingly, Heritage Oaks' board of directors recommends that the shareholders of Heritage Oaks vote FOR approval of the merger agreement and the merger.

        The board of directors of Heritage Oaks regularly evaluates its strategic growth opportunities, including at its strategic planning session in January 2003. In the current financial services environment, the board believed that de novo branching or a merger would support Heritage Oaks' strategic objective of remaining a preeminent independent financial services provider in San Luis Obispo and northern Santa Barbara Counties, while strengthening management, growth opportunities and profitability. Furthermore, it is believed that Heritage Oaks, as a larger independent bank, will be able to compete with major banks in the communities served, providing superior products and services to the marketplace.

        At strategic planning sessions, Heritage Oaks' board of directors focused on increasing the company's presence in the greater Santa Maria market and the natural market fit between Heritage Oaks' current operations and those of Hacienda. One goals of such session was to explore whether Hacienda would be interested in some form of affiliation.

        Culturally, it is important to Heritage Oaks' board of directors to continue to offer local management and ongoing support to the Santa Maria community. That same philosophy is shared by Hacienda and, as a result of that conviction, provides a great opportunity to affiliate the two franchises. Hacienda possesses an existing customer and deposit base in northern Santa Barbara and San Luis Obispo Counties which compliments Heritage Oaks's existing customer and deposit base and provides the combined organization a more competitive share of the market in these Counties.

        Management of Heritage Oaks also anticipates that the merger will provide the potential to benefit from revenue enhancement opportunities. See "—Management and Operations of Hacienda after the Merger." These opportunities result from, among other factors:

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  the enhanced ability to better serve the marketplace;

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  the ability to cross-sell a wider variety of banking products and services;

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  the ability to generate increased loan and fee income by providing higher lending limits;

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  the potential to increase overall market share in the communities served;

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  the opportunity to increase the consolidated loan portfolio; and

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  the ability to create more efficiencies through staff reductions,, and centralized back office loan and operating functions, thereby reducing overall operating costs.

        In reaching its conclusion to proceed with the merger, Heritage Oaks' board of directors considered information and advice from several specialists including investment bankers and legal advisors. After consideration of the financial performance, business operations, capital levels, and asset quality of Hacienda, it was decided to submit an offer through the investment advisor engaged by Hacienda's management. It was important that the terms of the merger agreement and the structure of the transaction allowed Heritage Oaks to issue no more than 75% of the total consideration in shares of Heritage Oaks common stock. It was also deemed important that the current directors of Hacienda have some representation on the board of Heritage Oaks, solidifying the approval of the transaction, and reinforcing the local ownership and commitment.

        The board of directors of Heritage Oaks believes that the terms of the merger are fair to and in the best interests of Heritage Oaks and its shareholders. All material factors considered by the Heritage Oaks' board of directors have been disclosed. In addition to the considerations already described, in approving the merger agreement, the board of directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

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  The board of directors believes that the consideration provided for in the merger agreement represents fair consideration.

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  It is anticipated that the merger will increase the liquidity of Heritage Oaks' stock by expanding the size of the shareholder base.

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  The capital of the consolidated institutions will provide an excellent opportunity to expand and leverage the overall expense structure of the multi-bank holding company.

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  The current developments and trends in the financial service industry.

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  Presentations by members of Heritage Oaks' senior management as to the results of their due diligence review of Hacienda's business and operations.

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  The financial analysis and presentation of Heritage Oaks' investment banking firm and its opinion that the consideration to be paid was fair, from a financial point of view, to Heritage Oaks' shareholders.

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  The terms and conditions of the merger agreement, including (i) the fact that the exchange ratio is fixed and therefore not subject to adjustment and (ii) and the provisions restricting the ability of Hacienda to entertain third party acquisition proposals and providing for the payment of termination fees.

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  The likelihood that the merger will be completed on a timely basis, including the likelihood that all necessary approvals will be obtained.

Fairness Opinions

  Opinion of Hacienda's Financial Advisor

        General.    Pursuant to an engagement letter dated April 3, 2001, Hacienda engaged Seapower Carpenter Capital, Inc., dba Carpenter and Company to provide certain financial advisory services, including possible business combinations involving Hacienda and other companies. The services included the provision of a fairness opinion in connection with any proposed merger transaction. Carpenter and Company is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. Hacienda selected Carpenter and Company to render the opinion on the basis of its experience and expertise in transactions similar to the merger and its reputation in the banking and investment communities. No limitations were imposed by Hacienda on Carpenter and Company with respect to the investigations made or procedures followed in rendering its opinion.

        At a meeting of the Hacienda board of directors on June 11, 2003, Carpenter and Company delivered its written opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration pursuant to the merger agreement between Hacienda and Heritage Oaks was fair to Hacienda shareholders from a financial point of view.

        The full text of Carpenter and Company's written opinion to the Hacienda board of directors, which sets forth the assumptions made, matters considered, and limitations of the review, by Carpenter and Company, is attached hereto and is incorporated herein by reference. The following summary of Carpenter and Company's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. In furnishing such opinion, Carpenter and Company does not admit that it is an expert with respect to the registration statement of which this joint proxy statement—prospectus is part within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Carpenter and Company does not admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter and Company's opinion is directed to the Hacienda board of directors, covers only the fairness of the merger consideration to be received by holders of Hacienda common stock from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of Hacienda common stock as to how such shareholder should vote.

        In connection with its opinion, Carpenter and Company, among other things: (i) reviewed certain publicly available financial and other data with respect to Hacienda and Heritage Oaks, including the consolidated financial statements for recent years through December 31, 2002 and March 31, 2003, and certain other relevant financial and operating data relating to these companies made available to Carpenter and Company from published sources and from the internal records of Hacienda; (ii) reviewed the merger agreement; (iii) reviewed certain information concerning the trading of, and the trading market for Heritage Oaks common stock; (iv) compared Hacienda and Heritage Oaks from a financial point of view with certain other companies in the banking industry, which Carpenter and Company deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry, which Carpenter and Company deemed to be comparable, in whole or in part, to the merger; (vi) reviewed and discussed with representatives of the management of Hacienda certain information of a business and financial nature regarding Hacienda and Heritage Oaks, furnished to Carpenter and Company by them; (vii) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Hacienda's counsel; and (viii) performed such other analyses and examinations as Carpenter and Company deemed appropriate.

        In connection with its review, Carpenter and Company did not assume any obligation to independently verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter and Company also assumed that there has not been any material changes in the assets, financial condition, results of operations, business or prospects of all companies involved in the merger since the respective dates of their last financial statements made available to it. Carpenter and Company relied on advice of counsel to Hacienda as to all legal matters with respect to Hacienda, the merger and the merger agreement. Hacienda acknowledged that Carpenter and Company did not discuss with Hacienda's independent accountants any financial reporting matters with respect to Hacienda, the merger or the merger agreement. Hacienda informed Carpenter and Company, and Carpenter and Company assumed that the merger would be accounted for as a purchase under generally accepted accounting principles. Carpenter and Company assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Carpenter and Company assumed that the allowance for loan losses for each of Hacienda and Heritage Oaks are in the aggregate adequate to cover such losses. In addition, Carpenter and Company did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the companies involved in the merger, nor was Carpenter and Company furnished with any such appraisals. Finally, Carpenter and Company's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter and Company as of, the date of the opinion. Accordingly, although subsequent developments may affect Carpenter and Company's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

        Set forth below is a summary of Carpenter and Company's analysis in connection with its opinion that is complete in all material respects.

        Review of Heritage Oaks and Hacienda.    Carpenter and Company analyzed Hacienda and Heritage Oaks as reported by the companies in their respective financial reports and regulatory filings, and on a combined basis. Specifically, Carpenter and Company reviewed total loans, total assets, total deposits, total shareholders' equity, and net income. The following table summarizes these values for each company at or for the period ending December 31, 2002, and on a combined basis, excluding any purchase accounting adjustments, estimated cost savings, or potential revenue enhancements.

	At or for the Twelve Months Ended December 31, 2002
	Heritage Oaks Bancorp	Hacienda Bank	Combined
Total tangible assets	$336.9	$67.8	$403.1
Total loans	198.6	51.1	248.9
Total depostis	264.2	61.9	326.8
Tangible shareholders' equity	25.2	5.7	30.9
Net income	2.7	0.4	3.4

        Trading Activity.    The common stock of Heritage Oaks and Hacienda are both quoted and traded on the OTC Bulletin Board under the ticker symbols of HEOP and HCDS, respectively. The trading volume for Heritage Oaks common stock was significantly higher than that of Hacienda. According to the OTC Bulletin Board, for the five months ended May 31, 2003, 118,862 shares of Heritage Oaks common stock were traded, or 4.0% of the total number of shares outstanding, compared to 9,226 shares of Hacienda common stock, or 0.6% of the total number of shares outstanding. Additionally, Heritage Oaks has represented to Hacienda that, it is considering the possible listing of its common stock on the NASDAQ Small Cap National Market Exchange. Based upon this analysis, Carpenter and Company concluded that shareholders of Hacienda would benefit from the increased liquidity available by holding shares of Heritage Oaks in comparison to that of Hacienda.

        Analysis of Selected Merger Transactions.    Carpenter and Company compared the consideration payable in the merger to that paid in two distinct groups of comparable transactions. First, using publicly available information, Carpenter and Company reviewed the consideration paid in 34 transactions (Group 1) representing all the acquisitions of banks with total assets under $150 million, headquartered in California, and announced in 1996 through May 31, 2003. Secondly, because of the recent changes in the financial markets and economic environment, which have had an impact on transaction values, Carpenter and Company deemed it appropriate to examine a subset of Group 1, excluding those transactions announced prior to 2000; there have been 15 such transactions since the beginning of 2000 (Group 2). The following chart provides a list of the transactions used in this analysis, including the buyer and seller, and the announcement date.

Buyer/Target	Date Announced	Group 1	Group 2
CVB Financial Corp./Kaweah National Bank	05/12/2003	X	X
Nara Bancorp Inc./Asiana Bk	04/25/2003	X	X
Vineyard National Bancorp/Southland Busniess Bank	04/09/2003	X	X
Western Sierra Bancorp/Central Sierra Bank	03/13/2003	X	X
TriCo Bancshares/North State National Bank	10/07/2002	X	X
First Community Bancorp/Upland Bank	04/18/2002	X	X
Westamerica Bancopr/Kerman State Bank	02/25/2002	X	X
Western Sierra Bancorp/Central California Bank	11/15/2001	X	X
Montecito Bancorp/Valley Oaks National Bank	05/18/2001	X	X

Bank of East Asia, Ltd./Grand National Bank	05/05/2001	X	X
East West Bancorp Inc./Prime Bank	11/02/2000	X	X
First Banks Inc./Millennium Bank	08/24/2000	X	X
Innovative Bancorp/Bank of Oakland	07/19/2000	X	X
Business Bancorp/Valley Merchants Bank, NA	04/05/2000	X	X
First Banks Inc./Bank of Ventura	03/21/2000	X	X
Westamerica Bancorp./First Counties Bank	03/15/2000	X	X
Rancho Santa Fe National Bank/First Cmnty Bk of the Desert	10/25/1999	X
Valencia Bank & Trust/First Valley National Bank	08/17/1999	X
PBOC Holdings Inc./Bank of Hollywood	06/23/1999	X
Belvedere Capital Ptnrs, LLC/Bank of Orange County	07/29/1998	X
Americorp Channel Islands Bank	07/07/1998	X
Western Sierra Bancorp/Lake Community Bank	05/28/1998	X
First Banks Inc./Republic Bank	05/26/1998	X
Scripps Financial Corp./Pacific Commerce Bank	04/23/1998	X
Bank of Commerce/Rancho Vista National Bank	02/10/1998	X
Bank of Los Angeles/Culver National Bank	06/19/1997	X
Santa Barbara Bancorp/Citizens St. Bk of Santa Paula	06/03/1997	X
Sierra West Bancorp/Mercantile Bank	01/24/1997	X
Santa Barbara Bancorp/First Valley Bank	12/11/1996	X
Golden State Bancorp Inc./OneCentral Bank	08/28/1996	X
Bank of Los Angeles; American West Bank, NA	07/18/1996	X
Bank of Santa Maria/El Camino National Bank	07/17/1996	X
Cal Fed Bancorp, Inc./First Citizens Bank	05/13/1996	X
BYL Bancorp/Bank of Westminster	01/18/1996	X

        No other company or transaction used as a comparison in these analyses is identical to Hacienda or the Hacienda /Heritage Oaks merger. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Hacienda and the merger are being compared.

        For each bank acquired or to be acquired in such transactions, Carpenter and Company analyzed data illustrating, among other things, purchase price to tangible book value, purchase price to last 12 months' earnings, purchase price as a percentage of total assets, and as a percentage of core deposits. For the purpose of calculating the price ratios in the merger, Carpenter and Company used the reported financial condition and earnings of Hacienda at and for the twelve month period ending March 31, 2003. In deriving the total consideration paid to Hacienda, Carpenter assumed that the maximum stock elections would be made, and the maximum cash consideration per share would be received, resulting in total consideration of approximately $10.3 million. Based upon this level of consideration, the following table compares the relative valuation ratios for California bank acquisitions to the valuation ratios for Hacienda in the Hacienda /Heritage Oaks merger:

			Announced Price to
	ROAA (%)	ROAE (%)	Earnings (X)	Book (X)	Assets (%)	Deposits (%)
Group 1 (34 transactions)	1.03	11.70	22.79	1.79	17.43	19.68
Group 2 (15 transactions)	1.10	11.67	16.24	1.81	18.15	20.87
Offer considered	0.66	7.75	23.56	1.76	14.84	16.25

        A review of the comparable earning multiples indicates that the multiples paid in the Hacienda /Heritage Oaks merger are higher than the average multiples paid for Group 1 and Group 2. In review of the comparable book multiples, Carpenter and Company found that, while on average the multiple paid in the Hacienda/Heritage Oaks merger were slightly lower than the average for Group 1 and Group 2, the multiple was very close to the average and was well in range with the comparable transactions. Carpenter and Company examined the ratio of equity to assets and deposits for the comparable transactions and found Hacienda to be more highly leveraged than the acquired banks in the comparable transactions. As a result, the ratios of price to assets and deposits were lower than the comparable transactions. After this review of the comparable merger price ratios, Carpenter and Company concluded that the comparisons support the conclusion that the merger consideration is fair.

        Earnings Accretion Analysis.    Carpenter and Company analyzed the projected earnings of stand alone Hacienda, and pro forma Heritage Oaks. Carpenter and Company compared the projected earnings per share for stand-alone Hacienda shareholders and for the pro forma Heritage Oaks over the next three years. In the combined projections, we assumed future cost savings equal to approximately 25% of Hacienda's non-interest expenses. Carpenter and Company made a comparison of earnings per share for the projected year ended December 31, 2005, in which the earnings for Hacienda would be fully taxable having exhausted its tax loss carry-forwards in previous periods. Based upon these projections, the earnings per share for pro forma Heritage Oaks was approximately 35% higher than that projected for the stand alone Hacienda. This analysis suggests that there are substantially higher potential earnings per share, and therefore higher potential value per share for Hacienda shareholders if the merger is completed.

        Future Trading and Merger Value Analysis.    Carpenter and Company also estimated the future price at which Hacienda stand alone and the combined companies might trade in the open market. Carpenter and Company utilized the projected financial condition and earnings at and for the twelve month period ending December 31, 2005, as this is the period for which stand alone Hacienda will have previously exhausted its tax loss carry-forwards. In estimating trading values, Carpenter and Company first arrived at an estimated market value of equity for stand alone Hacienda and pro forma Heritage Oaks by multiplying their respective trailing earnings, excluding the after-tax cost of debt capital, by a market multiple, and then subtracting debt capital. Carpenter and Company utilized a market multiple of 15 for stand alone Hacienda, and 16 for pro forma Heritage Oaks, which reflects current average trading multiples for the respective size financial institutions. Carpenter and Company computed the estimated trading value per share by dividing the estimated market value of equity by the fully diluted shares outstanding. As a result of these computations, Carpenter and Company arrived at an estimated trading value per share for stand alone Hacienda, and for pro forma Heritage Oaks; the estimated pro forma Heritage Oaks value was approximately 80% higher than the stand alone Heritage Bank scenario.

        Similarly, Carpenter and Company estimated the future merger value of stand alone Hacienda and pro forma Heritage Oaks as of December 31, 2005. Carpenter and Company utilized the projected financial condition and earnings at and for the twelve month period ending December 31, 2005, as this is the period for which stand alone Hacienda will have previously exhausted its tax loss carry-forwards. In estimating merger values, Carpenter and Company first arrived at an estimated market value of equity for stand alone Hacienda and pro forma Heritage Oaks by multiplying comparable merger transaction multiples to their respective trailing earnings, tangible book value, total assets and total core deposits. Carpenter and Company utilized the merger multiples of Group 1 above for stand alone Hacienda; for pro forma Heritage Oaks Carpenter and Company used comparable multiples for bank mergers over the same time period where the acquired banks had total assets between $500 million and $1 billion. Carpenter and Company computed the estimated merger value per share by dividing the estimated market value of equity by the fully diluted shares outstanding. As a result of these computations, Carpenter and Company arrived at an estimated merger value per share for the stand alone Hacienda, and the pro forma Heritage Oaks; the estimated pro forma Heritage Oaks value was approximately 60% higher than the stand alone Heritage Bank scenario.

        Carpenter and Company also performed an analysis on the future value of the total consideration being offered since the consideration being offered is a combination of cash and stock. For this analysis, Carpenter and Company assumed that each shareholder received 75% of their consideration in stock and the balance in cash. In estimating the future value of cash, Carpenter and Company assumed interest earned at an average annual interest rate of 5% over the holding period. In this analysis, Carpenter and Company computed the estimated value of one share of Hacienda in the future on both a trading and merger basis, for the stand alone and merger scenarios. Based upon this analysis, the projected trading value was approximately 60% higher in the merger scenario over the stand alone scenario. Likewise, the projected value on a future sale was approximately 40% higher in the merger scenario over the stand alone scenario.

        Because the value range for the combined companies is higher than the range for Hacienda on a stand-alone basis, the future trading and merger value analysis suggests that there is greater potential value for Hacienda shareholders in completing the merger.

        The summary set forth above does not purport to be a complete description of the presentation by Carpenter and Company to the Hacienda board of directors or of the analyses performed by Carpenter and Company. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter and Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Hacienda board of directors. The ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter and Company's view of the actual value of Hacienda or the combined companies.

        In performing its analyses, Carpenter and Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hacienda or Heritage Oaks. Material among those assumptions were that of a reasonably stable economic and interest rate environment and no significant changes in the regulatory and statutory regime governing the businesses of both Heritage Oaks and Hacienda sufficient to materially impact their results. The analyses performed by Carpenter and Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter and Company's analysis of the fairness of the consideration to be received by the holders of Hacienda common stock in the merger and were provided to the Hacienda board of directors in connection with the delivery of Carpenter and Company's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter and Company in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

        In the ordinary course of our business, we represent acquirers and sellers of financial institutions, and Carpenter and Company has performed other services for Hacienda in the past. Under the terms of the engagement letter, Hacienda will pay Carpenter & Company a transaction fee between $308,000 and $316,000 depending upon the actual elections for cash and stock and the actual cash consideration per share. Hacienda has also agreed to reimburse Carpenter and Company for its reasonable out-of-pocket expenses. Hacienda has agreed to indemnify Carpenter and Company, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities including liabilities under federal securities laws.

        The full text of Carpenter and Company's written opinion, dated June 11, 2003, is attached as Appendix B to this joint proxy statement—prospectus and is incorporated here by this reference.

        Hacienda shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Carpenter and Company.

  Opinion of Heritage Oaks' Financial Advisor

        Heritage Oaks' board of directors retained Hoefer & Arnett, Incorporated as its financial advisor because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Heritage Oaks and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (NASDAQ) and Over-the-Counter (OTC) securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        Hoefer & Arnett, is familiar with Heritage Oaks, having provided certain financial advice from time to time, including having provided financial advisory services to Heritage Oaks in 2002; Heritage Oaks paid Hoefer & Arnett $1,000 for such services. We have not previously provided investment banking and financial advisory services to Hacienda. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Heritage Oaks and Hacienda for its own account and for the accounts of customers.

        Hoefer & Arnett rendered to the Board of Directors of Heritage Oaks a written opinion on June 11, 2003 that pursuant to the terms of the merger agreement and subject to various assumptions, matters considered and limitations described therein, are fair, from a financial point of view, to the holders of the shares of Heritage Oaks common stock. On June 11, 2003 the parties entered into the merger agreement. Hoefer & Arnett updated its opinion as of the date of this proxy statement-prospectus and a copy of the opinion dated                        is attached as Appendix C to this proxy statement-prospectus and should be read in its entirety.

        No limitations were imposed by Heritage Oaks' board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett's fairness opinion is based on the financial analysis described below. Hoefer & Arnett's fairness opinion is for the use and benefit of Heritage Oaks' board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett's fairness opinion is not intended to be and does not constitute a recommendation to any Heritage Oaks shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett's fairness opinion does not address Heritage Oaks' underlying business decision to proceed with the proposed transaction.

        In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

  •
  the Agreement to Merger and Plan of Reorganization as amended;

  •
  quarterly Reports of Condition and Income of Hacienda for the quarters ended March 31, 2003, December 31, 2002, September 30, 2002, June 30, 2002, March, 31, 2002 and December 31, 2001; and internal financial statements as of June 30, 2003;

  •
  annual Reports to Shareholders and Annual Reports on Form 10-KSB of Heritage Oaks for December 31, 2002, December 31, 2001 and December 31, 2000; Quarterly Reports on

    Form 10-QSB of Heritage Oaks for the quarters ended June 30, 2003, September 30, 2002, June 30, 2002 and March 31, 2002;

  •
  internal financial analyses prepared by management of Heritage Oaks and Hacienda;

  •
  information obtained from discussions held with senior management of Heritage Oaks and Hacienda concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

  •
  the publicly reported historical prices and trading activity for Heritage Oaks and Hacienda stock;

  •
  certain other publicly available financial and other information concerning Heritage Oaks and Hacienda; and

  •
  the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies.

        In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of Heritage Oaks and Hacienda as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and basis thereof) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Heritage Oaks and Hacienda management. Hoefer & Arnett assumed, without independent verification, that the aggregate allowance for loan losses set forth in the financial statements of Heritage Oaks and Hacienda is adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Heritage Oaks or Hacienda, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of Heritage Oaks with respect to the terms of the proposed merger of Hacienda with and into Heritage Oaks.

        As a matter of policy, Heritage Oaks nor Hacienda do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Heritage Oaks or Hacienda, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

        As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer deemed appropriate under the circumstances, including among others the following:

  •
  the historical and current financial position and results of operations of Heritage Oaks and Hacienda, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Heritage Oaks and Hacienda;

  •
  the assets and liabilities of Heritage Oaks and Hacienda, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

  •
  Hoefer & Arnett's assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

        The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Heritage Oaks or Hacienda could materially affect the assumptions used in preparing the opinion.

        The following is a summary of the material financial analyses performed by Hoefer & Arnett in arriving at its opinion and does not purport to be a complete description of all the analyses performed by Hoefer & Arnett. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Heritage Oaks and Hacienda. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

        The following is a summary of the material financial analyses performed by Hoefer & Arnett in connection with providing its opinion:

        Summary of Proposal.    Hoefer & Arnett reviewed the terms of the proposed merger as described in the merger agreement. Pursuant to the merger agreement and subject to the terms and conditions therein, each outstanding of Hacienda Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7 of the Agreement, either:

  1.
  shares of Heritage Oaks Stock in accordance with the Exchange Ratio; or

  2.
  cash in the amount of the Per Share Cash Consideration.

        Based on the Exchange Ratio of 0.5208, Per Share Cash Consideration of $6.50, a structure of 75% common stock and 25% cash, 1,542,744 shares of Hacienda common stock outstanding and a market price of $12.00 per share for Heritage Oaks common stock, the transaction value to the holders of Hacienda common stock equals $9,738,572. The pricing ratios based on a transaction value of $9,738,572 are shown on the following chart:

Transaction Summary
Transaction Value	$9,738,572
Price to June 30, 2003 Book Value	1.66x
Price to 2002 Earnings	22.81x
Price to June 30, 2003 Assets	12.18%
Tangible Premium on Core Deposits	6.30%

        The following table summarizes the implied value for Hacienda derived from the analyses indicated, each of which is described in greater detail below:

Valuation Methodology	Implied Value for Hacienda
Implied Transaction Value	$9,738,572
Selected Transaction Analysis	$4,685,760—$12,885,683
Present Value Analysis	$5,830,182—$8,567,221
Discounted Cash Flow Analysis	$9,503,461—$10,742,896

        Analysis of Selected Bank Merger Transactions.    Hoefer & Arnett reviewed information relating to selected bank mergers and acquisitions announced between January 1, 2002 and June 9, 2003 in which the acquired banking organization was located in California (the "California Transactions"). We compared financial performance ratios at Hacienda with financial performance ratios of the banking organizations making up the California Transactions and compared the pricing multiples to be paid for Hacienda with those paid in the California Transactions. This data was obtained from SNL Financial.

        The following table compares selected performance and financial ratios of Hacienda at June 30, 2003 with the median ratios for the Selected Transactions:

	Hacienda	Median for California Transactions
Total Assets	$79.9 million	$162.5 million
Return on Assets	0.45%	0.97%
Return on Equity	5.76%	10.59%
Equity to Assets	7.34%	8.56%

        We compared the pricing multiples to be paid for Hacienda with the California Transactions with respect to the price to book value multiple, the price to tangible book value multiple, the price to earnings multiple, the price to assets multiple and the premium on core deposits and calculated high, low, mean and median multiples for the California Transactions. The median multiples were applied to Hacienda's balance sheet information as of March 31, 2003, 2002 earnings and estimated 2003 earnings, and the resulting implied values are shown in the chart below.

	California Transactions Median Multiple		Implied Value
Price to Book Value	1.73	x	$10,149,910
Price to Tangible Book Value	1.76	x	$10,325,920
Price to 2002 Earnings	16.27	x	$6,947,290
Price to Est. 2003 Earnings	16.27	x	$4,685,760
Price to Assets	16.12%		$12,885,683
Tangible Premium/Core Deposits	10.10%		$12,072,793

Based on the median multiples, this analysis resulted in a range of imputed values for Hacienda's common stock of between $4,685,760 and $12,885,683.

        Present Value Analysis.    Hoefer & Arnett calculated the present value of theoretical future earnings of Hacienda and compared the transaction value to the calculated present value of Hacienda's common stock on a stand-alone basis. Based on projected earnings for Hacienda for 2003 through 2007, discount rates ranging from 10% to 14%, and including a residual value, the stand-alone present value of Hacienda's common stock ranged from $5,830,182 to $8,567,221.

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that Hacienda could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Hacienda for 2003 through 2007, we calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for Hacienda were calculated based on Hacienda's projected 2007 equity and earnings, the median price to book and price to earnings multiples paid in the California Transactions and utilized a discount rate of 10%. This discounted cash flow analysis indicated implied values of $9,503,461 and $10,742,896.

        Accretion/Dilution Analysis.    Hoefer & Arnett analyzed the financial implications of the merger to the Heritage Oaks shareholders. This analysis indicated the level of accretion to earnings per share and equity per share that a shareholder of Heritage Oaks would achieve on a pro forma equivalent basis, based on the above mentioned terms of the transaction and including assumed cost savings and revenue enhancement opportunities. Such cost savings and revenue enhancements were assumed to approximate 20% of Hacienda's overhead on an annualized basis, as estimated by Heritage Oaks management.

The table below summarizes these results:

	Estimated 2004		Estimated 2005
	Earnings	Equity	Earnings	Equity
Heritage Oaks Standalone	$1.09	$8.60	$1.21	$9.47
Pro Forma Equivalent	$1.10	$9.34	$1.27	$10.31
% Accretion	0.92%	8.60%	4.96%	8.87%

        Financial Advisory Fees.    In its engagement letter, dated January 23, 2003, Heritage Oaks agreed to pay Hoefer & Arnett $90,000 to provide an opinion as to the fairness, from a financial point of view, to the shareholders of Heritage Oaks.

Exchange Ratio

        You, as a shareholder of Hacienda, may elect to receive shares of Heritage Oaks common stock in exchange for your shares of Hacienda common stock.

        The exchange ratio is 0.5208 shares of Heritage Oaks common stock for each shares of Hacienda common stock. The merger agreement does not provide for any adjustment in the exchange ratio as a result of any changes in the price of either Hacienda or Heritage Oaks stocks. However, Hacienda has the option to cancel the merger agreement if the average closing bid price of Heritage Oaks shares (based upon a 20 trading day average shortly before the close of the merger) falls below $12.00 and the percentage of decline of the Heritage Oaks shares exceeds by more than 15% a specified bank stock index. If Hacienda does not exercise that option, the exchange ratio will be as stated above.

Cash Election

        As a shareholder of Hacienda, you may elect to receive all cash or a portion of cash and Heritage Oaks common stock for the Hacienda shares you own.

        If you do elect to receive cash, the amount you receive per share will be equal to (a) if the "average bid price" (based upon a 20 trading day average shortly before the close of the merger) is $12.00 or less, $6.50, or (b) if the "average bid price" is more than $12.00, the "average bid price" multiplied by 0.5208 plus $0.25; provided, however, the per share cash consideration shall in no event be more than $6.75.

        As of the date of this proxy statement—prospectus, the closing bid price of Heritage Oaks shares was $                        .

Election Procedure

        In order to make a valid election, a shareholder of Hacienda must complete a form transmittal letter that will be mailed at least 35 days prior to the anticipated closing date of the merger to each holder of record of Hacienda common stock as of 5 business days prior to the mailing date. Such transmittal letter will allow holders of Hacienda stock to select either shares of Heritage Oaks common stock, cash or a combination of the foregoing. If you do not make a valid and timely election, you will receive whatever form of consideration (Heritage Oaks common shares or cash) as may be necessary to satisfy the proration provisions discussed below.

        A valid election will be properly made and effective only if the exchange agent actually receives a properly completed letter of transmittal by 5:00 p.m. on or before the 30th day after the letter of transmittal is first mailed. A letter of transmittal will be deemed properly completed only if an election is indicated for each share of Hacienda common stock and accompanied by one or more certificates, or customary affidavits and indemnity for lost certificates, representing all shares of Hacienda common stock covered by such letter of transmittal. An election may be revoked or changed at any time prior to the election deadline.

        The number of Hacienda shares with respect to which a stock or cash or combination election is effective may be reduced under certain circumstances. By the terms of the merger agreement, at least 65% but no more than 75% of the total consideration in the merger must be Heritage Oaks shares.

        If, after taking into account all valid stock elections, less than 65% of the total consideration would be Heritage Oaks shares, the exchange agent will deliver Heritage Oaks stock instead of cash first to shareholders who failed to make a valid election and then, if necessary, to Hacienda shareholders even though they made a valid cash election. As a result, the Hacienda shareholders that made a valid cash election could be subject to an additional proration process which will result in the holder receiving a different proration than originally requested, which will result in a final prorated amount of cash and a prorated number of shares of Heritage Oaks common stock with a value equal to at least 65% of the total consideration.

        On the other hand, if after taking into account all valid stock election, more than 75% of the total consideration would be Heritage Oaks shares, the exchange agent will deliver cash instead of Heritage Oaks shares first to shareholders who failed to make a valid election and then, if necessary, to Hacienda shareholders even though they made a valid stock election. As a result, the Hacienda shareholders that made a valid stock election will be subject to an additional proration process which will result in the holder receiving a different proration than originally requested, which could result in a final prorated amount of cash and a prorated number of shares of Heritage Oaks common stock with a value equal to 75% of the total consideration.

        For details on the proration provisions, please refer to the merger agreement, attached as Appendix A to this joint proxy statement—prospectus.

        Because the price of Heritage Oaks common stock fluctuates, you will not know, when you vote or make your election, either the exact value of the shares of Heritage Oaks common stock, or the amount of cash, which you will receive in the merger. The market value of Heritage Oaks shares at the time of the merger and afterwards could be substantially higher or lower than the current market value. You are urged to obtain current market quotations for both Heritage Oaks and Hacienda stock, and to consult with your financial advisors before you vote. In addition, please review the "Risk Factors" section of this joint proxy statement—prospectus before deciding how to vote or making an election.

Surrender of Hacienda Stock Certificates

        As soon as practicable following the closing date of the merger, and after the proration procedures described above are completed, each holder of Hacienda common stock who submitted a properly completed letter of transmittal will be issued a certificate representing the number of shares of Heritage Oaks common stock to which such holder is entitled, if any (and, if applicable, a check for the amount to be paid in lieu of fractional shares of Heritage Oaks common stock), and/or an amount of cash to which such holder is entitled, if any. Holders of Hacienda common stock who did not submit a letter of transmittal prior to the election deadline must nevertheless submit a properly completed letter of transmittal (other than the section pertaining to the election) and the certificate representing Hacienda common stock to the exchange agent in order to receive your consideration. If your shares are held by your broker in a "street name" account, this will be done for you automatically. If you own the shares in your own name, as a shareholder of record U. S. Stock Transfer (Heritage Oaks' exchange agent) will mail you a letter instructing you how to accomplish this task. Please follow these instructions carefully to avoid delay in receipt of your new stock certificate, cash or a combination of the foregoing. You will need to endorse all certificates representing Hacienda shares, sign the authorization form sent by the exchange agent, and return these items to the exchange agent at the address included in the instructions.

        No dividends or other distributions that are declared on Heritage Oaks common stock will be paid to persons otherwise entitled to receive the same until the Hacienda certificates for their shares have been surrendered in exchange for the Heritage Oaks certificates, but upon such surrender, such dividends or other distributions, from and after the effective time of the merger, will be paid to such persons in accordance with the terms of Heritage Oaks common stock. No interest will be paid to the Hacienda shareholders on the cash or the Heritage Oaks common stock into which their shares of Hacienda common stock will be exchanged.

        HACIENDA SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK
CERTIFICATES UNTIL THEY RECEIVE THE FORMS AND
INSTRUCTIONS FROM THE EXCHANGE AGENT.

Regulatory Approvals Required

        Bank holding companies, such as Heritage Oaks, and banks, such as Hacienda, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussion of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the

Form 10-KSB of Heritage Oaks for the year ended December 31, 2002, which is attached as Appendix E to this joint proxy statement—prospectus.

        Consummation of the merger is subject to various conditions, including, among others, receipt of the prior approvals of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System.

        The merger agreement provides that the obligations of the parties to consummate the merger are conditioned upon all regulatory approvals having been granted by December 31, 2003, without the imposition of conditions which, in the opinion of Heritage Oaks, would materially adversely effect the financial condition or operations of any party or otherwise be burdensome.

        Applications for regulatory review and approval of the merger and the related transactions have been filed. There can be no assurance that the California Department of Financial Institutions and the Federal Deposit Insurance Corporation and the Federal Reserve will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action.

Management and Operations of Hacienda after the Merger

        Management.    Certain current directors of Hacienda have agreed to serve as members of the Board of Directors of Hacienda following consummation of the merger. Those directors are Burt Fugate, Mark Fugate, Alexander Simas, Barbara Stanley, Craig Stephens, and Dean Viker. Dr. B. R. Bryant, the Chairman of Heritage Oaks, Lawrence P. Ward, the President and Chief Executive Officer of Heritage Oaks, and David A Duarte, the proposed President of Hacienda, will comprise the remainder of the members of the board of directors. Mr. Ward will serve as Chairman of the Board.

        Upon completion of the merger, David A Duarte, the current Executive Vice President and Senior Credit Officer of Hacienda, will serve as the President and Chief Operating Officer of Hacienda. Also upon completion of the merger, Lawrence P. Ward, the President and Chief Executive Officer of Heritage Oaks, will serve as Chief Executive Officer of Hacienda and Margaret Torres, the Chief Financial Officer of Heritage Oaks, will serve as the Chief Financial Officer of Hacienda.

        Operations.    Although we cannot assure you that any specific level of cost savings will be achieved, Heritage Oaks currently expects cost reductions attributable to the merger to approximate $.2 million for the remainder of 2003 and $.9 million for the calendar year 2004. Savings in salaries and benefits will provide substantially all of the cost savings anticipated.

        It is also estimated that one-time, merger-related restructuring charges will total approximately $1.2 million before taxes, or $.7 million after taxes. These charges will be recognized as incurred. It is expected that substantially all of such charges will be recognized in the fourth quarter of 2003. Approximately $.8 million of the total pre-tax charges will relate to severance and benefits of displaced employees, and another $.4 million to investment banking fees, attorneys' fee, accountants' charges and filing fees. Heritage Oaks expects the transaction to be accretive to earnings in 2004.

        This information should be read in conjunction with the historical consolidated financial statements of Hacienda and Heritage Oaks, including the respective notes thereto, attached to this joint proxy statement—prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this joint proxy statement—prospectus.

        The statements contained in this section constitute "forward looking statements." Actual results, which are dependent on a number of factors, many of which are beyond the control of Heritage Oaks and Hacienda, may differ materially. See "FORWARD LOOKING STATEMENTS." The cost savings and restructuring charges reflected above and in this joint proxy statement—prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the merger, the actual cost savings and restructuring charges that may be realized in the merger may differ, perhaps significantly, from the amounts described above and elsewhere in this joint proxy statement—prospectus.

Resales of Heritage Oaks Common Stock

        The shares of Heritage Oaks common stock to be issued to shareholders of Hacienda in the merger have been registered under the Securities Act of 1933. Such shares will be freely transferable under such Act, except for shares issued to any person who may be deemed to be an "affiliate" of Hacienda within the meaning of Rule 145 under the Securities Act of 1933.

Federal Income Tax Consequences

        In the opinion of Vavrinek, Trine, Day & Co., LLP, the following are the material federal income tax considerations of the merger generally applicable to Hacienda shareholders. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  shareholders who are not United States persons;

  •
  financial institutions;

  •
  tax exempt organizations;

  •
  insurance companies;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  shareholders who acquired their shares of Hacienda common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

  •
  shareholders who hold their shares of Hacienda common stock as part of a hedge, straddle, or other risk reduction, constructive sale, or conversion transaction.

        This discussion assumes you hold your shares of Hacienda common stock as capital assets within the meaning of Section 1221 of the Code.

        It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Heritage Oaks' and Hacienda's obligations to complete the merger are conditioned on, among other things, Heritage Oaks' receipt of an opinion from Vavrinek, Trine, Day & Co., LLP dated the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger constitutes a reorganization under Section 368(a) of the Code. The opinion of Vavrinek, Trine, Day & Co., LLP will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions, and may rely on representations contained in certificates executed by officers of Heritage Oaks and Hacienda. The opinion neither binds the Internal Revenue Service, nor precludes them from adopting a contrary position, and it is possible that they may successfully assert a contrary position in litigation or other proceedings. Neither Heritage Oaks nor Hacienda intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

        In the opinion of Vavrinek, Trine, Day & Co., LLP, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this joint proxy statement—prospectus and that the assumptions and representations described in the proceeding paragraph are true and complete as of the effective date, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated accordingly.

        Hacienda Shareholders Who Receive Only Heritage Oaks Common Stock.    If you are a holder of Hacienda common stock, except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for federal income tax purposes if you exchange your Hacienda common stock solely for Heritage Oaks common stock pursuant to the merger.

        Hacienda Shareholders Who Receive Both Heritage Oaks Common Stock and Cash.    If you are a holder of Hacienda common stock and you receive both Heritage Oaks common stock and cash (other than cash received in lieu of fractional shares) in exchange for your Hacienda common stock, you will recognize any gain, but not loss, in an amount equal to the lesser of:

        (i)    the excess, if any, of:

          (1)   the sum of the fair market value at the effective time of the merger of the Heritage Oaks common stock and cash received; over

          (2)   your tax basis in the shares of Hacienda common stock exchanged in the merger; and

        (ii)   the amount of cash that you receive in exchange for your Hacienda common stock.

        Any gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Hacienda's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Hacienda common stock is greater than one year. The following is a brief discussion of the tax treatment described above; however, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Hacienda common stock will be treated as a dividend.

        The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Hacienda common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, which we refer to as a hypothetical redemption analysis. Under the hypothetical redemption analysis, you will be treated as if the portion of Hacienda common stock that you exchange for cash in the merger will instead be exchanged for Heritage Oaks common stock, which we call the hypothetical shares, followed immediately by a redemption of the hypothetical shares by Heritage Oaks for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in Heritage Oaks both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

        If you are a holder of Hacienda common stock, whether the hypothetical redemption by Heritage Oaks of the hypothetical shares for cash is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in your percentage ownership of Heritage Oaks common stock. In determining whether the hypothetical redemption by Heritage Oaks results in a meaningful reduction in your percentage ownership of Heritage Oaks common stock, and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in Heritage Oaks (including interests owned actually, hypothetically, and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption.

        If you are a holder of Hacienda common stock, the hypothetical redemption transaction would be "substantially disproportionate," and, therefore, would not have the effect of a distribution of a dividend if you own less than 50 percent of the voting power of the outstanding Heritage Oaks common stock and the percentage of Heritage Oaks common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80 percent of the percentage of Heritage Oaks common stock actually, hypothetically, and constructively owned by you immediately before the hypothetical redemption.

        Hacienda Shareholders Who Receive Only Cash.    If you are a holder of Hacienda common stock who exchanges all of your shares of common stock for cash or who exercises appraisal rights in connection with the merger, you will generally recognize capital gain to the extent the amount of cash received in the merger exceeds your tax basis in the Hacienda common stock, or loss to the extent your tax basis in Hacienda common stock exceeds the amount of cash received in the exchange. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Hacienda common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 15 percent.

        Tax Basis and Holding Period.    The aggregate tax basis of the Heritage Oaks common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Hacienda common stock you surrender in exchange for the Heritage Oaks common stock, decreased by the amount of cash received in the merger, and increased by the amount of dividend or gain recognized in the merger. The holding period of the Heritage Oaks common stock you receive as a result of the exchange will include the holding period of the Hacienda common stock you exchange in the merger.

        Cash Received in Lieu of Fractional Shares.    If you receive cash in the merger instead of a fractional share interest in Heritage Oaks common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in Heritage Oaks, you exercise no control over Heritage Oaks and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Heritage Oaks, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Hacienda common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 15 percent.

        The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the merger.

        The exchange of Hacienda common stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. If you are considering the exercise of dissenters' rights, you should consult your own tax advisers about the tax treatment of your receipt of such cash. See "Dissenting Shareholders' Rights."

Accounting Treatment

        It is anticipated that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. The unaudited pro-forma financial information contained in this proxy statement—prospectus has been prepared using the purchase method of accounting.

Dissenters' Rights

        If you are a Hacienda or Heritage Oaks shareholder and do not vote in favor of the proposal to approve the merger and you remain a holder of stock at the effective time of the merger, you will, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law, be entitled to receive an amount in cash equal to the fair market value of your shares as of June 11, 2003 the last trading day before the public announcement of the merger.

        The final closing price for Hacienda common stock on that day was $5.25 per share and the closing bid price for Heritage Oaks common stock on such day was $12.75. Both Carpenter and Company as well as Hacienda's board of directors have determined $5.25 was the fair market value of Hacienda common stock on June 11, 2003. Both Hoefer & Arnett as well as Heritage Oaks' board of directors has determined $12.75 was the fair market value on June 11, 2003.

        A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix D. You should read it for more complete information concerning dissenters' rights. The discussion in this section is qualified in its entirety by reference to Appendix D. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST.

        In order to be entitled to exercise dissenters' rights, you must not vote for the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be either voted "AGAINST" or "ABSTAIN. If you return a proxy without voting instructions or with instructions to vote "FOR", your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

        If the merger is approved by the shareholders, Hacienda and Heritage Oaks will have 10 days after the approval to send to those shareholders who did not vote in favor of the merger a written notice of such approval accompanied by:

  •
  a copy of Chapter 13 of the California General Corporation Law,

  •
  a statement of the price determined to represent the fair market value of the dissenting shares as of June 11, 2003 and

  •
  a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder who plans to exercise dissenters' rights must make written demand upon their company for the purchase of dissenting shares and payment to such shareholder of their fair market value. The written demand must specify the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of June 11, 2003. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

        If the dissenting shareholder and his respective company agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently 10% per annum simple interest (not compounded). Subject to the restrictions imposed under California law on the ability of a California corporation to repurchase its own shares, the company must pay the fair value of the dissenting shares within 30 days after the amount thereof has been agreed upon, or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

        If the company denies that the shares surrendered are dissenting shares, or if the company and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless the company consents to such withdrawal.

Interests of Certain Persons in the Merger

        As a condition of the merger, each of the directors of Hacienda has entered into an agreement whereby each has agreed to (i) vote his or her shares of Hacienda stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement; (ii) subject to their fiduciary obligations, recommend to Hacienda's shareholders to vote in favor of the merger agreement; (iii) cooperate fully with Heritage in connection with the merger; (iv) for a period of two years from the effective date of the merger, he or she shall not directly or indirectly enter into or in any manner take part in any business, profession or other endeavor which shall be competitive with the business of Hacienda, Heritage Oaks or Heritage Oaks Bank, in San Luis Obispo County and in Santa Barbara County north of the Gaviota Pass, as an employee, agent, independent contractor, 1% or more owner of an entity, director or other business representatives, except that certain exceptions for the businesses and professions of Messrs. Burt Fugate, Kardel and Simas have been made; and (v) that for same two-year period, (A) the director shall not solicit or market financial services to any customer who Hacienda, Heritage Oaks or Heritage Oaks Bank has done business during the five year period preceding the date of the agreement, nor (B) solicit or offer employment to any person employed by Hacienda on the date of the agreement.

        As a condition of the merger, each of the executive officers of Hacienda has entered into an agreement whereby each has agreed to: (i) vote his or her shares of Hacienda stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement; (ii) subject to their fiduciary obligations, recommend to Hacienda's shareholders to vote in favor of the merger agreement; (iii) cooperate fully with Heritage Oaks in connection with the merger; and (iv) that for a one-year period, (A) the executive officer shall not solicit or market financial services to any customer who Hacienda, Heritage Oaks or Heritage Oaks Bank has done business during the five year period preceding the date of the agreement, nor (B) solicit or offer employment to any person employed by Hacienda on the date of the agreement, except that the executive officer is not prohibited from obtaining a Hacienda customer or a Hacienda employee as a result of general solicitations for employees or customers that are not specifically directed at Hacienda customers and employees.

        Most of the officers and employees of Hacienda at the effective time will remain officers and employees of Hacienda, respectively, and as such will be entitled to participate in all employee benefits and benefit programs of Heritage Oaks on the same basis as similarly situated employees of Heritage Oaks Bank. Heritage Oaks has adopted a severance policy by which all employees of Hacienda who were not offered employment following the effective time of the merger, will receive certain severance benefits.

        Mr. Cole Minnick, who is not expected to be retained, has entered into an employment agreement with Hacienda that upon consummation of the merger with Heritage Oaks, he would be entitled to severance benefits equal to 24 months of salary.

        Messrs. Duarte and Smith and Ms. Fournier have executed change in control agreements with Hacienda that provide for certain change in control payments if they are terminated as result of the merger with Heritage. Such payments upon termination will be equal to 12 months of annual base salary. Heritage Oaks has indicated its desire to retain Mr. Duarte as the president and chief operating officer of Hacienda after the merger pursuant to the terms and conditions of a new employment agreement. The terms and conditions of such employment agreement provide for a term through January 31, 2005 at an annual salary of $112,000, subject to adjustment and bonus. Such employment agreement also provides various other benefits to Mr. Duarte, including health and life insurance, 401K participation, stock options, and a salary continuation program.

        At the effective time of the merger, Heritage Oaks will grant substitute stock options under its stock option plan as discussed in "Treatment of Stock Options" subsection herein.

        The discovery period for Hacienda policy of directors and officers liability insurance will be extended for 36 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which Hacienda would have an obligation to indemnify its directors and officers.

        The directors, officers and employees of Hacienda will be entitled to certain indemnification by Heritage Oaks on claims made after the consummation of the merger

        Certain current directors of Hacienda have agreed to serve as members of the Board of Directors of Hacienda following consummation of the merger. Those directors are Burt Fugate, Mark Fugate, Alexander Simas, Barbara Stanley, Craig Stephens, and Dean Viker. Messrs. Mark Fugate and Alexander Simas, both directors of Hacienda, will be added to the Board of Directors of Heritage Oaks at the effective time the merger.

The Merger Agreement

        Structure of the Merger.    Heritage Oaks, a bank holding company, is causing its wholly-owned subsidiary, Heritage Oaks Merger Corp., to merge with and into Hacienda pursuant to which Hacienda will become a wholly-owned subsidiary of Heritage Oaks. The merger is governed by the merger agreement. Shareholders of Hacienda will have the election to receive shares of common stock of Heritage Oaks, cash or a combination in exchange for their shares of Hacienda. After the merger, Heritage Oaks will be a two-bank holding company owning all of the shares of both Heritage Oaks Bank and Hacienda.

        Effective Time.    The merger will become effective upon the last to occur of the following events: (1) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods; (2) satisfaction of the other conditions precedent set forth in the merger agreement; and (3) filing by the California Secretary of State of an agreement of merger. We currently anticipate that the merger will occur in the fourth quarter of 2003.

        Additional Agreements.    As a condition to the merger, each of the directors of Hacienda except for Mr. Minnick has entered into an agreement with Heritage Oaks whereby each has agreed:

  •
  to vote his or her shares of Hacienda stock in favor of the merger and all transactions contemplated thereby;

  •
  to recommend, subject to his or her fiduciary duty, that Hacienda shareholders vote in favor of the merger;

  •
  subject to certain exceptions, to keep his or her shares of Hacienda stock;

  •
  except for certain exceptions for Messrs. Burt Fugate, Simas and Kardel, for a two-year period not to compete with Heritage Oaks or solicit anyone who was a customer of Heritage Oaks or Hacienda during the last five years; and

  •
  to cooperate fully with Heritage Oaks in connection with the merger.

        The directors of Hacienda have also entered into other agreements restricting their ability to sell shares of Heritage Oaks common stock which they acquire in connection with the merger.

        Certain of the officers of Hacienda have entered into agreements to vote their shares in favor of the merger and to not solicit for a one-year period anyone who was a customer of Heritage Oaks or Hacienda during the last five years.

        Under these agreements the respective officers and directors of Hacienda have agreed to vote their shares (approximately    % of the outstanding shares in the case of Hacienda common stock) to approve the merger, increasing the likelihood that the merger will be approved.

        Treatment of Stock Options.    At the effective time of the merger, the Hacienda stock option plan will terminate and the Heritage Oaks stock option plan will continue in effect.

        Heritage Oaks will grant substitute stock options pursuant to its stock option plan to each person who, at the effective time of the merger, holds an option to purchase shares of Hacienda common stock. Each substitute stock option so granted by Heritage Oaks pursuant to its stock option plan to replace a Hacienda stock option will be 100% "vested." The same exchange ratio that is used for the conversion of Hacienda shares to Heritage Oaks shares will apply to the conversion of Hacienda options to Heritage Oaks options. That ratio will be applied directly to determine the number shares covered by the option. The exercise price of all options will also be adjusted according to the exchange ratio; this will be done by dividing the former exercise price immediately prior to the merger by the exchange ratio. An amendment to Heritage Oaks' stock option plan is required to grant the substitute options. See "AMENDMENT TO HERITAGE OAKS' STOCK OPTION PLAN."

        A holder of a Hacienda stock option may also elect to receive the cash value of his or her stock option which will be equal to the per share cash consideration in the merger less the exercise price per share of the option multiplied by the number of shares of Hacienda stock for which the option applies.

        Conditions to the Merger.    The obligations of Heritage Oaks and Hacienda to consummate the merger are subject to the satisfaction or waiver on or before the effective time of the merger of, among other things, the following conditions:

  •
  the merger agreement and the transactions contemplated thereby will have received all requisite approvals of the boards of directors of Heritage Oaks, Heritage Oaks Merger Corp., Hacienda, and of the shareholders of Hacienda and Heritage Oaks;

  •
  no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the merger substantially in the form contemplated by the merger agreement, unless a favorable opinion is given by legal counsel that such judgment, decree, injunction, order or proceeding is without merit;

  •
  by December 31, 2003, all approvals or consents of all applicable governmental agencies will have been obtained or granted for the merger and all the transactions contemplated by the merger agreement, and the applicable waiting period under all laws will have expired;

  •
  no rule has will have been adopted or proposed by any government agency which would prohibit or substantially restrict the merger or the business carried on by the parties to the merger;

  •
  Heritage Oaks's registration statement shall have been declared effective by the Securities and Exchange Commission and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

  •
  Heritage Oaks shall have received all state securities permits and other authorizations necessary to issue the Heritage Oaks common stock to consummate the merger;

  •
  Heritage Oaks and Hacienda will have received a favorable opinion from Vavrinek, Trine, Day & Co., LLP as to federal tax effects of the merger (see "—Federal Income Tax Consequences"); and

  •
  all third party consent necessary to permit the parties to consummate the merger will have been obtained except under certain specified circumstances.

        The obligations of Hacienda to consummate the merger are also subject to fulfillment of certain other conditions, including the following:

  •
  there will not have occurred, between June 11, 2003 and the effective time of the merger, any materially adverse change in the business, financial condition, results of operations or properties of Heritage Oaks;

  •
  Hacienda will have received a fairness opinion from Carpenter & Company to the effect that the merger and the transactions it contemplates are fair to the shareholders of Hacienda; and

  •
  all steps necessary to add Messrs. Mark Fugate and Alexander Simas to the board of directors of Heritage Oaks will have been completed.

        The obligations of Heritage Oaks to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

  •
  there will not have occurred, between June 11, 2003 and the effective time of the merger, any material adverse change in the business, financial condition, results of operations or properties of Hacienda, including a 15% or more decline in Hacienda's core deposits or Hacienda's total shareholders' equity at the month end prior to closing (subject to certain adjustments) is less than the amount of its shareholders' equity on June 30, 2003;

  •
  Heritage Oaks will have received a letter from Hoefer & Arnett to the effect that the merger and the transactions it contemplates are fair to the shareholders of Heritage Oaks.

        Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

        If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See "—Termination."

        Nonsolicitation.    Under the terms of the merger agreement, Hacienda has agreed not to solicit, initiate or encourage any "Competing Transaction." In addition, it has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than with Heritage Oaks, unless Hacienda receives a bona fide offer from a person other than the parties to the merger agreement and subject to the fiduciary obligations of the Hacienda board of directors. Hacienda has agreed to promptly notify Heritage Oaks of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following involving Hacienda:

  •
  a merger, consolidation, share exchange or other business combination;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 25% or more of Hacienda's assets;

  •
  a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 25% or more of the voting power of Hacienda;

  •
  a tender offer or exchange offer for at least 25% of the outstanding shares of Hacienda;

  •
  a solicitation of proxies in opposition to approval of the merger by Hacienda's shareholders; or

  •
  a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

        Any violation of these agreements by Hacienda will result in Heritage Oaks having the right to terminate the merger agreement.

        Expenses.    If the merger agreement is terminated by Hacienda because Heritage Oaks fails to satisfy certain of its obligations under the merger agreement, because certain conditions have not been fulfilled or because of a material adverse change at Heritage Oaks, Heritage Oaks will be obligated to pay all of Hacienda's expenses incurred in connection with the merger transaction, not to exceed $250,000.

        If the merger agreement is terminated by Heritage Oaks because certain conditions have not been fulfilled, because Hacienda fails to satisfy certain of its obligations under the merger agreement, or because of a material adverse change at Hacienda, Hacienda will be obligated to pay all of Heritage Oaks's expenses incurred in connection with the merger transaction, not to exceed $250,000.

        Termination.    The merger agreement may be terminated prior to the effective time of the merger:

  •
  by mutual consent of Heritage Oaks and Hacienda;

  •
  by Heritage Oaks or Hacienda if any material breach or default by the other party is not cured within 20 business days after notice thereof;

  •
  by Heritage Oaks or Hacienda if any governmental or regulatory consent is not obtained by December 31, 2003 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

  •
  by Hacienda if any of the conditions to its performance of the merger agreement shall not have been met, or by Heritage Oaks if any of the conditions to its performance of the merger agreement shall not have been met, by December 31, 2003 or such earlier time as it becomes apparent that such conditions shall not be met;

  •
  by Heritage Oaks if Hacienda shall have violated its agreements concerning a "competing transaction" or taken certain steps in connection with a "competing transaction" (if Heritage Oaks were to terminate the merger agreement pursuant to this provision and Hacienda were to enter into a "competing transaction" within one year, Hacienda would be obligated to pay $500,000 in liquidated damages to Heritage Oaks plus up to an additional $100,000 to defer Heritage Oaks expenses);

  •
  by Hacienda if Heritage Oaks' "average bid price" is less than $12.00 and the percentage of decline of the Heritage Oaks shares exceeds by more than 15% a specified bank stock index.

        Representations and Warranties.    The merger agreement contains customary mutual representations and warranties by each party relating to, among other things: (1) incorporation, standing and power; (2) capitalization; (3) subsidiaries; (4) financial statements; (5) corporate authority; (6) litigation; (7) compliance with laws and regulations; (8) brokers and finders; (9) absence of material changes; (10) environmental matters; (11) Community Reinvestment Act; (12) governmental reports; (13) (13) regulatory approvals; (14) performance of obligations; (15) licenses and permits; (16) undisclosed liabilities; (17) accounting records and (18) Bank Secrecy Act.

        In the merger agreement, Hacienda makes additional representations and warranties relating to: (1) insurance; (2) title to assets; (3) real estate; (4) taxes; (5) employees; (6) employee benefit plans; (7) corporate records; (8) offices and ATMs; (9) loan portfolio; (10) power of attorney; (11) operating losses; (12) derivatives; and (13) material contracts.

        The representations and warranties of the parties terminate as of the effective time of the merger.

        Covenants; Conduct of Business Prior to Effective Time.    The merger agreement provides that, during the period from June 11, 2003 the effective time of the merger, Hacienda will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Heritage Oaks, which will not be unreasonably withheld, take any of the following actions, among others:

  •
  issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  •
  declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of its stock;

  •
  amend its articles of incorporation or its bylaws;

  •
  grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice;

  •
  grant any promotions or increases on the pay rate of any employee, incentive compensation or employee benefits or pay any bonus, severance or similar payment to any person;

  •
  make any capital expenditure in excess of $10,000, except for ordinary repairs, renewals and replacements;

  •
  compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

  •
  grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder, or to any corporation, partnership, trust or other entity controlled by any such person, except under certain circumstances and in amounts not exceeding $50,000 per person;

  •
  enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the merger agreement;

  •
  grant any person a power of attorney or similar authority;

  •
  make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other company, except for investments made in the ordinary course of business consistent with past practice;

  •
  amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

  •
  sell, encumber or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

  •
  take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code;

  •
  sell any investment security prior to maturity, except in the ordinary course of business;

  •
  change any of its basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, tax planning, personnel practices or other material aspects of its business, or allow its subsidiary to do so;

  •
  settle any litigation or claim involving any material liability for damages, or take any action with respect to any material pending litigation disclosed as such under the merger agreement, without the advice and consent of Heritage Oaks;

  •
  incur any new indebtedness or give any guaranties or endorsements except short-term borrowings and routine banking transactions in the ordinary course of business; or

  •
  grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed $250,000 on an unsecured basis and $500,000 on a secured basis subject to certain exceptions.

        The merger agreement further provides that, during the period from June 11, 2003 to the effective time of the merger, Heritage Oaks will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Hacienda, which will not be unreasonably withheld, take any of the following actions, among others:

  •
  issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  •
  declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of its stock;

  •
  amend its articles of incorporation or bylaws; or

  •
  take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code.

        The merger agreement also provides that each party will (1) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical; and (2) obtain the consent of the other party before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated hereby.

        The merger agreement also provides that each party will:

  •
  duly and timely file all required governmental reports;

  •
  periodically furnish to the other party certain information, loan reports and updates of information previously provided;

  •
  promptly notify the other party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties;

  •
  provide access to the other party of certain information; and

  •
  use its reasonable efforts between the date of the merger agreement and the effective time of the merger to take all actions necessary or desirable, including the filing of any regulatory applications.

        Amendment and Waiver.    Subject to applicable law: (1) the merger agreement may be amended at any time by the action of the boards of directors of Heritage Oaks and Hacienda without action by their shareholders pursuant to a writing signed by all parties to the merger agreement; and (2) the parties, by action of their respective boards of directors, may, at any time prior to the effective time, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        These pro forma combined figures are arithmetical combinations of Heritage Oaks' and Hacienda's separate financial results modified to reflect certain merger related adjustments. These presentations include a Pro Forma Statement of Condition as of June 30, 2003 prepared under the assumptions that the transaction is completed using purchase accounting and that 75% of the transaction involves an exchange of Heritage Oaks stock for Hacienda stock with the remaining 25% involving a cash purchase of the Hacienda Bank stock and that the average closing price of Heritage Oaks stock is $12.00 resulting in value to Hacienda Bank shareholders of $6.50 per share in cash. As of June 30, 2003 there were 1,542,744 Hacienda shares outstanding. A second Pro Forma Statement of Condition as of June 30, 2003 is also presented which assumes that 65% of the transaction involves an exchange of Heritage Oaks Bancorp stock for Hacienda Bank stock utilizing the same exchange ratio assumption and that the remaining 35% involving a cash purchase of the Hacienda stock. Pro Forma Income Statements are also presented for the six months ended June 30, 2003 and the twelve months ended December 31, 2002. For both time periods, two alternatives are presented showing the impact of the 75%/25% and 65%/35% stock and cash transaction. The unaudited pro forma statements of condition assume the merger took place on June 30, 2003. The unaudited pro forma combined statements of income give effect to the merger as if it had occurred as of January 1, 2002. Certain assumptions associated with these statements are shown as footnotes to the statements.

        You should not assume that the combined company would have achieved the pro forma combined results if they had actually been combined during the periods presented. For purposes of illustration, the pro forma combined figures have been calculated using an exchange ratio of 0.5208 shares of Heritage Oaks common stock for each shares of Hacienda common stock.

Unaudited Pro Forma Combined Statement of Condition
As of June 30, 2003
(in thousands)

75% Stock/25% Cash Transaction

	Hacienda Bank	Heritage Oaks Bancorp	Pro Forma Adjustments		Combined
ASSETS
Cash and due from banks	$5,982	$31,792	$—		$37,774
Federal funds sold	15,465	34,100	(2,507	)(1)	47,058

Total cash and cash equivalents	21,447	65,892	(2,507)		84,832
Interest bearing deposits other banks	100	497			597
Securities Available for sale	2,994	48,597			51,591
Equity Sec with no readily determined fair value	252	1,662			1,914
Loans Held For Sale	—	9,266			9,266
Loans, net	51,467	209,553			261,020
Property, premises and equipment, net	2,922	4,600			7,522
Cash surrender value life insurance	—	6,369			6,369
Other assets	543	1,786			2,329
Def Tax Asset	211	1,193	(86	)(2)	1,318
Core Deposit Intangible	—	338	2,085	(3)	2,423
Goodwill	—	—	2,577	(3)	2,577
Investment in Subsidiary	—	—			—
TOTAL ASSETS	$79,936	$349,753	$2,069		$431,758

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand, non-interest bearing	$14,741	$136,416			151,157
Savings, NOW, and money market deposits	28,823	106,630			135,453
Time deposits under $100,000	14,448	37,758			52,206
Time deposits of $100,000 or more	15,969	8,802			24,771

Total deposits	73,981	289,606			363,587
FHLB advances and other borrowings	—	28,500			28,500
Securities sold under agreement to repurchase	—	128			128
Company Obligated Preferred Securitties of Subsidiary Trust Holding Floating Rate Junior Subordinated Deferred Interest Debentures		8,000			8,000
Other liabilities	88	1,679	704	(4)	2,471

Total liabilities	74,069	327,913	704		402,686
Stockholders' equity
Common stock, no par value;	7,980	11,486	(7,980	)(5)	11,486
Retained earnings (Dec 31, 2002)	(2,313)	7,940	2,313	(5)	7,940
Valuation allowance on sec.available for sale	33	710	(33	)(5)	710
Current Year Profit(Loss) (June 30, 2003)	167	1,704	(167	)(5)	1,704
Common Stock issued	—	—	7,232	(6)	7,232

Total stockholders' equity	5,867	21,840	1,365		29,072
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$79,936	$349,753	$2,069		$431,758

  All Fair Value adjustments will be determined and effected at consummation of the transaction.

(1)
It is assumed that $2.5 million of overnight funds are used to purchase 25% of Hacienda stock.

(2)
Reflects accounting adjustment for net deferred tax asset created

(3)
Core Deposit Intangible in the amount of $2.1 million is created utilizing existing purchase accounting guidelines along with $2.6 million in Goodwill. Once finalized, the ultimate purchase price allocation may differ from that assumed above. Additionally, the new FASB accounting pronouncements will affect the allocation. See also "Accounting Treatment".

(4)
Increase in accrued liability related to one-time merger related expenses, net of tax.

(5)
Elimination of Hacienda's equity.

(6)
Relects new stock issued to Hacienda shareholders

Unaudited Pro Forma Combined Statement of Condition
As of June 30, 2003
(in thousands)

65% Stock/35% Cash Transaction

	Hacienda Bank	Heritage Oaks Bancorp	Pro Forma Adjustments		Combined
ASSETS
Cash and due from banks	$5,982	$31,792	$—		$37,774
Federal funds sold	15,465	34,100	(3,510	)(1)	46,055

Total cash and cash equivalents	21,447	65,892	(3,510)		83,829
Interest bearing deposits other banks	100	497			597
Securities Available for sale	2,994	48,597			51,591
Equity Sec with no readily determined fair value	252	1,662			1,914
Loans Held For Sale	—	9,266			9,266
Loans, net	51,467	209,553			261,020
Property, premises and equipment, net	2,922	4,600			7,522
Cash surrender value life insurance	—	6,369			6,369
Other assets	543	1,786			2,329
Def Tax Asset	211	1,193	(86	)(2)	1,318
Core Deposit Intangible	—	338	2,085	(3)	2,423
Goodwill	—	—	2,615	(3)	2,615
Investment in Subsidiary	—	—			—
TOTAL ASSETS	$79,936	$349,753	$1,104		$430,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand, non-interest bearing	$14,741	$136,416			151,157
Savings, NOW, and money market deposits	28,823	106,630			135,453
Time deposits under $100,000	14,448	37,758			52,206
Time deposits of $100,000 or more	15,969	8,802			24,771

Total deposits	73,981	289,606			363,587
FHLB advances and other borrowings	—	28,500			28,500
Securities sold under agreement to repurchase	—	128			128
Company Obligated Preferred Securitties of Subsidiary Trust Holding Floating Rate Junior Subordinated Deferred Interest Debentures		8,000			8,000
Other liabilities	88	1,679	704	(4)	2,471

Total liabilities	74,069	327,913	704		402,686
Stockholders' equity
Common stock, no par value;	7,980	11,486	(7,980	)(5)	11,486
Retained earnings (Dec 31, 2002)	(2,313)	7,940	2,313	(5)	7,940
Valuation allowance on sec.available for sale	33	710	(33	)(5)	710
Current Year Profit(Loss) (June 30, 2003)	167	1,704	(167	)(5)	1,704
Common Stock issued	—	—	6,267	(6)	6,267

Total stockholders' equity	5,867	21,840	400		28,107
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$79,936	$349,753	$1,104		$430,793

  All Fair Value adjustments will be determined and effected at consummation of the transaction.

(1)
It is assumed that $3.5 million of overnight funds are used to purchase 35% of Hacienda stock.

(2)
Reflects accounting adjustment for net deferred tax asset created

(3)
Core Deposit Intangible in the amount of $2.1 million is created utilizing existing purchase accounting guidelines along with $2.6 million in Goodwill. Once finalized, the ultimate purchase price allocation may differ from that assumed above. Additionally, the new FASB accounting pronouncements will affect the allocation. See also "Accounting Treatment".

(4)
Increase in accrued liability related to one-time merger related expenses, net of tax.

(5)
Elimination of Hacienda's equity.

(6)
Relects new stock issued to Hacienda shareholders

Unaudited Pro Forma Combined Income Statement
For the Six Months Ended June 30, 2003
(in dollars)

75% Stock/25% Cash Transaction

	Hacienda Bank	Heritage Oaks Bancorp	Pro Forma Adjustments		Combined
Interest Income
Interest and fees on loans	$2,169,587	$7,531,362			$9,700,949
Investment securities
Obligations of U.S. Governement Agencies	77,272	807,766			885,038
Obligations of State and Political Subdivisions	0	222,699			222,699
Time certificates of deposit	1,730	6,281			8,011
Federal funds sold and commercial paper	43,238	107,022	(12,535	)(1)	137,725
Income on other securities	6,960	50,568			57,528

Total interest income	2,298,787	8,725,698	(12,535)		11,011,950

Interest Expense
Interest on savings, NOW and money market deposits	76,556	366,550			443,106
Interest on time deposits in denominations of $100,000 ore more	191,624	83,424			275,048
Interest on time deposits under $100,000	146,656	455,096			601,752
Other	0	873,000			873,000

Total interest expense	414,836	1,778,070	0		2,192,906

Net Interest Income Before Prov. for Possible Loan Losses	1,883,951	6,947,628	(12,535)		8,819,044

Provision for loan losses	31,000	250,000			281,000

Net interest income after provision for loan losses	1,852,951	6,697,628	(12,535)		8,538,044

Non-interest Income
Service charges on deposit accounts	293,140	802,111			1,095,251
Investment securities gains (losses), net	0	56,988			56,988
Other income	226,749	969,359			1,196,108

Total Non-interest Income	519,889	1,828,458	0		2,348,347

Non-interest Expense
Salaries and employee benefits	1,153,480	3,022,018	(462,000	)(2)	3,713,498
Equipment expense	131,408	338,502			469,910
Occupancy expense	245,582	480,188			725,770
Other expenses	653,600	2,007,783	130,312	(3)	2,791,695

Total Noninterest Expenses	2,184,070	5,848,491	(331,688)		7,700,873

Income before provision for income taxes	188,770	2,677,595	319,153		3,185,518
Provision for income taxes	21,750	973,736	127,661		1,123,147

Net Income	$167,020	1,703,859	191,492	(4)	2,062,371

Earnings per share:
Basic	$0.11	$0.58			$0.58
Fully Diluted	$0.11	$0.54			$0.55
Average Shares used in Earnings Per Share Calculation
Basic	1,542,744	2,932,890	602,595		3,535,485
Diluted	1,542,744	3,139,107	602,595		3,741,702

(1)
Assumes $2.5 million cash paid to Hacienda shareholders

(2)
Assumes merger related savings

(3)
Assumes 8 year amortization of $2.1 million Core Deposit Intangible

(4)
Assumes net impact to merger related costs and savings

Unaudited Pro Forma Combined Income Statement
For the Six Months Ended June 30, 2003
(in dollars)

65% Stock/35% Cash Transaction

	Hacienda Bank	Heritage Oaks Bancorp	Pro Forma Adjustments		Combined
Interest Income
Interest and fees on loans	$2,169,587	$7,531,362			$9,700,949
Investment securities
Obligations of U.S. Governement Agencies	77,272	807,766			885,038
Obligations of State and Political Subdivisions	0	222,699			222,699
Time certificates of deposit	1,730	6,281			8,011
Federal funds sold and commercial paper	43,238	107,022	(17,550	)(1)	132,710
Income on other securities	6,960	50,568			57,528

Total interest income	2,298,787	8,725,698	(17,550)		11,006,935

Interest Expense
Interest on savings, NOW and money market deposits	76,556	366,550			443,106
Interest on time deposits in denominations of $100,000 ore more	191,624	83,424			275,048
Interest on time deposits under $100,000	146,656	455,096			601,752
Other	0	873,000			873,000

Total interest expense	414,836	1,778,070	0		2,192,906

Net Interest Income Before Prov. for Possible Loan Losses	1,883,951	6,947,628	(17,550)		8,814,029

Provision for loan losses	31,000	250,000			281,000

Net interest income after provision for loan losses	1,852,951	6,697,628	(17,550)		8,533,029

Non-interest Income
Service charges on deposit accounts	293,140	802,111			1,095,251
Investment securities gains (losses), net	0	56,988			56,988
Other income	226,749	969,359			1,196,108

Total Non-interest Income	519,889	1,828,458	0		2,348,347

Non-interest Expense
Salaries and employee benefits	1,153,480	3,022,018	(462,000	)(2)	3,713,498
Equipment expense	131,408	338,502			469,910
Occupancy expense	245,582	480,188			725,770
Other expenses	653,600	2,007,783	130,312	(3)	2,791,695

Total Noninterest Expenses	2,184,070	5,848,491	(331,688)		7,700,873

Income before provision for income taxes	188,770	2,677,595	314,138		3,180,503
Provision for income taxes	21,750	973,736	125,655		1,121,141

Net Income	$167,020	1,703,859	188,483	(4)	2,059,362

Earnings per share:
Basic	$0.11	$0.58			$0.60
Fully Diluted	$0.11	$0.54			$0.56
Average Shares used in Earnings Per Share Calculation
Basic	1,542,744	2,932,890	522,250		3,455,140
Diluted	1,542,744	3,139,107	522,250		3,661,357

(1)
Assumes $3.5 million cash paid to Hacienda shareholders

(2)
Assumes merger related savings

(3)
Assumes 8 year amortization of $2.1 million Core Deposit Intangible

(4)
Assumes net impact to merger related costs and savings

Unaudited Pro Forma Combined Income Statement
As of December 31, 2002
(in dollars)

75% Stock/25% Cash Transaction

	Hacienda Bank	Heritage Oaks Bancorp	Pro Forma Adjustments		Combined
Interest Income
Interest and fees on loans	$4,224,513	$13,399,144			$17,623,657
Investment securities
Obligations of U.S. Governement Agencies	235,215	1,872,111			2,107,326
Obligations of State and Political Subdivisions	0	300,292			300,292
Time certificates of deposit	0	9,009			9,009
Federal funds sold and commercial paper	47,556	400,385	(25,070	)(1)	422,871
Income on other securities	0	54,576			54,576

Total interest income	4,507,284	16,035,517	(25,070)		20,517,731

Interest Expense
Interest on savings, NOW and money market deposits	167,078	779,070			946,148
Interest on time deposits in denominations of $100,000 ore more	292,247	182,788			475,035
Interest on time deposits under $100,000	299,436	1,103,264			1,402,700
Other	144	1,426,147			1,426,291

Total interest expense	758,905	3,491,269	0		4,250,174

Net Interest Income Before Prov. for Possible Loan Losses	3,748,379	12,544,248	(25,070)		16,267,557

Provision for loan losses	94,300	545,000			639,300

Net interest income after provision for loan losses	3,654,079	11,999,248	(25,070)		15,628,257

Non-interest Income
Service charges on deposit accounts	540,867	1,432,530			1,973,397
Investment securities gains (losses), net	61,891	(18,653)			43,238
Other income	322,915	2,049,135			2,372,050

Total Non-interest Income	925,673	3,463,012	0		4,388,685

Non-interest Expense
Salaries and employee benefits	2,012,871	5,385,710	(924,000	)(2)	6,474,581
Equipment expense	299,584	710,890			1,010,474
Occupancy expense	512,365	955,120			1,467,485
Other expenses	1,321,819	4,021,852	260,625	(3)	5,604,296

Total Noninterest Expenses	4,146,639	11,073,572	(663,375)		14,556,836

Income before provision for income taxes	433,113	4,388,688	638,305		5,460,106
Provision for income taxes	5,787	1,649,468	255,322		1,910,577

Net Income	$427,326	2,739,220	382,983	(4)	3,549,529

Earnings per share:
Basic	$0.28	$0.99			$1.05
Fully Diluted	$0.28	$0.91			$0.98
Average Shares used in Earnings Per Share Calculation
Basic	1,542,744	2,766,889	602,595		3,369,484
Diluted	1,542,744	3,010,132	602,595		3,612,727

(1)
Assumes $2.5 million cash paid to Hacienda shareholders

(2)
Assumes merger related savings

(3)
Assumes 8 year amortization of $2.1 million Core Deposit Intangible

(4)
Assumes net impact to merger related costs and savings

Unaudited Pro Forma Combined Income Statement
As of December 31, 2002
(in dollars)

65% Stock/35% Cash Transaction

	Hacienda Bank	Heritage Oaks Bancorp	Pro Forma Adjustments		Combined
Interest Income
Interest and fees on loans	$4,224,513	$13,399,144			$17,623,657
Investment securities
Obligations of U.S. Governement Agencies	235,215	1,872,111			2,107,326
Obligations of State and Political Subdivisions	0	300,292			300,292
Time certificates of deposit	0	9,009			9,009
Federal funds sold and commercial paper	47,556	400,385	(35,100	)(1)	412,841
Income on other securities	0	54,576			54,576

Total interest income	4,507,284	16,035,517	(35,100)		20,507,701

Interest Expense
Interest on savings, NOW and money market deposits	167,078	779,070			946,148
Interest on time deposits in denominations of $100,000 ore more	292,247	182,788			475,035
Interest on time deposits under $100,000	299,436	1,103,264			1,402,700
Other	144	1,426,147			1,426,291

Total interest expense	758,905	3,491,269	0		4,250,174

Net Interest Income Before Prov. for Possible Loan Losses	3,748,379	12,544,248	(35,100)		16,257,527

Provision for loan losses	94,300	545,000			639,300

Net interest income after provision for loan losses	3,654,079	11,999,248	(35,100)		15,618,227

Non-interest Income
Service charges on deposit accounts	540,867	1,432,530			1,973,397
Investment securities gains (losses), net	61,891	(18,653)			43,238
Other income	322,915	2,049,135			2,372,050

Total Non-interest Income	925,673	3,463,012	0		4,388,685

Non-interest Expense
Salaries and employee benefits	2,012,871	5,385,710	(924,000	)(2)	6,474,581
Equipment expense	299,584	710,890			1,010,474
Occupancy expense	512,365	955,120			1,467,485
Other expenses	1,321,819	4,021,852	260,625	(3)	5,604,296

Total Noninterest Expenses	4,146,639	11,073,572	(663,375)		14,556,836

Income before provision for income taxes	433,113	4,388,688	628,275		5,450,076
Provision for income taxes	5,787	1,649,468	251,310		1,906,565

Net Income	$427,326	2,739,220	376,965	(4)	3,543,511

Earnings per share:
Basic	$0.28	$0.99			$1.08
Fully Diluted	$0.28	$0.91			$1.00
Average Shares used in Earnings Per Share Calculation
Basic	1,542,744	2,766,889	522,250		3,289,139
Diluted	1,542,744	3,010,132	522,250		3,532,382

(1)
Assumes $3.5 million cash paid to Hacienda shareholders

(2)
Assumes merger related savings

(3)
Assumes 8 year amortization of $2.1 million Core Deposit Intangible

(4)
Assumes net impact to merger related costs and savings

HERITAGE OAKS STOCK

        Heritage Oaks is authorized by its articles of incorporation to issue 20,000,000 shares of no par value common stock. As of June 30, 2003, 2,956,251 shares of common stock were issued and outstanding. Holders of Heritage Oaks common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of Heritage Oaks as of the record date on any matter submitted to the vote of the shareholders. Shares of Heritage Oaks common stock may be voted cumulatively in connection with the election of directors.

        Each share of Heritage Oaks stock has the same rights, privileges and preferences as every other share, and will share equally in Heritage Oaks's net assets upon liquidation or dissolution. Heritage Oaks stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of Heritage Oaks common stock are fully paid and nonassessable.

        Heritage Oaks shareholders are entitled to dividends when, as and if declared by Heritage Oaks's board of directors out of funds legally available therefore and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California and pursuant to the instruments governing the outstanding trust preferred securities of Heritage Oaks financing subsidiary).

        The transfer agent and registrar for Heritage Oaks common stock is U.S. Stock Transfer.

COMPARISON OF HERITAGE OAKS COMMON STOCK
AND HACIENDA COMMON STOCK

        Both Hacienda and Heritage Oaks are California corporations and the rights of their respective shareholders are governed by the California General Corporation Law, together with their respective articles of incorporation and bylaws. As shareholders of Heritage Oaks, you will have, in most cases, substantially the same rights that you had as Hacienda shareholders.

        The following subsections discuss certain rights of holders of Heritage Oaks common stock as compared to Hacienda common stock.

Board of Directors and Filing Vacancies

        Hacienda's articles of incorporation require the election of its entire board of directors every year. Each director of Hacienda serves a one-year term and must stand for election annually. Hacienda's bylaws also provide that any vacancy occurring in the board, except in the case of removal, may be filled by a majority of the remaining directors. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, including a vacancy created by removal, at a meeting of shareholders or otherwise by their unanimous written consent.

        Heritage Oaks' article of incorporation and bylaws have substantially identical provisions.

Voting Rights

        Holders of Hacienda common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of Hacienda as of the record date on any matter submitted to the vote of the shareholders. In connection with the election of directors, shares of Hacienda common stock are entitled to be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the shareholders' meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of Hacienda common stock owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate.

        Holders of Heritage Oaks common stock are also entitled to one vote for each share of stock held and cumulative voting also applies.

Vote on Business Combinations

        Under California law, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Hacienda's articles and bylaws follow the statutory rule, requiring majority approval of a business combination.

        Heritage Oaks's articles of incorporation and bylaws also follow the statutory rule.

Number of Directors

        Although the Corporations Code does not require Heritage Oaks or Hacienda to maintain any specific number of directors, they each must establish a range that specifies the minimum and maximum number of directors. The maximum may not be more than twice the minimum number of directors, minus one. The board of directors sets the exact number of directors, and may change it from time to time, within that range. Hacienda's bylaws currently provide that the number of directors on its board of directors may not be fewer than seven nor more than 13, and the current size of Hacienda's board has been set at nine. Heritage Oaks's bylaws currently provide that the number of directors on its board of directors may not be fewer than seven nor more than 13, and the current number of members on Heritage Oaks's board of directors has been set at 8.

        At the effective time of the merger, the number of directors for Heritage Oaks will be increased to 10 and Messrs. Mark Fugate and Simas will be added to the Heritage Oaks board of directors.

Dividend Restrictions

        As a state-chartered regulated bank, Hacienda is subject to the California Financial Code restrictions on dividends, which generally provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of:

  •
  the bank's retained earnings; or

  •
  the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period.

        Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (1) its retained earnings; (2) its net income for its last fiscal year; or (3) the net income of the bank for its current fiscal year. If the Commissioner finds that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

        Heritage Oaks as a non-banking California corporation is subject to the restrictions under Section 500 of the California General Corporation Law on its ability to pay dividends to shareholders. Generally, a California corporation may not pay dividends unless:

  •
  the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution;

  •
  the assets of the corporation exceed 1 1/4 times its liabilities; or

  •
  the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expenses for the two years preceding the distribution was less than the average interest expenses of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

Amendments to Articles of Incorporation and Bylaws

        Amendments to the articles of incorporation of Hacienda, in general, require the approval of the board of directors and a majority of the outstanding voting shares. Amendments to the bylaws may be adopted by the board of directors or the shareholders.

        The provisions of Heritage Oaks's articles of incorporation and bylaws are substantially identical to those of Hacienda's relating to these matters.

Dissenters' Rights

        Pursuant to the General Corporation Law of California, holders of Hacienda common stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the General Corporation Law).

        The California General Corporation Law generally does not require dissenters' rights with respect to shares which, immediately prior to the merger are:

  •
  listed on any national securities exchange certified by the California Commissioner of Corporations, or

  •
  listed on the list of over-the-counter margin stock issued by the Board of Governors of the Federal Reserve System.

        The same provisions of California law dealing with dissenters' rights apply to holders of Heritage Oaks common stock.

Anti-Takeover Provisions in Heritage Oaks's Articles of Incorporation and Bylaws

        Heritage Oaks's articles of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Heritage Oaks shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Heritage Oaks shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management of Heritage Oaks more difficult.

        The following description of certain of the provisions of the articles of incorporation and bylaws of Heritage Oaks is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Heritage Oaks's previous filings with the Securities and Exchange

Commission. See "WHERE YOU CAN FIND MORE INFORMATION" to learn how to obtain a copy of these documents.

        Authorized Shares.    Heritage Oaks's articles of incorporation authorize the issuance of 20,000,000 shares of common stock. The shares of common stock were authorized to provide Heritage Oaks's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Heritage Oaks. Heritage Oaks's board has no present plans for the issuance of additional shares, other than the issuance of shares of Heritage Oaks common stock upon exercise of stock options and in the merger.

        Shareholder Nominations.    Heritage Oaks's bylaws require a shareholder who intends to nominate a candidate for election to the board of directors to give not less than 10 days' advance notice to the Secretary of Heritage Oaks.

Purpose and Takeover Defensive Effects of Heritage Oaks's Articles of Incorporation

        The board of directors of Heritage Oaks believes that the provisions described above are prudent and will reduce Heritage Oaks's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Heritage Oaks and its shareholders. In the judgment of the board of directors, Heritage Oaks's board will be in the best position to determine the true value of Heritage Oaks and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Heritage Oaks and its shareholders to encourage potential acquirer to negotiate directly with the board of directors of Heritage Oaks, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Heritage Oaks and otherwise in the best interest of all shareholders.

        Attempts to acquire control of financial institutions have become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Heritage Oaks and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Heritage Oaks's assets.

        An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive Heritage Oaks's remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than the 300, thereby allowing for Exchange Act deregistration.

        Despite the belief of Heritage Oaks as to the benefits to shareholders of these provisions of Heritage Oaks's articles of incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Heritage Oaks's board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also render the removal of Heritage Oaks's board of directors and management more difficult. The board of directors of Heritage Oaks, however, has concluded that the potential benefits outweigh the possible disadvantages.

INFORMATION ABOUT HERITAGE OAKS AND HERITAGE OAKS BANK

General

        Heritage Oaks Bancorp is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Heritage Oaks is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System.

        Heritage Oaks's principal asset is its wholly owned subsidiary, Heritage Oaks Bank. In April 2002, Heritage Oaks formed Heritage Oaks Capital Trust I (the "Trust"). The Trust is a statutory business trust formed under the laws of the State of Delaware and is wholly owned by Heritage Oaks to serve as a financing vehicle for trust preferred stock. At June 30, 2003, Heritage Oaks had total consolidated assets of $350 million, consolidated deposits of $290 million, and consolidated shareholders' equity of $21.8 million.

Heritage Oaks Bank

        The Bank was licensed by the California Department of Financial Institutions ("DFI") and commenced operation in January 1983. As a California state bank, the Bank is subject to primary supervision, examination and regulation by the DFI and the FDIC. The Bank is also subject to certain other federal laws and regulations. The deposits of the Bank are insured by the FDIC up to the applicable limits thereof. The Bank is not a member of the Federal Reserve System.

        The Bank is headquartered in Paso Robles with a branch office in Paso Robles, two branches in San Luis Obispo, one branch office in Cambria, one branch office in Arroyo Grande, one branch office in Santa Maria, one branch office in Atascadero and one branch office in Morro Bay. The Bank conducts a commercial banking business in San Luis Obispo County and northern Santa Barbara County, including accepting demand, savings and time deposits, and making commercial, real estate, SBA, agricultural, credit card, and consumer loans. It also offers installment note collection, issues cashiers checks and money orders, sells travelers checks, and provides bank-by-mail, night depository, safe deposit boxes, and other customary banking services. The Bank does not offer trust services or international banking services and does not plan to do so in the near future.

Financial Information Concerning Heritage Oaks

        Heritage Oaks reports on Form 10-KSB for the year ended December 31, 2002 and on Form 10-QSB for the quarter ended June 30, 2003 are included in this joint proxy statement—prospectus as Appendices E and F, respectively. Such reports contain financial statements and data concerning Heritage Oaks and its operation as well as management's discussion and analysis of financial condition and results of operations.

Additional Information Concerning Heritage Oaks

        Information concerning:

    •
    directors and executive officers,

    •
    executive compensation,

    •
    principal stockholders,

    •
    certain relationships and related transactions,

    •
    and other related matters concerning Heritage Oaks

is included in Heritage Oaks' proxy statement for its 2003 Annual Meeting of Shareholders which is attached as Appendix G to this joint proxy statement—prospectus.

AMENDMENT TO HERITAGE OAKS' STOCK OPTION PLAN

        Pursuant to the merger agreement, Heritage Oaks is required to grant "substitute" options to each holder of a Hacienda stock option who has not exercised such option at the effective time of the merger. See "THE MERGER—The Merger Agreement—Treatment of Stock Options." Heritage Oaks' 1997 Stock Option Plan does not concurrently provide for the granting of substitute options in the event of an acquisition by Heritage Oaks. As a result, management is proposing that the 1997 Stock Option Plan be amended to provide for substitute options. It is proposed that a new Section 21 be added to the Plan to read as follows:

  "Notwithstanding any other provisions of this Plan to the contrary, where the outstanding shares of another corporation are changed into or exchanged for shares of Common Stock of the Company in a merger, consolidation, reorganization or similar transaction, then, subject to the approval of the Board, Options may be granted in exchange for unexercised, unexpired stock options of the other corporation, and the exercise price of the Optioned Shares subject to any Option so granted may be fixed at a price less than one hundred percent of the Market Value of the Common Stock at the time such Option is granted if said Exercise Price has been computed to be not less than the Exercise Price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Company. The number of shares of the options of the other corporation shall also be adjusted in accordance with the exchange ratio so that any substituted Option shall reflect such adjustment."

The foregoing amendment to the Plan requires approval by Heritage Oaks' shareholders. Your vote on the merger shall also constitute a vote on this amendment.

INFORMATION ABOUT HACIENDA BANK

General

        For purposes of this section captioned "INFORMATION ABOUT HACIENDA BANK" references to "we," "our," or "us" refer only to Hacienda.

        Hacienda commenced operations as a national banking association on January 19, 1988. Hacienda converted to a state-chartered bank on December 20, 1997 and is regulated by the Commissioner of Financial Institutions. Hacienda's accounts are insured by the FDIC, and Hacienda is a member of the Federal Reserve Bank.

        Hacienda is a California commercial bank that operates from its main office in Santa Maria, California and operates three full-service banking centers in Hacienda's primary market areas of Santa Barbara and San Luis Obispo Counties, California. Hacienda's principal office is located at 361 Town Center West, Santa Maria, California.

Market for Hacienda's Common Stock And Related Security Holder Matters

        The equity securities of Hacienda consist of one class of common stock, of which there were 1,542,744 shares outstanding, held by approximately 450 shareholders of record at year-end 2002. Holders of the common stock are entitled to receive dividends, when, as and if declared by the board of directors out of funds legally available therefore, as specified by the California Financial Code. During Hacienda's operating history, Hacienda has not paid cash dividends.

        Management of Hacienda is aware of no securities dealers who maintain an inventory and make a market in its common stock.

        The information set forth in the table below summarizes, for the periods indicated, the low and high prices of Hacienda common stock. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below.

	Low	High
2003
First Quarter	4.25	5.50
Second Quarter	4.10	6.01
2002
First Quarter	3.00	4.00
Second Quarter	3.25	4.00
Third Quarter	3.75	3.75
Fourth Quarter	3.75	5.00
2001
First Quarter	3.50	4.10
Second Quarter	3.50	4.75
Third Quarter	3.50	3.90
Fourth Quarter	2.50	3.75

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position, and liquidity that have occurred in the two-year period ended December 31, 2002, together with an assessment, when considered appropriate, of external factors that may affect us in the future. This discussion should be read in conjunction with our financial statements and notes previously sent to shareholders of Hacienda.

  Overview

  Earnings Summary

        Net income through June 30, 2003 was $167 thousand, a decrease of $44 thousand or 21% compared to $211 thousand through June 30, 2002. Diluted earnings per share through June 30, 2003 were $.11 compared to .14 through June 30, 2002. The decrease in earnings in 2003 was primary due to the decrease in interest rates during this period and also due to Hacienda taking $39 thousand into to income during the first six months of 2002 by selling securities at a gain from its available for sale portfolio. Hacienda did not make any material changes to its operations during this period.

        Net income in 2002 was $427 thousand, an increase of $122 thousand or 40.1%, compared to $305 thousand in 2001. Diluted earnings per share in 2002 were $0.28 compared to $0.20 in 2001. The increase in earnings in 2002 was due primarily to growth, which was offset by declining interest rates.

Hacienda did close its Nipomo office in March 2002 but did not make any other material changes to its operation in 2002.

        Net income in 2001 was $305 thousand, an increase of $162 thousand, or 113%, compared to $143 thousand in 2000. Diluted earnings per share in 2001 were $0.20 compared to $0.09 in 2000. The increase in earnings in 2001 was due primarily to gains on securities sales and overall growth of Hacienda.

  Balance Sheet Summary

        Total assets at June 30, 2003 were 79.9 million, a 13.6 million or 20.6% increase from $66.3 million at June 30, 2002. Average assets through June 30, 2003 were $73.6 million compared to $62.3 through June 30, 2002. Total deposits increased $13.3 million or 21.9% through June 30, 2003 as compared to June 30, 2002. Gross loans increased $3.5 million or 7.2% through June 30, 2003 as compared to June 30, 2002. Total shareholder's equity at June 30, 2003 was $5.9 million, a $372 thousand or 6.8% increase from June 30, 2002.

        Total assets at December 31, 2002 were $67.8 million, a $6.2 million or 10% increase from $61.6 million at December 31, 2001. Average assets for 2002 were $64.8 million compared to $58.7 million for 2001. Total deposits increased $5.7 million or 10% to $61.9 million at December 31, 2002. Gross loans increased $5.4 million or 11.9%, to $51.2 million at December 31, 2002. Total shareholder's equity increased by $393 thousand, or 7.4% in 2002 over 2001, the result of 2002 profits of $427 thousand and a small decrease of $35 thousand in the net unrealized gain on securities available for sale in the investment portfolio. Total shareholder's equity ended the year at $5.7 million.

        Total assets at December 31, 2001 were $61.6 million, a $0.9 million or 1.4% decrease from $62.5 million at December 31, 2000. Average assets for 2001 were $58.7 million compared to $53.6 million for 2000. Total deposits decreased $1.1 million or 1.8% to $56.3 million at December 31, 2001. Gross loans increased $5.8 million or 14.5%, to $45.8 million at December 31, 2001. Total shareholders' equity increased by $340 thousand, or 6.8% in 2001 over 2000, the result of 2001 profits of $305 thousand and a small increase of $35 thousand in the net unrealized gain on securities available for sale in the investment portfolio. Total shareholders' equity ended the year at $5.3 million.

        The following table sets forth several key operating ratios for 2002, 2001 and 2000:

	For the Year Ended December 31,
	2002	2001	2000
Return on Average Assets	0.66%	0.52%	0.27%
Return on Average Equity	7.78%	5.91%	3.10%
Average Shareholders' Equity to Average Total Assets	8.54%	8.89%	8.68%

  Distribution of Assets, Liabilities, and Shareholders' Equity

        The following table presents, for the years indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Non-accrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands).

	For the Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid
Assets
Interest-Earning Assets:
Investment Securities	$4,247	$223	5.26%	$5,167	$294	5.69%	$8,740	$529	6.05%
Federal Funds Sold	2,993	48	1.61%	5,351	195	3.64%	1,523	97	6.37%
CD's	27	1	3.70%	—	—	0.00%	71	4	5.63%
Other Earning Assets	240	11	4.58%	72	9	12.50%	—	—
Loans	48,824	4,224	8.65%	41,287	3,915	9.48%	37,579	3,721	9.90%

Total Interest-Earning Assets	56,331	4,507	8.00%	51,877	4,413	8.51%	47,913	4,351	9.08%
Cash and Due From Banks	5,683			4,792			4,162
Premises and Equipment	2,731			1,672			1,236
Other Real Estate Owned	—			—			—
Accrued Interest and Other Assets	623			794			683
Allowance for Loan Losses	(571)			(473)			(391)

Total Assets	$64,797			$58,662			$53,603

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Now Accounts	$10,928	$26	0.24%	$10,525	$69	0.66%	$9,111	$74	0.81%
Money Market and Savings	14,437	142	0.99%	12,671	230	1.82%	12,776	265	2.07%
Time Deposits under $100,000	11,236	299	2.66%	9,711	446	4.59%	9,175	471	5.13%
Time Deposits of $100,000 or More	9,770	292	2.99%	8,386	406	4.84%	6,777	355	5.24%
Other				134	13	9.70%	261	22	8.43%

Total Interest-Bearing Liabilities	46,371	759	1.64%	41,427	1,164	2.81%	38,100	1,187	3.12%
Noninterest-Bearing Liabilities:
Demand Deposits	12,811			11,943			10,781
Other Liabilities	84			77			67
Shareholders' Equity	5,531			5,215			4,655

Total Liabilities and Shareholders' Equity	$64,797			$58,662			$53,603

Net Interest Income		$3,748			$3,249			$3,164

Net Yield on Interest-Earning Assets			6.65%			6.26%			6.60%

  Earnings Analysis

  Net Interest Income

        A significant component of our earnings is net interest income. Net interest income is the difference between the interest we earn on our loans and investments and the interest we pay on deposits and other interest-bearing liabilities.

        Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed funds, referred to as a "rate change".

        The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

	Year Ended December 31, 2002 versus Year Ended December 31, 2001			Year Ended December 31, 2001 versus Year Ended December 31, 2000
	Increase (Decrease) Due To Change in			Increase (Decrease) Due To Change in
	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Investment Securities	$(52)	$(18)	$(71)	$(216)	$(19)	$(235)
Federal Funds Sold	$(86)	$(61)	$(147)	$244	$(146)	$98
CD's	$1	$—	$1	$(4)	$—	$(4)
Other Earning Assets	$21	$(19)	$2	$9	$—	$9
Loans	$715	$(405)	$308	$367	$(173)	$194

Total Interest Income	$599	$(503)	$94	$400	$(338)	$62
Interest-Bearing Liabilities:
Money Market and NOW	$3	$(46)	$(43)	$11	$(16)	$(5)
Savings	$32	$(120)	$(88)	$(2)	$(32)	$(34)
Time Deposits under $100,000	$70	$(217)	$(147)	$27	$(53)	$(26)
Time Deposits $100,000 or More	$67	$(181)	$(114)	$84	$(34)	$50
Other	$(13)	$—	$(13)	$(11)	$2	$(8)

Total Interest Expense	159	(563)	(405)	110	(133)	(23)

Net Interest Income	$440	$60	$499	$289	$(205)	$85

  2002 Compared to 2001

        Net interest income for 2002 was $3.8 million, an increase of $499 thousand or 15.3% compared to the $3.3 million reported in 2001. This increase was primarily due to the increase in loan volume, which accounted for an increase of $715 thousand but was partially was offset by $405 thousand, resulting from declining interest rates. Loan interest rates decreased 50 basis points in 2002, compared to 2001.

        Interest income in 2002 was $4.5 million, a $94 thousand or 2.1% increase over the $4.4 million recorded in 2001. The increase in interest income was the result primarily of rate decreases in prime rate offset by an increase in average loan totals. Average loans outstanding increased by $7.5 million or 18.3% to $48.8 million in 2002 compared to $41.3 million in 2000. The yield on interest-earning assets decreased 51 basis points to 8% from 8.51% in 2001. The yield on the loan portfolio, Hacienda's largest interest-earning asset, decreased 83 basis points, from 9.48% in 2001 to 8.65% in 2002.

        Interest expense decreased in 2002 also as a result of declining rates. Interest expense was $759 thousand in 2002, compared to $1.16 million in 2001, a decrease of $405 thousand or 34.8%. Average interest-bearing liabilities increased $5 million or 12.1% to $46.4 million in 2002 compared to $41.4 million in 2001. Rates on interest bearing deposits decreased 115 basis points to 1.64% in 2002 compared 2.79% in 2001.

        Interest rates played a significant role in the changes in net interest income in 2002. Our yield on interest-earning assets decreased 51 basis points, while the yield on interest-bearing liabilities decreased 117 basis points. The net yield on interest-earning assets in 2002 increased 39 basis points to 6.65% compared to 6.26% in 2001.

  2001 Compared to 2000

        Net interest income for 2001 was $3.3 million, an increase of $85 thousand or 2.7% compared to the $3.2 million reported in 2000. This net increase was primarily due to the significant increase in volume of Hacienda's average interest earning assets, which increased $4 million or 8.2% to $51.9 million in 2001 compared to $47.9 million in 2000 which was offset by a decrease in the prime interest rate, which decreased 475 basis points in 2001 compared to 2000. The decline in interest rates on interest-bearing liabilities was substantially offset by the increase in volume during the same period.

        Interest income in 2001 was $4.4 million, a $62 thousand or a 1.4% increase over the $4.3 million recorded in 2000. The increase in interest income was the result primarily of the decreasing rate environment offset by volume increases in loan totals. Average loans outstanding increased $3.7 million or 9.7% to $41.3 million in 2001 compared to $37.6 million in 2000. The yield on interest-earning assets decreased 57 basis points to 8.51% from 9.08% in 2000. The yield on the loan portfolio, HB's largest interest-earning asset, decreased 42 basis points, from 9.9% to 9.48%.

        Interest expense also declined in 2001 as rates declined throughout the year. Interest expense was $1.16 million in 2001, compared to $1.19 million in 2000. The decrease in interest expense was primarily the result of the interest rate declines experienced throughout 2001, offset by an increase in interest-bearing liabilities. Average interest-bearing liabilities increased $3.3 million or 8.7% to $41.4 million in 2001 compared to $38.1 million in 2000.    Rates on interest bearing deposits decreased 29 basis points to 2.79% in 2001 from 3.08 in 2000.

        Interest rates played a significant role in the changes in net interest income in 2001. Our yield on interest-earning assets decreased 57 basis points, while the yield on interest-bearing liabilities decreased 31 basis points. The net yield on interest-earning assets in 2001 declined 34 basis points from 6.60% in 2000 to 6.26%.

  Noninterest Income

        Hacienda receives non-interest income from two primary sources: service charges and fees on accounts and banking services.

        In 2002, non-interest income was $926 thousand, a decrease of $123 thousand or 11.7% compared to the 2001 amount of $1.05 million. The majority of the decrease is attributable to a decrease of $70 thousand in the income generated on the sale of available for sale securities from the Hacienda investment portfolio and a decrease of $64 thousand in fees generated by the mortgage loan department.

        In 2001, non-interest income was $1.05 million, an increase of $310 thousand or 42% compared to the 2000 amount of $738 thousand. The increase is the result of a $147 thousand increase in service charges and fees on accounts and banking services and an increase of $132 thousand from the sale of securities from the Hacienda available for sale investment portfolio.

  Noninterest Expense

        Non-interest expense reflects our costs of products and services related to systems, facilities and personnel. The major components of non-interest expense stated as a percentage of average assets are as follows:

	2002	2001
Salaries and Employee Benefits	3.11%	3.30%
Occupancy and Equipment Expenses	1.26%	1.33%
Professional Fees and Outside Services	0.18%	0.22%
OREO Expenses	0.00%	0.00%
Office Expenses	0.36%	0.38%
Data Processing Expenses	0.81%	0.87%
Other Expenses	0.67%	0.62%

	6.39%	6.72%

        Non-interest expense was $4.1 million in 2002, an increase of $202 thousand or 5.1% over the $3.9 million reported in 2001. The majority of this increase is attributable to employee compensation, data processing and equipment related expenses.

        Non-interest expense was $3.9 million in 2001, an increase of $202 thousand or 5.4% compared to the $3.7 million reported in 2000.

  Income Taxes

        Income tax expense was $6 thousand, ($36 thousand), and ($42 thousand) for the years ended December 31, 2002, December 31, 2001, and December 31, 2000, respectively. These expenses resulted in an effective tax rate of approximately 1.34% in 2002 and resulted in tax benefits in 2001 and in 2000.

  Balance Sheet Analysis

  Investment Portfolio

        The following table summarizes the amounts and distribution of our investment securities held as of the dates indicated, and the weighted average yields as of December 31, 2002:

	December 31,
	2002			2001		2000
	Book Value	Market Value	Weighted Average Yield	Book Value	Market Value	Book Value	Market Value
Available-for-Sale Securities
U.S. Government and Agency Securities:
Within One Year	$499,986	$506,159	5.69%	$500,430	$516,533	$—
One to Five Years	1,001,806	1,022,274	3.77%	4,250,51	4,353,310	7,992,835	8,033,880
After Five Years	2,542,003	2,580,079	4.58%	—	—

Total U.S. Government and Agency Securities	4,043,795	4,108,512	4.53%	4,750,945	4,869,843	7,992,835	8,033,880

Total Available-for-Sale Securities	$4,043,795	$4,108,512	4.53%	$4,750,945	$4,869,843	$7,992,835	$8,033,880

        Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 2002 and 2001, the carrying values of securities pledged to secure public deposits and other purposes were $2.2 million and $2.5 million, respectively.

Loan Portfolio

        The following table sets forth the components of total net loans outstanding in each category at the date indicated (dollar amounts in thousands):

	December 31,
	2002	2001	2000	1999	1998
Loans
Commercial	$9,167	$8,364	$16,173	$15,702	$8,746
Agricultural Production/Farmers	1,885	2,333	1,307	885	774
Real Estate—Construction	11,467	10,066	3,338	2,114	835
Real Estate—Other	25,116	21,313	14,946	11,566	8,354
Consumer	3,547	3,677	4,204	3,704	2,873

Total Loans	51,182	45,753	39,968	33,971	21,582
Net Deferred Loan Costs (Fees)	(117)	(100)	(78)	(85)	(62)
Allowance for Loan Losses	(569)	(499)	(440)	(380)	(282)

Net Loans	$50,496	$45,154	$39,450	$33,506	$21,238

Commitments
Standby Letters of Credit	$349	$70	$66	$183	0
Undisbursed Loans and Commitments to Grant Loans	10,861	8,388	6,572	7,898	2,985

Total Commitments	$11,210	$8,458	$6,638	$8,081	$2,985

Risk Elements

        We assess and manage credit risk on an ongoing basis through our lending policies. We strive to continue our historically low level of credit losses by continuing our emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

        In extending credit and commitments to borrowers, we generally require collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from certain government guarantees. Our requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with our evaluation of the credit worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. We secure our collateral by perfecting our interest in business assets, obtaining deeds of trust, or outright possession among other means.

        We believe that our lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

        The following table shows the maturity distribution of the fixed rate portion of the loan portfolio and the re-pricing distribution of the variable rate portion of the loan portfolio at December 31, 2002:

3 Months or Less	Over 3 Months through 12 months	Due after one year to five years	Due after five years	Total
$12,208	$10,824	$12,772	$15,379	$51,182

	Loans on Non-Accrual			0

	Total Loans, including Loans Held for Sale			$51,182

  Nonperforming Assets

        The following table provides information with respect to the components of our non-performing assets at the dates indicated (dollar amounts in thousands):

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
Loans 90 Days Past Due and Still Accruing	$1	$1	$6	$—	$—
Nonaccrual Loans	—		—	36	—

Total Non-performing Loans	1	1	6	36	—
Other Real Estate Owned	—		—	—	—

Total Non-performing Assets	$1	$1	$6	$36	$—

Non-performing Loans as a Percentage of Total Loans	0.00%	0.00%	0.02%	0.11%	0.00%
Allowance for Loan Loss as a Percentage of Non-performing Loans	56900.00%	49900.00%	7333.33%	1055.56%	28200.00%
Non-performing Assets as a Percentage of Total Assets	0.00%	0.00%	0.01%	0.07%	0.00%

        Non-accrual loans are generally past due 90 days or are loans that we believe the interest on which may not be collectible. Loans past due 90 days will continue to accrue interest only when we believe the loan is both well-secured and in the process of collection.

        Other real estate owned is acquired through foreclosure or other means. These properties are recorded on an individual asset basis at the estimated fair value less selling expenses. We believe these properties can be liquidated at or near their current fair value.

  Provision and Allowance for Loan Losses

        The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in our loans. The provision for loan losses was $94 thousand in 2002 compared to $85 thousand in 2001 and $59 thousand in 2000.

        The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses (dollar amounts in thousands):

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
Outstanding Loans:
Average for the Year	$48,824	$41,287	$37,580	$25,449	$16,535
End of the Year	$51,065	$45,653	$39,891	$33,886	$21,520
Allowance For Loan Losses:
Balance at Beginning of Year	$499	$440	$380	$282	$249
Actual Charge-Offs:
Commercial		17		13
Consumer	18	34	16	1
Real Estate

Total Charge-Offs	18	51	16	14	—
Less Recoveries:
Commercial	35	18	14	19	30
Consumer	1	6	3		1
Real Estate		1			2

Total Recoveries	36	25	17	19	33

Net Loans Charged-Off	(18)	26	(1)	(5)	(33)
Off-Balance Sheet Commitment	(42)	—	—	—	—
Provision for Loan Losses	94	85	59	93	—

Balance at End of Year	$569	$499	$440	$380	$282

Ratios:
Net Loans Charged-Off to Average Loans	-0.04%	0.06%	0.00%	-0.02%	-0.20%
Allowance for Loan Losses to Total Loans	1.11%	1.09%	1.10%	1.12%	1.31%
Net Loans Charged-Off to Beginning Allowance for Loan Losses	-3.61%	5.91%	-0.26%	-1.77%	-13.25%
Net Loans Charged-Off to Provision for Loan Losses	-19.15%	30.59%	-1.69%	-5.38%	0.00%
Allowance for Loan Losses to Nonperforming Loans	56900.00%	49900.00%	7333.00%	1055.60%	28200.00%

        We believe that the allowance for loan losses is adequate. Quarterly detailed reviews are performed to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense. These systematic reviews follow the methodology set forth by the FDIC in its 1993 policy statement on the allowance for loan losses.

        A key element of our methodology is the credit classification process. Loans identified as less than "acceptable" are reviewed individually to estimate the amount of probable losses that need to be included in the allowance. These reviews include analysis of financial information as well as evaluation of collateral securing the credit. Additionally, we consider the inherent risk present in the "acceptable" portion of the loan portfolio taking into consideration historical losses on pools of similar loans, adjusted for trends, conditions and other relevant factors that may affect repayment of the loans in these pools.

        The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

	December 31, 2002		December 31, 2001		December 31, 2000		December 31, 1999		December 31, 1998
	Amount	Loan Percent	Amount	Loan Percent	Amount	Loan Percent	Amount	Loan Percent	Amount	Loan Percent
Commercial	$59	17.5%	$47	14.9%	$66	35.8%	$43	42.2%	$16	35.3%
Agricultural Production/ Farmers	14	4.6%	20	6.0%	7	3.3%	3	2.6%	2	3.6%
R/E—Construction	86	22.5%	88	22.1%	17	8.3%	7	6.2%	2	3.5%
Real Estate—Other	185	46.4%	183	43.8%	72	34.8%	38	32.1%	16	29.7%
Consumer	25	6.8%	34	8.4%	11	10.6%	14	11.1%	7	13.0%
Unallocated	200	2.2%	127	4.8%	267	7.2%	275	5.8%	239	14.9%

	$569	100%	$499	100%	$440	100%	$380	100%	$282	100%

  Funding

        Deposits are our primary source of funds. At December 31, 2002, we had a deposit mix of 38.6% in time deposits, 24.7% in money market and savings deposits, 17.3% in NOW deposits, and 19.4% in non-interest-bearing demand deposits. Our net interest income is enhanced by our percentage of non-interest-bearing deposits.

        The following table summarizes the distribution of average deposits and the average rates paid for the years indicated (dollar amounts in thousands):

	December 31,
	2002		2001		2000
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
NOW Accounts	$10,928	0.24%	$10,525	0.66%	$9,111	0.81%
Money Market and Savings	14,437	0.99%	12,671	1.82%	12,776	2.07%
TCD Less than $100,000	11,236	2.66%	9,711	4.59%	9,175	5.13%
TCD $100,000 or More	9,770	2.99%	8,386	4.84%	6,777	5.24%

Total Interest-Bearing Deposits	46,371	1.64%	41,293	2.79%	37,839	3.08%
Noninterest-Bearing Demand Deposits	12,811	n/a	11,943	n/a	10,781	n/a

Total Average Deposits	$59,182	1.28%	$53,236	2.16%	$48,620	2.40%

        The scheduled maturity distribution of Hacienda's time deposits of $100,000 or greater, as of December 31, 2002, were as follows (dollar amounts in thousands):

Three Months or Less	$4,922
Over Three Months to One Year	5,878
Over One Year to Three Years	780

$11,580

  Liquidity and Interest Rate Sensitivity

        The objective of Hacienda's asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of Hacienda and its capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to the our shareholders.

        Hacienda has instituted interest rate floors on certain variable rate loans. Once the interest rates on these variable rate loans reach the floor rate, they temporarily take on the attributes of a fixed rate loan. This action has helped Hacienda stabilize its net interest margin as the rates on our interest-bearing liabilities have continued to fall. However, when interest rates begin to rise again in the future, the interest rates on our interest-bearing liabilities will also begin to rise while the interest rates on those variable rate loans with floors will remain at the floor rate. This may cause Hacienda's net interest margins to shrink until the rates on those loans with interest rate floors rise above their floor rates.

        The table below sets forth the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities as of December 31, 2002, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be re-priced or matures within its contractual terms (dollar amounts in thousands):

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
Interest-Earning Assets:
Interest Bearing Deposits		100			100
Federal Funds Sold	1,960				1,960
Investment Securities, FRB and FHLB Stock	501	2,380	1,328		4,209
Gross Loans	11,809	11,222	11,720	16,430	51,181

	14,270	13,702	13,048	16,430	57,450

Interest-Bearing Liabilities:
Now Accounts	$10,692				10,692
Money Market and Savings	15,259				15,259
Time Deposits	10,109	12,483	1,292	—	23,884

	$36,060	$12,483	$1,292	$—	$49,835

Interest Rate Sensitivity Gap	$(21,790)	$1,218	$11,756	$16,430	$7,615
Cumulative Interest Rate Sensitivity Gap	$(21,790)	$(20,571)	$(8,815)	$7,615
Ratios Based on Total Assets:
Interest Rate Sensitivity Gap	-32.15%	1.80%	17.34%	24.24%	11.23%
Cumulative Interest Rate Sensitivity Gap	-32.15%	-30.35%	-13.01%	11.23%
Total Assets	67,784	67,784	67,784	67,784

        Liquidity refers to our ability to maintain a cash flow adequate to fund both on-balance sheet and off-balance sheet requirements on a timely and cost-effective basis. Potentially significant liquidity requirements include funding of commitments to loan clients and withdrawals from deposit accounts.

  Capital Resources

        Shareholders' equity at December 31, 2002 and 2001 was $5.7 million and $5.3 million, respectively. Average shareholders' equity for 2002 was $5.5 million compared to $5.2 million in 2001. Shareholders' equity activity is primarily from net income of $427 thousand in 2002.

        Shareholders' equity at December 31, 2001 was $5.3 million, an increase of $340 thousand or 6.8% over $5.0 million at December 31, 2000. Average shareholders' equity for 2001 was $5.2 million compared to $4.7 million in 2000.

        In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets. These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios. At December 31, 2002, Hacienda's capital exceeded the Tier 1 Capital, Leverage Ratio's and Total Capital minimum regulatory requirements. Hacienda's risk-based capital ratios, shown below as of December 31, 2002, have been computed in accordance with regulatory accounting policies.

	Minimum Requirements	Bank
Tier 1 Capital	4.00%	9.90%
Total Capital	8.00%	11.10%
Leverage Ratio	4.00%	8.30%

  Effects of Inflation

        The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

  Quantitative and Qualitative Disclosure About Market Risk

        Net Interest Margin.    As previously discussed, net interest income is the difference between the interest income and fees earned on loans and investments and the interest expense paid on deposits and other liabilities. The amount by which interest income exceed interest expense depends on two factors: the volume of earnings assets compared to the volume of interest-bearing deposits and liabilities, and the interest rate earned on those interest earning assets compared with the interest paid on those interest- bearing deposits and liabilities.

        Net interest margin is the net interest income expressed as a percentage of earning assets. To maintain its net interest margin, Hacienda must manage the relationship between interest earned and paid, and the relationship is subject to the following types of risks that are related to changes in interest rates.

        Market Risk.    The market values of assets or liabilities on which the interest rate is fixed will increase or decrease with changes in market interest rates. If Hacienda invests funds in a fixed rate long-term security and then interest rates rise, the security is worth less than a comparable security just issued because the older security pays less interest than the newly issued security. If the older security had to be sold, Hacienda would have to recognize a loss. Correspondingly, if interest rates decline after a fixed rate security is purchased, its value increases. Therefore, while the value changes regardless of which direction interest rates move, the adverse exposure to "market risk" is primarily due to rising interest rates. This exposure is lessened by managing the amount of fixed rate assets and by keeping maturities relatively short. However, this strategy must be balanced against the need for adequate interest income because variable rate and shorter fixed rate securities generally earn less interest than longer term fixed rate securities.

        There is market risk relating to Hacienda's fixed rate or term liabilities as well as its assets. For liabilities, the adverse exposure to market risk is to lower rates because Hacienda must continue to pay the higher rate until the end of the term. However, because the amount of fixed rate liabilities is less than the fixed rate assets, and because the average maturity is substantially less for liabilities than for the assets, the market risk is not as great.

        Net interest margin was 6.65% in 2002 compared to 6.26% in 2001 and 6.60% in 2000.

        The following is a summary of the carrying amounts and estimated fair values of selected Bank financial assets and liabilities at December 31, 2002 (amounts in thousands):

	Carrying Amount	Estimated Fair Value
Financial Assets:
Securities	$4,044	$4,132
Loans, Net of Allowance for Credit Losses	$50,496	$50,596
Financial Liabilities:
Deposits	$61,902	$61,965

        Other than a relatively small difference due to credit quality issues pertaining to loans, the difference between the carrying amount and the fair value is a measure of how much more or less valuable Hacienda's financial instruments are to it than when acquired. The net difference for interest-bearing financial assets is $188 thousand. The amount is not deemed to be significant compared to the outstanding balances taken as a whole.

        Mismatch Risk.    Another interest-related risk arises from the fact that when interest rates change, the changes do not occur equally in the rates of interest earned and paid because of difference in the contractual terms of the assets and liabilities held. Approximately 37% of Hacienda's loan portfolio is tied to the prime interest rate. If the prime rate is lowered because of general market conditions, e.g., other banks are lowering their lending rates; these loans will be repriced and the rate paid on federal funds sold to other banks will also decline. If Hacienda were at the same time to have a large proportion of its deposits in long-term fixed rate certificates, net interest income would decrease immediately. Interest earned on loans would decline while interest expense would remain at higher levels for a period of time because of the higher rate still being paid on deposits.

        A decrease in net interest income could also occur with rising interest rates if Hacienda had a large portfolio of fixed rate loans and securities funded by deposit accounts on which the rate is steadily rising. This exposure to "mismatch risk" is managed by matching the maturities and repricing opportunities of assets and liabilities. This is done by varying the terms and conditions of the products that are offered to depositors and borrowers. For example, if many depositors want longer-term certificates while most borrowers are requesting loans with floating interest rates, Hacienda will adjust the interest rates on the certificates and loans to try to match up demand. Hacienda can then partially fill in mismatches by purchasing securities with the appropriate maturity or repricing characteristics.

        One of the means of monitoring this matching process is the use of a "gap" report table. This table shows the extent to which the maturities or repricing opportunities of the major categories of assets and liabilities are matched based upon specific interest rate shifts of up to +/- 300 basis points.

        The following table shows the estimated impact to net interest income for an instantaneous shift in various interest rates as of December 31, 2002 (the dollar change in net interest income represents the estimated change for the next 12 months):

Change in Interest Rates	Change in Net Interest Income
+300 basis points	$202
+200 basis points	56
+100 basis points	8
-100 basis points	49
-200 basis points	46
-300 basis points	(91)

        Hacienda has adequate capital to absorb any potential losses as a result of a decrease in interest rates. Periods of more than one year are not estimated because steps can be taken to mitigate the adverse effects of any interest rate changes.

        Basis Risk.    A third interest-related risk arises from the fact that interest rates rarely change in a parallel or equal manner. The interest rates associated with the various assets and liabilities differ in how often they change, the extent to which they change, and whether they change sooner or later than other interest rates. For example, while the repricing of a specific asset and a specific liability may fall in the same period of a gap report the interest rate on the asset may rise 100 basis points, while market conditions dictate that the liability increases only 50 basis points. While evenly matched in the gap report, Hacienda would experience an increase in net interest income. This exposure to "basis risk" is the type of interest risk least able to be managed, but is also the least dramatic. Avoiding concentration in only a few types of assets or liabilities is the best insurance that the average interest received and paid will move in tandem, because the wider diversification means that many different rates, each with their own volatility characteristics, will come into play. Hacienda has made an effort to minimize concentrations in certain types of assets and liabilities.

Description of Business

  General

        Hacienda originally commenced operations on January 19, 1988 as a national banking association. Hacienda converted to a state-chartered bank on December 26, 1997 and is regulated by the California Commissioner of Financial Institutions. Hacienda's main office is located at 361 Town Center West, Santa Maria, California 93455. In 1998, Hacienda established branch offices in Orcutt at 1125 Clark Street and at 2414 Broadway in Santa Maria. In July 2002 Hacienda closed its office at 2414 Broadway and opened a new branch at 2339 South Broadway in Santa Maria. Hacienda has no holding company and no operating subsidiaries. Hacienda is a member of the Federal Reserve System, and its deposit accounts are insured by the Federal Deposit Insurance Corporation up to the maximum legal limits.

        Hacienda concentrates on providing community banking services to, and serving the needs of, small and medium-sized businesses, professionals and individuals, with an emphasis on cultivating long-term overall banking relationships. Hacienda engages in a variety of lending activities including commercial, real estate as well as real estate construction (primarily single-family residential), and consumer. Hacienda offers a variety of deposit instruments. These include personal and business checking accounts and savings accounts, including interest-bearing negotiable order of withdrawal ("NOW") accounts, money market accounts and time certificates of deposit. Hacienda offers a wide range of specialized services to its customers, including ATM access, travelers' checks, collections, night deposit facilities and safe deposit boxes. In addition Hacienda offers internet banking services to both consumer and commercial customers. Hacienda does not have trust powers but arranges for trust services through correspondent banks and other entities. Hacienda also provides letters of credit and international services through correspondent banks. Its commercial real estate loans include loans under a separate SBA program for owner-occupied commercial real estate (where a portion of the loan is guaranteed by the SBA), loans for special purpose buildings such as professional offices and interim construction.

        Hacienda also offers a full range of consumer loans including home equity loans and credit cards, and also offers both fixed and adjustable rate mortgage loans through third party mortgage lenders. It also finances construction loans for smaller residential projects.

  Market Area

        Hacienda has branches in Santa Maria, CA, but its market expands into Southern San Luis Obispo County. The Town Center West branch anchors Hacienda's presence in the rapidly changing northern Santa Maria marketplace. Hacienda's office in Orcutt covers the residential area south of Santa Maria in Orcutt. The South Broadway office is located at the intersection of South Broadway and McCoy Streets at the center of the expanding business area in town. The population base in Santa Maria is 55% Hispanic. Financial institution competition is substantial as there are over 18 different financial institutions in Santa Maria and includes one other local community bank started two years ago. This branch network gives Hacienda the ability to provide great convenience and service to the entire spectrum of customers in Santa Maria.

        Hacienda's target market is small-to-medium size businesses, professionals, general retail customers and the local community. Hacienda relies on a foundation of locally generated core deposits. Core deposits are defined as deposits held by Hacienda on the basis of a direct and ongoing relationship between Hacienda and depositor, and not solely on the basis of competitive price considerations. Core deposits include the following types of deposit accounts: noninterest bearing demand deposits, money market, NOW, savings accounts and local area certificates of deposits.

        Hacienda does not have direct dealings with any foreign sources and has no known risks in any international business.

  Competition

        The banking business in California generally, and in the Santa Barbara and San Luis Obispo County market areas specifically, is highly competitive with respect to both loans and deposits and is dominated by major banks with many offices operating over the area. In Hacienda's primary service area, the large central coast banks, Mid-State Bank and Santa Barbara Bank & Trust, dominate the commercial banking market. This domination has grown as a result of acquisitions of other independent banks in the area during the past five years. Hacienda competes for deposits and loans principally with other commercial banks, as well as with non-bank financial institutions, including savings and loan associations and credit unions. Further, the recent trend has been for other institutions, such as brokerage firms and credit card companies, to offer alternative investment vehicles such as money market funds, and to offer traditional banking services such as check-writing, access to money market funds and cash advances on credit card accounts.

        Among the advantages certain of these institutions have over Hacienda are their ability to finance wide-ranging and effective advertising campaigns, to access international money markets and to allocate their investment resources to regions of highest yield and demand. Major banks operating in Hacienda's service area offer certain services (such as international services) which are not offered directly by Hacienda. By virtue of their greater total capitalization, such banks also have substantially higher lending limits than that of Hacienda.

        To compete with major financial institutions in its market area, Hacienda relies upon personalized services, local promotional activity, and personal contacts by its officers, directors and staff. Hacienda believes that the high quality of customer service, attention, availability of decision makers along with prompt responses to lending requests is a huge contributing factor to Hacienda's successes in the area. For those customers whose loan demands exceed Hacienda's lending limit, Hacienda seeks to arrange for such loans on a participation basis with other banks. Hacienda also assists customers requiring services not offered by Hacienda to obtain such services from its correspondent banks.

        Hacienda does not have a dependency upon a single customer or industry whose loss of business would have a material adverse effect on Hacienda. Hacienda seeks to avoid undue concentrations to a single industry. Some of Hacienda's commercial, real estate and construction borrowers, are to some extent dependent on the real estate and construction industries, and could be adversely affected by a recession and deterioration of the local real estate market.

  Premises

        Hacienda leases the premises located 361 Town Center West Santa Maria, California 93458 which is Hacienda's headquarters office. The Town Center West office is a two story design of approximately 14,000 square feet. Hacienda's lease expires July 31, 2012 in which Hacienda makes lease payments of $15,382 per month. Hacienda also subleases the 2nd floor of the Town Center West office to 2 lessees. The 1st lessee's lease payment is $2,250 per month and expires May 2003. This lease is currently being renegotiated for an additional 2 years with additional space being requested by the lessee. The 2nd lessee's lease payment is $2,100 per month and also expires in May 2003. This lessee will be leasing another office space after the expiration of their lease.

        Hacienda owns the premises located at 2239 South Broadway, Santa Maria, California 93455, which is Hacienda's South Broadway office. The South Broadway office consists of approximately 37,500 net square feet which include drive-up facilities and parking for approximately 30 vehicles. The cost of the land and premises was approximately $2.2 million and was opened in July 2002.

        Hacienda also leases premises located at 1125 East Clark Ave, Santa Maria, California, 93455 which is Hacienda's Oak Knolls office. The Oak Knolls office consists of approximately 4,600 square feet. Hacienda's lease expires on June 30, 2008, and current lease payments are $5,721 per month. Hacienda also has an option to extend the term for an additional five-year period and also two additional two-year periods.

        Hacienda also leases space located at 3580 Orcutt Road, Santa Maria, California 93455 which is a stand alone ATM. There is no lease on this space and Hacienda has an understanding with the lessor and bank customer that the arrangement may be ended at any time by either party at their convenience. The current lease payment is $200 per month.

        Hacienda also leases space located at 142 Town Center West, Santa Maria, California 93454, Unit E-38 which is also a stand alone ATM located in the Town Center Mall. There was a two-year lease which expired in September 2003. The current lease payment is $1,283.33 per month. This lease is currently in the process of being renegotiated.

        Hacienda's net rental and lease expense for the year ended December 31, 2002 was approximately $270,019.

  Lending

        We offer a range of commercial and personal loans to individuals and businesses within our immediate market area. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), real estate acquisition and development, and purchase of machinery and equipment. Consumer loans include secured and unsecured loans for automobiles, home improvement, and personal investments. We also make various types of real estate loans. Types of lending are discussed below.

        We are subject to a variety of regulatory lending limits (See "Supervision and Regulation" below).

        Commercial Loans.    Commercial lending activity is directed principally toward businesses whose demand for funds falls within our legal lending limit. These businesses include small- to medium-sized retail businesses, manufacturing, wholesalers, services companies and professionals. These loans include term loans with fixed and variable interest rates, lines of credit with variable rates secured by equipment, inventory, and accounts receivable.

        Real Estate Loans.    Real estate lending includes home equity lines and loans, and commercial mortgage loans and mobile home loans. Home equity lines and loans are secured by second mortgages on single-family residences located within our primary market area. Commercial mortgages are secured by first mortgages on commercial properties which are typically owner occupied in our primary market area. Mobile home loans are secured by the property and do not exceed 75% loan to value.

        Consumer Loans.    Consumer loans are made on a secured or unsecured basis and are oriented primarily to the requirements of our clients, with an emphasis on loans for automobiles, home improvements, debt consolidation, and other personal needs.

  Deposit and Other Banking Services

        We offer deposit products that are typically available in most banks including checking accounts, NOW accounts, savings accounts, and other time deposits ranging from money market accounts to longer-term certificates of deposit. The transaction accounts and time deposits are tailored to our primary market area at rates competitive to those offered in the area. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (generally $100,000 per depositor, subject to aggregation rules). We solicit accounts from individuals, businesses, associations and organizations, and other financial institutions. Other services include traveler's checks, direct deposit of payroll checks, and automatic drafts.

  Employees

        As of December 31, 2002 we had 40 full-time equivalent employees. None of our employees are covered by a collective bargaining agreement. We consider relations with our employees to be satisfactory.

Voting Securities And Principal Holders Thereof

        There were issued and outstanding 1,542,744 shares of Hacienda's common stock, on            , 2003, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Hacienda meeting.

        Management knows of three (3) persons who own beneficially as of            , 2003 more than five percent (5%) of the outstanding Common Stock of Hacienda. They are:

	Amount of Common Stock Beneficially Owned		Percent of Outstanding Common Stock Beneficially Owned(1)
Joseph A. Olivera, Jr.	158,803		9.68%
Burt E. Fugate	145,492		8.86%
Mark Colt Fugate	103,300		6.29%
All Directors & Executive Officers as a Group (12 in number)	612,654	(2)	37.33%

(1)
Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security. Beneficial owner includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the record date.

(2)
Includes 43,920 vested option shares that may be acquired by all directors and executive officers of Hacienda upon exercise of stock options.

(3)
The term "executive officer" means the President/Chief Executive Officer, Executive Vice President/Senior Credit Officer and Executive Vice President/Chief Financial Officer.

Directors

        The Bylaws of Hacienda provide that the authorized number of directors shall be not less than seven (7) nor more than thirteen (13) with the exact number to be fixed from time to time by resolution of the Board of Directors or the shareholders. The exact number of directors has been fixed at nine (9).

        The following table sets forth certain information, as of                        , 2003, with respect to (a) the executive officers (3) of Hacienda, (b) the Board of Directors, and (c) the executive officers and directors as a group:

				Common Stock Beneficially Owned(4) on , 2003
			Year First Elected Or Appointed Director
Names, Addresses And Offices Held With Bank	Principal Occupation For Past Five Years	Age as of 6/30/03		Number Of Shares		Percentage Of Shares Outstanding
Burt E. Fugate Director	Charter Brokerage Real Estate Broker, Appraiser & Developer	68	1987	145,492	(5)(6)	8.86%
Mark Colt Fugate Director	Charter Brokerage Asset Manager	41	2001	103,300	(5)(7)	6.29%
Richard A. Hulme Chairman Of The Board	Retired Aerospace Industry	75	1987	58,300	(5)(6)	3.55%
Hans J. Kardel Director	Hans J. Kardel CLU Ins Insurance Sales & Service	70	1987	50,026	(5)(6)	3.05%
Cole W. Minnick Director	President & CEO Hacienda Bank	58	2001	27,450	(5)(8)	1.67%
Joseph A. Olivera, Jr. Director	Retired Natural Gas Utility Co.	81	1987	158,803	(5)(6)	9.68%
Alexander F. Simas Director	Kirk & Simas Attorney	52	1998	26,426	(6)	1.61%
Barbara Stanley Director	Byrd Farms CPA	49	2003	0		N/A
Craig F. Stephens Director	Santa Maria Tire Owner	47	1998	10,800	(5)(6)	..66%
Dean R. Viker Director	Viker Tractor Co., Inc. Tractor Sales & Service	66	1987	15,867	(5)(6)	0.97%
Directors and Executive Officers as a Group (twelve persons as of , 2003)				612,654	(9)	37.33%

(4)
Includes shares beneficially owned and, directly and indirectly, together with associates. Subject to applicable community property laws and share voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.

(5)
Except as otherwise noted, includes shares held by such person's spouse (except where legally separated) and for minor children

(6)
Includes 5,700 shares of stock vested to Messrs. Burt Fugate, Hulme, Kardel, Olivera, Simas, Stephens and Viker pursuant to Hacienda's stock option plan.

(7)
Includes 1,300 shares of stock vested to Mr. Mark Fugate pursuant to Hacienda's stock option plan.

(8)
Includes 20,200 shares of stock vested to Mr. Minnick pursuant to Hacienda's stock option plan.

(9)
Includes 62,620 vested option shares that may be acquired by all directors and executive officers of Hacienda upon exercise of stock options.

The Board of Directors and Committees

        During the period from January 1, 2002 through December 31, 2002, there were twelve (12) Board of Director regular meetings held. In addition to meeting as a group to review Hacienda's business, certain members of the Board of Directors of Hacienda also devoted their time and talents to the following standing committees.

        Hacienda's Audit Committee, currently composed of directors Richard Hulme (Chairperson), Mark Fugate, Craig Stephens and Dean Viker, met four (4) times in 2002. The purpose of the Audit Committee is to meet with the outside auditors of Hacienda in order to direct the audits and credit reviews of Hacienda. In addition, it is the responsibility of the Audit Committee to recommend to the Board of Directors the selection of independent accountants to make certain that the independent accountants have the necessary freedom and independence to freely examine all Bank records, and to review reports of the accounting firm.

        The Personnel Committee, currently composed of directors Mark Fugate (Chairperson), Alexander Simas, Richard Hulme and Craig Stephens, met four (4) times in 2002. The primary function of the Personnel Committee is to review the employment of officers and to recommend the compensation for all officers. Additionally, the Personnel Committee recommends to the Board of Directors all salary increases for senior officers and changes in personnel policies.

        The Director's Loan Committee, currently composed of all directors with Alex Simas as the Committee Chairperson, met twenty three (23) times in 2002. The primary function of the Director's Loan Committee is to review and approve or deny all loans over an officer's assigned lending authority or any changes to a loan that is classified. In addition, all loans over $100,000 within the officer's lending authority are reported by the officer to the committee. The committee also approves changes to Hacienda's credit policy.

        Hacienda has no standing nominating committee; however, the procedures for nominating directors, other than by the Board of Directors itself are set forth in Hacienda's Bylaws and in the Notice of Annual Meeting of Shareholders. In addition to the above committees, Hacienda has committees relating to Asset/Liability & Investments, EDP Steering Committee and an Executive Committee.

Executive Officers

        The following table sets forth as of                        , 2003 each of the persons who currently serves as an executive officer of Hacienda, such person's age, principal, occupation, current position with Hacienda, and the period during which the person has served in such position.

Name and Position	Age as of 6/30/03	Business Experience During Past 5 Years	Year First Appointed Executive Officer
Cole W. Minnick(10)	58	President and Chief Executive Officer	2001
David A. Duarte(11)	54	Executive Vice President & Senior Credit Officer	2002
Jerry Smith(12)	46	Executive Vice President & Chief Financial Officer	2002

(10)
On May 29, 2001, Mr. Minnick was appointed President and Chief Executive Officer and a Director of Hacienda. Mr. Minnick had previously served as Executive Vice President of Mellon 1st Business Bank in Los Angeles from 1998 to 2001. He was Senior Vice President and Chief Financial Officer of Verdugo Banking Company in Glendale, CA from 1990 to 1998. Mr. Minnick has served as an executive officer of several other banks and has over 32 years of banking experience.

(11)
Mr. Duarte was appointed Executive Vice President and Chief Credit Officer in July 2002. Prior to joining Hacienda Bank, Mr. Duarte was Senior Vice President and Chief Credit Officer at Mission Community Bank in San Luis Obispo for 14 months. From 1996 until 2001 Mr. Duarte was Executive Vice President and Chief Credit Officer at Security First Bank then at Cerritos Valley Bank. He was at Home Bank in Signal Hill, CA for 23 years and Chief Credit Officer from 1992-1996.

(12)
Mr. Smith was appointed Executive Vice President and Chief Financial Officer in August 2002. Previously Mr. Smith had served as Senior Vice President and CFO from 1997 until June 2001 at Camarillo Community Bank. He was at Citizens Bank in Pasadena from 1985-1996. Mr. Smith was the CFO from 1990-1996. He has over 20 years of banking experience.

Executive Compensation

        The following summary compensation table sets forth, for the last three (3) completed fiscal years, the cash and certain other compensation paid by Hacienda to Hacienda's President and Chief Executive Officer and the other Executive Officers of Hacienda whose total annual salary and bonus for the fiscal year ended December 31, 2002 exceeded $100,000.

		Annual Compensation						Long-Term Compensation
(A)	(B)	(C)(13)		(D)		(E)(14)
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation		Awards Stock Options(#)	All Other Compensation $
Cole W. Minnick	2002 2001	$ $	135,834 78,192	$ $	12,500 0	$ $	4,200 2,450	1,000 50,000	$ $	2,200 1,400	(15)

(13)
Total base salary paid for fiscal years 2002 and 2001.

(14)
Represents the dollar value of other annual compensation not properly categorized as salary or bonus; including (i) perquisites and other personal benefits, securities or property unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer in columns (C) and (D); (ii) above-market or preferential earnings on restricted stock, options, stock appreciation rights ("SARs") or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iii) earnings on long-term incentive plan ("LTIP") compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iv) amounts reimbursed during the fiscal year for the payment of taxes; and (v) the dollar value of the difference between the price paid by a named executive officer for any security of Hacienda purchased from Hacienda (through deferral of salary or bonus, or otherwise), and the fair market value of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of the registrant. None of the named officers had other annual compensation in excess of 10% of the total annual salary and bonus reported for any of the last three fiscal years.

(15)
Includes $2,200 received as directors' fees.

Director Compensation

        Effective January 2002, Directors of Hacienda began receiving $200.00 each for their attendance at the Board of Directors' meetings. The total fees paid in 2002 were $19,200.00.

Employment and Change of Control Agreements

        On May 29, 2001, Hacienda entered into a two-year employment agreement with Mr. Minnick as President and Chief Executive Officer. The agreement is renewed annually for an additional two years unless either party does not agree to renew. The agreement provides for a base annual salary of $140,000. The agreement also provides for a bonus at the end of each fiscal year based upon performance. The form and amount of such bonus, if any, is to be determined in the sole discretion of the Board based upon mutually annually agreed upon criteria. In the event of a change of control or merger where Hacienda is not the surviving entity and that he is not retained or leaves within one year, the agreement provides for severance pay equal to Mr. Minnick's then current salary rate for 24 months.

        On July 17, 2002, Mr. David A. Duarte was appointed Executive Vice President/Chief Credit Officer of Hacienda. Mr. Duarte is responsible for the credit administration functions and managing the lending activities. His base annual salary is $100,000. He is eligible for a bonus at the end of each fiscal year based upon performance. Hacienda entered into a Change of Control Agreement on July 8, 2002 with Mr. Duarte. The agreement provides that in the event of a change of control or a merger where Hacienda is not the surviving entity and he is not retained, he will receive an amount equal to twelve months current base salary.

        On August 21, 2002, Mr. Jerry Smith was appointed Executive Vice President/Chief Financial Officer of Hacienda. Mr. Smith is responsible for the operations functions and financial administration activities. His base annual salary is $95,000. He is eligible for a bonus at the end of each fiscal year based upon performance. Hacienda entered into a Change of Control Agreement on April 10, 2003 with Mr. Smith. The agreement provides that in the event of a change of control or a merger where Hacienda is not the surviving entity and he is not retained, he will receive an amount equal to twelve months current base salary.

        Hacienda has provided and plans to provide its executive officers with automobile allowances, certain insurance benefits, and memberships to professional organizations which memberships are used primarily for Bank business. No amount is stated for any of the foregoing since Management has concluded that the amount of any personal benefits to any executive officer and to the executive officers as a group is less than the lesser of $25,000 per person or ten percent (10%) of the compensation reported under "Cash Compensation" for each person and for the group.

Stock Option Plans

        On April 15, 1998, Hacienda's board of directors adopted the 1998 Stock Option Plan (the "1998 Plan"). Up to an aggregate of 400,000 shares were allocated to the Plan. Options granted under the 1998 Plan may be incentive stock options, as permitted under Section 422A of the Internal Revenue Code of 1954, as amended, (the "Code") or "non-qualified" stock options.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND 2002 OPTION/SAR VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options/SARs at 2002(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at 2002(#) Exercisable
Cole W. Minnick	0	0	10,000/51,000	$22,700

        As of December 31, 2002, there were options outstanding to purchase a total of 172,748 shares of Hacienda's common stock.

Certain Transactions

        During the previous three (3) years, Hacienda has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and their associates. These transactions have been (and those in the future are intended to be) on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. During the period from January 1, 2002 through December 31, 2002, the maximum aggregate extensions of credit to directors, executive officers and persons with which they are financially or otherwise closely associated was $3,045,366 or 55.35% of Hacienda's equity capital.

        Loans to directors, officers and employees or their related interests are permitted, but must be made in compliance with all applicable laws and regulations including Regulation O, Section 215.4(b) of the Financial Institutions Regulatory and Interest Rate Control Act of 1978, and Section 3372 of the California Financial Code. These laws require that all director and director related loan requests are granted with interest rates and terms based on the same criteria as comparable credit risks within Hacienda. All loans to executive officers and directors must be approved by the Senior Loan Committee prior to submission to the board of directors. All loans made to any member of the board of directors or the Executive Officers of Hacienda on behalf of himself or any related entity, or immediate family member requires prior approval of the majority of the full board of directors. At December 31, 2002, Hacienda had $3,789,774 in loans and loan commitments to directors and executive officers.

        Hacienda leases its head office building from four individuals including Burt E. Fugate and Joseph A. Olivera, Jr., directors of Hacienda. The lease was executed on July 20, 1990, that commenced a twenty (20) year term on December 1, 1991, and Hacienda occupied the building on November 12, 1991. Hacienda renegotiated the existing lease in December 2002 to a commercial lease with annual CPI adjustments. The lease will expire in 2012. Rent is currently $14,999.00 per month and is adjusted annually beginning on January first of each year in accordance with increases in the consumer price index. In addition, Hacienda pays utilities, taxes and insurance. Hacienda has a first right of refusal to purchase the building if the lessor decides to sell.

        Hacienda has established a 401(k) plan with the Principal Financial Group Company, which Director Hans J. Kardel is a broker and who receives commissions on contributions made for the 401(k) plan. Mr. Kardel receives a commission rate of 0.25% to 3% for contributions made to the 401(k) plan depending on the size of the contributions. Mr. Kardel received $4,707.65 in commissions from Hacienda in 2002.

Relationship With Independent Accountants

        The board of directors has appointed Hutchinson & Bloodgood, LLP as independent public accountants for Hacienda for the fiscal year ending December 31, 2003. For the fiscal year ended December 31, 2002, Hutchinson & Bloodgood, LLP performed an annual audit of Hacienda's financial statements. All professional services rendered by Hutchinson & Bloodgood, LLP during 2002 were furnished at customary rates and terms and were approved by Hacienda's audit committee. All audit services provided by Hutchinson & Bloodgood, LLP were performed by permanent employees of Hutchinson & Bloodgood, LLP. Representatives of Hutchinson & Bloodgood, LLP will be present at the Hacienda meeting, they will have the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders.

Audit Fees

        The aggregate fees paid for the last fiscal year for professional services rendered by Hutchinson & Bloodgood, LLP for audit of Hacienda's annual financial statements was $15,588 in 2002. The aggregate fees paid for the last two fiscal years for professional services rendered by Vavrinek, Trine, Day & Co., LLP for audit of Hacienda's annual financial statements was $9,350 in 2002 and $29,800 in 2001.

Tax Fees

        The aggregate fees billed in the last fiscal year for professional services rendered by Hutchinson & Bloodgood, LLP for tax compliance, tax advice and tax planning was $1,200 for 2002. The aggregate fees paid for the last two fiscal years for tax compliance, tax advice and tax planning rendered by Vavrinek, Trine, Day & Co., LLP was $3,000 in 2002 and $2,500 in 2001.

FORWARD LOOKING STATEMENTS

        Certain statements contained in this joint proxy statement—prospectus or in documents contained as Appendices, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements, including among others those found in "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," and "THE MERGER" involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

        In particular, we have made statements in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for operations, the amount of general and administrative expenses, the size of anticipated reductions in fixed labor costs, the amount of severance costs, the effort involved in aligning accounting policies and the transactional costs of the merger. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of the foregoing assumptions.

In addition to the risks discussed in "RISK FACTORS," the following factors may also affect the accuracy of forward looking statements in this joint proxy statement—prospectus:

  •
  demographic changes;

  •
  changes in business strategy or development plans;

  •
  the availability of capital to fund the expansion of the combined business; and

  •
  other factors referenced in this joint proxy statement—prospectus or the documents incorporated herein by reference.

        Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Heritage Oaks and Hacienda disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

        Heritage Oaks files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Heritage Oaks files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which reports, proxy and information statements and other information regarding Heritage Oaks are available.

        Heritage Oaks has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Heritage Oaks common stock to be issued in connection with the merger. This joint proxy statement—prospectus also constitutes the prospectus of Heritage Oaks filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

        Heritage Oaks has supplied all information contained in the joint proxy statement—prospectus relating to Heritage Oaks and Hacienda has supplied all such information relating to Hacienda.

        In deciding how to vote on the merger, you should rely only on the information contained in this joint proxy statement—prospectus. Neither Heritage Oaks nor Hacienda has authorized any person to provide you with any information that is different from what is contained in this joint proxy statement—prospectus. This joint proxy statement—prospectus is dated                        , 2003. You should not assume that the information contained in this joint proxy statement—prospectus is accurate as of any date other than such date, and neither the mailing to you of this joint proxy statement—prospectus nor the issuance to you of shares of Heritage Oaks common stock will create any implication to the contrary. This joint proxy statement—prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

LEGAL MATTERS

        Certain legal matters with respect to Heritage Oaks, including the validity of the shares of Heritage Oaks common stock to be issued in connection with the merger, will be passed upon for Heritage Oaks by Reitner & Stuart, San Luis Obispo, California. As of the date of this joint proxy statement—prospectus, members of Reitner & Stuart owned an aggregate of approximately            shares of Heritage Oaks common stock.

EXPERTS

        The consolidated financial statements of Heritage Oaks as of December 31, 2002 and 2001, and for each of these years in the three-year period ended December 31, 2002 contained in Appendix E to this joint proxy statement—prospectus have been audited by Vavrinek, Trine, Day & Co., LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The financial statements of Hacienda as of December 31, 2002, and for the years ended December 31, 2002 contained in this joint proxy statement—prospectus have been audited by Hutchinson & Bloodgood, LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of Hacienda as of December 31, 2001 and for the two year period ended December 31, 2001 contained in this joint proxy statement—prospectus have been audited by Vavrinek, Trine, Day & Co., LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

OTHER BUSINESS

        We are not aware of any business to come before either of the special meetings other than those matters described in this joint proxy statement—prospectus. However, if any other matters should properly come before either of such meetings, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

FINANCIAL STATEMENTS OF HACIENDA BANK

HACIENDA BANK

STATEMENT OF CONDITION
June 30, 2003

6/30/2003
ASSETS
Cash and due from banks	$5,981,871
Federal funds sold	15,465,000

Cash and cash equivalents	21,446,871
Investment securities available for sale	2,994,051
Interest-bearing deposits in bank	100,000
Federal Reserve Bank stock	170,000
Federal Home Loan Bank stock	82,400
Loans, net	51,467,231
Accrued interest receivable	293,430
Bank premises and equipment, net	2,922,344
Other assets	459,256

Total assets	$79,935,584

LIABILITIES
Deposits
Noninterest-bearing	$14,741,058
Interest-bearing	59,239,771

Total deposits	73,980,829
Accrued interest payable	32,298
Other liabilities	55,488

Total liabilities	74,068,616

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, no par value; 5,000,000 shares authorized; 1,542,744 shares issued and outstanding as of December 31, 2002 and 2001	8,146,614
Accumulated deficit	(2,312,953)
Accumulated other comprehensive income	33,307

Total stockholders' equity	5,866,969

Total liabilities and stockholders' equity	$79,935,584

The accompanying notes are an integral part of these financial statements.

F-2

HACIENDA BANK

STATEMENT OF EARNINGS
Six Months Ended June 30, 2003

	6/30/2002	6/30/2003
Interest income:
Interest and fees on loans	$2,072,583	$2,169,586
Federal funds sold	16,209	43,238
Investment income	124,376	85,962

Total interest income	2,213,168	2,298,786
Interest expense on deposits	373,576	414,837
Interest expense on federal funds purchased	144	—

Net interest income	1,839,592	1,883,949
Provision for loan losses	60,200	31,000

Net interest income after provision for loan losses	1,779,392	1,852,949

Other noninterest income:
Service charges on deposit accounts	267,747	293,140
Mortgage loan fees	46,066	133,297
Other service charges and fees	95,501	93,453
Gain on sale of securities	38,822	—

	448,136	519,890

Other noninterest expense:
Salaries and employee benefits	945,025	1,153,480
Net occupancy expense	269,285	245,582
Furniture and equipment	147,612	131,408
Other operating expense	640,379	653,599

	2,002,301	2,184,069

Income before provision for income taxes	225,227	188,770
Provision (benefit) for income taxes	14,100	21,750

Net income	$211,127	$167,020

Earnings per share
Basic	$0.14	$0.11
Diluted	$0.14	$0.11

The accompanying notes are an integral part of these financial statements.

F-3

HACIENDA BANK

STATEMENT OF STOCKHOLDERS' EQUITY
Six Months Ended June 30, 2003

	Number Of Shares	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
BALANCE, DECEMBER 31, 2002	1,542,744	$7,979,594	$(2,312,952)	$41,471	$5,708,113

Comprehensive income:
Net income	—	—	167,020	—	167,020
Change in net unrealized gain on securities available-for-sale, net of tax effect	—	—	—	(8,164)	(8,164)

Total comprehensive income					158,856

BALANCE, JUNE 30, 2003	1,542,744	7,979,594	(2,145,932)	33,307	$5,866,969

The accompanying notes are an integral part of these financial statements.

F-4

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Hacienda Bank
Santa Maria, California

        We have audited the accompanying statement of condition of Hacienda Bank, a California Corporation as of December 31, 2002, and the related statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Hacienda Bank as of December 31, 2001, were audited by other auditors whose report dated January 3, 2002, expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Hacienda Bank as of December 31, 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Glendale, California
January 25, 2002

F-5

INDEPENDENT AUDITORS' REPORT

Board of Directors
Hacienda Bank

        We have audited the accompanying statement of financial condition of Hacienda Bank as of December 31, 2001 and the related statements of income, changes in shareholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hacienda Bank as of December 31, 2001 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Vavrinek. Trine, Day & Co., LLP

Laguna Hills, California
January 3, 2002

F-6

HACIENDA BANK

STATEMENTS OF CONDITION
December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from banks	$6,945,942	$5,225,941
Federal funds sold	1,960,000	3,530,000

Cash and cash equivalents	8,905,942	8,755,941
Investment securities available for sale (Note 3)	4,108,512	4,869,843
Interest-bearing deposits in bank	100,000	—
Federal Reserve Bank stock	159,500	155,350
Federal Home Loan Bank stock	80,500	—
Loans, net (Notes 4 and 7)	50,496,306	45,153,971
Accrued interest receivable	332,100	283,193
Bank premises and equipment, net (Note 5)	3,043,169	2,083,047
Other assets (Notes 8)	558,029	324,224

Total assets	$67,784,058	$61,625,569

LIABILITIES
Deposits (Notes 6 and 7)
Noninterest-bearing	$12,066,519	$12,535,571
Interest-bearing	49,834,995	43,712,661

Total deposits	61,901,514	56,248,232
Accrued interest payable	31,898	32,785
Other liabilities	142,532	29,047

Total liabilities	62,075,945	56,310,064

COMMITMENTS AND CONTINGENCIES (Notes 9 and 13)
STOCKHOLDERS' EQUITY (Notes 2, 10, and 12)
Common stock, no par value; 5,000,000 shares authorized; 1,542,744 shares issued and outstanding as of December 31, 2002 and 2001	7,979,594	7,979,594
Accumulated deficit	(2,312,952)	(2,740,279)
Accumulated other comprehensive income	41,471	76,190

Total stockholders' equity	5,708,113	5,315,505

Total liabilities and stockholders' equity	$67,784,058	$61,625,569

The accompanying notes are an integral part of these financial statements.

F-7

HACIENDA BANK

STATEMENTS OF EARNINGS
Years Ended December 31, 2002 and 2001

	2002	2001
Interest income:
Interest and fees on loans	$4,224,513	$3,915,315
Federal funds sold	47,556	293,737
Investment income	235,215	203,886

Total interest income	4,507,284	4,412,938
Interest expense on deposits	758,761	1,150,425
Interest expense on federal funds purchased	144	13,179

Net interest income	3,748,379	3,249,334
Provision for loan losses (Note 4)	94,300	84,715

Net interest income after provision for loan losses	3,654,079	3,164,619

Other noninterest income:
Service charges on deposit accounts	540,867	565,038
Mortgage loan fees	123,046	188,509
Other service charges and fees	199,869	162,760
Gain on sale of securities	61,891	132,093

	925,673	1,048,400

Other noninterest expense:
Salaries and employee benefits	2,012,871	1,936,775
Net occupancy expense	512,365	527,476
Furniture and equipment	299,584	255,231
Other operating expense	1,321,819	1,224,864

	4,146,639	3,944,346

Income before provision for income taxes	433,114	268,673
Provision (benefit) for income taxes (Note 8)	5,787	(36,300)

Net income	$427,327	$304,973

Earnings per share
Basic	$0.28	$0.20
Diluted	$0.28	$0.20

The accompanying notes are an integral part of these financial statements.

F-8

HACIENDA BANK

STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2002 and 2001

	Number Of Shares	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
BALANCE, DECEMBER 31, 2000	1,542,480	$7,979,594	$(3,045,252)	$41,045	$4,975,387

Comprehensive income:
Net income	—	—	304,973	—	304,973
Change in net unrealized gain on securities available-for-sale, net of tax effect	—	—	—	35,145	35,145
Total comprehensive income					340,118

Exercise of cashless stock options	264	—	—	—	—

BALANCE, DECEMBER 31, 2001	1,542,744	7,979,594	(2,740,279)	76,190	5,315,505

Comprehensive income:
Net income	—	—	427,327	—	427,327
Change in net unrealized gain on securities available-for-sale, net of tax effect	—	—	—	(34,719)	(34,719)

Total comprehensive income					392,608

BALANCE, DECEMBER 31, 2002	1,542,744	$7,979,594	$(2,312,952)	$41,471	$5,708,113

The accompanying notes are an integral part of these financial statements.

F-9

HACIENDA BANK

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002 and 2001

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$427,327	$304,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	244,717	229,578
Deferred tax provision benefit	(52,538)	(75,000)
Provision for loan losses	94,300	84,715
Gain from sale of securities	(61,891)	(132,093)
Net amortization of investment premium	1,705	(6,868)
Gain from sale of equipment	(2,677)	—
Amortization of deferred loan fees	(117,014)	(99,790)
Net change in:
Accrued interest receivable	(48,907)	(13,193)
Other assets	(161,805)	54,776
Accrued interest payable	(887)	(7,215)
Other liabilities	113,485	31,585

Net cash provided by operating activities	435,815	371,468

CASH FLOWS FROM INVESTING ACTIVITIES
Activity in available-for-sale securities
Proceeds from sales, maturities, prepayments and calls	3,528,342	(2,513,497)
Purchase of investments	(2,861,004)	5,140,529
Activity in securities held-to-maturity
Proceeds from sales, maturities, prepayments and calls	—	753,819
Purchase of Federal Home Loan Bank stock	(80,500)	—
Purchase of Federal Bank stock	(4,150)	(11,600)
Net increase in loans	(5,319,622)	(5,668,004)
Proceeds from sale of equipment	24,300	—
Acquisition of building, equipment, and leasehold improvements	(1,226,462)	(1,147,255)

Net cash used in investing activities	$(5,939,096)	$(3,446,008)

The accompanying notes are an integral part of these financial statements.

F-10

HACIENDA BANK

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002 and 2001

	2002	2001
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
Noninterest-bearing deposits	$(469,052)	$(4,798,930)
Interest-bearing deposits	6,122,334	3,780,297
Other borrowings	—	(193,320)

Net cash provided by (used in) financing activities	5,653,282	(1,211,953)

Net change in cash and cash equivalents	150,001	(4,286,493)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,755,941	13,042,434

CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,905,942	$8,755,941

OTHER CASH FLOW INFORMATION
Interest paid	$759,792	$1,178,747

Income taxes paid	$62,887	$800

The accompanying notes are an integral part of these financial statements.

F-11

HACIENDA BANK

NOTES TO FINANCIAL STATEMENTS
December 31, 2002 and 2001

Note 1. BANK ORGANIZATION

        Hacienda Bank became a California state chartered bank in December 10, 1977. The Bank operates three branches in Santa Maria, California.

Note 2. SIGNIFICANT ACCOUNTING POLICIES

        The accounting and reporting policies of Hacienda Bank are in accordance with accounting principals generally accepted in the United States of America and in conformity with banking industry practices.

  Use of Estimates

        In preparing financial statements in conformity with accounting principals generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans and the valuation of deferred tax assets, and other-than-temporary impairment losses.

  Business

        The Bank provides a variety of financial services to individuals and small businesses through its offices in Santa Maria, California. The Bank's primary source of revenue is providing loans to customers, who are predominantly small and middle-market businesses and individuals. Its primary lending products are secured commercial and real estate loans. Its primary deposit products are demand deposits, money market accounts and time certificates of deposit.

  Cash and Cash Equivalents

        For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, balances due from correspondent banks, and federal funds sold which mature within ninety days.

  Interest-Bearing Deposit in Bank

        Interest-bearing deposits in other banks mature within thirteen months and is carried at cost.

  Investment Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Marketable securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as "available-for-sale" and are carried at fair value.

        Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. In estimating other-than-temporary impairment losses, management considers independent price quotations, projected target prices of investment analysts within the short

F-12

term and the financial condition of the issuer. Cost of securities sold is recognized using the specific identification method.

        Federal Reserve Bank stock and Federal Home loan Bank stock are stated at cost.

  Loans

        The Bank grants real estate, commercial and consumer loans to borrowing customers. A substantial portion of the loan portfolio is represented by commercial real estate loans in the Santa Maria area. The ability of the Bank's borrowers to honor their contracts is dependent upon the real estate market and general economic conditions in this area.

        Loans that management has the intent and ability to hold for the foreseeable future, until maturity or until paid off are generally reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loans losses and any deferred fees or costs on originated loans.

        Interest on loans is accrued daily as earned. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

        Loan origination fees, to the extent they represent reimbursement for initial direct costs, are recognized as income at the time of loan closing. The excess of fees over costs, if any, are deferred and credited as an adjustment to yield over the term of the loan using a method, which approximates the interest method. If a loan is paid in full, any deferred fees not yet amortized are recognized as income.

  Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are promptly charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent loan loss recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and are based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more

F-13

information becomes available. Ultimately losses may vary from current estimates and future additions to the allowance may be necessary.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan). The general component covers non-classified loans and is based on historical loss experience and adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio

        A loan is considered impaired when, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans, which have been identified as impaired have been measured by the fair value of existing collateral.

  Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: 1) the assets have been isolated from the Bank, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

  Bank Premises, Equipment and Depreciation

        Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the term of the lease or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is used for financial reporting purposes.

F-14

        Estimated useful lives are as follows:

Years
Equipment, furniture and fixtures	3-7
Leasehold improvements	7-30

        It is general practice to charge the cost of maintenance and repair to earnings when incurred; major expenditures for betterment are capitalized and depreciated.

  Income Taxes

        Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

  Stock Compensation Plans

        Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as superceded by SFAS 148, "Accounting for Stock Based Compensation—Transition and Disclosure," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee or a director must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. Under the Company's stock option plan, compensation cost is recognized to the extent that the quoted market price of the stock on the date of grant exceeds the amount that the employee is required to pay.

        As discussed above, the Company applies APB 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the Plan consistent with the method prescribed by SFAS No. 123 as

F-15

superceded by SFAS 148, the Company's net income and earnings per share would have been reduced by the compensation cost net of taxes to the pro forma amounts indicated below:

	Years Ended December 31,
	2002	2001
Net income:
As reported	$427,327	$304,973
Pro forma	409,347	287,885
Compensation cost, net of tax	17,980	17,088
Earnings per share:
As reported	$0.28	$0.20
Pro forma	0.27	0.19
Earnings per share—assuming dilution:
As reported	$0.28	$0.20
Pro forma	0.27	0.19

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted assumptions used for grants in 2002 and 2001: dividend yield of 0.00%; expected volatility of 1.08%; risk-free interest rates of 3.82% for 2002 and 4.00% for 2001; and expected lives of ten years.

  Earnings Per Share

        Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

F-16

        Earning per common share have been computed based on the following:

	Years Ended December 31,
	2002	2001
Net income	$427,327	$304,973

Average number of common shares outstanding	1,542,744	1,542,744
Effect of dilutive options	—	(7)

Average number of common shares outstanding used to calculate diluted earning per common share	1,542,744	1,5242,737

  Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

        The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2002	2001
Unrealized holding gains (losses) on available-for-sale securities	$(54,181)	$77,853
Tax effect	19,462	(42,708)

Net-of-tax amount	$(34,719)	$35,145

  Off-Balance-Sheet Financial Instruments

        In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they become payable.

  Recent Accounting Pronouncements

        The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value test. Additionally, under SFAS No. 142, acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged and amortized over their useful life. Branch acquisition transactions were outside the scope of SFAS No. 142 and accordingly, intangible assets related to such transactions

F-17

continue to amortize upon the adoption of SFAS No. 142. On October 31, 2002, the Company adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions." This Statement amends (except for transactions between two or more mutual enterprises) previous interpretive financial guidance on the purchase method of accounting to acquisitions of financial institutions and requires the application of SFAS No. 141, "Business Combinations" and SFAS No. 142 to branch acquisitions if such transactions meet the definition of a business combination. This Statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope, core deposit intangibles of financial institutions. Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to impairment recognition and measurement provisions that are required for other long-lived assets that are held and used. The adoption of SFAS Nos. 141, 142 and 147 did not have a material impact on the Company's financial statements.

        In December 2001, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 01-6, "Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others," to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry guides. This Statement is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2001 and did not have a material impact on the Company's financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which provides for transition methods for companies electing to record compensation expense associated with stock options, as well as enhanced disclosures for companies which elect to retain the intrinsic value method of accounting as prescribed by APB No. 25. The provisions of this statement are effective for fiscal years ending after December 15, 2002. Management does not anticipate that the adoption of this Statement will have a material impact on the financial statements.

F-18

Note 3. INVESTMENT SECURITIES

        The amortized cost and market value of investment securities by contractual maturity are as follows:

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains (Losses)	Market Value
Securities available-for-sale:
U.S. Government agencies
Due in one year or less	$499,986	$6,173	$506,159
Due after one year to five years	1,001,806	20,468	1,022,274
Due after five years to ten years	2,251,901	40,968	2,292,869
Due after ten years	290,102	(2,892)	287,210

	$4,043,795	$64,717	$4,108,512

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains (Losses)	Market Value
Securities available-for-sale:
U.S. Government agencies
Due in one year or less	$500,430	$16,103	$516,533
Due after one year to five years	4,250,515	102,795	4,353,310

	$4,750,945	$118,898	$4,869,843

        At December 31, 2002 the Bank has pledged U.S. Government obligations with a carrying value of $2,250,000 to secure public deposits and its treasury, tax and loan account with the Federal Reserve Bank of San Francisco.

        For the years ended December 31, 2002 and 2001, proceeds from maturities and sales of securities available-for-sale amounted to $3,247,000 and $753,819, respectively. Gross realized gains amounted to $61,891 and $132,093, respectively. There were no gross realized losses.

F-19

Note 4. LOANS

        The composition of the Bank's loan portfolio is as follows:

	December 31,
	2002	2001
Real Estate
Construction	$5,528,894	$4,058,114
Other	30,777,899	25,645,618
Commercial	9,269,936	9,594,470
Consumer	3,484,106	4,861,197
Agriculture	1,885,468	1,381,584
Other	235,730	211,593

Subtotal	51,182,033	45,752,576
Less net deferred loan fees	117,014	99,790
Less allowance for loan losses	568,713	498,815

Net loans	$50,496,306	$45,153,971

        The changes in the allowance for loan losses are as follows:

Beginning balance	$498,815	$440,135
Provision charged to operating expense	94,300	84,715
Reclassification for off-balance sheet commitments	(42,000)	—
Amounts charged-off, net of recoveries	17,598	(26,035)

Ending balance	$568,713	$498,815

        The Bank had no impaired loans during 2002 and 2001.

Note 5. PREMISES AND EQUIPMENT

        Bank premises, equipment and accumulated depreciation consist of the following:

	December 31,
	2002	2001
Land	$606,700	$606,700
Building	1,571,003	—
Leasehold improvements	1,097,773	1,159,277
Furniture, fixtures and equipment	2,052,649	1,905,714
Construction in process	—	520,931

	5,328,125	4,192,622
Less accumulated depreciation	2,284,956	2,109,575

	$3,043,169	$2,083,047

F-20

        For the years ended December 31, 2002 and 2001, depreciation expense was $244,717 and $229,578 respectively.

        The Bank leases one of its branches and ATM sites under agreements that expire from 2003 to 2008, not including any options to renew from unrelated parties. At December 31, 2002, the future minimum annual payments for these leases are as follows:

Year Ending December 31,	Rental Payments
2003	$77,800
2004	62,400
2005	62,400
2006	62,400
2007	62,400
Thereafter	62,400

$389,800

        Rent expense for the years ended December 31, 2002 and 2001 amounted to $76,739 and $175,052, respectively.

        Sublease income received from unrelated sources for the years ended December 31, 2002 and 2001 was $51,700 and $49,750, respectively.

Note 6. DEPOSITS

        The composition of deposits is as follows:

	December 31,
	2002	2001
Non-interest bearing demand	$12,066,519	$12,535,571
Money Market and NOW	17,131,441	17,077,670
Savings	8,820,710	8,044,381

Total	38,018,670	37,657,622

Time, under $100,000	12,302,226	9,509,051
Time, $100,000 and over	11,580,618	9,081,559

Total certificates of deposit	23,882,844	18,590,610

Total deposits	$61,901,514	$56,248,232

F-21

        A summary of time certificates of deposit, by maturity, is as follows:

	December 31,
	2002	2001
Due in one year	$22,591,182	$18,185,067
Due after one year to three years	1,286,662	405,543
Due after three years to seven years	5,000	—

	$23,882,844	$18,590,610

Note 7. RELATED PARTY TRANSACTIONS

        In the ordinary course of business, the Bank has granted loans to certain directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders. All loans were made under terms which are consistent with the Bank's normal lending policies. The gross available balance and outstanding balance of such loans are as follows:

	December 31,
	2002	2001
Balance at beginning of year	$2,116,000	$1,551,000
Net borrowings	929,366	565,000

Balance at end of year	$3,045,366	$2,116,000

        Related party deposits totaled $1,216,917 at December 31, 2002.

        The Bank leases its main facility, subject to an operating lease from a partnership controlled by directors and stockholders. The lease expires in July 2012 with two seven year extension options. In December 2002, the Bank renegotiated this lease whereby the rent expense is determined by a fixed monthly payment of $15,382 with annual increases based on the Consumer Index percentage for the Los Angeles-Riverside-Orange County areas. At December 31, 2002, the future minimum annual payments for these leases are as follows

Year ending December 31,	Rental Payments
2003	$184,584
2004	184,584
2005	184,584
2006	184,584
2007	184,584
Thereafter	553,752

$1,476,672

        Rental expense for this lease was $244,980 and $179,984 for 2002 and 2001, respectively, prior to any sublease income.

F-22

Note 8. INCOME TAXES

        Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended December 31,
	2002	2001
Current tax provision:
Federal	$33,000	$—
State	44,787	38,700

Total current tax provision	77,787	38,700

Deferred tax
Federal	133,000	139,090
State	(9,000)	16,910

Total deferred tax	124,000	156,000

Change in valuation allowance	196,000	231,000

Total tax provision	$5,787	$(36,300)

        The provision for federal income tax differs from the amount of income tax determined by applying the federal statutory rate of 34% to pretax income. The differences are primarily due to certain nondeductible expenses.

        The tax effects of the temporary differences in income and expense items that give rise to deferred taxes are as follows:

	December 31,
	2002	2001
Provision for loan losses	$139,000	$99,000
Depreciation and amortization	99,000	107,000
Net loss carryforwards	771,000	902,000
Other assets/liabilities	—	29,000
Valuation allowance	(621,000)	(817,000)
Securities available-for-sale	(27,000)	(43,000)
Accrual to cash conversion	(153,000)	(141,000)

Net deferred tax asset	$208,000	$136,000

F-23

        The components of the net deferred tax asset are as follows:

	December 31,
	2002	2001
Deferred tax asset:
Federal	$965,000	$1,098,000
State	44,000	59,000

	1,009,000	1,157,000

Valuation allowance	(621,000)	(817,000)

Deferred tax liability:
Federal	(149,000)	(160,000)
State	(31,000)	(44,000)

	(180,000)	(204,000)

Net deferred tax asset	$208,000	$136,000

        A summary of the change in the net deferred tax asset is as follows:

	Years Ended December 31,
	2002	2001
Balance at beginning of year	$136,000	$104,000
Deferred tax benefit	101,000	75,000
Deferred tax effects of net unrealized gains and losses on securities available-for-sale	(29,000)	(43,000)

Balance at end of year	$208,000	$136,000

        The valuation allowance was established because it is possible that the net deferred tax asset will not be fully recognized in the near future. The Bank has net operating loss carryforwards of approximately $2,200,000 for federal income tax purposes. Net operating loss carrryforwards, to the extent not used will expire in varying amounts through 2019.

Note 9. COMMITMENTS AND CONTINGENCIES

        The Bank is party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in the normal course of business. These financial instruments include commitments to extend credit, unadvanced lines of credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of condition.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional

F-24

obligations as they do for on-balance-sheet instruments. As of December 31, 2002, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

Commitments to extend credit	$—
Unadvanced lines of credit	$10,861,247
Standby letters of credit	$348,810

        Commitments to grant loans are agreements to lend to customers as long as there is no default of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit analysis. Collateral held varies but may include cash on deposit, accounts receivable, inventory, equipment, income-producing commercial properties, residential properties, and properties under construction.

        Unadvanced lines of credit are commitments for possible future extensions of credit to existing borrowers. These lines of credit are sometimes unsecured and may not necessarily be drawn upon to the total extent to which the Bank is committed.

        Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is generally less than that involved in extending loans to existing Bank borrowers.

Note 10. STOCK OPTION PLAN

        Under the April 1998 Stock Option Plan, the Bank may grant options to its directors, officers and employees for up to 400,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the plan. The exercise price of each option may not be less than the fair market value of the common stock at the date granted. Options expire in ten years after the date of grant and become fully vested after five years. Optionees may exercise 20% of options each year after one full year from the grant date.

F-25

        A summary of the status of the Bank's stock option plan as of December 31, 2002 and 2001, and changes during the years then ended, are as follows:

	Years Ended December 31,
	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	159,190	$3.94	151,941	$4.17
Granted	37,300	$3.87	55,000	$3.52
Exercised	—	$—	(264)	$4.00
Expired	(23,742)	$4.64	(47,487)	$4.20

Outstanding at end of year	172,748	$3.84	159,190	$3.94

Options exercisable at year-end	72,498	$3.90	59,154	$3.97
Weighted-average fair value of options granted during year		$1.22		$.62

        Information pertaining to options outstanding at December 31, 2002 is as follows:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.50 to $4.00	163,548	7.4	$3.81	68,298	$3.92
$5.00 to $5.75	4,600	7.2	$5.08	2,360	$5.06
$6.00	4,600	7.5	$6.00	1,840	$6.00
Outstanding at year-end	172,748	7.4	$3.84	72,498	$3.90

Note 11. 401(k) PROFIT SHARING PLAN

        The Bank has a 401(k) profit sharing plan available to all eligible employees. The terms of the plan provide that the Bank can contribute up to 100% of each participant's contribution up to the maximum amounts allowed by the Internal Revenue Code. Bank contributions amounted to $20,721 and $14,970 in 2002 and 2001, respectively.

Note 12. STOCKHOLDERS' EQUITY

  Minimum Regulatory Requirements

        The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that

F-26

involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

        The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Bank met all capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notifications from the Federal Reserve Board categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notifications that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

	Actual		Minimum Capital Requirement Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in Thousands)
Total capital to risk-weighted assets:
2002	$6,277	11.0%	$4,542	8.0%	$5,678	10.0%
2001	$5,738	11.6%	$3,962	8.0%	$4,953	10.0%
Tier 1 capital to risk-weighted assets:
2002	$5,667	10.0%	$2,271	4.0%	$3,407	6.0%
2001	$5,240	10.6%	$1,981	4.0%	$2,972	6.0%
Tier 1 capital to average assets:
2002	$5,667	8.3%	$2,735	4.0%	$3,419	5.0%
2001	$5,239	8.5%	$2,465	4.0%	$3,081	5.0%

        The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank's undivided profits or the Bank's net income for its last three fiscal years less the amount of any distribution made by the Bank to shareholders during the same period.

Note 13. CONCENTRATION OF CREDIT RISK AND DEPOSITS

        The Bank grants commercial, real estate, credit lines and installment loans primarily to customers in the Santa Barbara and San Luis Obispo Counties. Approximately 71% of the loan portfolio is secured by real estate. The Bank has no concentration of loans with any one customer or industry.

        At December 31, 2002, the Bank had $5,274,543 of deposits with its correspondent commercial banks, of which $4,682,335 were not insured by the Federal Deposit Insurance Corporation.

F-27

APPENDIX A
AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION
dated as of June 11, 2003

AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

dated as of June 11, 2003

by and between

Heritage Oaks Bancorp

and

Hacienda Bank

and as amended

as of August 8, 2003

AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

        THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("Agreement") is entered into as of June 11, 2003, between Heritage Oaks Bancorp, a corporation and registered bank holding company organized under the laws of California ("Company") located in Paso Robles, California, and Hacienda Bank, a banking company organized under the laws of California ("Seller"), located in Santa Maria, California.

R E C I T A L S:

        A. Heritage Oaks Bank ("Bank") is a wholly owned subsidiary of Company.

        B. Company and Seller believe that it would be in their respective best interests and in the best interests of their respective shareholders for Seller to become a wholly-owned subsidiary of Company through a merger of NEWCO, a to be formed subsidiary of Company, with and into Seller (the "Merger"), all in accordance with the terms set forth in this Agreement and applicable law.

        C. The respective Boards of Directors of Company and Seller have adopted by at least majority vote resolutions approving and authorizing the Merger, this Agreement and the transactions contemplated herein.

        D. Company and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

        E. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code, as amended (the "Code").

A G R E E M E N T

        IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Company and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND DETERMINATIONS

        1.1   Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

        "Agreement of Merger" means the Agreement of Merger substantially in the form attached as Exhibit A.

        "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

        "Average Bid Price" means the average of the daily closing bid price of a share of Company's Stock reported on the OTC/Bulletin Board during the twenty (20) consecutive trading days that Company's Stock trades ending at the end of the fifth trading day immediately preceding the Effective Day.

        "Bank" shall have the meaning given such term in the Recitals.

        "Bank Property" shall have the meaning given such term in Section 3.18.

        "Bank Stock" means the common stock, no par value, of Bank.

        "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

        "Cash Election" shall have the meaning given such term in Section 2.7(a).

        "Cash Proration Factor" shall have the meaning given such term in Section 2.7(d).

        "Certificates" shall have the meaning given such term in Section 2.5(b).

        "CGCL" means the California General Corporation Law.

        "Change in Control Agreements" mean the employment agreement by and between Seller and Cole Minnick, dated as of April 16, 2003 and the change in control agreements by and between Seller and each of Jerry Smith and Mary Jane Fournier, in each case dated as of April 16, 2003.

        "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

        "Closing" means the consummation of the Merger on the Effective Day at the main office of Company or at such other place as may be agreed upon by the Parties.

        "Code" shall have the meaning given such term in the Recitals.

        "Combination Cash Election" shall have the meaning given such term in Section 2.7(a).

        "Combination Stock Election" shall have the meaning given such term in Section 2.7(a).

        "Commissioner" means the Commissioner of Financial Institutions, State of California.

        "Company" shall have the meaning given such term in the introductory clause.

        "Company Benefit Arrangement" means the Benefit Arrangements maintained or otherwise contributed to by Company or Bank.

        "Company Shareholders' Meeting" shall have the meaning given such term in Section 5.11.

        "Company Stock" means the common stock, no par value, of Company.

        "Company Stock Option" means any option issued pursuant to the Company Stock Option Plan.

        "Company Stock Option Plan" means the Company's 1990 and 1997 Stock Option Plans, as amended.

        "Competing Transaction" shall have the meaning given such term in Section 6.12.

        "Confidential Information" means all information exchanged heretofore or hereafter between Seller and its affiliates and agents, on the one hand, and Company and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

        "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

        "Continuing Director" shall have the meaning given such term in Section 2.1(c).

        "Core Deposits" means all deposits shown on the books and records of Seller except for certificates of deposit of $100,000 or more.

        "Directors' Agreement" shall mean an agreement substantially in the form attached as Exhibit 2.6a.

        "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

        "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

        "Effective Day" means the day on which the Effective Time occurs.

        "Effective Time" shall have the meaning given such term in Section 2.2.

        "Election" shall have the meaning given such term in Section 2.7(a).

        "Election Deadline" shall have the meaning given such term in Section 2.7(b).

        "Election Form" shall have the meaning given such term in Section 2.7(a).

        "Election Form Record Date" shall have the meaning given such term in Section 2.7(a).

        "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

        "Environmental Laws" shall have the meaning given such term in Section 3.18.

        "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means U.S. Stock Transfer or such other financial institution appointed by Company to reflect the exchange contemplated by Section 2.5 hereof.

        "Exchange Fund" shall have the meaning given such term in Section 2.5.

        "Exchange Ratio" means the number of shares of Company Stock into which a share of Seller Stock shall be converted and such Exchange Ratio is fixed at 0.5208.

        "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation and, in the case of Seller, shall mean Seller's Chief Executive Officer and Chief Financial Officer.

        "Executive Officers' Agreement" shall mean an agreement substantially in the form attached as Exhibit 2.6b.

        "Expenses" shall have the meaning given such term in Section 11.1.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Statements of Company" means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Company and the related opinions thereon for the years ended December 31, 2000, 2001 and 2002 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Company for the three months ended March 31, 2003.

        "Financial Statements of Seller" means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2000, 2001 and 2002 and the unaudited statements of financial condition and statements of operations and cash flow of Seller for the three months ended March 31, 2003.

        "FRB" shall mean the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

        "Hazardous Materials" shall have the meaning given such term in Section 3.18.

        "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

        "IRS" shall mean the Internal Revenue Service.

        "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

        "KBW Index" means the Keefe, Bruyette & Woods Philadelphia Bank Sector Index or, if such stock index ceases to be published after the date hereof, such other stock index as may be mutually agreed by the Parties.

        "Mailing Date" shall have the meaning given such term in Section 2.7(a).

        "Maximum Stock Amount" shall have the meaning given such term in Section 2.7(c).

        "Merger" shall have the meaning given such term in the Recitals.

        "Minimum Stock Amount" shall have the meaning given such term in Section 2.7(c).

        "NEWCO" shall have the meaning given such term in the Recitals.

        "Operating Loss" shall have the meaning given such term in Section 4.24.

        "Party" means Company or Seller.

        "Per Share Cash Consideration" is an amount of cash equal to (a) if the Average Bid Price is $12.00 or less, $6.50, or (b) if the Average Bid Price is more than $12.00, the Average Bid Price multiplied by the Exchange Ratio plus $0.25; provided, however, the Per Share Cash Consideration shall in no event be more than $6.75.

        "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

        "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

        "Proxy Statement" means the joint proxy statement that is included as part of the S-4 and used to solicit proxies for the Company and Seller Shareholders' Meetings, respectively, and to offer and sell the shares of Company Stock to be issued in connection with the Merger.

        "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

        "Rule" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

        "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Company Stock to be issued in the Merger under the Securities Act and includes the Proxy Statement that will be used to solicit proxies for the Company and Seller Shareholders' Meetings.

        "SEC" means the Securities and Exchange Commission.

        "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or other Governmental Entity.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller" shall have the meaning given such term in the introductory clause.

        "Seller Benefit Arrangement" shall have the meaning given such term in Section 4.18.

        "Seller Dissenting Shares" means shares of Seller Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

        "Seller Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Seller Dissenting Shares.

        "Seller Property" shall have the meaning given such term in Section 4.25.

        "Seller Scheduled Contracts" shall have the meaning given such term in Section 4.29.

        "Seller Shareholders' Meeting" shall have the meaning given such term in Section 6.6.

        "Seller Stock" means the common stock, no par value of Seller.

        "Seller Stock Option Plan" means Seller's 1998 Stock Option Plan.

        "Seller Stock Options" means the stock options issued pursuant to Seller Stock Option Plan and as listed on Seller's Disclosure Letter pursuant to Section 4.2.

        "Stock Designated Shares" shall have the meaning given such term in Section 2.7(d).

        "Stock Election" shall have the meaning given such term in Section 2.7(a).

        "Stock Proration Factor" shall have the meaning given such term in Section 2.7(d).

        "Surviving Bank" means the Seller as the California state-chartered bank surviving the Merger of NEWCO with and into Seller.

        "Tank" shall have the meaning given such term in Section 3.18.

        "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 5.6.

        "To the knowledge" shall have the meaning given such term in Section 11.13.

        "Total Consideration" shall have the meaning given such term in Section 2.7(c).

        "Undesignated Shares" shall have the meaning given such term in Section 2.7(a).

ARTICLE 2

CONSUMMATION OF THE MERGER

        2.1 The Merger; Plan of Reorganization.

          (a)   Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, NEWCO will be merged into Seller in accordance with the procedures specified in the CGCL. Seller will be the Surviving Bank in the Merger.

          (b)   The Charter Documents of Seller as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the members of the board of directors and the executive officers of Seller at the Effective Time shall be the persons identified on Exhibit "B."

          (c)   The Charter Documents of Company as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law, the members of the Board of Directors and the Executive Officers of Company immediately prior to the Merger shall continue in their respective positions after the Merger and be the Board of Directors and Executive Officers of Company and the operations of Company shall continue in effect after the Merger; provided, however, that at the Effective Time, Company shall cause to be elected and appointed two of the current directors of Seller listed in Exhibit "C" as directors of the Company; provided further, that such two persons shall be mutually satisfactory to Company and Seller (upon such mutual agreement by the Parties, each of such two current directors of Seller being referred to as a "Continuing Director").

          (d)   At the Effective Time, the corporate existence of NEWCO shall be merged under the certificate of authority of and continued in, Seller, with the Seller being the Surviving Bank pursuant to the provisions of, and with the effect provided in, the CGCL and the California Financial Code, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Bank shall be "Hacienda Bank." Upon the consummation of the Merger, the separate corporate existence of NEWCO shall cease: All assets, rights, franchises, titles and interests of Seller and NEWCO in and to every type of property (real, personal and mixed, including all the right, title and interest to NEWCO's names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Seller by virtue of the Merger without any deed or other transfer, and Seller, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller and NEWCO at the effective time of the Merger. At the Effective Time, Seller shall be liable for all liabilities of Seller and NEWCO, and all debts, liabilities, obligations and contracts of Seller and NEWCO, whether matured or unmatured accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller and Bank, shall be those of Seller; and all rights of creditors or other obligees and all liens on property of Seller and NEWCO shall be preserved unimpaired.

        2.2   Effective Time. The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, (ii) receipt of approval of all required Governmental Entities for the Merger, and (iii) the expiration of all required waiting periods, or such other time and date as to which the Parties may agree. The Merger shall be effective upon the filing by the California Secretary of State of the Agreement of Merger as specified in the CGCL. Such time is referred to herein as the "Effective Time."

        2.3   Conversion of Shares. At the Effective Time and pursuant to the Agreement of Merger:

          (a)   Subject to the exceptions and limitations in Section 2.4, each outstanding share of Seller Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7, either:

            (1)   shares of Company Stock in accordance with the Exchange Ratio; or

            (2)   cash in the amount of the Per Share Cash Consideration.

          (b)   Each outstanding share of Company Stock shall remain outstanding and shall not be converted or otherwise affected by the Merger.

          (c)   The outstanding shares of NEWCO common stock shall by virtue of the Merger be converted automatically into a number of shares of common stock of the Surviving Bank equal to the number of shares Seller Stock outstanding immediately prior to the Effective Time and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Bank as of the Effective Time.

        2.4   Certain Exceptions and Limitations. (A) Any shares of Seller Stock held by Company or any subsidiary of Company (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; (B) Seller Perfected Dissenting Shares shall not be converted, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of Seller Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Company Stock shall be issued in the Merger and, in lieu thereof, each holder of Seller Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying such fractional share interest by the Per Share Cash Consideration.

        2.5 Exchange Procedures.

          (a)   As of the Effective Time, Company shall have deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Company Stock issuable pursuant to Section 2.3 and funds in an amount not less than the amount of cash payable pursuant to Elections (as hereinafter defined) and to fractional shares of Company Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the "Exchange Fund").

          (b)   Company shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Seller Stock, the transfer of ownership which is not registered in the transfer records of Seller, the consideration provided herein will be paid if the Certificate representing such Seller Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Seller should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Company, such bond in form and substance and with surety reasonably satisfactory to Company and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration (as hereinafter defined).

          (c)   No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Company Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Company Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Company Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Company Stock.

          (d)   There shall be no further registration of transfers on the stock transfer books of Seller or Company of the shares of Seller Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e)   Any portion of the Exchange Fund which remains undistributed to the shareholders of Seller following the passage of six months after the Effective Time shall be delivered to Company, upon demand, and any shareholders of Seller who have not theretofore complied with this Section 2.5 shall thereafter look only to Company for payment of their claim for the consideration provided herein.

          (f)    Neither Company nor Seller shall be liable to any holder of shares of Seller Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Stock for the account of the Persons entitled thereto. Former shareholders of record of Seller who are to receive shares of Company Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Seller Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Company Stock in accordance with the provisions of this Agreement.

        2.6   Directors' and Executive Officers' Agreements. Concurrently with the execution of this Agreement, Seller shall cause each of its directors to enter into a Directors' Agreement and each of its Executive Officers to enter into an Executive Officers' Agreement.

        2.7 Election and Proration Procedures.

          (a)   An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Stock shall pass only upon delivery of such certificates to the Exchange Agent) in such form as Company and Seller shall mutually agree ("Election Form") shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Seller and Company shall mutually agree ("Mailing Date") to each holder of record of Seller Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Company Stock (a "Stock Election") with respect to all of such holder's Seller Stock, (ii) cash (a "Cash Election") with respect to all of such holder's Seller Stock, or (iii) a specified number of shares of Seller Stock to receive Company Stock (a "Combination Stock Election") and a specified number of shares of Seller Stock to receive cash (a "Combination Cash Election"), subject to the provisions contained in this Agreement. Any Seller Stock (other than Seller Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

          (b)   Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. New York Time on or before the 30th day following the Mailing Date, or such other time and date as Company and Seller may mutually agree (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Seller Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Company shall cause the certificates representing such shares of Seller Stock to be promptly returned without charge to the person submitting the revoked Election

  Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Company and Seller required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (c)   For purposes of this Section 2.7, the following definitions shall apply:

            (i)    "Total Consideration" shall mean the sum of (A) the product of (1) the Average Bid Price and (2) the number of shares of Company Stock actually issued to holders of Seller Stock in the Merger pursuant to Stock Elections, Combination Stock Elections or as a Stock Proration Factor (as hereinafter defined), (B) the amount of cash actually issued to holders of Seller Stock in the Merger pursuant to Cash Elections, Combination Cash Elections or as the Cash Proration Factor (as hereinafter defined), (C) the amount of cash actually issued to holders of Seller Stock in the Merger in lieu of fractional shares of Company Stock, (D) an amount equal to the number of shares of Seller Dissenting Shares (as to which the holder's demand to exercise dissenter's rights shall not have been withdrawn as of the Effective Time) multiplied by the Per Share Cash Consideration, and (E) the amount of cash issued to holders of Seller Stock Options pursuant to Section 2.8. The term "Total Consideration" shall not include, nor shall any effect be given to, substitute options granted pursuant to Section 9.2.

            (ii)   "Maximum Stock Amount" shall mean the lowest whole number of shares of Company Stock which, if multiplied by the Average Bid Price, results in a dollar amount equal to 75 percent of the Total Consideration.

            (iii)  "Minimum Stock Amount" shall mean the lowest whole number of shares of Company Stock which, if multiplied by the Average Bid Price, results in a dollar amount equal to 65 percent of the Total Consideration.

          (d)   As promptly as practicable after the Effective Time, but not later than 10 days after the Effective Time, Company shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Seller Stock of rights to receive Company Stock or cash in the Merger as follows:

            (i)    If the conversion of shares of Seller Stock for which Cash Election and Combination Cash Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is greater than the Maximum Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive Company Stock,) then, to the extent necessary so that the number of shares of Company Stock to be issued in the Merger shall be equal to the Maximum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

              (1)   shares of Seller Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

              (2)   the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive the Per Share Cash Consideration as shall be necessary so that the shares of Company Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Company Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Maximum Stock

      Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the shares for which Stock Election and Combination Stock Elections are still greater than the Maximum Stock Amount, then;

              (3)   a stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the Maximum Stock Amount by (y) the product of the total number of shares of Seller Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (z) the Exchange Ratio. Each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

                (a)   the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

                (b)   cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

            (ii)   If the conversion of the shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Company Stock being issued that is less than the Minimum Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Company Stock to be issued in the Merger shall be equal to the Minimum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

              (1)   each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election;

              (2)   the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive Company Stock as shall be necessary so that the shares of Company Stock to be received by those holders, when combined with the number of shares of Company Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Minimum Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Minimum Stock Amount, then;

              (3)   a cash proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the Minimum Stock Amount (less the shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by (y) the product of (i) the sum of the total number of shares of Seller Stock with respect to which effective Cash Elections and Combination Cash Elections were made multiplied by (ii) the Exchange Ratio. Each holder of Seller Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

                (a)   cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

                (b)   the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

            (iii)  If the aggregate number of shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is greater than the Minimum Stock Amount but less than the Maximum Stock Amount,

              (1)   the shares of Seller Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Elections and Combination of Stock Elections;

              (2)   the shares of Seller Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

              (3)   the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

            (iv)  Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Company Stock that would be issued pursuant to the Merger (valued at the Average Bid Price) is less than the Minimum Stock Amount or more than the Maximum Stock Amount, Company shall be authorized to reallocate shares of Company Stock and cash among the holders of the Seller Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Stock to be issued in the Merger, in a manner such that the number of shares of Company Stock to be issued in the Merger shall be not less than the Minimum Stock Amount nor more than the Maximum Stock Amount.

            (v)   Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iv) hereof), if any share of Seller Dissenting Shares fails to become Seller Perfected Dissenting Shares, such Seller Dissenting Shares shall automatically be converted into and represent the right to receive the consideration for such shares provided in this Agreement, without interest thereon. The consideration payable for any such shares of Seller Dissenting Stock shall be payable in cash, in shares of Company Stock, or in such combination of cash and Company Stock as shall be determined by Company as being necessary or appropriate to preserve the status of the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

          (e)   The calculations required by Section 2.7(d) shall be prepared by Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Company and furnished to Seller at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Company Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

        2.8   Stock Options. Subject to the terms of the Seller Stock Option Plan, each person who holds one or more options to purchase Seller Stock shall be permitted to exercise any options granted under the Seller Stock Option Plan, prior to the Effective Time of the Merger, in accordance with the terms of the Seller Stock Option Plan. Seller will facilitate the exercise of those options by allowing those options to be exercised and taxes paid by Seller as permitted by applicable law. For any options not exercised prior to the Effective Time of the Merger, each optionee shall receive, at his election, (i) cash, in consideration of the termination of such option, equal to the difference between the Per Share Cash Consideration and the exercise price of the Seller Stock Option, or (ii) subject to the requisite approval by the shareholders of Company, a substitute stock option in accordance with the provisions of Section 9.2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company represents and warrants to Seller as follows:

        3.1   Incorporation, Standing and Power. Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Company and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Company or Bank nor the location of any of their respective properties requires that Company or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Company on a consolidated basis.

        3.2   Capitalization. As of the date of this Agreement, the authorized capital stock of Company consists of 20,000,000 shares of Company Stock, of which 2,941,081 shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 1,875,000 shares of Bank Stock, of which 665,355 shares are outstanding and are owned by Company without Encumbrance. All the outstanding shares of Company Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Company Stock Options covering shares of Company Stock granted pursuant to the Company Stock Option Plan and except as set forth in Company's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock or Bank Stock or any other securities convertible into such stock, and neither Company nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

        3.3   Subsidiaries. Except as set forth in Company's Disclosure Letter, neither Company nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

        3.4   Financial Statements. Company has previously furnished to Seller a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly the consolidated financial condition of Company as of the respective dates indicated and its consolidated results of operations for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Company have been conducted in accordance with generally accepted auditing standards. The books and records of Company and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Company and (ii) of liabilities incurred since December 31, 2002 in the ordinary course of business and consistent with past practice, neither Company nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

        3.5   Authority of Company. The execution and delivery by Company of this Agreement and, subject to the requisite approvals (i) of Company as the sole shareholder of NEWCO and (ii) of the shareholders of Company, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and this Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Company of this Agreement, the consummation of the Merger or the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Company or Bank is a party, or by which Company or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Company on a consolidated basis; or (c) violate any Rule applicable to Company or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Company or Bank, and no Consent of any Person or shareholder approval, is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby (including amendments to the Company Stock Option Plan) by Company as the sole shareholder of NEWCO and by the shareholders of Company; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Company's Disclosure Letter.

        3.6   Litigation. Except as set forth in Company's Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Company's knowledge threatened, against Company, Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Company or Bank. There are no judgments, decrees, stipulations or orders against Company enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Company or Bank. To the knowledge of Company, neither Company nor Bank is a party to any pending or, to the knowledge of any of its officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

        3.7   Compliance with Laws and Regulations. Except as set forth in Company's Disclosure Letter, neither Company nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it or any agreement with any Governmental Entity, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Company or Bank.

        3.8   Absence of Material Change. Since December 31, 2002, the businesses of Company and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Company's Disclosure Letter, there has not occurred since December 31, 2002 any event that has had or may reasonably be expected to have a material adverse effect on the business (present or future), financial condition or results of operation of Company or Bank.

        3.9   Community Reinvestment Act. Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Company nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

        3.10 SEC Reports. As of the respective dates, since December 31, 2000, Company has filed all SEC Reports required to be filed by it and none of Company's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

        3.11 Regulatory Approvals. To the knowledge of Company, Company and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

        3.12 Performance of Obligations. Company and Bank has each performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Company's knowledge, no party with whom either has an agreement that is material to its business is in default thereunder.

        3.13 Licenses and Permits. Each of Company and Bank has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Company. The properties and operations of Company and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

        3.14 Undisclosed Liabilities. Except as set forth in Company's Disclosure Letter neither Company nor Bank has any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements of Company or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Company knows of no basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Company that is not fairly reflected in the Financial Statements of Company or otherwise disclosed in this Agreement.

        3.15 Accounting Records. Each of Company and Bank maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Company or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

        3.16 Absence of Adverse Agreements. Neither Company nor any of its subsidiaries is a party to any agreement or instrument, nor is Company or any such subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business (present or future) of Company or any subsidiary of Company.

        3.17 Disclosure. Neither the Company Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Company pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.18 Environmental Matters. Except as set forth in Company's Disclosure Letter, to the knowledge of Company, (i) Company and Bank are in compliance with all Environmental Laws; (ii) there are no Tanks on or about Bank Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Bank Property; (iv) neither Company nor Bank have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company, Bank or concerning property securing Company or Bank loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bank Property or property securing Company or Bank loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business (present or future), financial condition, results of operations of Company. "Bank Property" shall mean real estate currently owned, leased, or otherwise used by Bank, or in which Bank has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Company in its capacity as a trustee or otherwise. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Tank" shall mean treatment or storage Tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, Section 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of the California Health and Safety Codeand/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

        3.19 Brokers and Finders. Except as provided in Company's Disclosure Letter with copies of any such agreements attached, neither Company nor Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

        3.20 Certain Interests. Company's Disclosure Letter sets forth a description of each instance in which an officer or director of Company or Bank (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Company or Bank; (b) is indebted to Company except for normal business expense advances; or (c) is a creditor (other than as a deposit holder) of Company or Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in the Company's Disclosure Letter, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions and comply with all Rules.

        3.21 Bank Secrecy Act. Except as set forth in Company's Disclosure Letter, neither Company nor Bank has been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
SELLER

        Seller represents and warrants to Company as follows:

        4.1   Incorporation, Standing and Power. Seller has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Seller's deposits are insured by the FDIC in the manner and to the extent provided by law. Seller has all requisite corporate power and authority to own, lease and operate Seller's properties and assets and to carry on Seller's business as presently conducted. Neither the scope of the business of Seller nor the location of any of Seller's properties requires that Seller be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a materially adverse effect on the financial condition, results of operation or business of Seller.

        4.2   Capitalization. As of the date of this Agreement, the authorized capital stock of Seller consists of 5,000,000 shares, of which 1,542,744 shares are outstanding. All the outstanding shares of Seller Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in Seller's Disclosure Letters, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Seller Stock or any other securities convertible into such stock, and Seller is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. Seller's Disclosure Letter sets forth a list of all Seller Stock Options, including the name of the optionee, the number of shares of Seller Stock to be issued pursuant to the option and the exercise price of the option.

        4.3   Subsidiaries. Except as set forth in Seller's Disclosure Letter, Seller does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person.

        4.4   Financial Statements. Seller has previously furnished to Company a copy of the Financial Statements of Seller. The Financial Statements of Seller: (a) present fairly the financial condition of Seller as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Seller have been conducted in accordance with generally accepted auditing standards. The books and records of Seller are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Seller and (ii) of liabilities incurred since December 31, 2002 in the ordinary course of business and consistent with past practice, Seller does not have any liabilities, whether absolute, accrued, contingent or otherwise.

        4.5   Authority of Seller. The execution and delivery by Seller of this Agreement and, subject to the requisite approval of the shareholders of Seller, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Seller's Disclosure Letter, neither the execution and delivery by Seller of this Agreement, the consummation of the Merger or the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will: (a) violate any provision of Seller's Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller's properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Seller; or (c) violate any Rule applicable to Seller or any of Seller's properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Seller, and no Consent of any Person, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Seller's Disclosure Letter.

        4.6   Insurance. Seller has policies of insurance and bonds covering Seller's assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for Seller's business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Seller's Disclosure Letter, Seller has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Seller's Disclosure Letter, Seller is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Seller's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Seller, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Seller is sufficient for compliance by Seller with all material requirements of law and regulations and agreements to which Seller is subject or is a party.

        4.7   Title to Assets. Seller's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $50,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by Seller. Seller has good and marketable title to all of Seller's properties and assets, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Seller; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller's Disclosure Letter.

        4.8   Real Estate. Seller's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Seller, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Seller is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Seller is a party. Seller has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Seller's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or subleases in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller's Disclosure Letter. Seller, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by Seller, as identified in Seller's Disclosure Letter, and, to the knowledge of Seller, there has not occurred under any such lease any breach, violation or default. Except as set forth in Seller's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Seller's Disclosure Letter, Seller has not experienced any uninsured damage or destruction with respect to the properties identified in Seller's Disclosure Letter. To the knowledge of Seller, all properties and assets used by Seller are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Seller enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which Seller is the lessee, and, to the knowledge of Seller, all leases to which Seller is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Seller is not in default with respect to any such lease, and to the knowledge of the officers of Seller no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Seller's Disclosure Letter.

        4.9   Litigation. Except as set forth in Seller's Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Seller's knowledge is one threatened, against Seller or against any of Seller's directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Seller. There are no judgments, decrees, stipulations or orders against Seller enjoining Seller or any of Seller's directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Seller. To the knowledge of Seller, Seller is not a party to any pending or, to the knowledge of any of its officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

        4.10 Taxes. Except as set forth in Seller's Disclosure Letter, Seller has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by Seller and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Seller's Disclosure Letter, Seller has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Seller in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Seller and, to the extent required by GAAP, reflected in the Financial Statements of Seller, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Seller's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Seller and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Seller; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Seller and lists each tax case of Seller currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Seller within the last twelve (12) months. Except as set forth in Seller's Disclosure Letter, to the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Seller. To the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Seller's Disclosure Letter.

        4.11 Compliance with Laws and Regulations. Except as set forth in Seller's Disclosure Letter, Seller is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Seller.

        4.12 Performance of Obligations. Seller has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Seller's knowledge, no party with whom Seller has an agreement that is material to its business is in default thereunder.

        4.13 Employees. Except as set forth in Seller's Disclosure Letter, there are no controversies pending or threatened between Seller and any of Seller's employees that are likely to have a material adverse effect on Seller's business, financial condition or results of operation of Seller. Seller is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

        4.14 Brokers and Finders. Except as provided in Seller's Disclosure Letter with copies of any such agreements attached, Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

        4.15 Absence of Material Change. Since December 31, 2002, the business of Seller has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Seller's Disclosure Letter, there has not occurred since December 31, 2002 any event that has had or may reasonably be expected to have a material adverse effect on the business (present or future), financial condition or results of operation of Seller.

        4.16 Licenses and Permits. Seller has all licenses and permits necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Seller. The properties and operations of Seller are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

        4.17 Undisclosed Liabilities. Except as set forth in Seller's Disclosure Letter Seller does not have any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements of Seller or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Seller does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business (present or future), financial condition or results of operations of Seller that is not fairly reflected in the Financial Statements of Seller or otherwise disclosed in this Agreement.

        4.18 Employee Benefit Plans.

          (a)   Except as set forth in Seller's Disclosure Letter, Seller does not have any "employee benefit plan," as defined in Section 3(3) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA, any "defined benefit pension plan" within the meaning of Section 3(35) of ERISA nor has Seller ever sponsored or maintained any such plan.

          (b)   Seller's Disclosure Letter sets forth copies and descriptions of each Benefit Arrangement maintained or otherwise contributed to by Seller (such plans and arrangements being collectively referred to herein as "Seller Benefit Arrangements"). Except as set forth in Seller's Disclosure Letter, all Seller Benefit Arrangements that are in effect have been in effect from at least December 31, 2002. Except as set forth in Seller's Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 2002. Except as set forth in Seller's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Seller since December 31, 2002, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 2002. Except as set forth in Seller's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Seller which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

          (c)   With respect to all Seller Benefit Arrangements, Seller is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

          (d)   Except for the contracts set forth in Seller's Disclosure Letter, each Seller Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Seller within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          (e)   Notwithstanding any statement or indication in this Agreement to the contrary, except as set forth on Seller's Disclosure Letter, there are no Seller Benefit Arrangements as to which Seller or Company/Bank will be required to make any contribution or to make any other payments, whether on behalf of any of the current employees, directors or officers of Seller or on behalf of any other person after the Closing. Seller has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Arrangement, or to modify or change any existing Seller Benefit Arrangement.

          (f)    None of the Seller Benefit Arrangements nor any trust created thereunder has ever incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, Seller has no unfunded liability under ERISA in respect of any of the Benefit Arrangements. Seller has made all contributions and paid all amounts due and owing under all of the Seller Benefit Arrangements. Each of the Seller Benefit Arrangements that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the IRS and Seller does not know of any fact which could adversely affect the qualified status of any such Benefit Arrangement. All amendments required to bring all of the Seller Benefit Arrangements into conformity with all of the applicable provisions of ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All contributions required to be made to each of the Seller Benefit Arrangements under the terms of the Benefit Arrangement, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Seller properly reflect all amounts required to be accrued as liabilities to date under each of the Seller Benefit Arrangements.

          (g)   There has not occurred and there does not exist (i) any pending litigation or controversy against any of the Seller Benefit Arrangements or against Seller as the "Employer" or "Sponsor" under the Benefit Arrangements or against the trustee, fiduciaries or administrators of any of the Benefit Arrangements or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Seller Benefit Arrangements, the administrator or trustee of any of the Benefit Arrangements with any of the IRS, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Benefit Arrangements, any service provider to any of the Benefit Arrangements or any other person whatsoever.

          (h)   Seller has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Seller as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangement or the imposition of penalties or excise taxes with respect to the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

        4.19 Corporate Records. The Charter Documents of Seller and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Seller's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Seller, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of Seller (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Seller.

        4.20 Accounting Records. Seller maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Seller which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

        4.21 Offices and ATMs. Set forth in Seller's Disclosure Letter is a list of the headquarters of Seller (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Seller (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Seller's Disclosure Letter, Seller maintains no other office or ATM and conducts business at no other location, and Seller has not applied for nor received permission to open any additional branch nor operate at any other location.

        4.22 Loan Portfolio. Seller's Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Seller that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; (b) all loans due to Seller as to which any payment of principal, interest or any other amount is 30 days or more past due; and (c) all loans for which the accruals have been incorrectly accounted. Seller's allowance for loan losses is and will be at the Effective Time in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

        4.23 Power of Attorney. Except as set forth in Seller's Disclosure Letter, Seller has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

        4.24 Operating Losses. Seller's Disclosure Letter sets forth any Operating Loss which has occurred at Seller during the period after December 31, 2001. To the knowledge of Seller, no action has been taken or omitted to be taken by an employee of Seller that has resulted in the incurrence by Seller of cumulative Operating Losses or that might reasonably be expected to result in cumulative Operating Losses after December 31, 2001, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

        4.25 Environmental Matters. Except as set forth in Seller's Disclosure Letter, to the knowledge of Seller, (i) Seller is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Seller Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Seller Property; (iv) Seller does not have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Seller or concerning property securing Seller loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller Property or property securing Seller loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business (present or future), financial condition, results of operations of Seller. "Seller Property" shall mean real estate currently owned, leased, or otherwise used by Seller, or in which Seller has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Seller in its capacity as a trustee or otherwise.

        4.26 Community Reinvestment Act. Seller received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any concerns regarding Seller's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

        4.27 Derivatives. Seller is not a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

        4.28 Reports. As of the respective dates, since December 31, 1998, none of Seller's reports to any Governmental Entity contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

        4.29 Material Contracts. Except as set forth in Seller's Disclosure Letter (all items listed or required to be listed in Seller's Disclosure Letter as a result of this Section being referred to herein as "Seller Scheduled Contracts"), Seller is not a party or otherwise subject to:

          (a)   any employment, deferred compensation, bonus or consulting contract;

          (b)   any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

          (c)   any contract or agreement that would restrict Company or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

          (d)   any collective bargaining agreement or other such contract or agreement with any labor organization;

          (e)   any lease of real or personal property providing for annual lease payments by or to Seller in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Seller is lessor and leases of real property presently used by Seller as banking offices.

          (f)    any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Seller (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of Seller's business) in personal property having a value of $25,000 or more;

          (g)   any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Seller;

          (h)   any agreement to acquire equipment or any commitment to make capital expenditures which cumulate $10,000 or more;

          (i)    any agreement for the sale of any property or assets in which Seller has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (j)    any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Seller);

          (k)   any restrictive covenant contained in any deed to or lease of real property owned or leased by Seller (as lessee) that materially restricts the use, transferability or value of such property;

          (l)    any guarantee or indemnification which involves the sum of $10,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          (m)  any supply, maintenance or landscape contracts not terminable by Seller without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

          (n)   other than as disclosed with reference to subparagraph (k) of this Section 4.29, any agreement which would be terminable other than by Seller or as a result of the consummation of the transactions contemplated by this Agreement;

          (o)   any contract of participation with any other bank in any loan entered into by Seller subsequent to December 31, 2001 in excess of $25,000, or any sales of assets of Seller with recourse of any kind to Seller, or any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

          (p)   any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by Seller other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of Seller's business;

          (q)   any material agreement, arrangement or understanding not made in the ordinary course of business;

          (r)   any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Seller;

          (s)   any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Seller upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

          (t)    any written agreement, supervisory agreement, resolution, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

        True copies of all Seller Scheduled Contracts, including all amendments and supplements thereto, are attached to Seller's Disclosure Letter.

        4.30 Trust Administration. Seller does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.30 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Seller, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Seller is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

        4.31 Regulatory Approvals. To the knowledge of Seller, except as described in Seller's Disclosure Letter, Seller has no reason to believe that all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement would not be received without the imposition of a materially burdensome condition in connection with the approval of any such application.

        4.32 Indemnification. Except as set forth in Seller's Disclosure Letter, Seller is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any capacity with any other enterprise at the request of Seller, and to the knowledge of Seller, there are no claims for which any of such persons would be entitled to indemnification by Seller if such provisions were deemed in effect, except as set forth in Seller's Disclosure Letter.

        4.33 Intellectual Property. Except as set for in Seller's Disclosure Letter, Seller owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in Seller's business; and Seller has not received any notice with respect thereto that asserts the rights of others. Seller has in all material respects performed all the obligations required to be performed by Seller, and is not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

        4.34 Investment Securities. Seller has set forth on its Disclosure Letter a list of each Investment Security held by Seller on March 31, 2003. Such list sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115.

        4.35 Certain Interests. Seller's Disclosure Letter sets forth a description of each instance in which an officer or director of Seller (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Seller; (b) is indebted to Seller except for normal business expense advances; or (c) is a creditor (other than as a deposit holder) of Seller except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in the Seller's Disclosure Letter, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions and comply with all Rules.

        4.36 Bank Secrecy Act. Except as set for in Seller's Disclosure Letter, Seller has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

ARTICLE 5

AGREEMENTS WITH RESPECT TO CONDUCT OF
COMPANY AND BANK AFTER THE DATE HEREOF

        Company covenants and agrees with Seller as follows:

        5.1 Access.

          (a)   Company will authorize and permit Seller, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Company or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to Company's and Bank's business affairs, financial condition, assets and liabilities as Seller may from time to time reasonably request. Company shall permit Seller, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Company and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Seller considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Company and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Company and Bank. Company and Bank will cause its accountants to make available to Seller, its accountants, counsel and other agents, such personnel, work papers and other documentation relating to its work papers and its audits of the books and records of Company and Bank as may be requested by Seller in connection with its review of the foregoing matters.

          (b)   One of the Continuing Directors may attend all regular and special Board of Directors meetings of Company and Bank from the date hereof until the Effective Time. Company shall inform Seller of all such Board meetings at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of the Continuing Director shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Company or Bank under this Agreement. The Continuing Director attending the Board of Directors meeting will be given the same package of information as the Company's directors; provided, however, no such information will be provided relating to the transactions contemplated by this Agreement or which counsel determines would waive the attorney-client privilege.

        5.2 Material Adverse Changes; Reports; Financial Statements; Filings.

          (a)   Company will promptly notify Seller (i) of any event of which Company obtains knowledge which may materially and adversely affect the business (present or future), financial condition, or results of operations of either Company or Bank; or (ii) in the event Company determine that it is possible that the conditions to the performance of Seller set forth in Sections 8.1 and 8.3 may not be satisfied.

          (b)   Company will furnish to Seller, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to Company, (i) quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders' equity for Company and Bank; (ii) as soon as available, all letters and communications sent by Company to its shareholders and all reports filed by Company or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (iii) all regulatory applications relating to the transactions contemplated by this Agreement and all correspondence relating thereto.

          (c)   Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Company, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Company and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

        5.3 Conduct of Business.

          (a)   Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Company shall not, nor permit Bank to, without prior written consent of Seller (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of Seller's receipt of written notice of a request for prior written consent, written notice of objection is not received by Company and Bank):

            (1)   amend, modify, terminate or fail to renew or preserve their material Permits;

            (2)   declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Company, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for stock dividends payable by Company to its shareholders in accordance with past practice;

            (3)   amend or modify its Charter Documents except as contemplated hereby;

            (4)   agree or make any commitment to take any actions prohibited by this Section 5.3;

            (5)   take any action which would or is reasonably likely to (i) adversely affect the ability of Company or Bank to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company's or Bank's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company's or Bank's obligations hereunder, as set forth in Article 8 herein not being satisfied; and

            (6)   knowingly take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

          (b)   Between the date hereof and the Effective Time, Company shall, and shall cause Bank to:

            (1)   duly observe and conform in all material respects to all lawful requirements applicable to its business; and

            (2)   maintain their assets and properties in good condition and repair, normal wear and tear excepted.

          (c)   As soon as practicable after the execution of this Agreement, Company shall cause NEWCO to be formed as a California corporation pursuant to Section 200 of the California Corporations Code and shall subscribe to all shares of NEWCO stock to be issued with the result that NEWCO shall be a wholly-owned subsidiary of Company as of the Effective Time. The Articles of Incorporation, bylaws, directors and officers of NEWCO shall be determined by Company. NEWCO shall have such corporate name as may be available from the California Secretary of State.

          (d)   The execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby will have been duly authorized by the Board of Directors of NEWCO. The Agreement of Merger will constitute a legal, valid and binding agreement of NEWCO in accordance with its respective terms, except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement or creditors rights and the application of equitable principles in any action, legal or equitable. NEWCO will have full corporate power and authority to perform its obligations under the Agreement of Merger and the transactions contemplated thereby.

          (e)   The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by NEWCO with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 5.3 any material agreement, instrument or obligation to which NEWCO will become a party or by which the property of NEWCO will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB and the Commissioner and as set forth in Exhibit 5.3, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of NEWCO; or (d) violate the Charter Documents or any Rules to which NEWCO is subject.

        5.4   Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Company shall amend or supplement the Company Disclosure Letter provided for herein pertaining to Company and Bank as necessary so that the information contained therein accurately reflects the then current status of Company and Bank and shall transmit copies of such amendments or supplements to Seller in accordance with Section 11.12 of this Agreement.

        5.5   NEWCO Shareholder Approval. Company shall cause NEWCO to promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder to be held as soon as practicable, for the purpose of voting on the Merger, this Agreement and related matters. Company shall vote all shares of NEWCO Stock which it owns at such meeting in favor of the Merger, this Agreement and related matters.

        5.6 Consents and Approvals.

          (a)   Company will cooperate, and cause Bank to cooperate, with Seller in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the transactions contemplated in this Agreement. Company's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Company or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

          (b)   To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Company or Bank or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Company and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

        5.7   Compliance with Rules. Company shall comply, and cause Bank to comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business (present or future), financial condition or results of operations of Company or Bank.

        5.8   Agreement of Merger. As soon as practicable, NEWCO shall execute the Agreement of Merger.

        5.9   Insurance.

          (a)   Company and Bank shall permit Seller (i) to extend the discovery period of its directors' and officers' liability insurance for a period of 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers or (ii) to buy "peace of mind" coverage from the California Bankers' Association; provided, however, that the total costs of the premiums for either of such alternatives shall not exceed $36,000.

          (b)   Company shall, and shall cause its subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Charter Documents of Seller as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

          (c)   The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives.

        5.10 Rule 144 Compliance. From and after the Effective Time of the Merger, Company shall file all reports with the SEC necessary to permit the shareholders of Seller who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of the Seller Common Stock to sell Company Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so entitled; provided, however, that Company is otherwise obligated to file such reports with the SEC.

        5.11 Shareholder Approval. Company will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Company Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the transactions contemplated by this Agreement and related matters, including amendments to the Company Stock Option Plan to facilitate the granting of substitute stock options. In connection with the Company

Shareholders' Meeting, the Board of Directors of Company shall, subject to the Board's fiduciary duties, recommend shareholder approval of the Merger, this Agreement and related matters.

ARTICLE 6

AGREEMENTS WITH RESPECT TO
CONDUCT OF SELLER AFTER THE DATE HEREOF

        Seller covenants and agrees with Company as follows:

        6.1 Access

          (a)   Seller will authorize and permit Company, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Seller, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Company may from time to time reasonably request. Seller shall permit Company, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Seller with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Company considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Seller, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Seller will cause Hutchinson and Bloodgood LLP to make available to Company, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Seller as may be requested by Company in connection with its review of the foregoing matters.

          (b)   The President of Company, or in his absence another representative of Company selected by him, shall be invited by Seller to attend all regular and special Board of Directors and committee meetings of Seller from the date hereof until the Effective Time. Seller shall inform Company of all such Board meetings at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Company shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Seller under this Agreement.

        6.2 Material Adverse Changes; Reports; Financial Statements; Filings.

          (a)   Seller will promptly notify Company (i) of any event of which Seller obtains knowledge which may materially and adversely affect the business (present or future), financial condition, or results of operations of Seller; (ii) in the event Seller determines that it is possible that the conditions to the performance of Company set forth in Sections 8.1 and 8.2 may not be satisfied; or (iii) any event, development or circumstance other than the transactions contemplated by this Agreement that, to the best knowledge of Seller, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Seller of the services of any Executive Officer of Seller.

          (b)   Seller will furnish to Company, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to Seller, (i) a copy of any report submitted to the board of directors of either Seller and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Seller need not furnish Company any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Seller under this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders' equity for Seller; (iii) monthly unaudited balance sheets and statements of operations for Seller; (iv) as soon as available, all letters and communications sent by Seller to its shareholders and all reports filed by Seller with the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as Company may reasonably request relating to Seller.

          (c)   Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Seller, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Seller for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

        6.3 Conduct of Business.

          (a)   Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written consent of Company (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Company's receipt of written notice of a request for prior written consent, written notice of objection is not received by Seller):

            (1)   amend, modify, terminate or fail to renew or preserve its material Permits;

            (2)   amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Seller Scheduled Contract or any other material contract or agreement to which Seller is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

            (3)   enter into any agreement or contract that would be required to be included as a Seller Scheduled Contract;

            (4)   terminate or unilaterally fail to renew any existing insurance coverage or bonds;

            (5)   make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Seller Stock except for any loan, extension of credit or commitment made after the date hereof not exceeding $50,000, to any such person; provided, however, that the aggregate of all loans, extensions of credit or commitments made after the date hereof to any such person shall not exceed $100,000;

            (6)   grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent except in the ordinary course of business and consistent with past practice or established practices; or accrue and/or pay any bonus, severance or similar payment to any Person;

            (7)   grant any promotion or any increase in the rate of pay to any employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any employee;

            (8)   sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

            (9)   except upon the exercise of stock options granted pursuant to Seller Stock Option Plan granted prior to the date hereof, issue, sell, or grant any Equity Securities of Seller, any other securities (including long term debt), or any rights, options or securities to acquire any stock of Seller Stock, or any Equity Securities of Seller, or any other securities (including long term debt) of Seller;

            (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Seller, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

            (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Seller or any rights, options, or securities to acquire any Equity Securities of Seller;

            (12) amend or modify its Charter Documents;

            (13) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date hereof;

            (14) make any capital expenditures, or commitments with respect thereto, in excess of $10,000 except in the ordinary course of business and consistent with past practice;

            (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

            (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or in conformity with Seller's existing investment policies;

            (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Company in writing; file or amend any United States federal, foreign, state or local tax return without Company's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

            (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Seller Benefit Arrangement in effect on the date of this Agreement to which Seller is a party or bound;

            (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Company;

            (20) agree or make any commitment to take any actions prohibited by this Section 6.3;

            (21) change any of Seller's basic policies and practices (including pricing for loans and deposits) with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Seller's business or operations, except such changes as may be required by any Governmental Entity;

            (22) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Seller's ability to perform their covenants and agreements under this Agreement; (iii) result in any of the conditions as set forth in Article 8 herein not being satisfied; or (iv) result in the termination of the President of Seller;

            (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

            (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

            (25) knowingly take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code;

            (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

            (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

            (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms; and

            (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $250,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to Bank's Chief Credit Officer or Chief Administrative Officer, written notice of objection is not received by Seller.

          (b)   Between the date hereof and the Effective Time, Seller shall:

            (1)   duly observe and conform in all material respects to all lawful requirements applicable Seller's business and conduct Seller's business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practice;

            (2)   use its reasonable best efforts to maintain its assets and properties in good condition and repair, normal wear and tear excepted;

            (3)   promptly upon learning of such information, advise Company in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Seller Stock prior to the record date fixed for the Seller Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

            (4)   promptly notify Company regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Seller, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Seller; and

            (5)   maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, provide for a monthly provision for loan losses of not less than $10,000 per month and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

        6.4   Certain Loans and Other Extensions of Seller. Seller will promptly inform Company of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Seller as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Seller will furnish to Company, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

          (a)   classified credits, showing with respect to each such credit the classification category, credit type, office, name of originating loan officer and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

          (b)   nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

          (c)   accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

          (d)   delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

          (e)   loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

          (f)    loans or leases (including any commitments) by Seller to any director, officer, or employee of Seller, or any shareholder holding 5% or more of the capital stock of Seller, including with respect to each such loan or lease, the identity and, to the best knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts;

          (g)   letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

          (h)   loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

          (i)    loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

          (j)    other real estate or assets owned, stating with respect to each its credit type;

          (k)   a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

          (l)    extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to Company (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

          (m)  renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

        6.5   Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Seller shall amend or supplement the Seller Disclosure Letter provided for herein pertaining to Seller as necessary so that the information contained therein accurately reflects the then current status of Seller and shall transmit copies of such amendments or supplements to Company in accordance with Section 11.12 of this Agreement.

        6.6   Shareholder Approval. Seller will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Seller Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the transactions contemplated by this Agreement and related matters. In connection with the Seller Shareholders' Meeting, (i) the Board of Directors of Seller shall, subject to the Board's fiduciary duties, recommend shareholder approval of the Merger, this Agreement and related matters; and (ii) Seller shall use its reasonable best efforts to obtain such shareholder approval by the largest possible percentage.

        6.7 Consents and Approvals.

          (a)   Seller will cooperate with Company in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the transactions contemplated in this Agreement. Seller's cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

          (b)   To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Seller or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Seller shall obtain such consent prior to the Effective Time.

        6.8   Preservation of Employment Relations Prior to Effective Time. Seller will use its reasonable best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Seller through the Effective Time.

        6.9   Compliance with Rules. Seller shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business (present or future), financial condition or results of operations of Seller.

        6.10 Seller Benefit Arrangements. Except for (i) the Change in Control Agreements and (ii) COBRA payments required to be assumed, Seller and any effected officers, directors or employees shall mutually terminate all Seller Benefit Arrangements, without the imposition of any liability therefor to Company, Bank or any other Party.

        6.11 [Section Intentionally Left Blank]

        6.12 No Shop.

          (a)   Seller shall not, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Seller shall promptly notify Company (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Seller: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing twenty-five percent (25%) or more of the assets of Seller; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing twenty-five percent (25%) or more of the voting power of Seller; a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Seller Stock; a solicitation of proxies in opposition to approval of the Merger by Seller shareholders; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing.

          (b)   Notwithstanding any other provision in this Section 6.12 or elsewhere in this Agreement, nothing shall prevent Seller from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Seller Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of Seller concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of Seller Stock than the transaction contemplated by this Agreement; (B) the Board of Directors of Seller determines in good faith based upon the written advice of outside counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; (C) at least 48 hours prior to providing any information or data to any Person or entering into discussion or negotiations with any Person, the Board of Directors of Seller notifies Company of such inquiries, proposals or offers received by, any information requested from, or any such discussion or negotiations sought to be initiated or continued with Seller; provided, however, that the taking of any such action or actions by Seller shall not impair Company's right to terminate this Agreement pursuant to Section 10.1(f) hereof.

        6.13 Affiliates. Within thirty (30) days of the execution of this Agreement, (a) Seller shall deliver to Company a letter identifying all persons who are then "affiliates" of Seller for purposes of Rule 145 under the Securities Act and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.13. Seller shall use reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller's delivery of the letter referred to above, and on or prior to the date of the Seller Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.13 hereto as soon as practicable after obtaining such status.

        6.14 Stock Options. Prior to the Effective Time of the Merger, Seller shall (a) use its best efforts to cause each holder of Seller Stock Options, as listed in its Disclosure Letter, who has not exercised their option or elected to receive a substitute option, to enter into an agreement providing for the cancellation and termination of any unexercised options prior to the Effective Time of the Merger in exchange for the cash consideration set forth in Section 2.8 and (b) take all actions necessary to terminate the Seller Stock Option Plan, such termination to be effective at the Effective Time of the Merger. Each holder of such canceled Seller Stock Option shall acknowledge that upon payment of such amount set forth in Section 2.8, no further liability shall accrue to Seller or any successor thereto.

        6.15 Access to Operations. Within thirty (30) Business Days prior to the Effective Day, Seller shall afford to Company and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. Company shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by Company and Seller. Company's access shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

        6.16 Access to Employees. Company shall have the right, but not the obligation, within thirty (30) Business Days prior to the Effective Day, to provide training to employees of Seller who will become employees of Company. Such training shall be at the expense of Company and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by Company. At the request of Company, Company shall compensate employees, in accordance with Seller's customary policies and practices, for the employee's time being trained by Company. Seller shall cooperate with Company to make such employees available for such training prior to Closing. Training shall not exceed 40 hours per employee. All travel and other reimbursable expense incurred by the employee for training are Company's responsibility. Nothing in this Section is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than Company, Bank or Seller.

ARTICLE 7

FURTHER COVENANTS OF COMPANY AND SELLER

        7.1 S-4 and Proxy Statement.

          (a)   As promptly as practicable, Company and Seller shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. The Parties shall pay their own costs associated with the preparation and filing of the S-4, including the costs mailing the Proxy Statement to their respective shareholders and each Party will pay one-half of the printing costs for the S-4 and the Proxy Statement. At the time the S-4 becomes effective, the S-4 will comply in all material respects with the provisions of Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company's and Seller's shareholders, at the time of the Company and Seller Shareholders' Meetings, respectively, held to approve the Merger and at the Effective Time of the Merger, the prospectus included as part of the S-4, as amended or supplemented by any amendment or supplement filed by Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

          (b)   After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Seller and Company to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

          (c)   Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock pursuant to this Agreement.

        7.2   Filings. Each of the Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

        7.3   Applications. No later than 30 days following the execution of this Agreement, Company will promptly prepare and file, or cause to be prepared and filed, any applications or notices to bank regulatory agencies necessary to consummate the transactions contemplated hereby. Company shall afford Seller a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof as well as all correspondence and comment letters relating to such applications. The Parties covenant and agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the transactions contemplated hereby, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Company will use its best efforts to obtain all required regulatory approvals or consents and Seller shall cooperate with Company and Bank in such efforts.

        7.4   Further Assurances. Company and Seller agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Merger and the transactions contemplated in this Agreement. Company, Bank, and Seller agree to take such further action as may reasonably be requested to facilitate consummation of the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

        7.5   Establishment of Accruals. If requested by Company, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of Company and Bank (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect Company's plans with respect to the conduct of Seller's business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in the Agreement or constitute a material adverse change in the business (present or future), operations, or financial condition of Seller.

ARTICLE 8

CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

        8.1   Conditions to Each Party's Obligations to Close. The respective obligations of Company, on the one hand, and Seller, on the other, to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a)   The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Company and Seller.

          (b)   No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

          (c)   On or before December 31, 2003, (i) the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Company or the Surviving Bank after the Merger that Company reasonably and in good faith concludes would materially adversely affect the business (present or future), financial condition, or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired.

          (d)   No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement or which would not permit the businesses presently carried on by Seller, Company or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

          (e)   All Third Party Consents, including Consents under all of Seller's leases of real property and buildings, necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Company on a consolidated basis.

          (f)    The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Company shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Company Stock to consummate the Merger.

          (g)   Seller and Company shall have received from Vavrinek, Trine, Day & Co., an opinion reasonably satisfactory to each of them to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to Seller, Company or Bank, nor shall the issuance of Company Stock result in the recognition of gain or loss by the holders of Seller Stock who receive such stock in connection with the Merger, and that such holders will be entitled to carryover the basis of their Seller Stock and tack holding periods relating thereto, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Seller and such opinion shall not have been withdrawn or modified in any material respect.

        8.2   Additional Conditions to Obligations of Company to Close. The obligations of Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a)   All actions necessary to authorize the execution, delivery and performance of the Agreement, the consummation of the Merger, and the consummation of the Agreement of Merger shall have been duly and validly taken by the board of directors and shareholders of Seller.

          (b)   The representations and warranties of Seller contained in Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Company shall have received a certificate to that effect dated the Effective Time and executed on behalf of Seller by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations being made on and as of the Effective Time shall be made without giving effect to any update with respect to the Seller's Disclosure Letter in accordance with Section 6.5.

          (c)   Each of the covenants and agreements of Seller contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Company shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Seller.

          (d)   During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Seller that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Seller, whether or not such event, change or effect is reflected in Seller's Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Company shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Seller. Without limiting the generality of the foregoing sentence, the occurrence of any of the following shall be deemed to have had a material adverse effect on the business, financial condition, or operations of Seller:

            (1)   a decline of more than 15% in the amount of Seller's Core Deposits as determined from the Financial Statements of Seller as of March 31, 2003 to the amount on the books and records of Seller for the month end immediately preceding the Effective Time, or

            (2)   the amount of Seller's total equity capital (determined in accordance with GAAP excluding accruals for all Expenses whether or not such Expenses are payable prior to, at or after Closing and FASB 115 adjustments) on the books and records of Seller for the month end immediately preceding the Effective Time is less than Seller's total equity capital (determined in accordance with GAAP) less Expenses actually accrued through such date and FASB 115 adjustments as of June 30, 2003.

          (e)   Seller shall have delivered to Company a written opinion of Loren P. Hansen, Esq. dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

          (f)    Company shall have received a letter from Hoefer & Arnett, Inc. dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Company to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Company.

          (g)   Concurrently with the execution of this Agreement, each director of Seller shall have executed and delivered to Company a Directors' Agreement substantially in the form of Exhibit 2.6a and each Executive Officer of Seller shall have executed and delivered to Company an Executive Officers' Agreement substantially in the form of Exhibit 2.6b.

          (h)   Within 30 days of the execution of this Agreement, Company shall have received from each person named in the letter or otherwise referred to in Section 6.13 of this Agreement an executed copy of the agreement required by Section 6.13.

          (i)    Company shall have received satisfactory evidence that all of Seller's Benefit Arrangements have been treated as provided in Article 6 of this Agreement.

          (j)    Company shall have received (i) the written resignation of each director and Executive Officer of Seller not included on Exhibit "B" dated as of the Effective Time; provided, however, that any such resignation by an Executive Officer shall not constitute a resignation for purposes of any Change in Control Agreement, and (ii) satisfactory written evidence that all necessary corporate action has been taken by Seller so that the board of directors and executive officers of the Surviving Bank immediately after the Effective Time will be as set forth on Exhibit B.

        8.3   Additional Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the Merger and the other transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a)   All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Merger and the consummation of the transaction contemplated by the Agreement of Merger shall have been duly and validly taken by the respective boards of directors and shareholders of Company and Bank, as the case may be.

          (b)   The representations and warranties of Company and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Seller shall have received a certificate to that effect dated the Effective Time and executed on behalf of Company and Bank by their respective chief executive officer and chief financial officer. It is understood and acknowledged that the representations being made on and as of the Effective Time shall be made without giving effect to any update with respect to Company's Disclosure Letter in accordance with Section 5.4.

          (c)   The covenants and agreements of Company and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and Seller shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officer and chief financial officer of Company and Bank.

          (d)   During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Company or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Surviving Bank or Company, whether or not such event, change or effect is reflected in Company's Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Seller shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Company and Bank.

          (e)   Company shall have delivered to Seller a written opinion of Reitner & Stuart dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3 (e).

          (f)    Seller shall have received a letter from Carpenter & Company dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Seller to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Seller.

          (g)   Seller shall have received satisfactory written evidence that all necessary corporate action has been taken by Company so that two of the current directors of Seller named in Exhibit C shall be appointed as Directors of the Company at the Effective Time.

ARTICLE 9

EMPLOYEE BENEFITS

        9.1   Employee Benefits. All employees of Seller, at the Effective Time, shall be entitled to participate in the Company Benefit Arrangements on the same basis as other similarly situated employees of Company or Bank. Except in connection with Company's employee stock ownership plan, each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than 90 days of sick leave may be carried over into Company's sick leave program), with such employee's respective years of past service with Seller (or other prior service so credited by Seller) as though they had been employees of Company. For purposes of the Company's employee stock ownership plan, Seller's employees will be treated as new employees of Company. Each employee of Seller (except for Executive Officers) employed by Seller at the Effective Time who is not offered employment by Bank will have the opportunity to receive severance benefits to be offered by the Bank.

        9.2   Substitute Stock Options. Subject to approval by the shareholders of Seller of amendments to the Company Stock Option Plan, as of the Effective Time, Company shall grant substitute stock options to each person who has at the Effective Time an outstanding Seller Stock Option and who has not elected to receive cash pursuant to Section 2.8. Each substitute stock option so granted by Company to replace a Seller Stock Option shall be 100% vested and shall be exercisable for that number of whole shares of Company Stock equal to the product of (A) the number of shares of Seller Stock that were purchasable under such Seller Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Company Stock. Further, each substitute stock option so granted by Company to replace a Seller Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Seller Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. Each substitute option shall have a duration equal to the remaining duration of the Seller Stock Option for which it is substituted and shall not terminate as a result of the holder of the substitute option not being an officer, employee or director of Company and/or Bank.

ARTICLE 10

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

        10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Seller or Company as follows, and in no other manner:

          (a)   By mutual consent of Company, on the one hand, and Seller, on the other;

          (b)   By Company or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by December 31, 2003, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

          (c)   By Company, if any conditions set forth in Section 8.2 shall not have been met, or by Seller, if any conditions set forth in Section 8.3 shall not have been met, by December 31, 2003, or such earlier time as it becomes apparent that such condition cannot be met;

          (d)   By Company, if Seller should (i) materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

          (e)   By Seller, if Company should (i) materially breach any of its representation or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

          (f)    By Company, (i) if Seller shall have violated the provision of Section 6.12, or (ii) if Seller receives a proposal for a Competing Transaction and Seller takes any of the actions provided in Section 6.12(b); or

          (g)   By Seller during the two trading day period following the calculation of the Average Bid Price, if (i) the Average Bid Price is less than $12.00 and (ii) the percentage of the decline in the price for a share of Company Stock from $12.00 per share to the Average Bid Price exceeds by 15% or more the percentage decline in the KBW Index from the date hereof until the date of the determination of the Average Bid Price. For purposes of calculating the percentage of decline in the KBW Index, the level of such Index on the date published closest to the date hereof shall be compared to the level of such Index on the most recent publication date preceding the date of determination of the Average Bid Price.

        10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

        10.3 Waiver of Conditions. If any of the conditions specified in Section 8.2 have not been satisfied, Company may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

        10.4 Force Majeure. Company and Seller agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, neither Party shall be obligated to the other Party to this Agreement for any expenses or otherwise be liable hereunder.

ARTICLE 11

GENERAL

        11.1 Expenses.

          (a)   Seller hereby agrees that if this Agreement is terminated by Company (i) pursuant to Section 10.1(c) because of the failure of the condition set forth in Section 8.2(d), or (ii) pursuant to Section 10.1(d), Seller shall promptly, and in any event within seven Business Days after such termination, pay Company all Expenses (as defined below) of Company and Bank but not to exceed $250,000.

          (b)   Company hereby agrees that if this Agreement is terminated by Seller (i) pursuant to Section 10.1(c) because of the failure of the condition set forth in Section 8.3(d), or (ii) pursuant to Section 10.1(e), Company shall promptly, and in any event within seven Business Days after such termination, pay Seller all Expenses (as defined below) of Seller but not to exceed $250,000.

          (c)   As an inducement to Company to enter into this Agreement, in the event this Agreement is terminated by Company pursuant to Section 10.1(f) and Seller enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, Seller shall pay Company $500,000 plus an amount equal to all of Company's and Bank's reasonably documented expenses up to a maximum of $100,000 which amounts represent (i) Company's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Company's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Company's indirect costs and expenses incurred in connection with the transaction contemplated by this Agreement; and (iii) Company's loss as a result of the transaction contemplated by this Agreement not being consummated.

          (d)   Except as otherwise provided herein and in Section 7.1, all Expenses incurred by Company or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

          (e)   "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

        11.2 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Seller or Company.

        11.3 Disclosure Letter; Exhibits; Integration. Each Disclosure Letter and exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters and exhibits, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

        11.4 Best Efforts. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

        11.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

        11.6 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Company or Seller, in whole or in part, without the prior written consent of the other

Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

        11.7 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        11.8 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

        11.9 Publicity and Reports. Company and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

        11.10 Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC, the FRB, the SEC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

        11.11 Specific Performance. Seller and Company each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

        11.12 Notices. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

    If to Company, addressed to:

      Lawrence P. Ward
      President
      Heritage Oaks Bancorp
      545 12th Street
      Paso Robles, California 93446
      Fax No. (805) 239-5210

    With a copy addressed to:

      John F. Stuart, Esq.
      Reitner & Stuart
      1319 Marsh Street
      San Luis Obispo, CA 93401
      Fax No. (805) 545-8599

    If to Seller, addressed to:

      Cole Minnick
      President
      Hacienda Bank
      361 Town Center West
      Santa Maria, California 93458
      Fax No. (805) 346-8049

    With a copy addressed to:

      Loren P. Hansen Esq.
      Law Offices of Loren P. Hansen
      1301 Dove Street
      Newport Beach, California 92660
      Fax No. (949) 851-1732

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section11.12. Notwithstanding anything to the contrary contained herein, notice and/or delivery to Company shall be deemed notice and/or delivery to Bank.

        11.13 Knowledge. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

        11.14 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

        11.15 Attorneys' Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

        11.16 Termination of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

        WITNESS, the signature of Heritage Oaks Bancorp, as of the 11th day of June, 2003 set by its Chairman of the Board, its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

HERITAGE OAKS BANCORP

By:	/s/ DR. B.R. BRYANT Dr. B.R. Bryant Chairman of the Board

By:	/s/ LAWRENCE P. WARD Lawrence P. Ward President	Attest:	/s/ GWEN R. PELFREY Gwen R. Pelfrey Secretary

        WITNESS, the signature of Hacienda Bank, as of the 11th day of June, 2003 set by its Chairman and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

HACIENDA BANK

By:	/s/ CRAIG STEPHENS Craig Stephens Chairman of the Board	Attest:	/s/ JOSEPH OLIVERA Joseph Olivera Secretary

FIRST AMENDMENT TO
AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

        THIS FIRST AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "First Amendment") is entered into as of August 8, 2003, between Heritage Oaks Bancorp, a corporation and registered bank holding company organized under the laws of California ("Company") located in Paso Robles, California and Hacienda Bank, a banking company organized under the laws of California ("Seller"), located in Santa Maria, California.

        WHEREAS, Company and Seller entered into an Agreement to Merge and Plan of Reorganization dated as of June 11, 2003 (the "Agreement");

        WHEREAS, the Parties wish to make certain changes and amendments to the Agreement which they believe to be in the best interest of their respective shareholders;

        NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

1.
Section 2.7(d)(iv) is amended in full to read:

    "Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Company Stock that would be issued pursuant to the Merger (valued at the Average Bid Price) is less than the Minimum Stock Amount or more than the Maximum Stock Amount, Company shall be authorized to reallocate shares of Company Stock and cash among the holders of the Seller Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Stock to be issued in the Merger, in a manner such that the number of shares of Company Stock to be issued in the Merger shall be not less than the Minimum Stock Amount nor more than the Maximum Stock Amount, provided, however, that any such reallocation or variance shall provide for equal treatment to all shareholders of the same class as provided in CGCL Section 1101."

2.
Section 2.7(d)(v) is amended in full to read:

    "Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iv) hereof), if any share of Seller Dissenting Shares fails to become Seller Perfected Dissenting Shares, such Seller Dissenting Shares shall automatically be converted into and represent the right to receive the same consideration as Undesignated Shares

3.    Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

4.    This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

5.    Except as herein amended, the Agreement shall remain in full force and effect.

6.    This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

        WITNESS, the signature of Company, as of the 8th day of August 2003, set by its Chairman and President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

HERITAGE OAKS BANCORP

By:	/s/ DR. B.R. BRYANT Dr. B.R. Bryant Chairman of the Board

By:	/s/ LAWRENCE P. WARD Lawrence P. Ward President	Attest:	/s/ GWEN R. PELFREY Gwen R. Pelfrey Secretary

        WITNESS, the signature of Hacienda Bank, as of the 8TH day of August 2003 set by its Chairman and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

HACIENDA BANK

By:	/s/ CRAIG STEPHENS Craig Stephens Chairman of the Board	Attest:	/s/ JOSEPH OLIVERA Joseph Olivera Secretary

APPENDIX B

FAIRNESS OPINION OF
CARPENTER AND COMPANY

Carpenter & Company

June 11, 2003

Board of Directors
Hacienda Bank
361 Town Center West
Santa Maria, CA 93458

Members of the Board:

  Re:
  Fairness Opinion

        With respect to the Agreement to Merge and Plan of Reorganization ("the Agreement") signed and entered into on June 11, 2003, between Hacienda Bank (the "Company") and Heritage Oaks Bancorp ("HEOP"), pursuant to which the Company will merge into a subsidiary to be formed by HEOP ("NEWCO") after which the Company will become a wholly owned subsidiary of HEOP (the "Merger"), and the current shareholders of the Company will receive the right to receive cash or shares of HEOP Common Stock, in exchange for 100% of the outstanding Common Stock of the Company, you have asked our opinion as to the fairness from a financial point of view to the shareholders of the Company of the consideration to be paid in the Merger (the "Merger Consideration").

        In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company, and HEOP, including the consolidated financial statements for recent periods through March 31, 2003, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California banking companies; (d) compared the Company and HEOP from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company and HEOP, including financial forecasts and related assumptions of the Company and of HEOP; (g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations and considered such other information, financial analyses, and financial, economic and market criteria as we have deemed appropriate and relevant.

FIVE PARK PLAZA, SUITE 950    •    IRVINE, CALIFORNIA 92614-8527
(949) 261-8888    •    FAX (949) 261-0880

B-1

Hacienda Bank
June 11, 2003

        In connection with our review, we have not independently verified any of the foregoing information with respect to the Company, or HEOP. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's or HEOP's assets, financial condition, results of operations, business (present or future) since the respective dates of their last financial statements were made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or HEOP, nor have we been furnished with any such appraisals. We are not expressing any opinion as to the actual value of HEOP's common stock when issued to the Company shareholders pursuant to the Merger, or the prices at which HEOP common stock will trade subsequent to the Merger. Further, our opinion is necessarily based upon economic, monetary, and market conditions existing as of the date hereof.

        This opinion is furnished pursuant to our engagement letter dated April 3, 2001, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this opinion, we do not admit that we are experts with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the Merger Consideration from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

CARPENTER & COMPANY

B-2

APPENDIX C

FAIRNESS OPINION OF
HOEFER & ARNETT

August 5, 2003

Members of the Board of Directors
Heritage Oaks Bancorp
545 12th Street
Paso Robles, California 93446

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Heritage Oaks Bancorp, Paso Robles, California ("Heritage Oaks") of the consideration to be paid in connection with the proposed merger of Hacienda Bank, Santa Maria, California ("Hacienda") with Heritage Oaks, whereby Hacienda becomes a wholly-owned subsidiary of Heritage Oaks, in accordance with the terms and conditions of the draft of the Agreement to Merge and Plan of Reorganization (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each outstanding of Hacienda Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7 of the Agreement, either:

  1.
  shares of Heritage Oaks Stock in accordance with the Exchange Ratio; or

  2.
  cash in the amount of the Per Share Cash Consideration.

        Based on the Exchange Ratio of 0.5208, Per Share Cash Consideration of $6.50, a structure of 75% common stock and 25% cash, 1,542,744 shares of Hacienda Stock outstanding and a market price of $12.00 per share for Heritage Oaks Stock, the transaction value to the holders of Hacienda Stock equals $9,738,572. A transaction value of $9,738,572 represents a price to stated book value at June 30, 2003 of 1.66x, a price to 2002 earnings multiple of 22.81x, a price to June 30, 2003 assets of 12.18% and a tangible premium on June 30, 2003 core deposits of 6.30%.

        As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        Hoefer & Arnett, is familiar with Heritage Oaks, having provided certain financial advice from time to time, including having provided financial advisory services to Heritage Oaks in 2002; Heritage Oaks paid Hoefer & Arnett $1,000 for such services. We have not previously provided investment banking and financial advisory services to Hacienda. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Heritage Oaks and Hacienda for its own account and for the accounts of customers.

        In connection with this assignment, we have reviewed and analyzed, among other things, the following: (i) the draft of the Agreement to Merger and Plan of Reorganization; (ii) Quarterly Reports of Condition and Income of Hacienda for the quarters ended March 31, 2003, December 31, 2002, September 30, 2002, June 30, 2002, March, 31, 2002 and December 31, 2001; and internal financial statements as of June 30, 2003; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-KSB of Heritage Oaks for December 31, 2002, December 31, 2001 and December 31, 2000; Quarterly Reports on Form 10-QSB of Heritage Oaks for the quarters ended June 30, 2003, March 31, 2003, September 30, 2002, June 30, 2002 and March 31, 2002; (iv) certain other publicly available financial and other information concerning Heritage Oaks and Hacienda; (v) publicly reported historical prices and trading activity for Heritage Oaks and Hacienda common stock; and (vi) the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of Heritage Oaks and Hacienda concerning

C-1

their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

        In conducting our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Heritage Oaks and Hacienda as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the managements of Heritage Oaks and Hacienda. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowance for loan losses for Heritage Oaks and Hacienda is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Heritage Oaks or Hacienda, nor have we examined any individual loan credit files. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the common shares of Heritage Oaks of the terms of the proposed merger of Hacienda with and into Heritage Oaks and does not address Heritage Oaks' underlying business decision to proceed with the transaction.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Heritage Oaks and Hacienda, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Heritage Oaks and Hacienda; (ii) the assets and liabilities of Heritage Oaks and Hacienda, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

        Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of Hacienda with Heritage Oaks are fair, from a financial point of view, to the holders of shares of Heritage Oaks Stock.

        Our opinion is directed to the Board of Directors of Heritage Oaks for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of Heritage Oaks as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement-prospectus related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement-prospectus related to the transaction.

Respectfully Submitted,

Hoefer & Arnett, Incorporated

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APPENDIX D

CHAPTER 13 OF CALIFORNIA
GENERAL CORPORATIONS LAW

APPENDIX D

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13
DISSENTERS' RIGHTS

Section 1300.    Right to Require Purchase—"Dissenting Shares" and "Dissenting Shareholder" Defined.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301.    Demand for Purchase.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302.    Endorsement of Shares.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303.    Agreed Price—Time for Payment.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304.    Dissenter's Action to Enforce Payment.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305.    Appraisers' Report—Payment—Costs.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306.    Dissenting Shareholder's Status as Creditor.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.    Dividends Paid As Credit Against Payment.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308.    Continuing Rights and Privileges of Dissenting Shareholders.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309.    Termination of Dissenting Shareholder Status.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310.    Suspension of Proceedings for Payment of Pending Litigation.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.    Exempt Shares.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312.    Attacking Validity of Reorganization Or Merger.

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

APPENDIX E

REPORT ON FORM 10-KSB
OF HERITAGE OAKS BANCORP
FOR THE YEAR ENDED
DECEMBER 31, 2002

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-KSB

(Mark One)
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Year ended December 31, 2002
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-25020

HERITAGE OAKS BANCORP
(Exact name of registrant as specified in its charter)

State of California (State or other jurisdiction of employee incorporation or organization)	77-0388249 (I.R.S. Identification No.)
545 12th Street, Paso Robles, California 93446 (Address of principal executive offices) (Zip Code)	(805) 239-5200 (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, (no par value)	None

        Indicate by check mark whether the registrant (1) has filed all reports required to be riled by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes ☐    No ☒

        Registrant's revenue for 2002 was $19,498,529. The aggregate market value of the voting stock held by non-affiliates of the Registrant at February 1, 2003 was $17,877,467. As of February 1, 2003, the Registrant had 2,785,533 shares of Common Stock outstanding.

        The following documents are incorporated by reference in Part III, Items 9 through 12 of Registrant's definitive proxy statement for the 2003 annual meeting of shareholders.

        Transitional Small Business Disclosure Format (check one) Yes ☐    No ☒

PART I
Item 1.	Description of Business
Item 2.	Description of Properties
Item 3.	Legal Proceedings
Item 4.	Submission of Matters to a Vote of Security Holders
PART II
Item 5.	Market for Registrant's Common Equity and Related Stockholders Matters
Item 6.	Management's Discussion and Analysis of Financial Condition and Results of Operations
Item 7.	Financial Statements
Item 8.	Changes and Disagreements with Accountants on Accounting and Financial Disclosure
PART III
Item 9.	Directors, Executive Officers, Promoters and Control Persons;
Item 10.	Executive Compensation
Item 11.	Security Ownership of Certain Beneficial Owners and Management
Item 12.	Certain Relationships and Related Transactions
Item 13.	Exhibits and Reports on Form 8-K
Item 14.	Controls and Procedures
Signatures
Certifications
Where You Can Find More Information

PART I

        Certain statements contained in this Annual Report on Form 10-KSB ("Annual Report"), including, without limitation, statements containing the words "believes", "anticipates", "intends", "expects", and words of similar impact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the Company's business, economic, political and global changes arising from the terrorist attacks of September 11, 2001 and their aftermath and other factors referenced in this report, including in "Item 1. Description of Business-Factors that May Affect Future Results of Operations". The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

ITEM 1. DESCRIPTION OF BUSINESS

General

        Heritage Oaks Bancorp (the "Company") is a California corporation organized in 1994 to act as the bank holding company of Heritage Oaks Bank (the "Bank"). In 1994, the Company acquired all of the outstanding common stock of the Bank in a holding company formation transaction. The Bank is the only active financial subsidiary owned by the Company. In April 2002, the Company formed Heritage Oaks Capital Trust I (the "Trust"). The Trust is a statutory business trust formed under the laws of the State Of Delaware and is wholly owned by the Company. Other than holding the shares of the Bank, the Company conducts no significant activities, although it is authorized, with the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Company's principal regulator, to engage in a variety of activities which are deemed closely related to the business of banking. The Company has also caused to be incorporated a subsidiary, CCMS Systems, Inc. which is currently inactive and has not been capitalized. The Company has no present plans to activate the proposed subsidiary.

Banking Services

        The Bank was licensed by the California Department of Financial Institutions ("DFI") and commenced operation in January 1983. As a California state bank, the Bank is subject to primary supervision, examination and regulation by the DFI and the Federal Deposit Insurance Corporation ("FDIC"). The Bank is also subject to certain other federal laws and regulations. The deposits of the Bank are insured by the FDIC up to the applicable limits thereof. The Bank is not a member of the Federal Reserve System. At December 31, 2002, the Company had approximately $337.3 million in assets, $187.3 million in net loans, $264.2 million in deposits, and $19.8 million in stockholders' equity.

        The Bank is headquartered in Paso Robles with a branch office in Paso Robles, two branches in San Luis Obispo, one branch office in Cambria, one branch office in Arroyo Grande, one branch office in Santa Maria, one branch office in Atascadero and one branch office in Morro Bay. The Bank conducts a commercial banking business in San Luis Obispo County and Northern Santa Barbara County, including accepting demand, savings and time deposits, and making commercial, real estate, SBA, agricultural, credit card, and consumer loans. It also offers installment note collection, issues cashiers checks and money orders, sells travelers checks, and provides bank-by-mail, night depository, safe deposit boxes, and other customary banking services. The Bank does not offer trust services or international banking services and does not plan to do so in the near future.

        The Bank's operating policy since its inception has emphasized small business, commercial and retail banking. Most of the Bank's customers are retail customers, farmers and small to medium-sized businesses. The Bank takes real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans. The areas in which the Bank has directed virtually all of its lending activities are (i) commercial and agricultural loans, (ii) installment loans, (iii) construction loans, and (iv) other real estate loans or commercial loans secured by real estate. As of December 31, 2002, these four categories accounted for approximately 21.2%, 1.2%, 21.4% and 56.1% respectively, of the Bank's loan portfolio. As of December 31, 2002, $147.5 million or 77.5% of the Bank's $190.5 million in gross loans consisted of interim construction and other real estate secured loans, primarily for single family residences or for commercial development. Commercial and agricultural loans decreased $.2 million (approximately 0.5%) and other real estate loans or commercial loans secured by real estate increased $16 million between year-end 2001 and year-end 2002. See "Item 6—Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Most of the Bank's deposits are attracted by local promotional activities and advertising in the local media. A material portion of the Bank's deposits have not been obtained from a single person or a few persons, the loss of any one or more of which would have a materially adverse effect on the business of the Bank. The Bank has deposit relationships with three, long time customers that engage in mortgage related business, however, these volatile account relationships are included in the volatile liability dependency report that the Bank produces on a monthly basis. Management and the Board of Directors of the Bank are keenly aware that if and when the mortgage market conditions change, these relationships will be impacted. This is the primary reason for the large balances maintained in over night investing in Federal Funds Sold. As of December 31, 2002, the Bank had approximately 15,557 deposit accounts consisting of non-interest bearing (demand), interest-bearing demand and money market accounts with balances totaling $200.3 million for an average balance per account of approximately $12,879; 6,274 savings accounts with balances totaling $18.8 million for an average balance per account of approximately $2,992; and 1,603 time certificate of deposit accounts with balances totaling $45.1 million, for an average balance per account of approximately $28,106.

        The principal sources of the Bank's revenues are (i) interest and fees on loans, (ii) interest on investments, (iii) service charges on deposit accounts and other charges and fees, (iv) mortgage origination fees and (v) miscellaneous income. For the year ended December 31, 2002, these sources comprised 68.7%, 13.5%, 7.3%, 3.9% and 6.6%, respectively, of the Bank's total operating income.

        During 2001, the Bank was divesting itself of the off-premise ATM Networks commonly referred to as HOAK (retail sites) and NANS (gaming sites). Due to narrowing profit margins, the Bank began to scale back on these lines of business in 2000 and discontinued operation almost entirely in 2001. The HOAK sites were sold during the first quarter of 2001, while the gaming sites consisted of two remaining locations as of December 31, 2001. As of December 31, 2002, there is one NANS site remaining. This last site is being sold in the first quarter of 2003. Please see "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Bank has not engaged in any material research activities relating to the development of new services or the improvement of existing bank services, except as otherwise discussed herein. There has been no significant change in the types of services offered by the Bank since its inception. The Bank has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets. Most of the Bank's business originates from San Luis Obispo and Northern Santa Barbara Counties and there is no emphasis on foreign sources and application of funds. The Bank's business, based upon performance to date, does not appear to be seasonal. Management of the Bank is unaware of any material effect upon the Bank's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulations.

        The Bank holds no patents, licenses (other than licenses obtained from bank regulatory authorities), franchises or concessions.

Strategic Developments

        On July 16, 2001, the Bank and Westamerica Bank, a California banking corporation, entered into a Branch Purchase and Assumption Agreement ("Agreement" included as an Exhibit in Company's September 30, 2001 10-QSB), pursuant to which Heritage Oaks Bank purchased the four Westamerica Bank Branches in San Luis Obispo County ("Branches"). The Branches were located in the cities of Arroyo Grande, Morro Bay, Paso Robles and San Luis Obispo. In addition, Heritage Oaks Bank acquired Westamerica Bank's interest in the real estate of each of the Branches, whether they were owned or leased.

        Under the Agreement, Heritage Oaks Bank assumed all deposit liabilities and other liabilities set forth in the Agreement and purchased certain of the assets of the Branches. It did not purchase any of the loans of the Branches which were retained by Westamerica Bank. All employees of the Branches (except one loan officer designated by Westamerica) was offered employment by Heritage Oaks Bank.On November 9, 2001, the transaction closed.

        In April 2002, the Company completed its offering of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by the Company and were sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners, L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill assisted the Company in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $8.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.70%. The floating rate, however, may not exceed 11.0% for the first five years.

        The Company is reflecting the trust preferred securities as financing debt on its consolidated balance sheet.

        On July 26, 2002, the Bank purchased a parcel of land (approximately 2 acres) on the corner of Niblick and South River Roads in Paso Robles, Ca. The purchase price was $900,000. It is the intent of the Bank to build a full service branch on this parcel and to relocate the existing "Woodland" office, that is currently located at 171 Niblick Road, Paso Robles, Ca. At this time, the Bank anticipates that the building will be approximately 5,000 square feet in size and will open sometime in the fourth quarter of 2003 or first quarter of 2004.

Employees

        As of February 1, 2002, the Bank had a total of 118 full-time equivalent employees. The management of the Bank believes that its employee relations are satisfactory. The Company has only two salaried employees (the internal auditor and assistant). The Company's officers all hold similar positions at the Bank and receive compensation from the Bank.

Local Economic Climate

        The economy in the Company's service area is based primarily on agriculture, tourism, light industry, oil and retail trade. Services supporting these industries have also developed in the areas of medical, financial and educational. The population in the two county areas comprising the Company's service area, according to the U.S. Bureau of the Census, was estimated at July 2001 to be approximately 655,600. San Luis Obispo County represents about 38% of this total with Santa Barbara County accounting for the remaining approximately 62%. The moderate climate allows a year round growing season for numerous vegetable and fruits. Vineyards and cattle ranches also contribute largely to the local economy. Vineyards in production have grown significantly over the past several years throughout the Company's service area. Access to numerous recreational activities, including lakes, mountains and beaches, provide a relatively stable tourist industry from many areas including the Los Angeles/Orange County basin, the San Francisco Bay area and the San Joaquin Valley. Principally due to the diversity of the various industries in the Company's service area, the area, while not immune from economic fluctuations, does tend to enjoy a more stable level of economic activity from many other areas of California.

        The Central Coast's leading industry is the production of wine grapes and production of premium quality wines. Over the past two years, production of new vineyard land has led to an over capacity of wine grapes. Excess production of wine grapes has led to a decrease in prices of grapes sold and in some cases, the inability of farmers to sell grapes at any price. Wineries on the other hand are purchasing grapes at existing contract prices and in some cases, below contract prices. Wineries are becoming select in the quality of grapes purchases, asking farmers to thin crops to produce a higher quality fruit.

        The Bank recognized in 2000 that there would be over capacity in the production of wine grapes in our market area. As a result, efforts were made to move a significant portion of the vineyard development loan portfolio out of the Bank and into the government sponsored Farmer Mac program. The Bank has approximately $1.6 million of remaining vineyard development loans on the books at December 31, 2002. Because of these actions on the part of the Bank, it is the opinion of Management that there would not be any negative impact from the current state of the wine grape industry.

Competition

        The banking and financial services business in California generally, and in the Company's service area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers and the appearance of new banking organizations.

        The Company's business is concentrated in its service area, which encompasses San Luis Obispo County and Northern Santa Barbara County. In order to compete with other financial institutions in its service area, the Bank relies principally upon local advertising programs; direct personal contact by officers, directors, employees, and shareholders; and specialized services such as courier pick-up and delivery of non-cash banking items. The Bank emphasizes to its customers the advantages of dealing with a locally owned and community oriented institution. The Bank also seeks to provide special services and programs for individuals in its primary service area who are employed in the agricultural, professional and business fields, such as loans for equipment, furniture, tools of the trade or expansion of practices or businesses. Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. They also perform services, such as trust services, international banking, discount brokerage and insurance services that the Bank is not authorized or prepared to offer currently. The Bank has made arrangements with its correspondent banks and with others to provide such services for its customers. For borrowers requiring loans in excess of the Bank's legal lending limits, the Bank has offered, and intends to offer in the future, such loans on a participating basis with its correspondent banks and with other independent banks, retaining the portion of such loans which is within its lending limits. As of December 31, 2002, the Bank's legal lending limits to a single borrower and such borrower's related parties were approximately $4.1 million on an unsecured basis and approximately $6.9 million on a fully secured basis, based on regulatory capital plus reserves of $27,578.

        Commercial banks compete with savings and loan associations, credit unions, other financial institutions, securities brokerage firms, and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings and loan associations, credit unions, consumer finance companies, mortgage companies and other lending institutions.

        The financial services industry is undergoing rapid technological changes involving frequent introductions of new technology-driven products and services that have further increased competition. There can also be no assurance that these technological improvements, if made, will increase the Company's operational efficiency or that the Company will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Effect of Government Policies and Recent Legislation

        Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

        The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact on the Company of any future changes in monetary policies cannot be predicted.

        From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. See "Description of Business-Financial Services Modernization Legislation and Sarbanes—Oxley Act of 2002".

General

        The Company and the Bank are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws that relate to the regulation of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

The Company

        The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and is registered as such with, and subject to the supervision of, the Federal Reserve Board. The Company is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of bank holding companies and their subsidiaries.

        The Company is required to obtain the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the Company would own or control more than 5% of the voting shares of such bank. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

        The Company is prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. See discussion under "Financial Modernization Act" below for additional information.

        The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board determines that the activity or the control or the subsidiary or affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

        Under the Federal Reserve Board's regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

        The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and filed reports and proxy statements pursuant to such Act with the Securities and Exchange Commission (the "SEC")

The Bank

        The Bank is chartered under the laws of the State of California and its deposits are insured by the FDIC to the extent provided by law. The Bank is subject to the supervision of, and is regularly examined by, the DFI and the FDIC. Such supervision and regulation include comprehensive reviews of all major aspects of the Bank's business and condition. Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal and California statutes relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital.

        If, as a result of an examination of a bank, the FDIC or the DFI should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to these regulatory agencies. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate the Bank's deposit insurance, which for a California chartered bank would result in a revocation of the bank's charter.

Capital Standards

        The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

        A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, non-cumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

        In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 4%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Company to grow and could restrict the amount of profits, if any, available for the payment of dividends.

        The following table presents the amounts of the capital ratios for the Bank and the requirements for a well- capitalized company compared to its minimum regulatory capital requirements as of December 31, 2002:

		Regulatory Requirements
	Bank Actual	Well- Capitalized	Minimum Requirement
LEVERAGE RATIO	7.53%	5.00%	4.0%
TIER 1 RISK-BASED RATIO	11.00%	6.00%	4.0%
TOTAL RISK-BASED RATIO	12.06%	10.00%	8.0%

        Under applicable regulatory guidelines, the Bank was considered "Well Capitalized" at December 31, 2002.

        In addition, the DFI has authority to take possession of the business and properties of a bank in the event that the tangible shareholders' equity of the bank is less than the greater of (i) 4% of the banks total assets or (ii) $1,000,000

Prompt Corrective Action and Other Enforcement Mechanisms

        Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios described above. An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

        In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

Safety and Soundness Standards

        The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") imposes certain specific restrictions on transactions and requires federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts. The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as have the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.

Premiums for Deposit Insurance

        Through the Bank Insurance Fund ("BIF"), the FDIC insures the deposits of the Bank up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

        The assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. Due to continued growth in deposits and some recent bank failures, the bank insurance fund is nearing its minimum ratio of 1.25% on insured deposits as mandated by law. If the ratio drops below 1.25%, it is likely that the FDIC will be required to assess premiums on all banks for the first time since 1996. An increase in the assessment rate could have a material adverse effect on the Company's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for the Bank would result in the revocation of the Bank's charter and the cessation of its operations as a going concern.

        All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

Sarbanes-Oxley Act of 2002

        On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "SOA"). The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

        The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934, (the "Exchange Act"). Given the extensive SEC role in implementing rules relating to many of the SOA's new requirements, the final scope of these requirements remains to be determined.

        The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC. The

SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

        The SOA addresses, among other matters:

  •
  the creation of an independent accounting oversight board to oversee the audit of public companies and auditors who perform such audits;

  •
  audit committees for all reporting companies and expansion of the power of the audit committee, including the requirements that the audit committee: (i) have direct control of the outside auditor; (ii) be able to hire and fire the auditor; and (iii) approve all non-audit services;

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  auditor independence provisions which restrict non-audit services that independent accountants may provide to their audit clients;

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  certification of financial statements by the chief executive officer and the chief financial officer;

  •
  the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

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  a prohibition on insider trading during pension plan black out periods;

  •
  increased protection for whistleblowers and informants;

  •
  disclosure of off-balance sheet transactions;

  •
  expedited filing requirements for ownership reports by officers and directors;

  •
  disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

  •
  "real time" filing of periodic reports; and

  •
  various increased criminal penalties for violations of securities laws.

        The SOA contains provisions which became effective upon enactment on July 30, 2002, and provisions which will become effective within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act. The Company has implemented procedures to comply with the requirements for expanded disclosure of internal controls and the certification of financial statements. A significant portion of the remaining items in the new legislation will become effective during 2003. The Company is currently evaluating what impacts the new legislation and its implementing regulations will have upon its operations, including a likely increase in certain outside professional costs.

Financial Services Modernization Legislation

        On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act") was signed into law. The Financial Services Modernization Act is intended to modernize the banking industry by removing barriers to affiliation among banks, insurance companies, the securities industry and other financial service providers. It provides financial organizations with the flexibility of structuring such affiliations through a holding company structure or through a financial subsidiary of a bank, subject to certain limitations. The Financial Services Modernization Act establishes a new type of bank holding company, known as a financial holding company, that may engage in an expanded list of activities that are "financial in nature," which include securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Company has not sought "financial holding company" status and has no present plans to do so.

        The Financial Services Modernization Act also sets forth a system of functional regulation that makes the Federal Reserve Board the "umbrella supervisor" for holding companies, while providing for the supervision of the holding company's subsidiaries by other federal and state agencies. A bank holding company may not become a financial holding company if any of its subsidiary financial institutions are not well-capitalized or well-managed. Further, each bank subsidiary of the holding company must have received at least a satisfactory Community Reinvestment Financial Services Modernization Act (CRA) rating. The Financial Services Modernization Act also expands the types of financial activities a national bank may conduct through a financial subsidiary, addresses state regulation of insurance, generally prohibits unitary thrift holding companies organized after May 4, 1999 from participating in new financial activities, provides privacy protection for nonpublic customer information of financial institutions, modernizes the Federal Home Loan Bank system and makes miscellaneous regulatory improvements. The Federal Reserve Board and the Secretary of the Treasury must coordinate their supervision regarding approval of new financial activities to be conducted through a financial holding company or through a financial subsidiary of a bank. While the provisions of the Financial Services Modernization Act regarding activities that may be conducted through a financial subsidiary directly apply only to national banks, those provisions indirectly apply to state-chartered banks.

        In addition, the Bank is subject to other provisions of the Financial Services Modernization Act, including those relating to CRA, privacy and safe-guarding confidential customer information, regardless of whether the Company elects to become a financial holding company or to conduct activities through a financial subsidiary of the Bank. The Company does not, however, currently intend to file notice with the Federal Reserve Board to become a financial holding company or to engage in expanded financial activities through a financial subsidiary of the Bank.

        The Company and the Bank do not believe that the Financial Services Modernization Act will have a material adverse effect on their operations in the near-term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the Company and the Bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the Company the Bank.

USA Patriot Act of 2001

        In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Transactions between Affiliates

        Transactions between a bank and its "affiliates" are quantitatively and qualitatively restricted under the Federal Reserve Act. The Federal Deposit Insurance Act applies Sections 23A and 23B to insured nonmember banks in the same manner and to the same extent as if they were members of the Federal Reserve System. The Federal Reserve Board has also recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions.

        Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. Affiliates of a bank include, among other entities, the bank's holding company and companies that are under common control with the bank. The Company is considered to be an affiliate of the Bank. In general, subject to certain specified exemptions, a bank or its subsidiaries are limited in their ability to engage in "covered transactions" with affiliates:

  •
  to an amount equal to 10% of the bank's capital and surplus, in the case of covered transactions with any one affiliate; and

  •
  to an amount equal to 20% of the bank's capital and surplus, in the case of covered transactions with all affiliates.

        In addition, a bank and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" includes:

  •
  a loan or extension of credit to an affiliate;

  •
  a purchase of, or an investment in, securities issued by an affiliate;

  •
  a purchase of assets from an affiliate, with some exceptions;

  •
  the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; and

  •
  the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

        In addition, under Regulation W:

  •
  a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

  •
  covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

  •
  with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

        Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates.

Community Reinvestment Act

        The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. A bank's compliance with its CRA obligations is based on a performance- based evaluation system which bases CRA ratings on an institution's lending service and investment performance, resulting in a rating by the appropriate bank regulatory agency of "outstanding", "satisfactory", "needs to improve" or "substantial noncompliance." At its last examination by the FDIC, the Bank received a CRA rating of "Satisfactory."

Factors That May Affect Future Results of Operations

        In addition to other information contained in this Annual Report, the following risks may affect the Company and/or the Bank. If any of these risks occur, the Company's or Bank's business, financial condition or operation results could be adversely affected.

Dependence on Real Estate

        A significant portion of the loan portfolio of the Bank is dependent on real estate. At December 31, 2002, real estate served as the principal source of collateral with respect to approximately 77.5% percent of the Bank's loan portfolio. A decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of real estate owned by the Bank, as well as the Company's financial condition and results of operations in general and the market value of the Company's common stock. Acts of nature, including earthquakes, floods and draughts, which may cause uninsured damage and other loss of value to real estate and crops that secures these loans, may also negatively impact the Company's financial condition.

Interest Rate Changes

        The earnings of the Company and the Bank are substantially affected by changes in prevailing interest rates. Changes in interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and the rates the Bank must pay on deposits and borrowings. The difference between the rates the Bank receives on loans and securities and the rates it must pay on deposits and borrowings is known as the interest rate spread. Given the Bank's current volume and mix of interest-bearing liabilities and interest-earning assets, the Bank's interest rate spread can be expected to increase when market interest rates are rising, and to decline when market interest rates are declining. Our analysis indicates that the decreases in the target federal funds rate announced by the Federal Reserve Board throughout 2002 resulted in a decrease of 139 basis points in the Bank's average interest rate spread from that of 2001. If interest rates continue to decline, competitive pressure and other factors may prevent us from making proportionate decreases in the interest rates we pay on deposits, especially MMDA and NOW accounts, resulting in a larger decrease in our interest rate spread. Although the Bank believes its current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse impact on our business, financial condition and results of operations.

Competition

        Competition may adversely affect our performance. The financial services business in our market area is highly competitive, and becoming more so due to changes in regulation, technological advances and the accelerating pace of consolidation among financial service providers. We face competition both in attracting deposits and in making loans. We compete for loans principally through the interest rates and loan fees we charge and the efficiency and quality of the services we provide. Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending on the nature or level of competition.

Regulation

        We are subject to government regulation that could limit or restrict our activities, adversely affecting our operations. The financial services industry is heavily regulated. Federal and state regulation is designed to protect the deposits of consumers, not to benefit our shareholders. The regulations impose significant limitations on our operations, and may be changed at any time to impose significant new limitations, possibly causing our results to vary significantly from past results. Government policy and regulation, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for us.

        In response to several well-publicized corporate and auditing scandals, the President signed the Sarbanes-Oxley Act into law on July 29, 2002. This act calls for increased federal regulation of the accounting profession and imposes new requirements upon boards of directors, audit committees and executive officers of public companies. These requirements will likely increase the accounting and legal costs of the Company. A number of the requirements of the Act are still subject to the finalization of administrative rule making by the SEC. The Company will be subject to many of these provisions of the Act and implementing regulations

Operating Strategies

        From time to time, the Company develops long-term financial performance goals to guide and measure the success of our operating strategies. The Company can make no assurance that we will be successful in achieving these long-term goals or that our operating strategies will be successful. Achieving success in these areas is dependent on a number of factors, many of which are beyond the Company's direct control. Factors that may adversely affect the Company's ability to attain its long-term financial performance goals include:

  •
  Deterioration of asset quality;

  •
  Inability to control noninterest expense, including, but not limited to, rising employee and healthcare costs;

  •
  Inability to increase noninterest income

  •
  Inability to decrease reliance on revenue generated from assets;

  •
  Ability to increase loan growth;

  •
  Regulatory and other impediments associated with making acquisitions;

  •
  Deterioration in general economic conditions, especially in the Company's core markets;

  •
  Decreases in the Company's net interest margin;

  •
  Increases in competition; and

  •
  Adverse regulatory or legislative developments.

Borrowers' Failure to Perform

        A significant number of our borrowers and guarantors may fail to perform their obligations as required by the terms of their loans, resulting in losses for us. This risk increases when the economy is weak, as it has been recently. We have adopted underwriting and credit policies, and loan monitoring procedures, including the establishment and monitoring of allowances for credit losses. Management believes these provisions are reasonable and adequate, and will should keep credit losses within expected limits by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. However, these policies and procedures may not be adequate to prevent unexpected losses that could materially and adversely affect our results of operations.

Operations Risks

        The Bank is subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. The Bank maintains a system of internal controls to mitigate against such occurrences and maintains insurance coverage for such risks, but should such an event occur that is not prevented or detected by the Bank's internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on the Company's business, financial condition or results of operations.

Geographic Concentration

        Our operations are located almost entirely in the Central Coast region of California. As a result of this geographic concentration, our results depend largely upon economic and business conditions in this region. A deterioration in economic and business conditions in our market area could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services, which in turn may have a material adverse effect on our results of operations.

War on Terrorism

        The terrorist attacks of September 11, 2001, the ensuing worldwide war on terrorism and the possibility of war with Iraq and/or Korea may lead to unexpected shifts in cash flows, deposit levels, and general economic activity. US banking agencies have warned of the possible impact of such events on the capital ratios of banks.

Company Cash Flow

        As a holding company, a substantial portion of the Company's cash flow typically comes from dividends from the Bank. Various statutory provisions restrict the amount of dividends the Bank can pay to the Company without regulatory approval.

ITEM 2. DESCRIPTION OF PROPERTIES

        The Bank and the Company occupy a permanent headquarters facility that is located at 545 Twelfth Street, Paso Robles, Ca. The purchase price for the headquarter office, was approximately $1,000,000 for the building and land. This building has approximately 9,000 square feet of space and off-street parking. The Bank has remodeled this building at an approximate cost of $300,000.

        The Bank has a non-banking office, located at 600 Twelfth Street, Paso Robles (directly across from its present headquarters) that was purchased by the Bank on December 23, 1986, for approximately $400,000 from an unaffiliated party.

        In June of 1994, the Bank opened a branch at 171 Niblick Rd., Paso Robles, Ca. The Bank leases this 1,400 square foot branch for approximately $2,000 per month. On February 24, 2000, the Bank renewed the lease for an additional five-year term.

        On June 26, 1997 the Bank executed a lease for its branch office at 297 Madonna Road, San Luis Obispo. The branch was previously located in premises that were acquired from La Cumbre Savings, which lease expired in 1997. The new branch lease is for 6,200 square feet of which the Bank subleases approximately 58% to another firm and uses 42%. The other firm pays 58% of the rent and expenses and the Bank pays 42%. The rent under the lease for the entire space is approximately $7,750 a month. In June, 2002, the rent re-priced to 95% of the prevailing fair market value and increases each year thereafter at the greater of the consumer price index or 2.5% until the lease expires on June 30, 2009.

        The Bank opened a branch office at 1135 Santa Rosa Street in downtown San Luis Obispo, Ca in April 1996. The Bank is leasing a building containing approximately 5,618 square feet for approximately $7,800 per month. The original lease expired on February 28, 2001 and the Bank executed its option to extend for a period of five years. As of January 2003, the Bank has obtained two additional five year options to extend.

        On February 21, 1997, the Bank acquired the Cambria branch of Wells Fargo Bank located at 1276 Tamson Drive, Cambria. The Bank leases this 2,916 square foot branch for approximately $3,200 per month, subject to adjustments for cost of living increases and certain pass-throughs. The lease will expire in 2004 at which time the Bank has an option to renew the lease for two additional five-year terms.

        On August 26, 1998, the Company purchased property located at 9900 El Camino Real, Atascadero. The purchase price was $271,160. The Company constructed a building with a total of 3,500 square feet of floor space. The total cost of improvements was $440,765 plus furniture and fixtures. On April 1, 1999, the Company entered into a five-year lease agreement, with three five-year options to renew, with the Bank at the rate of $4,725 per month or $1.35 per square foot. Comparatives were obtained to ensure that the lease amount was at fair market value.

        On November 1, 1998, the bank entered into a 10-year lease with an unaffiliated party to lease property known as 1660 South Broadway, Santa Maria, Ca. The lease calls for monthly payments based on a triple net price of $1.15 per square foot or approximately $5,395 per month. The rent will adjust each November by the Consumer Price Index or a maximum of 6%. The lease will expire on October 31, 2008, with the banking having three five-year options to renew.

        On July 1, 2001 the bank entered into a 9-month lease with an unaffiliated party to lease property located at 1360 Grand Avenue, Arroyo Grande, Ca. The lease calls for monthly payments based on a triple net price of approximately $4,200 per month. The Bank did not renew or renegotiate this lease at its expiration. The short-term nature of this lease was due to the Bank's knowledge that it was acquiring a branch office from Westamerica Bank (seller) that was in close proximity to the leased facility. On November 9, 2001, the seller conveyed title to the land and building located at 1255 Grand

Avenue, Arroyo Grande, Ca. The Bank consolidated the existing Bank branch into the newly acquired facility. The appraised fair value of the acquired location was $800,000.

        On November 9, 2001, the Bank also acquired from Westamerica Bank (seller), a branch office located at 310 Morro Bay Blvd., Morro Bay, Ca. The seller conveyed title to the building at the closing. The appraised fair value of the acquired building was $200,000. The building is on leased land. The seller assigned and the Bank assumed the lease that expires on April 1, 2012. The monthly lease payment is $2,200.

        On July 26, 2002, the Bank purchased a parcel of land (approximately 2 acres) on the corner of Niblick and South River Roads in Paso Robles, Ca. The purchase price was $900,000. It is the intent of the Bank to build a full service branch on this parcel and to relocate the existing "Woodland" office, that is currently located at 171 Niblick Road, Paso Robles, Ca. At this time, the Bank anticipates that the building will be approximately 5,000 square feet in size and will open sometime in the fourth quarter of 2003 or first quarter of 2004.

        The Company believes its present facilities are adequate for its present needs.

ITEM 3. LEGAL PROCEEDINGS

        The Bank is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. Neither the Company nor the Bank is a party to any pending material legal or administrative proceedings (other than ordinary routine litigation incidental to the Company's or the Bank's business).

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        No matters were submitted to a vote of security holders during the fourth quarter of 2002.

PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        There is a limited over-the-counter market for the Company's Common Stock. The Company's Common Stock is not listed on any exchange or market. However, Maguire Investments, Inc., Hoefer & Arnett, Inc., The Seidler Companies, Sandler O'Neill & Partners and Wedbush Morgan Securities make a market in the Company's Common Stock. Certain information concerning the Common Stock is reported on the NASDAQ electronic bulletin board under the symbol "HEOP."

        The information in the following table indicates the high and low bid prices of the Company's Common Stock for each quarterly period during the last two years based upon information provided by

Maguire Investments, Inc., Hoefer & Arnett, Inc., The Seidler Companies and Wedbush Morgan Securities. These prices do not include retail mark-ups, mark-downs or commission.

Quarter Ended 2002	Bid Prices
	Low	High
March 31	$12.85	$12.85
June 30	12.88	13.00
September 30	12.80	13.20
December 31	11.50	11.65
2001	Low	High
March 31	$8.75	$8.50
June 30	11.00	11.44
September 30	11.50	12.25
December 31	12.00	13.00
2000	Low	High
March 31	$7.32	$7.50
June 30	6.68	7.00
September 30	8.63	8.88
December 31	8.63	8.88

Prices listed above have been adjusted to reflect the 2 for 1 stock split that was paid on August 15, 2002.

Holders

        As of February 1, 2003, there were approximately 674 holders of the Company's Common Stock. There are no other classes of equity outstanding.

Dividends

        The Company is a legal entity separate and distinct from the Bank. The Company's shareholders are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefore, subject to the restrictions set forth in the California General Corporation Law (the "Corporation Law"). The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation's assets equal at least 1 1/4 times its liabilities, and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation's interest expenses for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        The ability of the Company to pay a cash dividend depends largely on the Bank's ability to pay a cash dividend to the Company. The payment of cash dividends by the Bank is subject to restrictions set forth in the California Financial Code (the "Financial Code"). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) the bank's retained earnings; or (b) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greatest of (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year. In the event that the DFI determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the DFI may order the bank to refrain from making a proposed distribution. The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the Bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to federal law. (See, "Item 1—Description of Business—Prompt Corrective Action and Other Enforcement Mechanisms.") Additionally, while the Federal Reserve Board has no general restriction with respect to the payment of cash dividends by an adequately capitalized bank to its parent holding company, the Federal Reserve Board might, under certain circumstances, place restrictions on the ability of a particular bank to pay dividends based upon peer group averages and the performance and maturity of the particular bank, or object to management fees to be paid by a subsidiary bank to its holding company on the basis that such fees cannot be supported by the value of the services rendered or are not the result of an arm's length transaction.

        Under these provisions, the amount available for distribution from the Bank to the Company was approximately $7,093,999 at December 31, 2002.

        The following table outlines stock dividend activity since 1999:

Stock Dividend Percentage	Record Date
4%	February 15, 1999
5%	April 3, 2000
5%	March 16, 2001
5%	March 8, 2002
2 for 1 Split	August 2, 2002
5%	March 14, 2003

        Whether dividends will be paid in the future will be determined by the Board of Directors after consideration of various factors. The Company's profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends by the Company.

        The following table summarizes information as of December 31, 2002 relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time:

Plan Category	Plan Year	Number of securities to be issued upon exercise of options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1990 1997	2,033 384,710	$4.43 5.78	-0- 175,218
Equity compensation plans not approved by security holders		-0-	-0-	-0-

Total		386,743	$5.77	175,218

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is an analysis of the financial condition and results of operations of the Company for the two years ended December 31, 2002. The analysis should be read in connection with the consolidated financial statements and notes thereto appearing elsewhere in this report.

        On November 15, 1994, the Company was organized as a holding company for the Bank. The Bank is the only active financial subsidiary owned by the Company.

Strategic Developments

        The Company made a strategic decision commencing in 1999 to expand its full service branch office coverage of its primary market area, realizing that during the first year, net earnings would be impacted by the growth of infrastructure. Two offices were opened during the first quarter of 1999 and one during the first quarter of 2000. The expected result was that net earnings in 1999 grew by only 6.3% from those in 1998, however, the ground work had been set to allow for significant growth without additional material overhead.

        On July 16, 2001, the Bank and Westamerica Bank, a California banking corporation, entered into a Branch Purchase and Assumption Agreement ("Agreement" included as an Exhibit in Company's September 30, 2001 10-QSB), pursuant to which Heritage Oaks Bank purchased the four Westamerica Bank Branches in San Luis Obispo County ("Branches"). The Branches were located in the cities of Arroyo Grande, Morro Bay, Paso Robles and San Luis Obispo. In addition, Heritage Oaks Bank acquired Westamerica Bank's interest in the real estate of each of the Branches, whether they were owned or leased.

        Under the Agreement, Heritage Oaks Bank assumed all deposit liabilities and other liabilities set forth in the Agreement and purchased certain of the assets of the Branches. It did not purchase any of the loans of the Branches which were retained by Westamerica Bank. All employees of the Branches (except one loan officer designated by Westamerica) was offered employment by Heritage Oaks Bank.

        On November 9, 2001, the transaction closed. The branches located at 310 Morro Bay Blvd., Morro Bay, California and 1255 Grand Avenue, Arroyo Grande, California continued to be operated. The branch located at 545 Higuera Street, San Luis Obispo, California was consolidated with the Heritage Oaks Bank branch located at 1135 Santa Rosa Street, San Luis Obispo, California; and the branch located at 1204 Spring Street, Paso Robles, California was consolidated with the Heritage Oaks Bank branch located at 545 Twelfth Street, Paso Robles, California. Further, the Heritage Oaks Bank branch located at 1360 Grand Avenue, Arroyo Grande, California was consolidated with the branch being acquired that is located at 1255 Grand Avenue, Arroyo Grande, California.

        Beginning in January 2001 and continuing through November 2002, actions by the Federal Reserve to cut target interest rates resulted in Prime Rate being cut from 9.50% to 4.25%. Historically, the largest source of income for the Bank is that which is created by net interest income. This reduction in rates, specifically as it relates to 48% of the Bank's average earning assets that adjust with Prime, made it very difficult to maintain the level of the Net Interest Margin for 2002 that the Bank had experienced in the past. Despite the adverse interest rate environment, the Company was able to exceed prior year earnings.

        On April 10, 2002, the Company completed its offering of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by the Company and were sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners, L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill assisted the Company in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $8.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.70%. The floating rate, however, may not exceed 11.0% for the first five years. The $8.0 million accounts for approximately 4% of the increase in total assets.

        As the result of the issuance of $8.0 million in trust preferred securities, the Company down-streamed $5.2 million to the Bank in the form of Tier I Capital. This enabled the Bank to implement an investment strategy of $38 million whereby the Bank borrowed $38 million from the Federal Home Loan Bank (FHLB) and purchased approximately $40 million in investment securities. The purchased investment securities serve as collateral for the borrowing.

Critical Accounting Policies

        Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Our most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. A detailed discussion of critical accounting policies can be found within this document under "Provision and Allowance for Credit Losses" and "Investment Securities and Other Earning Assets".

Earnings Overview

        The Company reported net income for 2002 of $2,739,220. This was a 16.8% increase from the $2,346,283 reported in 2001. Net income reported for 2001 represented an increase of $102,263 or 4.6% more than 2000 net income of $2,244,020. Basic earnings per share were $.99, $.86 and $.84 at December 31, 2002, 2001 and 2000, respectively. Diluted earnings per share were $.91, $.79 and $.78 at December 31, 2002, 2001 and 2000, respectively. Earnings per share in 2001 and 2000 have been adjusted to account for the 2 for 1 stock split with a record date of August 2, 2002.

SELECTED FINANCIAL DATA

	December 31,
	2002	2001	2000
Return on Average Assets	0.98%	1.22%	1.34%
Return on Average Equity	15.56%	15.74%	18.82%
Average Equity to Average Assets	6.33%	7.74%	7.11%
Net Interest Margin	5.04%	6.43%	6.78%
Average Loans to Average Deposits	77.63%	83.80%	82.18%
Net Income (in thousands)	$2,739	$2,346	$2,244
Average Assets (in thousands)	$278,332	$192,459	$167,661
Earnings Per Share:
Basic	$0.99	$0.86	$0.84
Diluted	$0.91	$0.79	$0.78

        Earnings per share in 2001 and 2000 have been adjusted to account for the 2 for 1 stock split with a record date of August 2, 2002.

Net Interest Income and Interest Margin

        Net interest income, the primary component of the net earnings of a financial institution, refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. The net interest margin is the amount of net interest income expressed as a percentage of average earning assets. Factors considered in the analysis of net interest income are the composition and volume of earning assets and interest-bearing liabilities, the amount of non-interest bearing liabilities and non-accrual loans, and changes in market interest rates.

        Net interest income before provision for possible loan losses for 2002 was $12,544,248, an increase of $1,513,035 or 13.7% from the $11,031,213 in 2001. The increase in net interest income for 2002 compared to 2001 was attributable to a $77.1 million increase in average earning assets, a $26.4 million increase in non-interest bearing demand deposits and a $51.1 million increase in average interest bearing liabilities. The significant growth in average earning assets compared to the lesser growth in average interest bearing liabilities helped to offset the decline in interest rates throughout the year. The rate on average earning assets decreased by 198 basis points from 2001 to that in 2002, while the rate paid on average interest bearing liabilities decreased 85 basis points for the same period. Average non-interest bearing demand deposits increased by $26.4 million in 2002. Other low cost deposits such as savings, now and money market accounts grew an average of $26.2 million with a weighted average rate of 0.84% in 2002. The average higher cost time deposits decreased $2.6 million with the average rate paid falling from 4.82% in 2001 to 2.77% in 2002.

        Total income on the loan portfolio increased from $13,280,255 in 2001 to $13,399,144 in 2002. This modest increase of 0.90% in additional interest income was due to a combination of average loans outstanding for the year increasing by almost $28.1 million and the average rate earned for the year dropping from 9.11% to 7.71%.

        Total income on investments increased from $1,181,098 in 2001 to $2,636,659. This increase of more than 123% is due to the additional liquidity provided by deposit growth and the investment strategy implemented as the result of the issuance of the $8 million in trust preferred securities.

        The average yield on earning assets was 6.45% for 2002 and 8.43% for 2001. The average yield on interest bearing liabilities was 2.08% for 2002, compared to 2.93% for 2001. The net interest margin was 5.04% in 2002 compared to 6.43% in 2001.

        The table below sets forth the average balance sheet information, interest income and expense, average yields and rates and net interest income and margin for the years ended December 31, 2002, 2001 and 2000. The average balance of non-accruing loans has been included in loan totals.

	2002			2001			2000
(dollars in thousands)	Average Balance	Avg Yield Rate Paid	Amount Interest	Average Balance	Avg Yield Rate Paid	Amount Interest	Average Balance	Avg Yield Rate Paid	Amount Interest
Interest Earning Assets:
Time deposits with other banks	$169	2.96%	$5	$338	3.85%	$13	$257	7.39%	$19
Investment securities taxable	43,502	4.44%	1,932	9,415	5.57%	524	11,117	6.26%	696
Investment securities non-taxable	6,358	4.72%	300	5,928	4.74%	281	6,087	5.03%	306
Federal funds sold	24,799	1.61%	400	10,162	3.57%	363	3,921	6.32%	248
Loans(1)(2)	173,861	7.71%	13,399	145,757	9.11%	13,280	123,794	10.26%	12,700

Total interest earning assets	248,689	6.45%	16,036	171,600	8.43%	14,461	145,176	9.62%	13,969

Allowance for possible loan losses	(2,088)			(1,545)			(1,344)
Non-earning assets:
Cash and due from banks	18,588			14,031			16,376
Property, premises and equipment	3,953			2,972			3,274
Other assets	9,190			5,401			4,179

TOTAL ASSETS	$278,332			$192,459			$167,661

Interest-bearing liabilities:
Savings/NOW/money market	92,800	0.84%	779	66,562	1.45%	964	58,077	2.37%	1,376
Time deposits	46,453	2.77%	1,286	49,037	4.82%	2,366	45,872	5.50%	2,523
Other borrowings	28,967	4.92%	1,426	1,496	6.75%	101	3,443	6.74%	232

Total interest-bearing liabilities	168,220	2.08%	3,491	117,095	2.93%	3,431	107,392	3.85%	4,131

Non-interest bearing liabilities:
Demand deposits	84,702			58,350			46,680
Other liabilities	1,803			2,113			1,664

Total liabilities	254,725			177,558			155,736

Securities Sold under Agreement to Repurchase Company Obligated Preferred Securities of Subsidiary Trust Holding Floating Rate Junior Subordinated Deferrable Interest Debentures	6,000			0			0

Stockholders' equity
Common stock	9,037			7,311			5,996
Retained earnings	8,437			7,615			6,457
Valuation Allowance Investments	133			(25)			(528)

Total stockholders' equity	17,607			14,901			11,925

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$278,332			$192,459			$167,661

Net Interest Income			$12,545			$11,030			$9,838

Net Interest Margin(3)		5.04%			6.43%			6.78%

(1)
Nonaccrual loans have been included in total loans.

(2)
Loan fees of $753,$609 and $587 for 2002, 2001 and 2000, respectively, have been included in the interest income computation.

(3)
Net interest income has been calculated by dividing the net interest income by total earning assets.
Note: All average balances have been computed using daily balances.

RATE/VOLUME ANALYSIS

	2002			2001			2000
Increase (decrease) in:	Average Bal/Vol	Average Rate	Total	Average Bal/Vol	Average Rate	Total	Average Bal/Vol	Average Rate	Total
Interest income:
Loans(1)	$2,558	$(2,440)	$118	$2,279	$(1,699)	$580	$3,620	$655	$4,275
Investment securities taxable	1,898	(491)	1,407	(107)	(88)	(195)	(286)	45	(241)
Investment securities non-taxable(2):	(10)	(1)	(11)	(8)	(17)	(25)	(30)	24	(6)
Taxable equivalent adjustment(2):	31	(2)	29	4	8	12	10	(8)	2
Interest-bearing deposits	(6)	(1)	(7)	6	(1)	5	(8)	5	(3)
Federal funds sold	523	(485)	38	394	(279)	115	(23)	51	28

Total	4,994	(3,420)	1,574	2,568	(2,076)	492	3,283	772	4,055
Interest expense:
Savings, now, money market	380	(567)	(187)	201	(614)	(413)	70	169	239
Time deposits	(125)	(953)	(1,078)	174	(331)	(157)	774	372	1,146
Other borrowings	1,852	(526)	1,326	(130)	—	(130)	150	(5)	145

Total	2,107	(2,046)	61	245	(945)	(700)	994	536	1,530

Increase (decrease) in net Interest income	$2,887	$(1,374)	$1,513	$2,323	$(1,131)	$1,192	$2,289	$236	$2,525

(1)
Loan fees of $753, $609 and $587 for 2002, 2001 and 2000, respectively have been included in the interest income computation.

(2)
Adjusted to a fully taxable equivalent basis using a tax rate of 34%.

Note A: Average balances of all categories in each period were included in the volume computations.
Note B: Average yield rates in each period were used in rate computations. Any change attributable to changes in both volume and rate which cannot be segregated has been allocated.

        The hypothetical impacts of sudden interest rate movements applied to the Bank's asset and liability balances are modeled monthly. The results of this movement indicate how much of the Bank's net interest income is "at risk" from various sudden rate changes. Although interest rates normally would not change in this sudden manner, this exercise is valuable in identifying risk exposures. The results for the Bank's December 31, 2002 balances indicate that the Bank's net interest income at risk over a one year time horizon from a 1% and 2% rate movement are within normal expectations for such sudden changes.

	Rates Down 2%	Rates Down 1%	Rates Up 1%	Rates Up 2%
Change in Net Interest Income	(6.44)%	(3.25)%	3.75%	6.90%

        It is important to note that the above table is a summary of several forecasts and actual results may vary. The forecasts are based on estimates and assumptions of management that may turn out to be different and may change over time. Factors effecting these estimates and assumptions include, but are not limited to 1) competitor behavior, 2) economic conditions both locally and nationally, 3) actions taken by the Federal Reserve Board, 4) customer behavior and 5) management's responses. Changes that vary significantly from the assumptions and estimates may have significant effects on the Bank's net interest income. Therefore, the results of this analysis should not be relied upon as indicative of actual future results.

Non-Interest Income

        Non-interest income consists of service charges on deposit accounts, bankcard merchant fees, automatic teller machines ("ATM") transactions, mortgage origination fees and other fees. Non-interest income for 2002 was $3,463,012 compared to $4,680,575 for 2001. This represents a decrease of

$1,217,563 or 26.0%. During 2001, the Bank divested itself of the off premise ATM business. In eliminating this line of business, both non-interest income and non-interest expense decreased. This will be discussed in more detail below.

        Service charges on deposit accounts increased to $1,432,530 in 2002 from $1,182,785 in 2001. This growth of $249,745 or 21.1% is the result of overall bank growth for the year, particularly in deposit accounts. The Bank implemented a new service charge schedule in August 2002 that accounted for approximately 60% of the increase.

        Bankcard merchant fees were $123,493 in 2002 compared to $122,602 in 2001. When the Bank sold the merchant portfolio in September 1999, the compensation provisions called for payment of certain basis points on the gross sales. In September 2002, pursuant to the agreement, the basis points paid to the Bank were reduced. This will continue until August 2004 at which time the compensation will be renegotiated. Management does not believe that this change in revenue stream will have a material impact on the Company as was demonstrated by the record fourth quarter 2002 earnings.

        Overall, the Bank has become less reliant on ATM generated revenue than in previous years and in fact divested itself of this line of business entirely by the fourth quarter of 2002. The net earnings from all ATM operations before deducting for overhead expenses and salaries were $39,262, $475,875 and $1,031,720, for the years ended December 31, 2002, 2001 and 2000, respectively. Earnings in 2002 were not material and Management does not believe that this change in revenue stream will have an impact on the Company.

        ATM transaction fees, ATM interchange income, and ATM sponsorship fees were $128,207 and $2,017,507 for the year 2002 and 2001, respectively. The Bank operated two networks referred to as the Gaming Network and the Retail Network.

        The Gaming Network consisted of ATM placements located in authorized California gaming sites and accounted for approximately 100%of the gross revenue for ATMs in 2002. For the past several years, the number of Gaming contracts has decreased as the result of highly aggressive competition. In order to retain certain sites, agreements were renegotiated that narrowed the profit margin for the Bank. Because of narrowing profit margins and risk associated with this line of business, beginning in the third quarter of 2000 and continuing until the fourth quarter of 2002, the Bank's Service Agreements with all sites were not renewed and/or terminated.

        The Retail Network consisted of ATM placements in locations, such as malls and individual business sites throughout the United States. Because of the very narrow profit margins and the internal resources required to run this network, the Bank decided to sell this particular piece of business to a company who would have the economies of scale to realize a greater profit margin. In November 2000, the Bank entered into an agreement to sell these location agreements, inclusive of their equipment. This transaction closed on March 31, 2001. The sale had minimal impact to the net earning in 2001 due to the expense of fully depreciating ATMs and other expenses associated with the sale.

        Mortgage origination fees, net of commissions paid, generated gross revenue of $766,532 for 2002 compared to $577,333 in 2001. The Bank has been engaged in this line of business for a number of years and increased the department's resources in 2001 and 2002 to accommodate the growing activity. In addition to keeping up with the current demand due to the interest rate cycle, the Bank is positioning itself for future market penetration with sales representation in all markets that the Bank services. When interest rates shift upward, the Bank will have a fully seasoned sales staff in place to continue to gain market share in mortgage originations. Also, when the accelerated activity begins to decline, there would be limited fixed overhead in place to negatively impact earnings. Most of the expense associated with this line of business is variable in the form of commissions paid.

Non-Interest Expenses

        Non-interest expense consists of salary and other compensation, occupancy and equipment, ATM network related expense and other expense. Non-interest expense for 2002 decreased to $11,073,572 from $11,386,136 in 2001. This represents a decrease of $312,564 or 2.8%.

        Salaries and employee benefit expense were $5,385,710 and $4,494,137 for 2002 and 2001, respectively. This represents an increase of $891,573 or 19.8%. Approximately $514,000 or 58% of this increase is due to; 1) annual merit increases in February 2002 that averaged 4% and; 2) an increase in staff throughout the course of the year and the addition of the 16 Westamerica Bank employees in November 2001. Group health costs increased 34.6% for 2002 over that in 2001. This accounts for approximately 10% of the overall increase in salaries and employee benefits. The remainder of the increase is attributed to enhanced bonus payments and costs for education and training. Full time equivalent employees were 118 for 2002 and 106 for 2001. The ratio of "assets per employee", one of the measures of operational efficiency, was $2.8 million and $2.0 million for 2002 and 2001, respectively.

        Occupancy, furniture and equipment expenses were $1,666,010 during 2002, compared to $1,707,205 for 2001. This represents a decrease of $41,195 or 2.47%. There were no new facilities opened in 2002.

        Other non-interest expense consists of ATM network related, data processing and other operating expense. Other non-interest expense was $4,021,852 for 2002, compared to $5,184,794 in 2001. This represents a decrease of $1,162,942 or 22.4%.

        ATM network related expense was $86,946 in 2002, compared to $1,541,632 in 2001. This significant decrease is evidence of the Bank exiting this line of business entirely in 2002. See discussion of the ATM networks in "Non-Interest Income", above.

        Data processing expense was $1,415,803 in 2002 compared to $1,460,620 in 2001. This represents a decrease of $44,817 or 3.1%.

Provision for Income Taxes

        The provision for income taxes was $1,649,468 for 2002, compared to $1,379,369 in 2001. The increase is commensurate with growth in pre-tax income for the year 2002 from that of 2001. The Bank's effective tax rate was 37.6% and 37.0% in 2002 and 2001, respectively.

Provision and Allowance for Credit Losses

        An allowance for loan losses has been established by management to provide for those loans that may not be repaid in their entirety for a variety of reasons. The allowance is maintained at a level considered by management to be adequate to provide for probable incurred losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based upon past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be un-collectible. The allowance for loan losses is composed of allocations for specific loans and a historical portion for all other loans.

        The Bank recognized that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan loss represents the Bank's estimate of the allowance necessary to provide for probable incurred losses in the portfolio. In making this determination, the Bank analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff, an independent loan review function, and information provided by examinations performed by regulatory agencies. The Bank makes monthly evaluations as to the adequacy of the allowance for loan losses.

        The analysis of the allowance for loan losses is comprised of three components; specific credit allocation; general portfolio allocation; and subjectively by determined allocation. Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No.114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. These pronouncements provide that when it is probable that a creditor will be unable to collect all amounts due in accordance with the terms of the loan that such loan is deemed impaired. Impaired loans are accounted for differently in that the amount of the impairment is measured and reflected in the records of the creditor. The allowance for credit losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effect interest rate or the fair value of the collateral for certain collateral dependent loans. The general portfolio allocation consists of an assigned reserve percentage based on the credit rating of the loan. The subjective portion is determined based on loan history and the Bank's evaluation of various factors including current economic conditions and trends in the portfolio including delinquencies and impairment, as well as changes in the composition of the portfolio.

        The allowance for loan losses is based on estimate, and ultimate losses will vary from current estimates. These estimates are reviewed monthly by the Bank's Director's Loan Committee and full Board of Directors, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The methodology used to determine the adequacy of the allowance for possible loan losses for the year 2002 is consistent with prior periods.

        The Bank's provision for loan losses was $545,000 for 2002 compared to $600,000 for 2001. Net loan charge-offs (loans charged off, net of loans recovered) were ($47,149) in 2002 and $176,448 during 2001, respectively. The allowance for credit losses as a percent of total gross loans at year-end 2002 and 2001 was 1.23% and 1.10%, respectively.

        Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction on the loan principal balance.

        Loans on non-accrual status totaled $1,345,755 and $1,494,602 at December 31, 2002 and 2001, respectively. Typically, these loans have adequate collateral protection and/or personal guaranties to provide a source of repayment to the Bank. Most of the loans on non-accrual are related to several commercial loans that are being addressed by specific workout plans at this time. Interest income that would have been recognized on non-accrual loans if they had performed in accordance with the terms of the loans was approximately $134,508 and $195,826 for the period ended December 31, 2002 and 2001, respectively.

        Non-performing loans include non-accrual loans and accruing loans that are 90 days or more delinquent. The Bank had no loans that were 90 days or more delinquent at December 31, 2002 and December 31, 2001 that were still accruing interest.

        The following table summarized the analysis of the allowance for loan losses as of December 31, 2002, 2001 and 2000:

Analysis of Allowance for Loan Losses

	2002	2001	2000
Balance at Beginning of Period	$1,744,070	$1,320,518	$1,241,016
Charge-offs:
Commercial, Fianacial and Agricultural	76,345	155,933	454,085
Real Estate-Construction	—	—	—
Real Estate-Mortgage	—	—	—
Installment Loans to Individuals:	—	22,341	4,370
Money Plus	5,060	2,458	465
Credit Cards	—	—	—
Other Installment	—	—	—

Total charge-offs	81,405	180,732	458,920

Recoveries:
Commercial, Fianacial and Agricultural	126,596	483	16,745
Real Estate-Construction	—	—	—
Real Estate-Mortgage	—	—	—
Installment Loans to Individuals:	500	2,256	488
Money Plus	1,458	1,545	2,189
Credit Cards	—	—	—
Other Installment	—	—	—

Total recoveries	128,554	4,284	19,422

Net Charge-offs	(47,149)	176,448	439,498
Additions Charged to Operations	545,000	600,000	519,000

Balance at End of Period	2,336,219	1,744,070	1,320,518

Gross Loans at End of Period	$190,469,255	$158,472,287	$135,488,020
Ratio of Net Charge-offs During the Year to Average Loans outstanding	-0.03%	0.12%	0.44%
Ratio of Reserves to Gross Loans	1.23%	1.10%	0.97%
Ratio of Non-performing Loans to the Allowance for Credit Losses	57.60%	85.70%	75.01%

Local Economy

        The economy in the Company's service area is based primarily on agriculture, tourism, light industry, oil and retail trade. Services supporting these industries have also developed in the areas of medical, financial and educational. The population in the two county areas comprising the Company's service area, according to the U.S. Bureau of the Census, was estimated at July 2001 to be approximately 655,600. San Luis Obispo County represents about 38% of this total with Santa Barbara County accounting for the remaining approximately 62%. The moderate climate allows a year round growing season for numerous vegetable and fruits. Vineyards and cattle ranches also contribute largely to the local economy. Vineyards in production have grown significantly over the past several years throughout the Company's service area. Access to numerous recreational activities, including lakes, mountains and beaches, provide a relatively stable tourist industry from many areas including the Los Angeles/Orange County basin, the San Francisco Bay area and the San Joaquin Valley. Principally due to the diversity of the various industries in the Company's service area, the area, while not immune from economic fluctuations, does tend to enjoy a more stable level of economic activity from many other areas of California.

        The Central Coast's leading industry is the production of wine grapes and production of premium quality wines. Over the past two years, production of new vineyard land has led to an over capacity of wine grapes. Excess production of wine grapes has led to a decrease in prices of grapes sold and in some cases, the inability of farmers to sell grapes at any price. Wineries on the other hand are purchasing grapes at existing contract prices and in some cases, below contract prices. Wineries are becoming select in the quality of grapes purchases, asking farmers to thin crops to produce a higher quality fruit.

        The Bank recognized in 2000 that there would be over capacity in the production of wine grapes in our market area. As a result, efforts were made to move a significant portion of the vineyard development loan portfolio out of the Bank and into the government sponsored Farmer Mac program. Because of these actions on the part of the Bank, it is the opinion of Management that there would not be any negative impact from the current state of the wine grape industry.

FINANCIAL CONDITION ANALYSIS

         Total assets of the Company were $337,263,312 at December 31, 2002 compared to $214,884,674 at December 31, 2001. That represents an increase of $122.4 million or 57.0%.

        A significant portion of total assets is the Bank's gross loans that were $190,469,255 and $158,472,287 at December 31, 2002 and 2001, respectively. Approximately 43% of gross loans at December 31, 2002 are adjustable rate loans compared to 65% at December 31, 2001. The decrease in the percentage of adjustable rate loans is attributed to the nature of recently funded real estate secured loans, in that many have a term of ten to fifteen years with a rate that is fixed for two to three years then adjusts with the movement of prime. Nearly all the adjustable rate loans are tied to changes in the prime rate. If interest rates change, the yield on these loans and other loans renewing during the one-year time frame will also change. The Bank anticipates a 1.00% increase in the prime rate would increase net interest income approximately $402,503 a year and a 1.00% decrease in the prime rate would decrease net interest income by approximately $428,128 a year.

        The following table summarizes the composition of the loan portfolio as of December 31, 2002, 2001 and 2000:

COMPOSITION OF LOAN PORTFOLIO

	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial, Financial and Agricultural	40,373,350	21.20%	40,608,210	25.62%	42,931,015	31.69%
Real Estate-Construction	40,722,838	21.38%	23,449,044	14.80%	18,599,452	13.73%
Real Estate-Mortgage	106,809,586	56.08%	90,823,606	57.31%	70,550,560	52.07%
Installment Loans to Individuals	2,290,874	1.20%	3,171,805	2.00%	3,246,214	2.40%
All Other Loans (including overdrafts)	272,607	0.14%	419,622	0.27%	160,779	0.12%

Total Loans, Gross	190,469,255	100.00%	158,472,287	100.00%	135,488,020	100.00%
Deferred Loan Fees	(821,668)		(578,332)		(487,473)
Reserve for Possible Loan Losses	(2,336,219)		(1,744,070)		(1,320,518)

Total Loans, Net	$187,311,368		$156,149,885		$133,680,029

Loans Held For Sale	$8,166,011		$4,082,200		$2,474,542

        Total gross loans grew approximately $32 million or 20.2% in 2002. For the twelve months ending December 31, 2002, commercial, financial and agriculture loans decreased by $.2 million or .6%, real estate-construction loans increased by $17.3 million or 73.7%, real estate-mortgage loans increased by $16 million or 17.6% and installment loans to individuals decreased by $.9 million or 27.8%.

        The small decrease in commercial, financial and agricultural loans is attributed to early pay-off activity in commercial loans and the refinance of several development loans through the Farmer Mac program for the agricultural loans. Early pay-offs for commercial loans were driven by the low interest rate environment that significantly increased competition for this type of credit. The Farmer Mac program is a long-term mortgage product that offers low interest rates on producing agricultural real estate. We continue to use this product to payoff our development loans and also to finance homes on acreage.

        The large increase in real estate-construction loans can be attributed to several large construction projects financed since the beginning of 2002. They include a condominium project in the amount of $5.3 million that will payoff as units are sold; an office building in the amount of nearly $4 million, a hotel for $4 million and two medical offices totaling $3.3 million. Upon completion of construction, office and hostelry loans are termed out with monthly principal and interest payments based on not more than 25 year amortizations.

        The large increase in real estate-mortgage loans can be attributed to several of the construction loans moving into amortizing loans, several new large hotel loans and to increased loan activity in nearly all our offices with numerous loans in the $500-1,000,000 range.

        Loans held for sale were $8.2 million and $4.1 million at December 31, 2002 and 2001, respectively. This represents an increase of $4.1 million or 100%. Typically, loans held for sale are sold within 30 to 40 days of funding.

        The following are the approximate maturities and sensitivity to change in interest rates for the loan portfolio at December 31, 2002:

Loan Category (in thousands)	Due Within One Year	After One Year but Within Five	After Five Years	Total
Commercial, Fianacial and Agricultural	$22,961,971	$10,555,076	$6,856,303	$40,373,350
Real Estate-Construction	26,490,860	11,185,389	3,046,589	40,722,838
Real Estate-Mortgage	40,514,739	23,405,820	42,889,027	106,809,586
Installment Loans to Individuals	579,988	1,302,255	408,631	2,290,874
All Other Loans (including overdrafts)	272,607	—	—	272,607

Totals	$90,820,165	$46,448,540	$53,200,550	$190,469,255

Interest Rate Provision:
Predetermined Rates	$34,576,803	$21,767,535	$52,688,377	$109,032,715
Floating or Adjustable Rates	56,243,362	24,681,005	512,173	81,436,540

Totals	$90,820,165	$46,448,540	$53,200,550	$190,469,255

Risk Elements:

        Risk elements on loans are presented in the following table for December 31:

	2002	2001	2000
Non-Accrual Loans (Impaired Loans)	$1,345,755	$1,494,602	$991,230
Accruing Loans Past Due 90 Days	0	0	0
Restructured Loans	1,197,730	1,309,538	194,914
Interest Excluded on Non-Accrual Loans	134,506	195,826	115,603
Interest Recognized on Non-Accrual Loans and Troubled Debt Restructured Loans	312,950	16,704	85,806

        At December 31, 2002, the Bank had no foreign loans outstanding. The Bank did not have any concentrations of loans except as disclosed above.

        The Banks management is responsible for monitoring loan performance that is done through various methods, including a review of loan delinquencies and personal knowledge of customers. Additionally, the Bank, maintains both a "watch" list of loans that, for a variety of reasons, management believes requires regular review as well as an internal loan classification process. Semi-annually, the loan portfolio is also reviewed by an experienced, outside loan reviewer not affiliated with the Bank. A list of delinquencies, the watch list, loan grades and the outside loan review are reviewed regularly by the Board of Directors. Except as set forth in the preceding table, there are no loans which management has serious doubts as to the borrowers ability to comply with present loan repayment terms.

        The Bank has a non-accrual policy that requires a loan greater than 90 days past due to be placed on non-accrual status unless such loan is well-collateralized and in the process of collection. When loans are placed on non-accrual status, all uncollected interest accrued is reversed from earnings. Once on non-accrual status, interest on a loan is only recognized on a cash basis. Loans may be returned to accrual status if management believes that all remaining principal and interest is fully collectible and there has been at least six months of sustained repayment performance since the loan was placed on non-accrual.

        If a loans credit quality deteriorates to the point that collection of principal is believed by management to be doubtful and the value of collateral securing the obligation is sufficient the Bank generally takes steps to protect and liquidate the collateral. Any loss resulting from the difference between the loan balance and the fair market value of the property is recognized by a charge to the reserve for loan losses. When the property is held for sale after foreclosure, it is subject to a periodic appraisal. If the appraisal indicates that the property will sell for less than its recorded value, the Bank recognizes the loss by a charge to non-interest expense.

Total Cash and Due from Banks

        Total cash and due from banks were $23,513,531 and $14,398,048 at December 31, 2002 and 2001, respectively. This line item will vary depending on cash letters from the previous night and actual cash on hand in the branches. The balance in the Fed account had a closing balance of $10.7 million to meet the target for Reserve Requirements.

Investment Securities and Other Earning Assets

        Other earning assets are comprised of Federal Home Loan Bank stock, Federal Funds sold (funds lent on a short-term basis to other banks), investments in securities and short-term interest bearing deposits at other financial institutions. These assets are maintained for liquidity needs of the Bank, collateralization of public deposits, and diversification of the earning asset mix.

        Other earning assets were $104.9 million and $28.4 million at December 31, 2002 and 2001, respectively. This represents an increase of approximately $76.5 million or 269.4%.

        The Company manages its securities portfolio to provide a source of both liquidity and earnings. The Bank has an asset/liability committee that develops current investment policies based upon its operating needs and market circumstance. The Bank's investment policy is formally reviewed and approved annually by its board of directors. The asset/liability committee of the Bank is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the Bank's board of directors on a regular basis.

        Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. As of December 31, 2002, net unrealized gains increased $717,195 from an unrealized loss of $154,836 at December 31, 2001 to an unrealized gain of $562,359.

        Securities available-for-sale increased to $65.4 million at December 31, 2002 from $22.0 million at December 31, 2001. This represents an increase of $43.4 million or 197.3%. As the result of the issuance of $8.0 million in trust preferred securities, in April 2002, the Company down-streamed $5.2 million to the Bank in the form of Tier I Capital. This enabled the Bank to implement an investment strategy whereby the Bank borrowed $38 million from the Federal Home Loan Bank (FHLB) and purchased approximately $40 million in investment securities. The purchased investment securities serve as collateral for the borrowing. The Bank made this decision knowing that it would improve the return on average equity by increasing the net interest income in absolute terms even though it would reduce the return on average assets and the net interest margin as a percentage. Prior to investing, the Bank performed extensive due diligence in assessing the interest rate and market value risk of this strategy including the performance in various interest rate scenarios of up and down 100, 200 and 300 basis points. In regard to this strategy, Management believes that a 300 basis points variances would not have a material effect on the overall interest rate and market value risk to the Company.

        At December 31, 2002, available-for-sale securities in the portfolio included obligations of state and political subdivisions, obligations of US government agencies and corporations and mortgaged backed securities issued by various agencies.

        All fixed and adjustable rate mortgage pools contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Bank uses computer simulation models to test the average life, duration, market volatility and yield volatility of adjustable rate mortgage pools under various interest rate assumptions to monitor volatility. Stress tests are performed quarterly.

        The following table summarizes the composition of other earning assets at December 31:

COMPOSITION OF OTHER EARNING ASSETS

	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Federal Home Loan Bank and other	$1,950,900	1.86%	$228,300	0.81%	$381,600	1.78%
Available-for-Sale Investments	65,396,494	62.35%	22,028,996	77.69%	16,212,505	75.79%
Federal Funds Sold	37,040,000	35.32%	6,000,000	21.16%	4,600,000	21.50%
Interest Bearing Deposits other fin inst.	497,000	0.47%	99,000	0.35%	198,000	0.93%

Total Other Earning Assets	$104,884,394	100.00%	$28,356,296	100.00%	$21,392,105	100.00%

        The Amortized cost, fair value, and maturites at December 31, 2002 are as follows:

	Securities Available-for-Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$36,608	$36,685
Due after One Year through Five Years	1,784,190	1,853,369
Due after Five Years through Ten Years	4,315,044	4,345,339
Due after Ten Years	3,842,991	3,907,076
Mortgage-backed Securities	54,480,395	55,254,025

Total	$64,459,228	$65,396,494

Deposits and Borrowed Funds

        Total deposits were approximately $264.2 million at December 31, 2002 compared to $195.6 million at December 31, 2001. This represents an increase of $68.6 million or 35.1%. Approximately $32.1 million or 46.7% of deposit growth is the result of increased demand deposits held by three, long time customers of the Bank that engage in mortgage related activities. One of the relationships added additional account locations during the year that accounts for approximately $7 million of the increase. These volatile account relationships are included in the volatile liability dependency report that the Bank produces on a monthly basis. Management and the Board of Directors of the Bank are keenly aware that if and when the mortgage market conditions change, these relationships will be impacted. This is the primary reason for the large balances maintained in over night investing in Federal Funds Sold.

        In August 2002, the Bank began to offer a personal insured money market account with the intent to raise deposits that otherwise generally reside in non-financial investment companies. The Bank offered a competitive introductory rate and was successful in procuring approximately $33.3 million in deposits by December 31, 2002. The Bank believes that the declining returns in the stock market in general are creating a "flight to safety" to FDIC insured deposits. Time deposits of >$100,000 increased by approximately $1.0 million or 13.5%. However, time deposits of <$100,000 decreased by approximately $5.1 million or 12.2%. The decrease in this category is due in part to maturities during the year of higher rate time deposits that did not renew at the lower rates. With increased liquidity as the result of non time deposit growth, time deposits were priced such that Management was aware that these balances would decrease. In addition to this, management believes that there was some migration into the personal insured money market account during the final five months of 2002, however, the amount was not available to quantify.

        Core deposits (time deposits less than $100,000, demand, and savings) gathered in the local communities served by the Bank continue to be the Bank's primary source of funds for loans and investments. Core deposits of $219.1 million represented 82.9% of total deposits at December 31, 2002. The Company does not purchase funds through deposit brokers.

        At December 31, 2001, the Company had a $1.9 million loan with Pacific Coast Bankers Bank that was paid in full upon the issuance of the trust preferred securities in April 2002.

        The Bank has established borrowing lines with the Federal Home Loan Bank (FHLB) of approximately $1.6 million and $37.1 million secured by loans and securities, respectively. At December 31, 2002, the Bank had borrowings of $38 million against those lines. The $38 million borrowing consists of $9.5 million maturing in April 2003 and 2004 and $19 million maturing in April 2005.

        The Bank utilizes securities sold under repurchase agreements as a source of funds. The Bank had $257,737 in securities sold under repurchase agreements at December 31, 2002 compared to $137,293 at December 31, 2001.

        The following table sets forth information for the last two fiscal years regarding the composition of deposits at December 31, and the average rates paid on each of these categories:

COMPOSITION OF DEPOSITS

	2002		2001		2000
	Balance	Average Rate Paid	Balance	Average Rate Paid	Balance	Average Rate Paid
Non-Interest Bearing Demand	$106,556,079	0.00%	$69,824,137	0.00%	$51,821,234	0.00%
Interest Bearing Demand	44,338,284	0.46%	47,668,327	1.15%	39,711,917	2.16%
Savings	18,772,846	0.24%	18,602,720	1.01%	14,133,471	2.19%
Money Market	49,456,726	1.94%	10,293,162	2.21%	9,870,541	3.81%
Time Deposits	45,054,670	2.77%	49,196,419	4.82%	52,159,727	5.50%

Total Deposits	$264,178,605	0.92%	$195,584,765	2.65%	$167,696,890	3.75%

        Set forth is a maturity schedule of domestic time certificates of deposit of $100,000 and over at December 31, 2002:

TIME DEPOSITS $100,000 AND OVER:
(dollars in thousands)

Less than 3 months	$3,512
3 to 12 months	3,119
Over 1 year	2,030
Total	$8,661

Capital

        The Company's total stockholders equity was $19,813,470 at December 31, 2002 compared to $15,876,781 at December 31, 2001. The increase in capital during 2002 was due to net income of $2,739,220, $6,405 cash paid to stockholders in lieu of fractional shares on a 5% stock dividend paid March 29, 2002, stock options exercised in the amount of $486,679 and an increase in accumulated other comprehensive income of $717,195.

        In April 2002, the Company completed its offering of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by the Company and were sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners, L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill assisted the Company in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $8.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.70%. The floating rate, however, may not exceed 11.0% for the first five years.

        The Company is reflecting the trust preferred securities as financing debt on its consolidated balance sheet.

        If the Company elects to defer interest payments pursuant to terms of the agreement, then the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of the Company's capital stock, or (ii) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Debt Securities, other than, among other items, a dividend in the form of stock, warrants, options or other rights in the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock. The prohibition on payment of dividends and payments on pari passu or junior debt also applies in the case of an event of default under the agreements.

        The Company used the proceeds from the sale of the securities for general corporate purposes, including the repayment of outstanding indebtedness of $1.9 million on April 11, 2002 and capital contributions to the Bank for future growth.

        The Company issued a press release announcing the sale on April 10, 2002.

        On July 19, 2002, the Board of Directors of the Company declared a two for one (2 for 1) stock split. The record date for the stock split was August 2, 2002 and the pay date was August 15, 2002. Holders of shares of common stock of Heritage Oaks Bancorp were issued one additional share of common stock for each share of common owned on the record date of August 2, 2002.

        A Press Release was issued on July 19, 2002.

        Capital ratios for commercial banks in the United States are generally calculated using three different formulas. These calculations are referred to as the "Leverage Ratio" and two "risk based" calculations known as: "Tier One Risk Based Capital Ratio" and the "Total Risk Based Capital Ratio." These standards were developed through joint efforts of banking authorities from 12 different countries around the world. The standards essentially take into account the fact that different types of assets have different levels of risk associated with them. Furthermore, they take into account the off-balance sheet exposures of banks when assessing capital adequacy.

        The Leverage Ratio calculation simply divides common stockholders' equity (reduced by any goodwill a bank may have) by the total assets of the bank. In the Tier One Risk Based Capital Ratio, the numerator is the same as the leverage ratio, but the denominator is the total "risk-weighted assets" of the bank. Risk weighted assets are determined by segregating all the assets and off balance sheet exposures into different risk categories and weighting them by a percentage ranging from 0% (lowest risk) to 100% (highest risk). The Total Risk Based Capital Ratio again uses "risk-weighted assets" in the denominator, but expands the numerator to include other capital items besides equity such as a limited amount of the loan loss reserve, long-term capital debt, preferred stock and other instruments.

        Summarized below are the Bank's and Company's capital ratios at December 31, 2002.

	Minimum Regulatory Capital Requirements	Heritage Oaks Bank	Heritage Oaks Bancorp
Leverage Ratio	4.00%	7.53%	7.66%
Tier I Risk Weighted	4.00%	11.00%	11.19%
Total Risk Based	8.00%	12.06%	13.00%

        For the Company, approximately $6.3 million and $1.7 million of the trust preferred securities are accounted for as Tier I and Tier II Capital, respectively, for purposes of calculating Regulatory Capital.

Liquidity

        The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers. Asset liquidity is primarily derived from loan payments and the maturity of other earning assets. Liquidity from liabilities is obtained primarily from the receipt of new deposits. The Bank's Asset Liability Committee (ALCO) is responsible for managing the on-and off-balance sheet commitments to meet the needs of customers while achieving the Bank's financial objectives. ALCO meets regularly to assess the projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual customer funding needs. Deposits generated from Bank customers serve as the primary source of liquidity. The Bank has credit arrangements with correspondent banks that serve as a secondary liquidity source in the amount of $5,000,000. As of December 31,2002, the Bank had no borrowings against credit arrangements with these correspondent banks. The Bank became a member of the Federal Home Loan Bank (FHLB) in July 1999. As of December 31,2002, the Bank had borrowings of $38 million with no other funds available for borrowing without pledging additional collateral.

        The Bank manages its liquidity by maintaining a majority of its investment portfolio in federal funds sold and other liquid investments. At December 31, 2002, the ratio of liquid assets not pledged for collateral and other purposes to deposits and other liabilities was 20.8% compared to 19.6% in 2001. The ratio of net loans to deposits, another key liquidity ratio, was 70.9% at year-end 2002 compared to 79.8% at December 31, 2001.

Inflation

        The assets and liabilities of a financial institution are primarily monetary in nature. As such they represent obligations to pay or receive fixed and determinable amounts of money that are not affected by future changes in prices. Generally, the impact of inflation on a financial institution is reflected by fluctuations in interest rates, the ability of customers to repay debt and upward pressure on operating expenses. The effect on inflation during the three-year period ended December 31, 2002 has been significant to the Bank's financial position or results of operations in regard to fluctuation in interest rates creating narrowing net interest margins. However, inflation has not been a factor in the customers ability to repay debt or in upward pressure on operation expenses.

Recent Accounting Developments

        On July 20, 2001, the FASB issued SFAS No. 141 "Business Combinations"("SFAS No. 141"), requiring that all business combinations within the scope of the statement be accounted for using the purchase method. Previously, the pooling-of-interests method was required whenever certain criteria were met. Because those criteria did not distinguish economically dissimilar transactions, similar business combinations were accounted for using different methods that produced dramatically different financial statement results. SFAS No. 141 requires separate recognition of intangible assets apart from goodwill if they meet one of two criteria, the contractual-legal criterion or the separability criterion. SFAS No. 141 also requires the disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

        The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

        As a portion of our business strategy is to pursue acquisition opportunities so as to expand our market presence and maintain growth levels, the change in accounting could have an impact on our ability to realize those business strategies.

        Management believes that this accounting change will not have an impact on the existing core deposit intangible created as the result of the acquisition of branches from Westamerica Bank.

        On July 20, 2001, the FASB also issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). It addressed how intangible assets that are acquired individually or within a group of assets should be accounted for in the financial statements upon their acquisition. SFAS No. 142 adopts a more aggregate view of goodwill and bases the accounting on the units of the combined entity into which an acquired entity is aggregated. SFAS No. 142 also prescribes that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have definite lives will continue to be amortized over their useful lives, but no longer with the constraint of the 40 year ceiling. SFAS No. 142 provides specific guidance for the testing of goodwill for impairment which may require re-measurement of the fair value of the reporting unit. Additional ongoing financial statement disclosures are also required.

        The provisions of the statement must be applied starting at the beginning of the first fiscal year beginning after December 15, 2001. For the Company, that means as of January 1, 2002. The principles of SFAS No. 142 must be applied to all goodwill and other intangible assets recognized in the financials at that date. Impairment losses are to be reported as resulting from a change in accounting principle.

        Management believes that this accounting change will not have an impact on the existing core deposit intangible created as the result of the acquisition of the branches from Westamerica Bank.

        SEC Staff Accounting Bulletin No. 102 "Selected Loan Loss Allowance Methodology and Documentation Issues" ("SAB No. 102") was released on July 10, 2001. It expresses certain of the staff's views on the development, documentation and application of a systematic methodology as required by Financial Reporting Release No. 28, Accounting for Loan Losses by Registrants Engaged in Lending Activities, for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. In particular, SAB No. 102 focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. We have a systematic methodology for determining an appropriate allowance for loan losses, consistently followed and supported by written documentation and policies and procedures. In light of SAB No. 102, however, our methodology and documentation is currently in the process of review. Any resulting changes are not expected to have a material impact on the financial statements.

        This discussion should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this report.

ITEM 7. FINANCIAL STATEMENTS

HERITAGE OAKS BANCORP AND SUBSIDIARIES

DECEMBER 31, 2002, 2001, AND 2000

Contents

Independent Auditors' Report
Financial Statements
Consolidated Balance Sheets December 31, 2002 and 2001
Consolidated Statements of Income For the Years Ended December 31, 2002, 2001, and 2000
Consolidated Statement of Changes in Stockholders' Equity For the Years Ended December 31, 2002, 2001, and 2000
Consolidated Statements of Cash Flows For the Years Ended December 31, 2002, 2001, and 2000
Notes to Consolidated Financial Statements

Independent Auditors' Report

Board of Directors and Stockholders
Heritage Oaks Bancorp and Subsidiaries
Paso Robles, California

        We have audited the accompanying consolidated balance sheets of Heritage Oaks Bancorp and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Oaks Bancorp as of December 31, 2002 and 2001, the results of their operations and changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ VAVRINEK, TRINE, DAY & CO. Rancho Cucamonga, California January 10, 2003

HERITAGE OAKS BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

	2002	2001
Assets
Cash and due from banks	$23,513,631	$14,398,048
Federal funds sold	37,040,000	6,000,000

Total Cash and Cash Equivalents	60,553,631	20,398,048
Interest-bearing deposits in other financial institutions	497,000	99,000
Investment securities Available-for-sale	65,396,494	22,028,996
Federal Home Loan Bank Stock, at cost	1,950,900	228,300
Loans held for sale	8,166,011	4,082,200
Loans, net of deferred fees and allowance for loan losses of $3,157,887 and $2,322,402 at December 31, 2002 and 2001, respectively	187,311,368	156,149,885
Property premises and equipment, net	4,542,591	3,620,769
Net deferred tax asset	1,170,783	1,257,991
Cash surrender value of life insurance	5,415,500	5,143,613
Intangible assets	358,557	402,156
Other assets	1,900,477	1,473,716

Total Assets	$337,263,312	$214,884,674

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand non-interest bearing	106,556,079	69,824,137
Savings, NOW and money market deposits	112,567,856	76,564,209
Time deposits of $100,000 or more	8,154,256	7,181,312
Time deposits under $100,000	36,900,414	42,015,107

Total Deposits	264,178,605	195,584,765
FHLB advances and other borrowings	38,000,000	—
Securities sold under agreement to repurchase	257,737	137,293
Notes payable	—	1,894,811
Company obligated preferred securities of subsidiary trust holding floating rate junior subordinated deferrable interest debentures	8,000,000	—
Other liabilities	7,013,500	1,391,024

Total Liabilities	317,449,842	199,007,893

COMMITMENTS AND CONTINGENCIES (Note #14)
Stockholders' Equity
Common stock, no par value; 20,000,000 shares authorized; 2,785,533 and 2,725,056 shares issued and outstanding for 2002 and 2001, respectively	9,703,022	7,535,495
Retained earnings	9,548,089	8,496,122
Accumulated other comprehensive income	562,359	(154,836)

Total Stockholders' Equity	19,813,470	15,876,781

Total Liabilities and Stockholders' Equity	$337,263,312	$214,884,674

The accompanying notes are an integral part of these financial statements.

HERITAGE OAKS BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	2002	2001	2000
Interest Income
Interest and fees on loans	$13,399,144	$13,280,255	$12,699,866
Interest on Investment Securities
Obligations of U.S. Government Agencies	1,872,111	500,701	669,617
Obligations of State and Political Subdivisions	300,292	281,079	305,674
Interest on time deposits with other banks	9,009	16,202	18,805
Interest on Federal funds sold	400,385	362,567	248,283
Interest on other securities	54,576	20,549	26,680

Total Interest Income	16,035,517	14,461,353	13,968,925

Interest Expense
Interest on savings, NOW and money market deposits	779,070	963,797	1,376,114
Interest on time deposits in denominations of $100,000 or more	182,788	210,744	382,506
Interest on time deposits under $100,000	1,103,264	2,154,795	2,139,906
Other	1,426,147	100,804	232,096

Total Interest Expense	3,491,269	3,430,140	4,130,622

Net interest income before provision for possible loan losses	12,544,248	11,031,213	9,838,303
Provision for Possible Loan Losses	545,000	600,000	519,000

	11,999,248	10,431,213	9,319,303

Non-interest Income
Service charges on deposit accounts	1,432,530	1,182,785	1,082,757
Investment securities loss, net	(18,653)	(1,606)	(2,188)
Other	2,049,135	3,499,396	4,602,858

Total Non-interest Income	3,463,012	4,680,575	5,683,427

Non-interest Expenses
Salaries and employee benefits	5,385,710	4,494,137	4,115,549
Equipment expenses	710,890	879,202	908,859
Occupancy expenses	955,120	828,003	799,535
Other expenses	4,021,852	5,184,794	5,691,580

Total Non-interest Expenses	11,073,572	11,386,136	11,515,523

Income Before Provision for Income Taxes	4,388,688	3,725,652	3,487,207
Provision for Income Taxes	1,649,468	1,379,369	1,243,187

Net Income	$2,739,220	$2,346,283	$2,244,020

Earnings Per Share
Basic	$0.99	$0.86	$0.84

Diluted	$0.91	$0.79	$0.78

The accompanying notes are an integral part of these financial statements.

HERITAGE OAKS BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	Common Stock
					Accumulated Other Comprehensive Income
	Number of Shares	Amount	Comprehensive Income	Retained Earnings		Total Stockholders' Equity
Balance, January 1, 2000	1,144,282	$5,288,179		$5,912,823	$(658,840)	$10,542,162
Exercise of stock options	23,265	155,274				155,274
Stock dividends paid—5%	57,452	861,780		(861,780)		—
Cash paid to stockholders in lieu of fractional shares on 5% stock dividend				(3,923)		(3,923)
Comprehensive income
Net income			$2,244,020	2,244,020		2,244,020
Unrealized security holding gains (net of $374,790 tax)			515,996		515,996	515,996
Less reclassification adjustments for losses (net of $780 tax)			1,480		1,480	1,480

Total comprehensive income			$2,761,496

Balance, December 31, 2000	1,224,999	6,305,233		7,291,140	(141,364)	13,455,009
Exercise of stock options	11,442	93,641				93,641
Stock dividends paid—5%	61,439	1,136,621		(1,136,621)		—
Cash paid to stockholders in lieu of fractional shares on 5% stock dividend				(4,680)		(4,680)
Comprehensive income
Net income			2,346,283	2,346,283		2,346,283
Unrealized security holding losses (net of $9,579 tax)			(14,483)		(14,483)	(14,483)
Less reclassification adjustments for losses (net of $595 tax)			1,011		1,011	1,011

Total comprehensive income			$2,332,811

Balance, December 31, 2001	1,297,880	7,535,495		8,496,122	(154,836)	15,876,781
Exercise of stock options	60,477	486,679				486,679
Stock dividends paid—5%	64,648	1,680,848		(1,680,848)		—
Cash paid to stockholders in lieu of fractional shares on 5% stock dividend				(6,405)		(6,405)
Two-for-one stock split	1,362,528
Comprehensive income
Net income			2,739,220	2,739,220		2,739,220
Unrealized security holding gains (net of $470,670 tax)			706,003		706,003	706,003
Less reclassification adjustments for losses (net of $7,461 tax)			11,192		11,192	11,192

Total comprehensive income			$3,456,415

Balance, December 31, 2002	2,785,533	$9,703,022		$9,548,089	$562,359	$19,813,470

The accompanying notes are an integral part of these financial statements.

HERITAGE OAKS BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	2002	2001	2000
Cash Flows from Operating Activities
Net income	$2,739,220	$2,346,283	$2,244,020
Adjustments to reconcile net income to net cash provided by operating activities
Net cash provided by operating activities
Depreciation and amortization	651,531	825,590	711,120
Provision for possible loan losses	545,000	600,000	519,000
Provision for possible losses on unfunded loan commitments	40,000	—	—
Realized loss on sales of available-for-sale securities, net	18,653	1,606	2,188
Amortization of premiums/discounts on investment securities, net	239,548	(124,138)	(148,180)
Amortization of core deposit intangibles	43,598	20,054	12,027
Gain on sale of property, premises and equipment, net	(211)	(279,375)	—
Net increase in cash surrender value of life insurance	(271,887)	(124,064)	(63,762)
FHLB Dividends received	(54,300)	—	—
Increase in loans held for sale	(4,083,811)	(1,607,658)	(2,354,160)
Increase in deferred tax asset	(390,922)	(250,255)	(205,339)
(Increase)/decrease in other assets	(383,162)	205,412	(617,194)
Increase/(decrease) in other liabilities	5,538,878	(515,156)	639,566

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,632,135	1,098,299	739,286

Cash Flows From Investing Activities
Purchase of securities available-for-sale	(3,337,276)	—	(4,838)
Purchase of mortgage-backed securities available-for-sale	(59,756,404)	(10,174,446)	—
Purchase of Federal Home Loan Bank stock	(1,668,300)	—	—
Proceeds from sales of securities available-for-sale	—	714,000	1,011,512
Proceeds from principal reductions and maturities of securities available-for-sale	26,000	1,138,087	933,726
Proceeds from principal reductions and maturities of mortgage-backed securities available-for-sale	20,637,306	2,759,246	1,563,335
Net change in interest bearing deposits in other financial institutions	(398,000)	99,000	177,255
Purchase of life insurance policies	—	(3,650,000)	—
Increase in cash due to acquisition	—	23,086,675	—
Recoveries on loans previously written off	128,554	4,284	19,422
Increase in loans, net	(31,835,037)	(23,074,140)	(31,792,259)
Proceeds from sale of property, premises and equipment	6,989	720,509	—
Purchase of property, premises and equipment, net	(1,580,131)	(349,869)	(346,646)

NET CASH USED IN INVESTING ACTIVITIES	(77,776,299)	(8,726,654)	(28,438,493)

Cash Flows From Financing Activities
Increase in deposits, net	$68,593,840	$2,919,804	$34,735,317
Net increase/(decrease) in FHLB borrowings	38,000,000	—	—
Proceeds from issuance of trust preferred securities	8,000,000	—	—
Net (decrease)/increase in notes payable	(1,894,811)	844,811	(1,511,000)
Net increase in securities sold under agreement to repurchase	120,444	137,293	—
Proceeds from exercise of stock options	486,679	93,641	155,274
Cash paid in lieu of fractional shares	(6,405)	(4,680)	(3,923)

NET CASH PROVIDED BY FINANCING ACTIVITIES	113,299,747	3,990,869	33,375,668

Net Increase/(Decrease) in Cash and Cash Equivalents	40,155,583	(3,637,486)	5,676,461
Cash and Cash Equivalents, Beginning of year	20,398,048	24,035,534	18,359,073

Cash and Cash Equivalents, End of year	$60,553,631	$20,398,048	$24,035,534

Supplemental Disclosures of Cash Flow Information
Interest paid	$3,279,981	$3,960,156	$3,734,904
Income taxes paid	$1,960,000	$1,432,000	$1,595,000
Supplemental Disclosures of Non-Cash Flow Information
Change in other comprehensive income	$717,195	$(13,472)	$517,476

The accompanying notes are an integral part of these financial statements.

HERITAGE OAKS BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

Note #1—Summary of Significant Accounting Policies

        The accounting and reporting policies of Heritage Oaks Bancorp (the Company) and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. A summary of the Company's significant accounting and reporting policies consistently applied in the preparation of the accompanying financial statements follows:

  A.
  Principles of Consolidation

    The consolidated financial statements include the Company and its wholly owned subsidiaries, Heritage Oaks Bank, Heritage Oaks Capital Trust I and CCMS Systems, Inc. Intercompany balances and transactions have been eliminated.

  B.
  Nature of Operations

    The Company has been organized as a single operating segment. Prior to 2002, the Company was organized with two primary operating segments, which consisted of the Bank and the Bank's Electronic Funds Transfer (EFT) Department. The segments were identified as such based upon the percentage of operating net income, management responsibility, and the types of products and services offered. The Bank operates nine branches within San Luis Obispo and Santa Barbara counties. The Bank offers traditional banking products such as checking, savings and certificates of deposit, as well as mortgage loans and commercial and consumer loans to customers who are predominately small to medium-sized businesses and individuals. The EFT Department had installed automatic teller machines located in retail outlets and gaming facilities and point of sale machines located in retail outlets. During 2001, the Bank divested all of its retail automated teller machines and all but two of its gaming automated teller machines. As of December 31, 2002, the EFT Department had one remaining machine at a gaming facility. Income was based upon total customer usage of the machines and the applicable transaction charge.

  C.
  Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

    While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

    Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change.

  D.
  Cash and Due From Banks

    Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2002.

    The Company maintains amounts due from banks that exceed federally insured limits. The Company has not experienced any losses in such accounts.

  E.
  Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

  F.
  Investment Securities and Mortgage-backed Securities

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Securities and mortgage-backed securities are classified in three categories and accounted for as follows: debt, equity, and mortgage-backed securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity. Gains or losses on sales of investment securities and mortgage-backed securities are determined on the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.

  G.
  Loans and Interest on Loans

    Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. The Company recognizes loan origination fees to the extent they represent reimbursement for initial direct costs, as income at the time of loan boarding. The excess of fees over costs, if any, is deferred and credited to income over the term of the loan.

    In accordance with SFAS No. 114, (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan," those loans identified as "impaired" are measured on the present value of expected future cash flows, discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

    All loans on nonaccrual are measured for impairment. The Company applies the measurement provision of SFAS No. 114 to all loans in its portfolio. All loans are generally charged off at such time the loan is classified as a loss.

  H.
  Loans Held for Sale

    Loans held for sale are carried at the lower of aggregate cost or market value, which is determined by the specified value in the commitments. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

  I.
  Allowance for Loan Losses

    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change.

  J.
  Property, Premises and Equipment

    Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures and forty years for buildings. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements of the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred. Total depreciation expense for the reporting periods ending December 31, 2002, 2001, and 2000 were approximately $652,000, $826,000, and $711,000, respectively.

  K.
  Intangible Assets

    Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions. Core deposit intangibles are being amortized over ten years. Intangibles are evaluated periodically for other than temporary impairment. Should such an assessment indicate that the undiscounted value of an intangible may be impaired, the net book value of the intangible would be written down to the net estimated recoverable value.

  L.
  Income Taxes

    Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

  M.
  Disclosure about Fair Value of Financial Instruments

    SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Company's estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

    However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying notes.

  N.
  Financial Instruments

    In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of comments to extend credit, commercial letters of credit, and standby letters of credit as described in Note #21. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  O.
  Comprehensive Income

    Beginning in 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the disclosure of comprehensive income and its components. Changes in unrealized gain (loss) on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Company.

  P.
  Accounting for Heritage Oaks Capital Trust I

    Heritage Oaks Capital Trust I is a statutory business trust created for the exclusive purpose of issuing and selling Capital Securities and using the proceeds to acquire the Floating Rate Junior Subordinated Deferrable Interest debentures issued by the Company.

    For financial reporting purposes, Heritage Oaks Capital Trust I is treated as a subsidiary of Heritage Oaks Bancorp and, accordingly, the accounts are included in the consolidated financial statements of the Company. The Capital Securities are presented as a separate line item in the consolidated balance sheet under the caption "Company Obligated Floating Rate Junior Subordinated Deferrable Interest Debentures." For financial reporting purposes, the Company records the dividend distributions payable on the Trust Securities as interest expense in the consolidated statement of income.

  Q.
  Reclassifications

    Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.

  R.
  Earnings Per Share (EPS)

    Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

  S.
  Stock-Based Compensation

    SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amount indicated below:

	2002	2001	2000
Net income:
As reported	$2,739,220	$2,346,283	$2,244,020
Stock-based compensation using the intrinsic value method	—	—	—
Stock-based compensation that would have been reported using the fair value method of SFAS 123	(111,518)	(107,861)	(94,984)

Pro forma net income	$2,627,702	$2,238,422	$2,149,036

Basic earnings per share:
As reported	$0.99	$0.86	$0.84
Pro forma	0.95	0.82	0.80
Diluted earnings per share:
As reported	$0.91	$0.79	$0.78
Pro forma	0.87	0.76	0.75
  T.
  New Accounting Pronouncements

    In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of long-term assets. SFAS No. 143 is effective for the Company in 2003; however, management does not believe adoption will have a material impact on the Company's financial statements.

Note #2—Investment Securities

        At December 31, 2002 and 2001, the investment securities portfolio was comprised of securities classified as available-for-sale, in accordance with SFAS No. 115, resulting in investment securities available-for-sale being carried at fair value and investment securities held-to-maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts, and fair market value adjustments for securities transferred from available-for-sale.

        The amortized cost and fair values of investment securities available-for-sale at December 31, 2002, were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$816,521	$562	$(18,469)	$798,614
Mortgage-backed securities	54,480,395	777,972	(4,342)	55,254,025
Obligations of state and political subdivisions	9,153,674	247,715	(66,172)	9,335,217
Other securities	8,638	—	—	8,638

Total	$64,459,228	$1,026,249	$(88,983)	$65,396,494

        The amortized cost and fair values of investment securities available-for-sale at December 31, 2001, were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$979,772	$—	$(35,199)	$944,573
Mortgage-backed securities	15,574,820	26,449	(222,406)	15,378,863
Obligations of state and political subdivisions	5,723,827	81,670	(108,575)	5,696,922
Other securities	8,638	—	—	8,638

Total	$22,287,057	$108,119	$(366,180)	$22,028,996

        There were no investment securities held-to-maturity at December 31, 2001 and December 31, 2002.

        The amortized cost and fair values of investment securities available-for-sale at December 31, 2002, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$36,608	$36,685
Due after one year through five years	1,784,190	1,853,369
Due after five years through ten years	4,315,044	4,345,339
Due after ten years	3,842,991	3,907,076
Mortgage-backed securities	54,480,395	55,254,025

Total Securities	$64,459,228	$65,396,494

        Proceeds from sales, maturities and principal reductions of investment securities available-for-sale during 2002, 2001, and 2000, were $26,000, $1,852,087, and $1,945,238, respectively. There were no gross gains or losses reported during 2002. In 2001, gross gains and losses on these sales were $286 and $1,892, respectively. In 2000, gross losses on these sales were $2,188; there were no gross gains.

        Proceeds from sales and maturities and principal reductions of mortgage-backed securities in 2002, 2001, and 2000, were $20,637,306, $2,759,246, and $1,563,335, respectively. In 2002, gross gains and losses on these sales were $1,250 and $19,903, respectively. There were no gross gains or losses on these sales during 2001 and 2000. Unrealized gains/(losses) on investment securities and mortgage-backed securities included in shareholders' equity net of tax at December 31, 2002, 2001, and 2000 were $562,359, ($154,836), and ($141,364), respectively.

        Securities having a carrying value and a fair value of approximately $46,343,000 and $8,850,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required by law.

Note #3—Loans

        Major classifications of loans were:

	2002	2001
Commercial, financial and agricultural	$40,373,350	$40,608,210
Real Estate—construction	40,722,838	23,449,044
Real Estate—mortgage	106,809,586	90,823,606
Installment loans to individuals	2,290,874	3,171,805
All other loans (including overdrafts)	272,607	419,622

	190,469,255	158,472,287
Less: Deferred loan fees	(821,668)	(578,332)
Less: Allowance for loan losses	(2,336,219)	(1,744,070)

Total Loans	$187,311,368	$156,149,885

Loans held for sale	$8,166,011	$4,082,200

Concentration of Credit Risk

        At December 31, 2002, approximately $147,532,424 of the Bank's loan portfolio was collateralized by various forms of real estate. Such loans are generally made to borrowers located in San Luis Obispo County. The Bank attempts to reduce its concentration of credit risk by making loans which are diversified by project type. While management believes that the collateral presently securing this portfolio is adequate, there can be no assurances that significant deterioration in the California real estate market would not expose the Bank to significantly greater credit risk.

        The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized thereon as of December 31:

	2002	2001	2000
Impaired loans with a valuation allowance	$1,325,755	$203,154	$905,313
Impaired loans without a valuation allowance	20,000	1,291,448	85,917

Total impaired loans	$1,345,755	$1,494,602	$991,230

Valuation allowance related to impaired loans	$724,549	$148,104	$314,633

Average recorded investment in impaired loans	$—	$842,631	$731,963

Cash receipts applied to reduce principal balance	$519,758	$317,000	$654,797

Interest income recognized for cash payments	$312,950	$—	$—

        The provisions of SFAS No. 114 and SFAS No. 118 permit the valuation allowance reported above to be determined on a loan-by-loan basis or by aggregating loans with similar risk characteristics. Because the loans currently identified as impaired have unique risk characteristics, the valuation allowance was determined on a loan-by-loan basis.

        Nonaccruing loans totaled approximately $1,346,000 and $1,495,000 at December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, all loans on nonaccrual were classified as impaired. If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased $134,508, $195,826, and $115,603, in 2002, 2001, and 2000, respectively. No additional funds are committed to be advanced in connection with impaired loans.

        At December 31, 2002 and 2001, the Bank had no loans past due 90 days or more in interest or principal and still accruing interest.

        At December 31, 2002, loans totaling approximately $1,172,000 were classified as troubled debt restructurings.

Note #4—Allowance for Loan Losses

        Transactions in the allowance for loan losses are summarized as follows:

	2002	2001	2000
Balance, Beginning of Year	$1,744,070	$1,320,518	$1,241,016
Additions charged to operating expense	545,000	600,000	519,000
Loans charged off	(81,405)	(180,732)	(458,920)
Recoveries of loans previously charged off	128,554	4,284	19,422

Balance, End of Year	$2,336,219	$1,744,070	$1,320,518

Note #5—Property, Premises and Equipment

        Property, premises and equipment consisted of the following:

	2002	2001
Land	$1,991,427	$1,090,783
Building and improvements	3,620,270	3,569,876
Furniture and equipment	2,769,986	4,035,637
Construction in progress	345,901	—

	8,727,584	8,696,296
Less: Accumulated depreciation and amortization	4,184,993	5,075,527

Total	$4,542,591	$3,620,769

        During 2002, the Bank purchased land for future development of a Paso Robles, California branch.

        The Company leases land, buildings, and equipment under noncancelable operating leases expiring at various dates through 2009. The following is a schedule of future minimum lease payments based upon obligations at year-end.

Year Ending December 31,	Amount
2003	$410,203
2004	342,017
2005	300,264
2006	215,523
2007	192,192
More than 5 years	741,231

Total	$2,201,430

        The leases contain options to extend for periods from five to ten years. The cost of such rentals is not included above. Total expenditures charged for leases for the reporting periods ended December 31, 2002, 2001, and 2000, were approximately $423,000, $382,000, and $492,000, respectively.

Note #6—Intangible Assets

        Intangible assets consisted of core deposit intangibles with a net carrying value of $358,557 and $402,156 as of December 31, 2002 and 2001, respectively. Amortization expense for the periods ended December 31, 2002, 2001, and 2000 was $43,598, $20,054, and $12,027, respectively. The estimated future amortization expense for each of the next five years is $46,591.

Note #7—Time Deposit Liabilities

        At December 31, 2002, the Bank had time certificates of deposit with maturity distributions as follows:

Year Ending December 31,
2003	$32,937,061
2004	7,062,522
2005	1,401,065
2006	3,654,022

$45,054,670

Note #8—FHLB Advances

        During 2002, the Bank entered into borrowing agreements with the FHLB. The Bank had outstanding balances of $38,000,000 under these agreements at December 31, 2002 with a weighted average interest rate of 3.28%. Of the FHLB advances, $9,500,000 mature in 2003, $9,500,000 mature in 2004, and $19,000,000 mature in 2005. FHLB held certain investment securities of the Bank as collateral for those borrowings. The maximum outstanding at any month-end was $38,000,000 during 2002.

        The Bank has pledged approximately $4,689,000 in loans to the FHLB.

Note #9—Securities Sold Under Agreements to Repurchase

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. As of December 31, 2002 and 2001, the Bank had $257,735 and $137,293 in Securities sold under agreements to repurchase.

Note #10—Other Borrowed Money

        Interest expense on federal funds purchased was $317, $382, and $15,875, and interest expense on securities sold under agreements to repurchase was $6,658, $587, and $18,779, for the years ended December 31, 2002, 2001, and 2000, respectively.

        The Bank has a fed funds borrowing line with a correspondent bank. The credit limit available on that line is $5,000,000.

Note #11—Notes Payable

        On September 11, 1998, the Bancorp obtained a revolving line of credit in the amount of $2,000,000 through Pacific Coast Bankers' Bank. The note was secured by 339,332 shares of the Bank's stock. The note was scheduled to mature on August 15, 2006, and bore interest at a variable rate of 1.00 percent over the Wall Street Journal prime rate. The note was paid off during 2002. The outstanding principal balance at December 31, 2001, was $1,894,811.

Note #12—Trust Preferred Securities

        On April 10, 2002, Heritage Oaks Capital Trust I, a wholly owned subsidiary of Heritage Oaks Bancorp, issued $8,000,000 of Floating Rate Capital Securities. The trust invested the gross proceeds from the offering in Floating Rate Junior Subordinated Deferrable Interest Debentures issued by Heritage Oaks Bancorp. The subordinated debentures were issued concurrent with the issuance of the Capital Securities. Heritage Oaks Bancorp will pay the interest on the junior subordinated debentures to the Trust, which represents the sole revenue and sole source of dividend distributions by the trust to the holders of the Capital Securities. Heritage Oaks Bancorp has guaranteed, on a subordinated basis, payment of the Trust's obligation. Heritage Oaks Bancorp has the right, assuming no default has occurred, to defer payments of interest on the junior subordinated debentures at any time for a period not to exceed 10 consecutive semi-annual periods. The Capital Securities will mature on April 22, 2032 but can be called at any time commencing on April 22, 2007 at par.

Note #13—Income Taxes

        The current and deferred amounts of the provision (benefit) for income taxes were:

	Year Ending December 31,
	2002	2001	2000
Federal Income Tax
Current	$1,390,414	$1,251,241	$966,100
Deferred	(246,546)	(264,940)	(74,141)

Total Federal Taxes	1,143,868	986,301	891,959

State Franchise Tax
Current	650,536	470,734	375,906
Deferred	(144,936)	(77,666)	(24,678)

Total State Franchise Tax	505,600	393,068	351,228

Total Income Taxes	$1,649,468	$1,379,369	$1,243,187

        The principal items giving rise to deferred taxes were:

	2002	2001	2000
Use of different depreciation for tax purposes	$(98,246)	$(15,603)	$(11,330)
Difference in loan loss provision for tax purposes	(191,311)	(173,656)	(32,596)
Differences arising from changes in accruals	(101,925)	(114,510)	(32,819)
Other, net	—	(38,837)	(22,074)

Total	$(391,482)	$(342,606)	$(98,819)

        The provision for taxes on income differed from the amounts computed using the federal statutory tax rate of 34 percent is as follows:

	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Tax provision at federal statutory tax rate	$1,492,154	34.0	$1,266,722	34.0	$1,185,650	34.0
State income taxes, net of federal income tax benefit	333,696	7.6	259,425	7.0	231,810	6.7
Tax exempt income and other, Net	(176,382)	(4.0)	(146,778)	(4.0)	(174,273)	(5.0)

Total Tax Provision	$1,649,468	37.6	$1,379,369	37.0	$1,243,187	35.7

        The net deferred tax asset is determined as follows:

	2002	2001
	(In Thousands)
Deferred Tax Assets
Reserves for loan losses	$820	$629
Fixed assets	120	22
Accruals	606	504
Investment securities valuation	—	103

Total Deferred tax assets arising from cumulative timing differences	1,546	1,258
Valuation allowance*	—	—

Total Deferred Tax Assets	$1,546	$1,258

	2002	2001
Deferred Tax Liabilities
Investment securities valuation	$375	$—

Total Deferred Tax Liabilities	375	—

Net Deferred Tax Assets	$1,171	$1,258

*
The valuation allowance is estimated based upon amounts less than likely of future realization. There was no change in the valuation allowance for the 2002 year.

Note #14—Commitments and Contingencies

        The Company is involved in various litigation. In the opinion of management and the Company's legal counsel, the disposition of all such litigation pending will not have a material effect on the Company's financial statements.

        At December 31, 2002 and 2001, the Bank was contingently liable for letters of credit accommodations made to its customers totaling approximately $1,535,000 and $1,506,000, respectively. At December 31, 2002 and 2001, the Bank had undisbursed loan commitments in the amount of $65,254,000 and $53,549,000, respectively. The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total outstanding commitment amount does not necessarily represent future cash requirements. Standby letters of credit written are confidential commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank anticipates no losses as a result of such transactions.

Note #15—Regulatory Matters

        The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

        As of the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. To be categorized as well-capitalized, the Bank must maintain minimum capital ratios as set forth in the table below. The following table also sets forth the Company's and the Bank's actual regulatory capital amounts and ratios (dollar amounts in thousands):

			Capital Needed
	Actual Regulatory		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
As of December 31, 2002
Total capital to risk-weighted assets:
Company	$29,268	13.00%	$18,012	8.0%	N/A	N/A
Bank	27,016	12.06%	17,920	8.0%	$22,400	10.0%
Tier 1 capital to risk-weighted assets:
Company	25,192	11.19%	9,006	4.0%	N/A	N/A
Bank	24,640	11.00%	8,960	4.0%	13,440	6.0%
Tier 1 capital to average assets:
Company	25,192	7.66%	13,153	4.0%	N/A	N/A
Bank	24,640	7.53%	13,087	4.0%	16,358	5.0%
As of December 31, 2001
Total capital to risk-weighted assets:
Company	$17,373	9.72%	$14,303	8.0%	N/A	N/A
Bank	18,109	10.17%	14,249	8.0%	$17,811	10.0%
Tier 1 capital to risk-weighted assets:
Company	15,629	8.74%	7,151	4.0%	N/A	N/A
Bank	16,365	9.19%	7,125	4.0%	10,687	6.0%
Tier 1 capital to average assets:
Company	15,629	7.44%	8,403	4.0%	N/A	N/A
Bank	16,365	7.81%	8,382	4.0%	10,477	5.0%

Note #16—Salary Continuation Plan

        The Bank established a salary continuation plan agreement with the President, Chief Financial Officer, Chief Lending Officer, Chief Administrative Officer and Senior Vice Presidents, as authorized by the Board of Directors. This agreement provides for annual cash payments for a period not to exceed 15 years, payable at age 60-65, depending on the agreement. In the event of death prior to retirement age, annual cash payments would be made to the beneficiaries for a determined number of years. The present values of the Company's liability under this Agreement were approximately $493,000 and $347,000 at December 31, 2002 and 2001, respectively, and are included in other liabilities in the Company's Consolidated Financial Statements. The Company maintains life insurance policies, which are intended to fund all costs of the plan. The cash surrender values of these life insurance policies totaled approximately $5,416,000 and $5,144,000, at December 31, 2002 and 2001, respectively.

Note #17—Employee Benefit Plans

401(k) Pension Plan

        During 1994, the Bank established a savings plan for employees which allows participants to make contributions by salary deduction equal to 15 percent or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Employee contributions are matched up to 25 percent of the employee's contribution. Employees vest immediately in their own contributions and they vest in the Bank's contribution based on years of service. Expenses of the savings plan were $64,413, $57,528, and $48,843, for the years ended December 31, 2002, 2001, and 2000, respectively.

Employee Stock Ownership Plan

        The Company sponsors an employee stock ownership plan (ESOP) that covers all employees who have completed 12 consecutive months of service, are over 21 years of age and work a minimum of 1,000 hours per year. The amount of the annual contribution to the ESOP is at the discretion of the Board of Directors. The contributions made to this plan were approximately $162,000 in 2002, $125,000 in 2001, and $157,000 in 2000.

Note #18—Stock Option Plans

        At December 31, 2002, the Company had two stock option plans, which are described below.

        The Company adopted the Company's 1990 stock option plan, which is a tandem stock option plan permitting options to be granted either as "Incentive Stock Options" or as Non-Qualified Stock options under the Internal Revenue Code. All outstanding options were granted at prices which equal the fair market value on the day of grant. Options granted vest at a rate of 25 percent per year for four years and expire no later than ten years from the date of grant. The plan provided for issuance of up to 334,404 shares (after giving retroactive effect for five percent stock dividends in 2000, 2001, and 2002, and a two-for-one stock split in 2002) of the Company's unissued common stock and is subject to the specific approval of the Board of Directors. The Company's 1990 stock option plan expired in July 2000.

        No options were granted during 2000, 2001, or 2002.

        The following tables summarize information about the 1990 stock option plan outstanding at December 31, 2002.

	2002		2001		2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	34,071	$1.75	49,521	$1.74	100,602	$1.78
Granted
Cancelled	—	$—	—	$—	(897)	$4.43
Exercised	(32,038)	$1.59	(15,450)	$1.71	(50,184)	$1.78

Outstanding at end of year	2,033	$4.43	34,071	$1.75	49,521	$1.74

Options available for granting at end of year	—		—		—
Options exercisable at year-end	2,033	$4.43	34,071	$1.75	48,846	$1.71
Weighted-average fair value of options granted during the year	—		—		—
Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$4.43	2,033	4.53	$4.43	2,033	$4.43

        The Company adopted the Company's 1997 stock option plan, which is a tandem stock option plan permitting options to be granted either as "Incentive Stock Options" or as "Non-Qualified Stock Options" under the Internal Revenue Code. All outstanding options were granted at prices which equal the fair market value on the day of the grant. Options granted vest at a rate of 20 percent per year for five years, and expire no later than ten years from the date of grant. The plan provides for issuance of up to 387,783 shares (after giving retroactive effect for five percent stock dividends in 2000, 2001, and 2002, and a two-for-one stock split in 2002) of the Company's unissued common stock and is subject to the specific approval of the Board of Directors.

        During 1999, the Board of Directors approved an amendment to the 1997 Stock Option Plan. Under this amendment, the plan provides for issuance of up to 109,428 additional shares (after giving retroactive effect for five percent stock dividends in 2000, 2001, and 2002, and a two-for-one stock split in 2002) of the Company's common stock.

        The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2002, 2001 and 2000, respectively: risk-free rates of 3.73 percent, 5.25 percent and 5.17 percent, dividend yields of 0 percent for all years presented, expected life of 8 years, nine years and eight years; and volatility of 26 percent, 26 percent and 28 percent.

        The following summarizes information about the 1997 stock option plan outstanding at December 31, 2002. These tables have been retroactively adjusted for the 5 percent stock dividends in 2000, 2001, and 2002, and a two-for-one stock split in 2002.

	2002		2001		2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	415,858	$5.41	432,765	$5.36	373,486	$5.11
Granted	17,500	$11.79	13,230	$7.94	69,458	$6.72
Cancelled	(20,209)	$4.71	(20,645)	$6.50	(7,961)	$5.58
Exercised	(28,439)	$4.77	(9,492)	$4.43	(2,218)	$4.93

Outstanding at end of year	384,710	$5.78	415,858	$5.41	432,765	$5.36

Options available for grant end of year	175,218		172,509		165,094
Options exercisable at year-end	291,953	$—	252,573	$10.33	182,921	$4.74
Weighted-average fair value of options granted during the year	$4.69		$3.73		$3.07
Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$4.43—$ 6.85	275,878	5.05	$4.91	244,544	$4.69
$7.18—$10.96	108,832	7.03	$7.98	47,409	$7.16

	384,710			291,953

Note #19—Related Party Transactions

        The Bank has entered into loan and deposit transactions with certain directors and executive officers of the Company. These loans were made and deposits were taken in the ordinary course of the Bank's business and, in management's opinion, were made at prevailing rates and terms.

        An analysis of loans to directors and executive officers is as follows:

	2002	2001
Outstanding Balance, Beginning of Year	$2,815,280	$211,821
Additional loans made	2,557,574	2,703,959
Repayments	(3,901,259)	(100,500)

Outstanding Balance, End of Year	$1,471,595	$2,815,280

        Deposits from related parties held by the Bank at December 31, 2002 and 2001 amounted to approximately $2,816,000 and $1,275,000, respectively.

Note #20—Restriction on Transfers of Funds to Parent

        There are legal limitations on the ability of the Bank to provide funds to the Company. Dividends declared by the Bank may not exceed, in any calendar year, without approval of the State Banking Department, net income for the year and the retained net income for the preceding two years. Section 23A of the Federal Reserve Act restricts the Bank from extending credit to the Company and other affiliates amounting to more than 20 percent of its contributed capital and retained earnings.

Note #21—Fair Value of Financial Instruments

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

        The estimated fair value of financial instruments at December 31 is summarized as follows:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$60,553,631	$60,553,631	$20,398,048	$20,398,048
Investment bearing deposits	497,000	497,000	99,000	99,000
Investments and mortgage-backed securities	65,396,494	65,396,494	22,028,996	22,028,996
FHLB stock	1,950,900	1,950,900	228,300	228,300
Loans receivable, net	189,647,587	193,006,599	157,893,955	158,052,664
Loans held for sale	8,166,011	8,166,011	4,082,200	4,082,200
Accrued interest receivable	1,106,044	1,106,044	810,165	810,165
Liabilities
Non-interest bearing deposits	106,556,079	106,556,079	69,824,137	69,824,137
Interest bearing deposits	157,622,526	158,257,303	125,760,628	126,366,674
FHLB advances	38,000,000	38,300,619	—	—
Notes payable	—	—	1,894,811	1,894,811
Trust Preferred Securities	8,000,000	8,061,879	—	—
Accrued interest payable	565,430	565,430	354,142	354,142
	Notional Amount	Cost to Cede or Assume	Notional Amount	Cost to Cede or Assume
Off-Balance Sheet Instruments Commitments to extend credit and standby letters of credit	$66,789,000	$667,890	$55,054,000	$550,540

        The following methods and assumptions were used by the Company in estimating fair value disclosures:

  •
  Cash and Cash Equivalents

    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values due to the short-term nature of the assets.

  •
  Interest Bearing Deposits

    Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

  •
  Investment and Mortgage-Backed Securities

    Fair values are based upon quoted market prices, where available.

  •
  Loans and Loans Held for Sale

    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

  •
  Deposits

    The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

  •
  FHLB Advances and Trust Preferred Securities

    The fair value disclosed for FHLB advances and Trust Preferred Securities is determined by discounting contractual cash flows at current market interest rates for similar instruments.

  •
  Notes Payable

    The fair value disclosed for notes payable is based on carrying amounts. The note is a variable-rated note that reprices frequently.

  •
  Off-balance Sheet Instruments

    Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

Note #22—Earnings Per Share (EPS)

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS. Share information has been retroactively adjusted for the stock dividend as discussed in Note #25.

	2002		2001		2000
	Net Income	Shares	Net Income	Shares	Net Income	Shares
Net income as reported	$2,739,220		$2,346,283		$2,244,020
Shares outstanding at year-end		2,785,533		2,725,056		2,572,006
Impact of weighting shares purchased during the year		(11,025)		(4,133)		(19,310)

Used in Basic EPS	2,739,220	2,774,508	2,346,283	2,720,923	2,244,020	2,552,696
Dilutive effect of outstanding stock options		245,937		238,132		172,261

Used in Dilutive EPS	$2,739,220	3,020,445	$2,346,283	2,959,055	$2,244,020	2,724,957

Note #23—Other Income/Expense

        The following is a breakdown of fees and other income and expenses for the years ended December 31, 2002, 2001, and 2000:

	2002	2001	2000
Fees and Other Income
ATM transaction fees	$106,759	$1,744,404	$2,896,700
ATM interchange income	21,448	270,390	695,017
ATM sponsorship fees	—	2,713	17,785
Bankcard merchant fees	123,493	122,602	110,483
VISA checkard interchange income	366,259	290,503	222,695
Mortgage broker fees	766,532	577,333	318,360
Earnings on cash surrender value of life insurance policies	303,554	138,575	72,434
Other	361,090	352,876	269,384

	$2,049,135	$3,499,396	$4,602,858

Other Expenses
Data processing	$1,415,803	$1,460,620	$1,327,397
Advertising and promotional	380,152	327,618	323,433
Regulatory fees	61,633	77,813	64,598
Other professional fees and outside services	416,016	367,007	266,172
Legal fees and other litigation expenses	105,645	231,047	210,838
Stationery and supplies	230,755	188,394	193,921
Director fees	165,520	215,755	188,728
ATM costs at gaming sites	88,915	1,157,934	1,374,108
ATM costs at retail sites	31	383,698	1,203,674
Other	1,157,382	774,908	538,711

Total	$4,021,852	$5,184,794	$5,691,580

Note #24—Operating Segments

        In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which the Company has adopted during 1998. During 2002, the Company had one primary reportable segment. Prior to 2002, the Company had two primary reportable segments. The segments were reported herein apply to the Bank and the Bank's EFT Department. The segments are identified as such based upon the percentage of operating net income, management responsibility, and the types of products and services offered.

        The segments consisted of the Bank and four separately classified components within the EFT Department referred to as networks. The Bank offers traditional banking products such as checking, savings, and certificates of deposit, as well as mortgage, commercial, and consumer loans. As of December 31, 2001, the EFT Department had installed automated teller machines located in retail outlets and gaming facilities. Income was based upon total customer usage of the machines and the applicable transaction charge. Income is allocated to the Bank via contractual agreement. The Company measures segment profit as operating net income which is defined as income before provision for income taxes.

        During 2001, the Company divested all of its retail automated teller machines and all but two of its gaming automated teller machines. Total sales proceeds were $533,700.

        Presented below is comparative financial information relating to the Company's operating segments:

	EFT Department	Bank	Total Operating Segments
Fiscal Year Ended December 31, 2001
Revenues	$2,324,062	$16,817,865	$19,141,927
Depreciation and amortization	181,525	628,196	809,721
Operating income	367,276	2,056,903	2,424,179
Total assets	249,080	213,675,935	213,925,015

Note #25—Stock Dividends and Stock Splits

        On March 21, 2000 the Board of Directors declared a five percent stock dividend payable on April 17, 2000 to stockholders of record on April 3, 2000. Cash was paid in lieu of fractional shares at the rate of $15.00 per share and amounted to $3,923.

        On March 2, 2001 the Board of Directors declared a five percent stock dividend payable on March 30, 2001 to stockholders of record on March 16, 2001. Cash was paid in lieu of fractional shares at the rate of $18.25 per share and amounted to $4,680.

        On February 22, 2002, the Board of Directors declared a five percent stock dividend payable on March 29, 2002 to stockholders of record on March 8, 2002. Cash was paid in lieu of fractional shares at the rate of $26.00 per share and amounted to $6,405.

        On July 19, 2002, the Board of Directors declared a two-for-one stock split payable on August 15, 2002 to stockholders of record on August 2, 2002.

        All references in financial statements and notes to financial statements to number of shares, per share amounts, and market prices of the Company's common stock have been restated to reflect the increased number of shares outstanding.

Note #26—Acquisition of Assets and Liabilities

        During November 2001, the Bank acquired certain assets and liabilities of four branches of WestAmerica Bank. Total assets acquired were $24,968,071, which consisted of $1,144,164 in land, building, leasehold improvements and other fixed assets, and $23,086,675 in cash. In addition, the Bank also assumed $24,968,071 of deposits. The Bank paid a premium of $737,232 for the deposits. Subsequent to the purchase date, the Bank consolidated the deposits of three of the acquired branches with existing Heritage Oaks Bank deposits. In conjunction with the transfer of the deposits, the Bank sold the land and building of one of the acquired branches for $525,000, resulting in a gain of $22,348. The Bank negotiated the termination of the lease on another of the acquired branches, and is allowing the lease to lapse on the third branch. As a result of the dispositions and the recording of the remaining acquired branch at fair value, the original premium paid was written down to $406,587, and is being amortized over 10 years.

Note #27—Condensed Financial Information of Heritage Oaks Bancorp (Parent Company)

	2002	2001
Assets
Cash	$154,657	$11,194
Federal Funds Sold	740,000	—
Prepaid and other assets	541,449	493,965
Property and premises	654,844	669,556
Investment in subsidiaries	25,809,040	16,611,738

Total Assets	$27,899,990	$17,786,453

Liabilities and Stockholders' Equity
Notes payable	—	1,894,811
Company obligated preferred securities of subsidiary trust holding floating rate junior subordinated deferrable interest debentures	8,000,000	—
Other liabilities	86,520	14,861

Total Liabilities	8,086,520	1,909,672

Stockholders' Equity
Common stock	9,703,022	7,535,495
Retained earnings	10,110,448	8,341,286

Total Stockholders' Equity	19,813,470	15,876,781

Total Liabilities and Stockholders' Equity	$27,899,990	$17,786,453

Statements of Income

	2002	2001	2000
Income
Equity in undisbursed income of subsidiary	$3,032,107	$2,424,180	$2,287,712
Interest income	16,651	—	—
Other	56,700	56,700	56,700

Total Income	3,105,458	2,480,880	2,344,412

Expense
Salary expense	70,920	57,348	41,194
Equipment expense	14,712	14,712	14,712
Other professional fees and outside services	27,678	22,733	16,084
Interest expense	384,068	85,601	35,856
Other	72,392	8,334	22,908

Total Expense	569,770	188,728	130,754

Total Operating Income	2,535,688	2,292,152	2,213,658
Tax benefit of parent	(203,532)	(54,131)	(30,362)

Net Income	$2,739,220	$2,346,283	$2,244,020

Statements of Cash Flows
For the Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Cash Flows From Operating Activities
Net income	$2,739,220	$2,346,283	$2,244,020
Adjustments to Reconcile Net Income to Net Cash Provided By/(Used in) Operating Activities
Depreciation	14,712	14,712	14,712
Increase in other assets	(47,484)	(70,854)	(87,007)
Increase in other liabilities	71,659	10,271	457
Undistributed income of subsidiary	(3,032,107)	(2,424,180)	(2,287,712)

Net Cash Used In Operating Activities	(254,000)	(123,768)	(115,530)

Cash Flows From Investing Activities
Increase in investment in subsidiaries	(5,448,000)	(1,500,000)	(800,000)

Cash Flows From Financing Activities
Cash dividends received	—	650,000	—
Cash paid in lieu of fractional shares	(6,405)	(4,680)	(3,923)
Increase (decrease) in notes payable	(1,894,811)	844,811	700,000
Issuance of Trust Preferred Securities	8,000,000
Proceeds from the exercise of options	486,679	93,641	155,274

Net Cash Provided By Financing Activities	6,585,463	1,583,772	851,351

Net Increase/(Decrease) in Cash and Cash Equivalents	883,463	(39,996)	(64,179)
Cash and Cash Equivalents, Beginning of Year	11,194	51,190	115,369

Cash and Cash Equivalents, End of Year	$894,657	$11,194	$51,190

ITEM 8. CHANGES WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None

PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        The information required by Item 9 of Form 10-KSB is incorporated by reference from the information contained in the Company's Proxy Statement for the 2003 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 10. EXECUTIVE COMPENSATION

        The information required by Item 10 of Form 10-KSB is incorporated by reference from the information contained in the Company's Proxy Statement for the 2003 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information required by Item 11 of Form 10-KSB is incorporated by reference from the information contained in the Company's Proxy Statement for the 2003 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The information required by Item 12 of Form 10-KSB is incorporated by reference from the information contained in the Company's Proxy Statement for the 2003 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a)   Exhibits:

(2.1)	Branch Purchase and Assumption Agreement and Real Property Purchase Agreement entered into between Westamerica Bank and Heritage Oaks Bank, dated July 16, 2001 filed with the SEC in the Company's 10-QSB for the period ending June 30, 2001.
(3.1a)	Articles of Incorporation incorporated by reference from Exhibit 3.1a to Registration Statement on Form S-4 No. 33-77504 filed with the SEC on April, 1994.
(3.1b)	Amendment to the Articles of Incorporation filed with the Secretary of State on October 16, 1997 filed with the SEC in the Company's 10-KSB for the year endiing December 31, 1997.
(3.2)	Heritage Oaks Bancorp Bylaws as amended November 16, 2000 filed with the SEC in the Company's 10-KSB for the year ended December 31, 2000.
(4.1)	Specimen form of Heritage Oaks Bancorp stock certificate incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-4 No. 33-77504 filed with the SEC on April 8, 1994.
(10.1)	1990 Stock Option Plan incorporated by reference from Exhibit 10.2 to Registration Statement on Form S-4 No. 33-77504, filed with the SEC on April 8, 1994.
(10.2)	Form of Stock Option Agreement incorporated by reference from Exhibit 4.2 to Registration Statement on Form S-4 No. 33-77504, filed with the SEC on April 8, 1994.

(10.3)	Lawrence P. Ward Employment Letter Agreement, dated February 28, 2002, filed with the SEC in the Company's 10-KSB Report for the year ended December 31, 2001.
(10.4)	401(k) Pension and Profit Sharing Plan filed with the SEC in the Company's 10K Report for the year ended December 31, 1994.
(10.5)	Heritage Oaks Bancorp 1995 Bonus Plan, filed with the SEC in the Company's 10K Report for the year ended December 31, 1994.
(10.6)	Salary Continuation Agreement with Lawrence P. Ward, filed with the SEC in the Company's 10-QSB Report for the quarter ended March 31, 2001.
(10.7)	Salary Continuation Agreement with Gwen R. Pelfrey, filed with the SEC in the Company's 10K Report for the year ended December 31, 1994.
(10.8)	Woodland Shopping Center Lease, filed with the SEC in the Company's 10K Report for the year ended December 31, 1994.
(10.9)	1135 Santa Rosa Street Lease, filed with the SEC in the Company's 10KSB Report for the year ended December 31, 1995.
(10.10)	Lease Agreement for Cambria Branch Office dated February 21, 1997 filed with the SEC in the Company's 10KSB reported for the year ended December 31,1996.
(10.11)
1997 Stock Option Plan incorporated by reference from Exhibit 4a to Registration Statement on Form S-8 No.333-31105 filed with the SEC on July 11, 1997 as amended, incorporated by reference, from Registration Statement on Form S-8, File No. 333-83235 filed with the SEC on July 20, 1999.
(10.12)	Form of Stock Option Agreement incorporated by reference from Exhibit 4b to Registration Statement on Form S-8 No. 333-31105 filed with the SEC on July 11, 1997.
(10.13)	Madonna Road Lease filed with the SEC in the Company's 10KSB for the year ended December 31, 1997.
(10.14)	Santa Maria lease commencing November 1, 1998.
(10.15)	Master data processing agreement with Mid West payment Systems, Inc. commencing October 1, 1998.
(10.16)	Salary Continuation Agreement with Margaret A. Torres, filed with the SEC in the Company's 10KSB Report for the year ended December 31, 1999.
(10.17)	Salary Continuation Agreement with Paul Tognazzini, filed with the SEC in the Company's 10-KSB Report for the year ended December 31, 2001.
(10.18)	Atascadero Branch Lease entered into on March 31, 1999. filed with the SEC in the Company's 10-KSB reported for the year ended December 31,1999.
(10.19)
Service Bureau Processing Agreement entered into between Alltel Information Services, Inc. and Heritage Oaks Bank, dated August 1, 1999. Filed with the SEC in the Company's 10-KSB reported for the year ended December 31, 1999.
(10.20)
ASSET PURCHASE AGREEMENT entered into between Travelex America, Inc. and Heritage Oaks Bank, dated November 21, 2000 filed with the SEC in the Company's 10-KSB reported for the year ended December 31, 2000.
(10.21)
Change in Terms Agreement and Business Loan Agreement entered into between the Company and Pacific Coast Banker's Bank on November 8, 2000, filed with the SEC in the Company's 10-KSB reported for the year ended December 31, 2001.
(10.22)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Margaret A. Torres, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.

(10.23)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Paul Tognazzini, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.
(10.24)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Gwen R. Pelfrey, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.
(10.25)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Gloria Brady, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.
(10.26)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Joe Carnevali, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.
(10.27)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Donna Breuer, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.
(10.28)	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Chris Sands, filed with the SEC in the Company's 10-QSB reported for March 31, 2002.
(10.29)	Money Access Services Processing Agreement for ATM processing, signed on October 3, 2002, filed with the SEC in the Company's 10QSB reported for September 30, 2002.
(10.30)	Heritage Oaks Bancorp Employee Stock Ownership Plan, Summary Plan Description, filed with the SEC in the Company's 10-KSB reported for December 31, 2002.
(10.31)
Heritage Oaks Bancorp Employee Stock Ownership Plan, Summary of Material Modifications to the Summary Plan Description dated July 2002, filed with the SEC in the Company's 10-KSB reported for December 31, 2002.
(21)	Subsidiaries of Heritage Oaks Bancorp. Heritage Oaks Bank is the only financial subsidiary of Heritage Oaks Bancorp.
(23)	Consent of Independent Accountants
99.1	Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.2	Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(b)   Reports on Form 8-K:

        The Company filed the third quarter press release of earnings for September 30, 2002 on Form 8-K with the SEC on October 8, 2002.

ITEM 14. CONTROLS AND PROCEDURES

        (a)   Within 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of its management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

        (b)   Subsequent to the date of this evaluation, there have been no changes in the Company's internal controls or in other factors that could significantly affect these controls, and no discoveries of any significant deficiencies or material weaknesses in such controls that would require the Company to take corrective actions.

SIGNATURES

        Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE OAKS BANCORP

By:	/s/ LAWRENCE P. WARD Lawrence P. Ward President and Chief Executive Officer	By:	/s/ MARGARET A. TORRES Margaret A. Torres Executive Vice Pres and Chief Financial Officer
Dated: March 18, 2003		Dated: March 18, 2003

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ B.R. BRYANT B.R. Bryant	Chairman of the Board of Directors	March 18, 2003
/s/ DONALD H. CAMPBELL Donald H. Campbell	Vice Chairman of the Board of Directors	March 18, 2003
/s/ KENNETH DEWAR Kenneth Dewar	Director	March 18, 2003
/s/ DOLORES T. LACEY Dolores T. Lacey	Director	March 18, 2003
/s/ MERLE F. MILLER Merle F. Miller	Director	March 18, 2003
/s/ MICHAEL MORRIS Michael Morris	Director	March 18, 2003
/s/ OLE K. VIBORG Ole K. Viborg	Director	March 18, 2003
/s/ LAWRENCE P. WARD Lawrence P. Ward	Director	March 18, 2003
/s/ DAVID WEYRICH David Weyrich	Director	March 18, 2003

CERTIFICATIONS

I, Lawrence P. Ward, Chief Executive Officer, certify that:

  1.
  I have reviewed this annual report on Form 10-KSB of Heritage Oaks Bancorp;

  2.
  Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

  4.
  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

  a)
  designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

  b)
  evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to filing date of this annual report (the "Evaluation Date"); and

  c)
  presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

  5.
  The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and audit committee of registrant's board of directors (or persons performing the equivalent function);

  a)
  all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

  b)
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

  6.
  The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 18, 2003	/s/ LAWRENCE P. WARD Lawrence P. Ward Chief Executive Officer

CERTIFICATIONS

I, Margaret A. Torres, Chief Financial Officer, certify that:

  1.
  I have reviewed this annual report on Form 10-KSB of Heritage Oaks Bancorp;

  2.
  Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

  4.
  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

  i.
  designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

  ii
  evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to filing date of this annual report (the "Evaluation Date"); and

  ii
  presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures . based on our evaluation as of the Evaluation Date;

  5.
  The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and audit committee of registrant's board of directors (or persons performing the equivalent function);

  i.
  all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

  ii
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

  6.
  The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 18, 2003	/s/ MARGARET A. TORRES Margaret A. Torres Chief Financial Officer

WHERE YOU CAN FIND MORE INFORMATION

        Under the Securities Exchange Act of 1934 Sections 13 and 15(d), periodic and current reports must be filed with the SEC. The Company electronically files the following reports with the SEC: Form 10-K (Annual Report), Form 10-Q (Quarterly Report), Form 8-K (Report of Unscheduled Material Events), and Form DEF 14A (Proxy Statement). The Company may file additional forms. The SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on the Company's website: www.heritageoaksbank.com

        The Company posts these reports to its website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from the Company's website is incorporated into this Annual Report on Form 10-K.

EXHIBIT INDEX

Exhibit Sequential Number	Description
10.30	Heritage Oaks Bancorp Employee Stock Ownership Plan, Summary Plan Description
10.31	Heritage Oaks Bancorp Employee Stock Ownership Plan, Summary of Material Modifications to the Summary Plan Description dated July 2002
23	Consent of Independent Accountants
99.1	Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.2	Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

APPENDIX F

REPORT ON FORM 10-QSB
OF HERITAGE OAKS BANCORP
FOR THE SIX-MONTHS ENDED
JUNE 30, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

(Mark One)
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2003
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File No. 0-25020

HERITAGE OAKS BANCORP
(Exact name of registrant as specified in charter)

STATE OF CALIFORNIA
(State or other jurisdiction of incorporation or organization)

77-0388249
(I.R.S. Employer Identification Code)

545 12th STREET, PASO ROBLES, CA 93446
(Address of principal office)

(805) 239-5200
(Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days. Yes ☒ No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes ☐ No ☒

        Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

        No par value Common Stock—2,956,251 shares outstanding at July 9, 2003.

Part 1. Financial Information
Item 1.	Financial Statements
Consolidated Balance Sheets
Consolidated Statements of Operations (Un-audited)
Consolidated Statements of Cash Flows (Un-audited)
Consolidated Statement of Changes in Stockholders' Equity (Un-audited)
Notes to Consolidated Financial Statements (Un-audited)
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations
Item 3.	Controls and Procedures
Part 2. Other Information
Item 6.	Exhibits and Reports on Form 8-K
Signatures
Certifications
Exhibits

PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

HERITAGE OAKS BANCORP
CONSOLIDATED BALANCE SHEETS

	31-Dec-02	30-Jun-03
		(Unaudited)
ASSETS
Cash and due from banks	$23,513,631	$31,791,939
Federal funds sold	37,040,000	34,100,000

Total cash and cash equivalents	60,553,631	65,891,939
Interest bearing deposits other banks	497,000	497,000
Securities Available for sale	65,396,494	48,596,993
Federal Home Loan Bank Stock, at cost	1,950,900	1,661,900
Loans Held For Sale	8,166,011	9,265,851
Loans, net	187,311,368	209,553,394
Property, premises and equipment, net	4,542,591	4,599,687
Cash surrender value life insurance	5,415,500	6,369,284
Deferred Tax Assets	1,170,783	1,192,645
Core Deposit Intangible	358,557	338,262
Other assets	1,900,477	1,786,045

TOTAL ASSETS	$337,263,312	$349,753,000

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$106,556,079	$136,415,759
Savings, NOW, and money market deposits	112,567,856	106,630,414
Time deposits of $100,000 or more	8,154,256	8,801,836
Time deposits under $100,000	36,900,414	37,757,986

Total deposits	264,178,605	289,605,995
Other borrowed money	38,000,000	28,500,000
Securities Sold under Agreement to Repurchase	257,737	127,409
Company Obligated Preferred Securities of Subsidiary Trust Holding Floating Rate Junior Subordinated Deferred Interest Debentures	8,000,000	8,000,000
Other liabilities	7,013,500	1,679,141

Total liabilities	317,449,842	327,912,545
Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding 2,924,810 and 2,956,251 for December 31, 2002 and June 30, 2003, respectively.	9,703,022	11,486,997
Accumulated other comprehensive income	562,359	709,565
Retained earnings	9,548,089	9,643,893

Total stockholders' equity	19,813,470	21,840,455

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$337,263,312	$349,753,000

(1)
These numbers have been derived from the audited financial statements.

See notes to condensed financial statements

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
For the three months ended June 30,

	2002	2003
	(Unaudited)	(Unaudited)
Interest Income:
Interest and fees on loans	$3,162,626	$3,856,499
Investment securities	589,529	544,519
Federal funds sold and commercial paper	63,877	40,088
Time certificates of deposit	1,530	3,181

Total interest income	3,817,562	4,444,287
Interest Expense:
Now accounts	61,374	31,846
MMDA accounts	42,463	130,410
Savings accounts	12,092	11,456
Time deposits of $100,000 or more	38,346	41,475
Other time deposits	279,455	217,278
Other borrowed funds	394,514	408,673

Total interest expense	828,244	841,138
Net Interest Income Before Prov. for Possible Loan Losses	2,989,318	3,603,149
Provision for loan losses	150,000	125,000

Net interest income after provision for loan losses	2,839,318	3,478,149
Non-interest Income:
Service charges on deposit accounts	326,365	411,638
Other income	471,520	515,540

Total Non-interest Income	797,885	927,178
Non-interest Expense:
Salaries and employee benefits	1,284,100	1,518,718
Occupancy and equipment	410,089	429,187
Other expenses	983,345	1,031,863

Total Noninterest Expenses	2,677,534	2,979,768
Income before provision for income taxes	959,669	1,425,559
Provision for applicable income taxes	328,249	546,269

Net Income	$631,420	$879,290

Earnings per share: (See note #4)
Basic	$0.22	$0.30
Fully Diluted	$0.20	$0.28

See notes to condensed financial statements

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
For the six months ended June 30,

	2002	2003
	(Unaudited)	(Unaudited)
Interest Income:
Interest and fees on loans	$6,270,975	$7,531,362
Investment securities	860,153	1,081,033
Federal funds sold and commercial paper	102,237	107,022
Time certificates of deposit	2,320	6,281

Total interest income	7,235,685	8,725,698
Interest Expense:
Now accounts	121,040	68,564
MMDA accounts	71,855	275,231
Savings accounts	23,329	22,755
Time deposits of $100,000 or more	78,602	83,424
Other time deposits	593,688	455,096
Other borrowed funds	447,931	873,000

Total interest expense	1,336,445	1,778,070
Net Interest Income Before Prov. for Possible Loan Losses	5,899,240	6,947,628
Provision for loan losses	285,000	250,000

Net interest income after provision for loan losses	5,614,240	6,697,628
Non-interest Income:
Service charges on deposit accounts	642,578	802,111
Investment securities gains, net	0	56,988
Other income	937,423	969,359

Total Non-interest Income	1,580,001	1,828,458
Non-interest Expense:
Salaries and employee benefits	2,541,161	3,022,018
Occupancy and equipment	849,739	818,690
Other expenses	1,965,030	2,007,783

Total Noninterest Expenses	5,355,930	5,848,491
Income before provision for income taxes	1,838,311	2,677,595
Provision for applicable income taxes	638,670	973,736

Net Income	$1,199,641	$1,703,859

Earnings per share: (See note #4)
Basic	$0.42	$0.58
Fully Diluted	$0.38	$0.54

See notes to condensed financial statements

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF CASHFLOWS
Periods ended June 30,

	2002	2003
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$1,199,641	$1,703,859
Adjustments to reconcile net income to net cash provided by operating activities
Net cash provided by operating activities
Depreciation and amortization	309,979	309,706
Provision for possible loan losses	285,000	250,000
Provision for possible unfunded loan losses	0	25,000
Realized gain on sales of available-for-sale securities, net	0	(56,988)
Gain on sales of property, premise and equipment	17,332	0
Amortization of premiums/discounts on investment securities, net	11,010	263,812
Amortization of intangible assets	23,302	20,295
(Increase)/decrease in loans held for sale	401,125	(1,099,840)
(Increase)/decrease in deferred tax asset	102,832	(120,000)
Net increase in cash surrender value of life insurance	(131,923)	(123,784)
(Increase)/decrease in other assets	(369,738)	114,432
Increase/(decrease) in other liabilities	392,428	(5,359,359)

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	2,240,988	(4,072,867)

Cash Flows From Investing Activities
Purchase of securities available-for-sale	(41,537,414)	(11,133,751)
Proceeds from sales of securities available-for-sale	0	12,364,963
Proceeds from principal reductions and maturities of securities available-for-sale	2,596,330	15,606,808
Proceeds from sale of FHLB stock	0	289,000
Purchase of life insurance policies	0	(830,000)
Increase in loans, net	(10,960,125)	(22,492,026)
Purchase of property, premises and equipment, net	(211,169)	(366,802)

NET CASH USED IN INVESTING ACTIVITIES	(50,112,378)	(6,561,808)

Cash Flows From Financing Activities
Increase in deposits, net	$21,672,479	$25,427,390
Net increase/(decrease) in other borrowings	36,398,426	(9,630,328)
Proceeds from sale of Trust Preferred Securities	8,000,000	0
Proceeds from exercise of stock options	111,004	179,173
Cash paid in lieu of fractional shares	(6,405)	(3,252)

NET CASH PROVIDED BY FINANCING ACTIVITIES	66,175,504	15,972,983

Net Increase in Cash and Cash Equivalents	18,304,114	5,338,308
Cash and Cash Equivalents, Beginning of year	20,398,048	60,553,631

Cash and Cash Equivalents, End of year	$38,702,162	$65,891,939

Supplemental Disclosures of Cash Flow Information
Interest paid	$1,207,461	$1,867,673
Income taxes paid	$785,000	$930,000
Supplemental Disclosures of Non-Cash Flow Information
Change in other comprehensive income	$344,332	$147,206

See notes to condensed financial statements

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
June 30, 2003 and June 30, 2002
(Unaudited)

	Shares Outstanding	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance January 1, 2003	2,785,533	$9,703,022	$9,548,089	$562,359	$19,813,470
Exercise of Stock Options	31,670	179,173	0		179,173
Stock dividend- 5%	139,048	1,604,802	(1,604,802)		0
Cash paid to Shareholders' in Lieu of fractional shares on 5% Stock Dividend			(3,253)		(3,253)
Comprehensive Income
Net Income			1,703,859		1,703,859
Unrealized Security Holding Gains/(Losses) "(net of $120,933 tax)				181,400	181,400
Less reclasification adjustment for gain (net of $22,795 tax)				(34,194)	(34,194)
Total other comprehensive Income					1,885,259
Balance June 30, 2003	2,956,251	$11,486,997	$9,643,893	$709,565	$21,840,455

	Shares Outstanding	Common Stock	Retained Earnings	Other Comprehensive Income	Total Stockholders' Equity
Balance January 1, 2002	1,362,774	$7,535,495	$8,496,122	$(154,836)	$15,876,781
Exercise of Stock Options	22,958	111,004	0		111,004
Stock dividend- 5%	67,880	1,680,849	(1,680,849)		0
Cash paid to Shareholders' in Lieu of fractional shares on 5% Stock Dividend			(6,405)		(6,405)
Stock Split- 2 for 1	1,453,613
Comprehensive Income
Net Income			1,199,641		1,199,641
Unrealized Security Holding Gains/(Losses) "(net of $126,330 tax)				344,332	344,332

Total other comprehensive Income					1,543,973
Balance June 30, 2002	2,907,225	$9,327,348	$8,008,509	$189,496	$17,525,353

Note 1. Consolidated Financial Statements

        In the opinion of Management, the un-audited consolidated condensed financial statements contain all (consisting of only normal recurring adjustments) adjustments necessary to present fairly Heritage Oaks Bancorp's (the "Company") consolidated financial position at June 30, 2003 and results of cash flows for the six months ended June 30, 2002 and 2003 and the results of operation for the three and six months ended June 30, 2002 and 2003.

        Certain information and footnote disclosures normally presented in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These interim consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 2002 Annual Report to shareholders. The results for the three and six months ended June 30, 2002 and 2003 may not necessarily be indicative of the operating results for the full year.

Note 2. Investment Securities

        In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", which addresses the accounting for investments in equity securities that have a readily determinable fair values and for investments in all debt securities, securities are classified in three categories and accounted for as follows: debit and equity securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with the unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with the unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity. Any gains and losses on sales of investments are computed on a specific identification basis.

        The amortized cost and fair values of investment securities available for sale at June 30, 2003 and December 31, 2002 were:

June 30, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. government agencies and corporations	$592,844	$—	$(16,316)	$576,528
Mortgage-backed securities	36,858,038	665,212	(1,160)	37,522,090
Obligations of State and Political Subdivisions	9,954,865	534,872	0	10,489,737
Other Securities	8,638	0	0	8,638

TOTAL	$47,414,385	$1,200,084	$(17,476)	$48,596,993

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. government agencies and corporations	$816,521	$562	$(18,469)	$798,614
Mortgage-backed securities	54,480,395	777,972	(4,342)	55,254,025
Obligations of State and Political Subdivisions	9,153,674	247,715	(66,172)	9,335,217
Other Securities	8,638	0	0	8,638

TOTAL	$64,459,228	$1,026,249	$(88,983)	$65,396,494

Note 3. Loans and Allowance for Loan Losses

        Major classifications of loans were:

	December 31, 2002	June 30, 2003
Commercial, financial, and agricultural	$40,373,350	$39,574,493
Real estate-construction	30,773,530	31,414,420
Real estate-mortgage	116,758,894	139,699,456
Installment loans to individuals	2,290,874	1,981,024
All other loans (including overdrafts)	272,607	162,081

	190,469,255	212,831,474
Less—deferred loan fees, net	(821,668)	(763,119)
Less—reserve for possible loan losses	(2,336,219)	(2,514,961)

Total loans	$187,311,368	$209,553,394

Loans Held For Sale	$8,166,011	$9,265,851

Concentration of Credit Risk

        At June 30, 2003, approximately $171.1 million of the Bank's loan portfolio was collateralized by various forms of real estate. Such loans are generally made to borrowers located in San Luis Obispo and Santa Barbara Counties. The Bank attempts to reduce its concentration of credit risk by making loans which are diversified by project type. While Management believes that the collateral presently securing this portfolio is adequate, there can be no assurances that significant deterioration in the California real estate market would not expose the Bank to significantly greater credit risk.

        At June 30, 2003, the Bank was contingently liable for letters of credit accommodations made to its customer totaling approximately $1.3 million and un-disbursed loan commitments in the approximate amount of $80.7 million. The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreement to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total outstanding commitment amount does not necessarily represent future cash requirements. Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involve in extending loan facilities to customers. The Bank anticipates no losses as a result of such transactions.

Allowance for Loan Losses

        An allowance for loan losses has been established by management to provide for those loans that may not be repaid in their entirety for a variety of reasons. The allowance is maintained at a level considered by management to be adequate to provide for probable incurred losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based upon past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be un-collectible. The allowance for loan losses is composed of allocations for specific loans and a historical portion for all other loans.

        An analysis of the changes in the reserve for possible loan losses is as follows:

	December 31, 2002	June 30, 2003
Balance at beginning of year	$1,744,070	$2,336,219
Additions charged to operating expense	545,000	250,000
Loans charged off	(81,405)	(145,000)
Recoveries of loans previously charged off	128,554	73,742

Balance at end of year	$2,336,219	$2,514,961

        The Bank recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan loss represents the Bank's estimate of the allowance necessary to provide for probable incurred losses in the portfolio. In making this determination, the Bank analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff, an independent loan review function, and information provided by examinations performed by regulatory agencies. The Bank makes monthly evaluations as to the adequacy of the allowance for loan losses.

        The analysis of the allowance for loan losses is comprised of three components; specific credit allocation; general portfolio allocation; and subjectively by determined allocation. Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No.114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. These pronouncements provide that when it is probable that a creditor will be unable to collect all amounts due in accordance with the terms of the loan that such loan is deemed impaired. Impaired loans are accounted for differently in that the amount of the impairment is measured and reflected in the records of the creditor. The allowance for credit losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effect interest rate or the fair value of the collateral for certain collateral dependent loans. As a result of the Statement 114 Evaluation, $145,000 was charged against the allowance for loan losses during the second quarter of 2003.The general portfolio allocation consists of an assigned reserve percentage based on the credit rating of the loan. The subjective portion is determined based on loan history and the Bank's evaluation of various factors including current economic conditions and trends in the portfolio including delinquencies and impairment, as well as changes in the composition of the portfolio.

        The allowance for loan losses is based on estimate, and ultimate losses will vary from current estimates. These estimates are reviewed monthly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The methodology used to determine the adequacy of the allowance for possible loan losses for the second quarter of 2003 is consistent with prior periods.

        The Bank's provision for loan losses was $250,000 for the six months ending June 30, 2003, compared to $300,000 for the same period in 2002. However, the Bank also has reserved $25,000 in 2003 as a provision for possible loan loss in conjunction with off balance sheet loan commitments.

        The allowance for loan losses as a percentage of total net loans was 1.20% as of June 30, 2003 and 1.23% as of December 31, 2002. Management believes that the allowance for credit losses at June 30, 2003 is prudent and warranted, based on information currently available.

Non-Accrual and Non-Performing Loans

        Loan on non-accrual status totaled $1,345,755 and $800,033 at December 31, 2002 and June 30, 2003, respectively. Typically, these loans have adequate collateral protection and/or personal guaranties to provide a source of repayment to the Bank. Most of the loans on non-accrual are related to several commercial loans that are being addressed by specific workout plans at this time. Interest income that would have been recognized on non-accrual loans if they had performed in accordance with the terms of the loans was approximately $134,508 and $44,164 for the period ended December 31, 2002 and June 30, 2003, respectively.

        Non-performing loans include non-accrual loans and accruing loans that are 90 days or more delinquent. The Bank had no loans that were 90 days or more delinquent and still accruing interest at December 31, 2002 and June 30, 2003.

        Non-performing loans were .40% and .23% of total assets as of December 31, 2002 and June 30, 2003, respectively. The allowance for loan loss to non-performing loans was 1.74x and 3.14x at December 31, 2002 and June 30, 2003, respectively.

Note 4. Earnings Per Share

        Basic earnings per share are based on the weighted average number of shares outstanding before any dilution from common stock equivalents. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

        On July 19, 2002, the Company announced that the Board of Directors of the Company approved a two-for-one stock split. The record date for the stock split was August 2, 2002 and the pay date was August 15, 2002. Holders of shares of common stock of Heritage Oaks Bancorp were issued one additional share of common stock for each share of common stock owned on the record date of August 2, 2002.

        On March 4, 2003, the Company announced that the Board of Directors of the Company approved a 5% stock dividend. The record date for the stock dividend was March 14, 2003 and the pay date was March 28, 2003.

        Share information has been retroactively adjusted for the two-for-one stock split in August 2002 and the 5% stock dividend in March 2003.

        Earnings per share and total number of shares used for calculating basic earnings per share for the three months ended June 30, 2002 and 2003, were $.22 and $.30 and 2,838,145 and 2,939,471, respectively. Earnings per share and total number of shares used for calculating diluted earnings per share for the three months ended June 30, 2002 and 2003, were $.20 and $.28 and 3,145,005 and 3,137,036, respectively.

        Earnings per share and total number of shares used for calculating basic earnings per share for the six months ended June 30, 2002 and 2003, were $.42 and $.58 and 2,878,991and 2,932,661, respectively. Earnings per share and total number of shares used for calculating diluted earnings per share for the six months ended June 30, 2002 and 2003, were $.38 and $.54 and 3,149,822 and 3,138,878, respectively.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provision of SFAS 123, Accounting for Stock Based Compensation, to stock based employee compensation:

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2003	June 30, 2002	June 30, 2003
Net income:
As reported	$631,420	$879,290	$1,199,641	$1,703,859
Stock-based compensation using the intrinsic value method	—	—	—	—
Stock-based compensation that would have been reported	—	—	—	—
using the fair value method of SFAS 123	(14,792)	(22,546)	(50,273)	(57,387)

Pro forma net income	$616,628	$856,744	$1,149,368	$1,646,472

Weighted Average Shares Outstanding—Basic	2,838,145	2,939,471	2,878,991	2,932,661
Weighted Average Shares Outstanding—Diluted	3,145,005	3,137,036	3,149,822	3,138,878
Basic Earnings per share
As reported	$0.22	$0.30	$0.42	$0.58
Pro forma	$0.22	$0.29	$0.40	$0.56
Earnings per share—assuming dilution
As reported	$0.20	$0.28	$0.38	$0.54
Pro forma	$0.20	$0.27	$0.36	$0.52

Note 5. Premise

        On July 26, 2002, the Bank purchased a parcel of land (approximately 2 acres) on the corner of Niblick and South River Roads in Paso Robles, Ca. The purchase price was $900,000. On February 12, 2003, the Bank and HBE Corporation entered into a Construction Agreement for the branch office building that will be located on this parcel of land. It is the intent of the Bank to build a full service branch on this parcel and to relocate the existing "Woodland" office, that is currently located at 171 Niblick Road, Paso Robles, Ca. The Bank anticipates that the building will be approximately 5,000 square feet in size and will open sometime in the first quarter of 2004. The cost of construction is estimated to be approximately $1.8 million.

        On July 3, 2003, the Bank closed escrow to purchase real property located at 500 13th Street, Paso Robles, Ca. This property is located directly adjacent to the Bank's Headquarters. The purchase price was $1.1 million. It is the Bank's intention to either remodel and expand the existing building or to build a new structure on the site to allow for the consolidation of all Administrative functions of the Bank within the new facility. The Bank anticipates that this project will be complete in the fourth quarter of 2004 or first quarter of 2005.

Note 6. Issuance of Trust Preferred Securities

        On April 10, 2002, the Company completed its offering of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by the Company and were sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners, L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill assisted the Company in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $8.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.70%. The floating rate, however, may not exceed 11.0% for the first five years. The $8.0 million accounts for approximately 4% of the increase in total assets.

        As the result of the issuance of $8.0 million in trust preferred securities, on April 11, 2002, the Company down-streamed $5.2 million to the Bank in the form of Tier I Capital. This enabled the Bank to implement an investment strategy whereby the Bank borrowed $38 million from the Federal Home Loan Bank (FHLB) and purchased approximately $40 million in investment securities. The purchased investment securities serve as collateral for the borrowing. On February 22, 2003, the Bank repaid $9.5 million of the borrowing.

Note 7. Recent Legislative Activity—Sarbanes-Oxley Act of 2002

        On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act").

        On August 28, 2002, in accordance with Section 302 of the Act, the Securities and Exchange Commission (the "SEC") adopted final rules that require an issuer's principal executive and principal financial officer to certify the contents, including the financial and other information, of the issuer's quarterly and annual reports. The rules became effective on August 29, 2002. In addition, the SEC adopted previously proposed rules requiring issuers to maintain, and regularly evaluate the effectiveness of control and procedures designed to ensure that the information required in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported on a timely basis.

        A separate provision of the Act (section 906) creates an independent CEO and CFO certification obligation that took effect immediately upon signing the Act into law and impacted periodic reporting beginning with the June 30, 2002 10-QSB. The certification in section 906 provides for a statement that any periodic report containing financial statements fully complies with Section 13(a) or 15 (d) of the Exchange Act and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operation of the public company.

        The SEC has also adopted new Exchange Act Rules 13a-14 and 15d-14 that require an issuer to establish and maintain an overall system of disclosure controls and procedures that are adequate to meet its Exchange Act reporting obligations.

Note 8. Recent Accounting Pronouncements

        At its August 7, 2002 Board meeting, the FASB approved, in principle, Statement 147 which will replace certain paragraphs in Statement 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions". The new guidance was effective on September 30, 2002. The requirement in Statement 72 to recognize (and amortize) an "unidentifiable intangible asset" when more liabilities are acquired than assets, such as in a branch purchase that is a business combination, will no longer apply. Previously recorded core deposit intangibles must continue to be amortized.

        The Bank acquired four branch offices from Westamerica Bank in November 2001. The premium, net of fair value for certain assets acquired, was fully accounted for as core deposit intangibles. This core deposit intangible has and will continue to be amortized over a period of ten years.

        Core Deposit Intangible and Goodwill in the approximate amount of $4.5 million will be created as the result of the recently announced merger transaction with Hacienda Bank (refer to Management's Discussion and Analysis, Recent Events). Once finalized, the ultimate amount of intangible created may vary depending on the fair value assessment of assets and liabilities acquired on the purchase date.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 will not have a material impact on the financial condition or operating results of the Company.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

Note 9. Reclassifications

        Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

        Certain statements contained in this Quarterly Report on Form 10-QSB ("Quarterly Report"), including, without limitation, statements containing the words "believes", "anticipates", "intends", "expects", and words of similar impact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the Company's business, economic, political and global changes arising from the terrorist attacks of September 11, 2001 and their aftermath and other factors referenced in the Company's filings with the SEC. (Refer to the Company's December 31, 2002 10-KSB, ITEM 1. Description of Business.) The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Heritage Oaks Bancorp (the "Company") commenced operations on November 15, 1994 with the acquisition of Heritage Oaks Bank (the "Bank"). Each shareholder of the Bank received one share of stock in the Company in exchange for each share of Heritage Oaks Bank stock owned. The Bank became a wholly owned subsidiary of the Company. The Bank is the only active financial subsidiary owned by the Company. In April 2002, the Company formed Heritage Oaks Capital Trust I (the "Trust"). The Trust is a statutory business trust formed under the laws of the State Of Delaware and is wholly-owned by the Company. In July 2003, the Company formed Heritage Oaks Merger Corp. to facilitate the acquisition of Hacienda Bank as a wholly owned subsidiary of the Company.

RECENT EVENTS

Acquisition Announced

        On June 11, 2003, Heritage Oaks Bancorp (the "Company"), a California corporation, and Hacienda Bank (the "Seller"), a California Banking corporation, entered into an Agreement to Merge and Plan of Reorganization ("Agreement"). Subject to the terms and conditions of the Agreement and the Agreement of Merger, at the Effective time, Seller will become a wholly owned subsidiary of the Company in accordance with the procedures specified in the California Financial Code (CFC) and the California General Corporation Law (CGCL) by merging with a wholly owned subsidiary of the Company, Heritage Oaks Merger Corp. Seller will be the Surviving Bank in the Merger.

        The Agreement provides that shareholders of Hacienda Bank will have the election of receiving Heritage Oaks Bancorp common stock, cash or a combination in return for their shares of Hacienda Bank stock, provided that cash must constitute not less than 25% nor more than 35% of the total consideration issued in the merger. Hacienda Bank shareholders who elect stock will receive 0.5208 in Heritage Oaks Bancorp stock. Hacienda Bank shareholders who elect cash will receive $6.50 cash per share which is subject to possible upward adjustment up to $6.75 per share based on changes in the price of Heritage Oaks Bancorp stock preceding the effective date of the transaction. The transaction is valued at approximately $9.7 million. It represents approximately 1.71 times Hacienda Bank book value at December 31, 2002 and 22.8 times 2002 earnings. The merger is structured to be tax-free and is intended to be accounted for as a purchase. Heritage Oaks Bancorp expects the transaction to close late in the fourth quarter 2003 and is expected to be accretive to earnings in 2004.

        The Merger requires the affirmative approval of the holder of the outstanding shares of the Company and the Seller.

        Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, Heritage Oaks Merger Corp. (HOMC), will be merged into Seller in accordance with the procedures specified in the California General Corporation Law (GCL). Seller will be the Surviving Bank in the Merger.

        The name of the Surviving Bank shall be "Hacienda Bank." Upon the consummation of the Merger, the separate corporate existence of HOMC shall cease: All assets, rights, franchises, titles and interests of Seller and HOMC in and to every type of property (real, personal and mixed, including all the right, title and interest to HOMC's names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Seller by virtue of the Merger without any deed or other transfer, and Seller, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller and HOMC at the effective time of the Merger. At the Effective Time, Seller shall be liable for all liabilities of Seller and HOMC, and all debts, liabilities, obligations and contracts of Seller and HOMC, whether matured or un-matured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller and Bank, shall be those of Seller; and all rights of creditors or other obligees and all liens on property of Seller and HOMC shall be preserved unimpaired.

        Hacienda Bank, Heritage Oaks Bank and Heritage Oaks Bancorp are all well-capitalized as of June 30, 2003 and will remain well-capitalized on the effective date of the transaction.

        On July 15, 2003, the Company received a commitment letter from Pacific Coast Bankers Bank for a revolving line of credit in the amount of $3.5 million. The Company will pledge 339,332 shares or 51% of its stock in Heritage Oaks Bank as collateral. The funds will be used in the acquisition of Hacienda Bank for payment to shareholders who elect cash and/or Tier I capital in the form of Surplus to its financial subsidiaries.

Property Purchased

        On July 3, 2003, the Bank closed escrow to purchase real property located at 500 13th Street, Paso Robles, Ca. This property is located directly adjacent to the Bank's Headquarters. The purchase price is $1.1 million. It is the Bank's intention to either remodel and expand the existing building or to build a new structure on the site to allow for the consolidation of all Administrative functions of the Bank within the new facility. The Bank anticipates that this project will be complete in the fourth quarter of 2004 or first quarter of 2005.

CRITICAL ACCOUNTING POLICIES

        The Company's significant accounting policies are set forth in note 1 of the consolidated financial statements as of December 31, 2002 which was filed on Form 10-KSB. Of these significant accounting policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires management's most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. Refer to "Note 3. Allowances for Loan Losses" found elsewhere in this document for a detailed explanation of the Company's assessment.

FINANCIAL CONDITION

        As of June 30, 2003, total consolidated assets of Heritage Oaks Bancorp were $349.8 million compared to $337.3 million at December 31, 2002. This represents an increase of 3.7%. The components of this increase are discussed below.

Cash and Due From Banks

        Total cash and due from banks at June 30, 2003 was $31.8 million, an increase of 35.2% from $23.5 million at December 31, 2002. This line item will vary depending on cash letters from the previous night and actual cash on hand in the branches. The balance in the Fed account had a closing balance of $16.1 million to meet the target for Reserve Requirements.

Loans

        Total net loans at June 30, 2003 were $209.6 million compared to $187.3 million at December 31, 2002. This represents an increase of 11.9%. For the six months ending June 30, 2003, commercial, financial and agriculture loans decreased by $.8 million or 2.0%, real estate-construction loans increased by $.6 million or 2.1%, real estate-mortgage loans increased by $22.9 million or 19.7% and installment loans to individuals decreased by $.3 million or 13.5%.

        The modest decrease in agricultural loans is attributed to the refinance of several development loans through the Farmer Mac program. This program is a long-term mortgage product that offers low interest rates on producing agricultural real estate. We continue to use this product to payoff our development loans and also to finance homes on acreage. With the current oversupply of wine grapes, vineyard development has decreased significantly hence new development loan requests have also diminished. Commercial loan growth has been impacted by the economic slowdown with most companies hesitant to request funds for plant expansion, new equipment, etc.

        The small increase in real estate-construction loans can be attributed to several large construction projects financed in 2002 that are continuing to fund and to new projects financed in 2003. They include a condominium project in the amount of $5.3 million that will payoff as units are sold; an office building in the amount of nearly $4 million, another office building for $3.8 million, a hotel for $4 million, a hotel for $2.4 million, two medical offices totaling $3.3 million, a strip center in the amount of $4.4 million and a RV park in the amount of $1.6 million. Many of the properties are pre-leased prior to construction startup. Upon completion of construction, the properties for which the Bank is willing to offer permanent financing are granted loans with monthly principal and interest payments based on a term of not more than fifteen years with not more than a twenty-five year amortization. These loans have a variable rate of interest that may be fixed for the initial two to three years.

        The large increase in real estate-mortgage loans is attributed primarily to several construction loans converting to amortizing loans as indicated above and to approximately $10 million in new commercial real estate loans. They include an office/retail building for $3.3 million, light industrial buildings for $1.9 million, vacation rentals for $1.4 million, a motel for $.6 million and numerous $200-500,000 property loans.

        There are two categories of loan concentration at June 30, 2003. These categories are reported monthly to the Bank's Director Loan Committee. The two categories are 1) construction and land loans and 2) motel/hotel loans. Construction and land loans total approximately $35.0 million. This represents 134.09% of the Bank's Tier 1 capital. The projects are spread throughout our market area and range from single family residences to large commercial projects. The largest project represents approximately 12% of the total construction and land loans outstanding. Construction projects are inspected regularly to ensure progress is in line with funds drawn on specific loans. Motel /hotel loans total approximately $39.4 million and represent 143.05% of the Bank's Tier 1 capital. These loans are also spread throughout our market area with no concentration in any one community. All motel/hotel loans are performing as agreed with zero delinquencies. The majority of operators have indicated that occupancy rates are between 60%-70% representing a decrease of about 3%-7%. However, daily room rates are up. The overall effect on profits and cash flow has been minimal and has had no impact on the customer's ability to repay

        Loans held for sale were $9.3 million at June 30, 2003 compared to $8.2 million at December 31, 2002. Typically, loans held for sale are sold within 45 days of funding.

Securities

        The Company manages its securities portfolio to provide a source of both liquidity and earnings. The Bank has an asset/liability committee that develops current investment policies based upon its operating needs and market circumstance. The Bank's investment policy is formally reviewed and approved annually by its board of directors. The asset/liability committee of the Bank is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the Bank's board of directors on a regular basis.

        Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital as accumulated other comprehensive income. As of June 30, 2003, accumulated other comprehensive income was $709,565 compared to $562,359 at December 31, 2002.

        Securities available-for-sale decreased to $48.6 million at June 30, 2003 from $65.4 million at December 31, 2002. This represents a decrease of $16.8 million or 25.7%. With the interest rate environment remaining at historic lows, prepayments on Mortgage Backed Securities (MBS) have accelerated to nearly $16 million during the first six months of 2003. During the first quarter of 2003, the Bank sold two MBS securities with principal outstanding balances of approximately $7.4 million and one Collateralized Mortgage Obligation (CMO) in the amount of approximately $5 million. These securities were replaced with two CMO securities in the total amount of approximately $11 million. These transactions were executed as the result of an analysis on interest rate sensitivity and to better position the investment portfolio for future interest rate movements of either up or down.

        As the result of the issuance of $8.0 million in trust preferred securities, in April 2002, the Company down-streamed $5.2 million to the Bank in the form of Tier I Capital. This enabled the Bank to implement an investment strategy whereby the Bank borrowed $38 million from the Federal Home Loan Bank (FHLB) and purchased approximately $40 million in investment securities. The purchased investment securities serve as collateral for the borrowing. The Bank made this decision knowing that it would improve the return on average equity by increasing the net interest income in absolute terms even though it would reduce the return on average assets and the net interest margin as a percentage. Prior to investing, the Bank performed extensive due diligence in assessing the interest rate and market value risk of this strategy including the performance in various interest rate scenarios of up and down 100, 200 and 300 basis points. Management believes that variances up to 300 basis points would not have a material effect on the overall interest rate and market value risk to the Company.

        At June 30, 2003, available-for-sale securities in the portfolio included obligations of state and political subdivisions, obligations of US government agencies and corporations and mortgaged backed securities issued by various agencies.

        All fixed and adjustable rate mortgage pools contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Bank uses computer simulation models to test the average life, duration, market volatility and yield volatility of adjustable rate mortgage pools under various interest rate assumptions to monitor volatility. Stress tests are performed quarterly.

Federal Funds Sold

        Federal funds sold were $34.1 million at June 30, 2003 compared to $37 million at December 31, 2002. The decrease of $2.9 million is the direct result of the Bank repaying $9.5 million in borrowings to the Federal Home Loan Bank (FHLB) on February 22, 2003. The primary reason for retaining these large over night investments is due to the volatile nature of certain deposit relationships that are related to the current robust mortgage business. These relationships are discussed in more detail under "Deposits and Borrowed Funds".

Deposits and Borrowed Funds

        Total deposits were $289.6 million at June 30, 2003 compared to $264.2 million at December 31, 2002. This represents an increase of $25.4 million or 9.6%.

        Demand deposits of $136.4 million at June 30, 2003 increased $29.9 million or 28.0% compared to $106.6 million at December 31, 2002. This growth is attributed to the Bank's presence within its primary market area, continued marketing efforts and three volatile account relationships. Demand deposit balances held by three, long time customers of the Bank that transact in mortgage related business accounts for approximately 27% of total deposits and 57% of Demand Deposits. The balances in these accounts were $77.1 million at June 30, 2003 compared to $59.6 million at December 31, 2002. This represents an increase of $17.5 million or 22.7%. These volatile account relationships are included in the volatile liability dependency report that the Bank produces on a monthly basis. Management and the Board of Directors of the Bank are keenly aware that if and when the mortgage market conditions change, these balances will be negatively impacted. This is the primary reason for the large balances maintained in over night investing in Federal Funds Sold.

        Savings, NOW and money market deposits were $106.6 million at June 30, 2003 compared to $112.6 million at December 31, 2002. This represents a decrease of $5.9 million or 5.3%. Savings accounts increased by $.5 million, while NOW and money market accounts decreased by $2.6 million and $3.9 million, respectively. In August 2002, the Bank began to offer a personal insured money market account with the intent to raise deposits that otherwise generally reside in non-financial investment companies. The Bank offered a competitive introductory rate and has been successful in increasing these balances from approximately $33.3 million at December 31, 2002 to $34.1 million at June 30, 2003. The already existing business insured money market account product decreased by $4.7 million for the period ending June 30, 2003 compared to December 31, 2002.

        Time deposits of >$100,000 increased by $.6 million or 7.9%. Time deposits of <$100,000 increased by $.9 million or 2.3%.

        Core deposits (time deposits less than $100,000, demand, and savings) gathered in the local communities served by the Bank continue to be the Bank's primary source of funds for loans and investments. Core deposits of $280.8 million represented 97.0% of total deposits at June 30, 2003. The Company does not purchase funds through deposit brokers.

        The Bank has established borrowing lines with the Federal Home Loan Bank (FHLB) of approximately $13.0 million and $30.9 million secured by loans and securities, respectively. At June 30, 2003, the Bank had borrowings of $28.5 million against those lines. The $28.5 million borrowing consists of $9.5 million maturing in April 2004 and $19 million maturing in April 2005. On February 22, 2003, the Bank repaid $9.5 million to the FHLB that matured on April 24, 2003. The cost of the pre-payment penalty plus lost opportunity income in the form of Fed Funds Sold resulted in less than $500 of cost to the Bank.

        The Bank utilizes securities sold under repurchase agreements as a source of funds. The Bank had $127,409 in securities sold under repurchase agreements at June 30, 2003 compared to $257,737 at December 31, 2002.

Capital Resources

        On March 4, 2003, the Company announced that the Board of Directors of the Company approved a 5% stock dividend. The record date for the stock dividend was March 14, 2003 and the pay date was March 28, 2003. A press release was issued on March 4, 2003.

        On July 19, 2002, the Board of Directors of the Company declared a two for one (2 for 1) stock split. The record date for the stock split was August 2, 2002 and the pay date was August 15, 2002. Holders of shares of common stock of Heritage Oaks Bancorp were issued one additional share of common stock for each share of common owned on the record date of August 2, 2002. A Press Release was issued on July 19, 2002.

        In April 2002, the Company completed its offering of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by the Company and were sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners, L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill assisted the Company in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $8.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.70%. The floating rate, however, may not exceed 11.0% for the first five years.

        The Company is reflecting the trust preferred securities as financing debt on its consolidated balance sheet.

        If the Company elects to defer interest payments pursuant to terms of the agreement, then the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of the Company's capital stock, or (ii) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Debt Securities, other than, among other items, a dividend in the form of stock, warrants, options or other rights in the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock. The prohibition on payment of dividends and payments on pari passu or junior debt also applies in the case of an event of default under the agreements.

        The Company used the proceeds from the sale of the securities for general corporate purposes, including the repayment of outstanding indebtedness of $1.8 million on April 11, 2002 and capital contributions to the Bank for future growth.

        The Company issued a press release announcing the sale on April 10, 2002.

        The Company's total stockholders equity was $21,840,455 at June 30, 2003 compared to $19,813,470 at December 31, 2002. The increase in capital was from net income of $1,703,859, $179,173 from stock options exercised, $116,142 net change in other comprehensive income related to unrealized security holding gain, $31,064 net change in other comprehensive income related to realized security gains, net of tax and $3,253 in cash paid in lieu of fractional shares as the result of the 5% stock dividend distributed on March 28, 2003.

        On July 15, 2003, the Company received a commitment letter from Pacific Coast Bankers Bank for a revolving line of credit in the amount of $3.5 million. The Company will pledge approximately 339,332 shares or 51% of its stock in Heritage Oaks Bank as collateral. The funds will be used in the acquisition of Hacienda Bank for payment to shareholders who elect cash and/or Tier I capital in the form of Surplus to its financial subsidiaries.

        Capital ratios for commercial banks in the United States are generally calculated using several different formulas. These calculations are referred to as the "Leverage Ratio" and two "risk based" calculations known as: "Tier One Risk Based Capital Ratio" and the "Total Risk Based Capital Ratio." These standards were developed through joint efforts of banking authorities from 12 different countries around the world. The standards essentially take into account the fact that different types of assets have different levels of risk associated with them. Further, they take into account the off-balance sheet exposures of banks when assessing capital adequacy.

        The Leverage Ratio calculation simply divides common stockholders equity (reduced by any Goodwill a bank may have) by the total average assets of the bank. In the Tier One Risk Based Capital Ratio, the numerator is the same as the leverage ratio, but the denominator is the total "risk-weighted assets" of the bank. Risk weighted assets are determined by segregating all the assets and off balance sheet exposures into different risk categories and weighing them by a percentage ranging from 0% (lowest risk) to 100% (highest risk). The Total Risk Based Capital Ratio again uses "risk-weighted assets" in the denominator, but expands the numerator to include other capital items besides equity such as a limited amount of the loan loss reserve, long-term capital debt, preferred stock and other instruments.

        Summarized below are the Bank's and Company's capital ratios at June 30, 2003:

	Regulatory Standard
	Adequately Capitalized	Well Capitalized	Heritage Oaks Bank	Heritage Oaks Bancorp
Leverage Ratio	4.00%	5.00%	8.33%	8.05%
Tier One Risk Based Captial Ratio	4.00%	6.00%	10.67%	10.70%
Total Risk Based Captial Ratio	8.00%	10.00%	11.71%	12.41%

        For the Company, approximately $6.3 million and $1.7 million of the trust preferred securities are accounted for as Tier I and Tier II Capital, respectively, for purposes of calculating Regulatory Capital.

RESULTS OF OPERATIONS FOR THE THREE and SIX MONTHS ENDED JUNE 30, 2002 AND 2003

        Net income for the three months ending June 30, 2003 was $879,290, compared to $631,420 for the same period in 2002. This represents an increase of $247,870 or 39.3%. Per share earnings on a diluted basis for the three months ending June 30, 2003 and 2002 were $.28 and $.20, respectively. Basic per share earnings for the three months ending June 30, 2003 and 2002 were $.30 and $.22, respectively.

        Net income for the six months ending June 30, 2003 was $1,703,859, compared to $1,199,641 for the same period in 2002. This represents an increase of $504,218 or 42.0%. Per share earnings on a diluted basis for the six months ending June 30, 2003 and 2002 were $.54 and $.38, respectively. Basic per share earnings for the six months ending June 30, 2003 and 2002 were $.58 and $.42, respectively.

        The following discussion highlights the components of the significant increase in earnings.

Net Interest Income

        Net interest income, the primary component of the net earnings of a financial institution, refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. The net interest margin is the amount of net interest income expressed as a percentage of average earning assets. Factors considered in the analysis of net interest income are the composition and volume of earning assets and interest-bearing liabilities, the amount of non-interest bearing liabilities and non-accrual loans, and changes in market interest rates.

        For the six months ended June 30, 2003 the Company reported a net interest margin of 4.84% compared to 5.53% for the same period in 2002. The average yield on earning assets decreased by 71 basis points while the average cost of interest bearing liabilities increased by 4 basis points. This decrease in net interest margin is the direct result of the 50 basis point decrease in prime rate in November 2002. On June 25, 2003, the Federal Reserve Bank took additional action and prime rate decreased by 25 basis points. While the impact of the 50 basis point decrease in the fourth quarter of 2002 is evidenced by the lower net interest margin for the first six months of 2003, there could be further, albeit at a lesser amount, decrease in the net interest margin due to the recent 25 basis point cut in prime. With the volume of earning assets continuing to increase, the Company anticipates that while the net interest margin may narrow, the amount of net interest income will rise.

        Net interest income for the three months ending June 30, 2003 was $3,603,149 compared to $2,989,318 for the same period in 2002. This represents an increase of $613,831 or 20.5%. Interest income was $4,444,287 and $3,817,562 for the three months ending June 30, 2003 and 2002, respectively. Increased interest income was primarily the result of higher average loan and investment securities balances outstanding for the comparative periods of time. Interest expense for this three month period was $841,138 at June 30, 2003 compared to $828,244 at June 30, 2002. This represents an increase of $12,894 or 1.6%. Approximately $4,500 of this increase is the result of a $4 million, 30 day advance from the FHLB on May 9, 2003.

        Net interest income for the six months ending June 30, 2003 was $6,947,628 compared to $5,899,240 for the same period in 2002. This represents an increase of $1,048,388 or 17.8%. Interest income was $8,725,698 and $7,235,685 for the six months ending June 30, 2003 and 2002, respectively. Increased interest income was primarily the result of higher average loan and investment securities balances outstanding for the comparative periods of time. Interest expense for this six month period was $1,778,070 at June 30, 2003 compared to $1,336,445 at June 30, 2002. Interest expense increased due to the borrowing with the FHLB and interest on the trust preferred securities that began in April 2002.

        The table below sets forth the average balance sheet information, interest income and expense, average yields and rates and net interest income and margin for the six months ended June 30, 2003 and 2002.

AVERAGE BALANCE SHEET INFORMATION FOR JUNE 30,

(dollars in thousands)

	2002			2003
	Average Balance	Avg Yield Rate Paid	Amount Interest	Average Balance	Avg Yield Rate Paid	Amount Interest
Interest Earning Assets:
Time deposits with other banks	$99	4.07%	$2	$497	2.43%	$6
Investment securities taxable	30,186	4.84%	724	48,323	3.58%	858
Investment securities non-taxable	5,795	4.84%	139	9,859	4.56%	223
Federal funds sold	12,451	1.62%	100	17,042	1.27%	107
Loans (1) (2)	164,748	7.68%	6,271	211,403	7.18%	7,532

Total interest earning assets	213,279	6.84%	7,236	287,124	6.13%	8,726

Allowance for possible loan losses	-1,946			-2,481
Non-earning assets:
Cash and due from banks	17,042			20,279
Property, premises and equipment	3,585			4,582
Other assets	8,918			9,562

TOTAL ASSETS	$240,878			$319,066

Interest-bearing liabilities:
Savings/NOW/money market	77,738	0.56%	216	109,828	0.67%	367
Time deposits	46,980	2.88%	672	45,950	2.36%	538
Other borrowings	19,427	4.65%	448	32,191	5.47%	873

Total interest-bearing liabilities	144,145	1.87%	1,336	187,969	1.91%	1,778

Non-interest bearing liabilities:
Demand deposits	74,806			98,570
Other liabilities	1,480			3,649

Total liabilities	220,431			290,188

Trust Preferred Securities	4,000			8,000
Stockholders' equity
Common stock	8,708			10,835
Retained earnings	7,840			9,476
Valuation Allowance Investments	(101)			567

Total stockholders' equity	16,447			20,878

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$240,878			$319,066

Net Interest Income			$5,900			$6,948

Net Interest Margin (3)		5.53%			4.84%

(1)
Nonaccrual loans have been included in total loans.

(2)
Loan fees of $327,048 and $406,908 for 2002 and 2003, respectively, have been included in the interest income computation.

(3)
Net interest margin has been calculated by dividing the annulaized net interest income by total earning assets.

        The hypothetical impacts of sudden interest rate movements applied to the Bank's asset and liability balances are modeled monthly. The results of this movement indicate how much of the Bank's net interest income is "at risk" from various sudden rate changes. Although interest rates normally would not change in this sudden manner, this exercise is valuable in identifying risk exposures. The results for the Bank's June 30, 2003 balances indicate that the Bank's net interest income at risk over a one year time horizon from a 1% and 2% rate movement are within the Bank's policy guidelines for such sudden changes.

	Rates Down 2%	Rates Down 1%	Rates Up 1%	Rates Up 2%
Change in Net Interest Income	(8.27)%	(4.56)%	6.13%	13.16%

        It is important to note that the above table is a summary of several forecasts and actual results may vary. The forecasts are based on estimates and assumptions of management that may turn out to be different and may change over time. Factors effecting these estimates and assumptions include, but are not limited to 1) competitor behavior, 2) economic conditions both locally and nationally, 3) actions taken by the Federal Reserve Board, 4) customer behavior and 5) management's responses. Changes that vary significantly from the assumptions and estimates may have significant effects on the Bank's net interest income. Therefore, the results of this analysis should not be relied upon as indicative of actual future results.

Non-interest Income

        Non-interest income for the three months ending June 30, 2003 was $927,178 compared to $797,885 for the same period in 2002. That represents an increase of $129,293 or 16.2%. Non-interest income for the six months ending June 30, 2003 was $1,828,458 compared to $1,580,001 for the same period in 2002. That represents an increase of $248,457 or 15.7%.

        Income from service charges on deposit accounts income was $411,638 for the three months ending June 30, 2003 compared to $326,365 for the same period in 2002. Income from service charges on deposit accounts income was $802,111 for the six months ending June 30, 2003 compared to $642,578 for the same period in 2002. The increase for both periods reported is the result of 1) a revised service charge schedule that became effective in August 2002 and 2) overall deposit growth.

        Bankcard merchant fees were $23,803 for the three months ending June 30, 2003 compared to $35,822 for the same period in 2002. Bankcard merchant fees were $42,435 for the six months ending June 30, 2003 compared to $62,985 for the same period in 2002. When the Bank sold the merchant portfolio in September 1999, the compensation provisions called for payment of certain basis points on the gross sales. In September 2002, pursuant to the agreement, the basis points paid to the Bank were reduced. This will continue until August 2004 at which time the compensation will be renegotiated. Management does not believe that this change in revenue stream will have a material impact on the Company

        Mortgage origination fees were $239,272 for the three months ending June 30, 2003 compared to $131,353 for the same period in 2002. Mortgage origination fees were $429,234 for the six months ending June 30, 2003 compared to $273,381 for the same period in 2002. The impact of the very robust re-finance market has had a favorable impact to this revenue stream.

Non-Interest Expense

        Non-interest expense was $2,979,768 and $2,677,534 for the three months ending June 30, 2003 and 2002, respectively. This represents an increase of $302,234 or 11.3%. Non-interest expense was $5,848,491 and $5,355,930 for the six months ending June 30, 2003 and 2002, respectively. This represents an increase of $492,561 or 9.2%.

        Salaries and employee benefits expense were $1,518,718 and $1,284,100 for the three months ending June 30, 2003 and 2002, respectively. This represents an increase of $234,618 or 18.3%. Salaries and employee benefits expense were $3,022,018 and $2,541,161 for the six months endingJune 30, 2003 and 2002, respectively. This represents an increase of $480,857 or 18.9%.

        As the result of the Company's growth, salaries have increased with the addition of, but not limited to, a Compliance Officer, Training Officer, two Credit Analysts and additional support staff for loan and deposit related activity. Approximately $264,000 of the six month ending reported figure is in salary costs. The remainder of the variance is attributed to, but not limited to, increases in employee benefits categories such as Group Health Insurance, Bonus and training.

        Occupancy and equipment costs were $429,187 and $410,089 for the three months ending June 30, 2003 and 2002, respectively. This represents an increase of $19,098 or 4.7%. Occupancy and equipment costs were $818,690 and $849,739 for the six months ending June 30, 2003 and 2002, respectively. This represents a decrease of $31,049 or 3.7%. There was a small decrease in nearly every line item (i.e. Rental Costs, Small FF&E Purchases, Miscellaneous Computer Purchases, FFE Depreciation, etc) within this category that accounts for the overall decrease. No one line item had a significant variance.

        Expense associated with all other non-interest expense categories was $1,031,863 and $983,345 for the three months ending June 30, 2203 and 2002, respectively. This represents an increase of $48,518 or 4.9%. Expense associated with all other non-interest expense categories was $2,007,783 and $1,965,030 for the six months ending June 30, 2203 and 2002, respectively. This represents an increase of $42,753 or 2.2%.

Local Economy

        The economy in the Company's service area is based primarily on agriculture, tourism, light industry, oil and retail trade. Services supporting these industries have also developed in the areas of medical, financial and educational. The population in the two county areas comprising the Company's service area, according to the U.S. Bureau of the Census, was estimated at July 2001 to be approximately 655,600. San Luis Obispo County represents about 38% of this total with Santa Barbara County accounting for the remaining approximately 62%. The moderate climate allows a year round growing season for numerous vegetable and fruits. Vineyards and cattle ranches also contribute largely to the local economy. Vineyards in production have grown significantly over the past several years throughout the Company's service area. Access to numerous recreational activities, including lakes, mountains and beaches, provide a relatively stable tourist industry from many areas including the Los Angeles/Orange County basin, the San Francisco Bay area and the San Joaquin Valley. Principally due to the diversity of the various industries in the Company's service area, the area, while not immune from economic fluctuations, does tend to enjoy a more stable level of economic activity from many other areas of California.

        The Central Coast's leading industry is the production of wine grapes and production of premium quality wines. Over the past two years, production of new vineyard land has led to an over capacity of wine grapes. Excess production of wine grapes has led to a decrease in prices of grapes sold and in some cases, the inability of farmers to sell grapes at any price. Wineries on the other hand are purchasing grapes at existing contract prices and in some cases, below contract prices. Wineries are becoming select in the quality of grapes purchases, asking farmers to thin crops to produce a higher quality fruit.

        The Bank recognized in 2000 that there would be over capacity in the production of wine grapes in our market area. As a result, efforts were made to move a significant portion of the vineyard development loan portfolio out of the Bank and into the government sponsored Farmer Mac program. Because of these actions on the part of the Bank, it is the opinion of Management that there would not be any negative impact from the current state of the wine grape industry.

Liquidity

        The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers. Asset liquidity is primarily derived from loan payments and the maturity of other earning assets. Liquidity from liabilities is obtained primarily from the receipt of new deposits. The Bank's Asset Liability Committee (ALCO) is responsible for managing the on-and off-balance sheet commitments to meet the needs of customers while achieving the Bank's financial objectives. ALCO meets regularly to assess the projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions, and individual customer funding needs. Deposits generated from Bank customers serve as the primary source of liquidity. The Bank has credit arrangements with correspondent banks that serve as a secondary liquidity source in the amount of $5 million. During the first six months of 2003 the average amount of borrowing on these lines was $22,099.

        As of July 1999, the bank became a member of the Federal Home Loan Bank of San Francisco. Certain securities and loans are pledged as collateral. The average funds borrowed through these facilities during the first six months of 2003 was $32.0 million.

        The Bank manages its liquidity by maintaining a majority of its investment portfolio in federal funds sold and other liquid investments. At June 30, 2003, the ratio of liquid assets to deposits and other liabilities was 20.8%. The ratio of net loans to deposits, another key liquidity ratio, was 72.4% at June 30, 2003.

Inflation

        The assets and liabilities of a financial institution are primarily monetary in nature. As such they represent obligations to pay or receive fixed and determinable amounts of money that are not affected by future changes in prices. Generally, the impact of inflation on a financial institution is reflected by fluctuations in interest rates, the ability of customers to repay debt and upward pressure on operating expenses. During the two-year period ended December 31, 2002 and through the first six months of 2003 the fluctuation in interest rates creating narrowing net interest margins has been significant to the Bank's financial position and results of operations. However, inflation has not been a factor in the customer's ability to repay debt or in upward pressure on operation expenses.

ITEM 3. CONTROLS AND PROCEDURES

Background of Bank's and Company's Internal Controls/Audits

        The Bank is the sole financial subsidiary of the Company. The Bank has in place extensive policies and operating procedures for loans, operations, accounting and compliance. Loans are audited twice a year for asset quality by an external firm not affiliated with the Bank's CPA. An external compliance audit of loan regulations is scheduled to be performed annually by an external audit company that is not affiliated with the Bank's CPA. All other compliance regulations are audited at least annually by the internal auditor. Operating policies and procedures are audited at least annually by the internal auditor. All audits, whether internal or external are reported directly to the Audit Committee of the Bank and subsequently to the Audit Committee and Board of Directors of the Company.

        The Audit Committees of the Bank and Company maintain an audit calendar prepared by the internal auditor for planning purposes. This audit calendar is submitted to the Board of the Bank and the Company for approval. Annually the Company engages an external Certified Public Accounting firm to perform an independent audit conducted in accordance with generally accepted auditing standards.

        Monthly certifications are performed by various departments and are reviewed and approved by a member of Senior Management. These certifications document that the assets and liabilities of the Bank, as well as other non-balance sheet areas (i.e. cashiers check supplies, safekeeping, etc) are in balance. Department certifications are due by the 10th business day of the following month. Many balance sheet accounts are balanced daily in the normal routine of processing transactions that are applied to the un-posted general ledger accounts.

        The Bank has in place a rigorous training program that is fully documented and active throughout the year. Regular training includes compliance with regulations, product knowledge and operating policies and procedures. Training is also provided for all new products or changes in methods of operation.

        The Officers Loan Committee meets on a weekly basis as does Senior Management. The meetings provide an environment for current and meaningful communication between the various departments of the Bank and is a forum to discuss material actions and/or events.

        Daily, the CEO and CFO review the Bank's consolidated balance sheet and income statement for unusual postings. The relative non-complex and stable nature of the Bank's business allows for these officers to detect anomalies and question them that same day. Because of this daily scrutiny, inadvertent material entries are corrected immediately and rarely occur on the last day of the month or quarter. Such anomalies are generally the case of a miss-encoded item that the department is already aware and not that of intentional misrepresentation. Historically, quarterly changes to the Bank's balance sheet have been re-slotting of un-posted account loan and deposit amounts and suspense items to the appropriate categories within the general ledger. These entries, whether or not material, are researched and submitted to the Controller for adjustment within general ledger accounts for Call Report purposes.

Formation of Disclosure Controls and Procedures Officer Committee

        The Disclosure Controls and Procedures Officer Committee (the "Committee") has the responsibility for considering the materiality of information (a material fact) and determining disclosure obligations on a timely basis. The Committee has implemented disclosure controls and procedures that meet the standards established by the new rules. These controls and procedures will be reviewed and adopted by the audit committee of the Company and the Bank. The Committee will consist of members of the Officer Planning Meeting that meets weekly.

Control and Procedures

        The Committee meets on the last Thursday of the quarter. Members are to provide information that is documented within the Quarterly Control and Procedures Report. This report contains attestations and, where applicable, documentation in regard to the following:

  1.
  Internal Controls have been reviewed within the past 90 days
  2.
  Concern about weaknesses in internal control
  3.
  Events that may require disclosure
  4.
  Internal Fraud/Defalcation
  5.
  Potential Material Losses
  6.
  New Off-Balance Sheet Arrangements
  7.
  Material Amounts not reflected on the general ledger
  8.
  Material trends in operation of any Bank unit

        The report is completed, signed and presented to the CEO and CFO prior to completing the first draft of the quarterly 10-QSB. Because material issues may occur between regularly scheduled quarterly meetings, this report is to be generated by the appropriate Officers at anytime when warranted. The CEO and CFO will consult with the Company's Disclosure Policy Committee to determine any action that is necessary.

Evaluation of disclosure controls and procedures

        (a)   Within 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of its management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

        (b)   Subsequent to the date of this evaluation, there have been no changes in the Company's internal controls or in other factors that could significantly affect these controls, and no discoveries of any significant deficiencies or material weaknesses in such controls that would require the Company to take corrective actions.

PART 2. OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a)
  Exhibits:
Exhibit 10.33	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Mark Stasinis, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 10.34	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Kelley Stolz, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 10.35	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Paul Deline, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 10.36	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Mitch Massey, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
Exhibit 31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
Exhibit 32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
Exhibit 32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
  (b)
  Reports on Form 8-K:

    The Company filed the announcement of an Agreement to Merge and Plan of Reorganization

    Form 8-K, Item 5 with the SEC on June 12, 2003.

    The Company filed the announcement of second quarter 2003 earnings on registration Form 8-K, Item 9 with the SEC on July 9, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE OAKS BANCORP

DATE: July 25, 2003	/s/ LAWRENCE P. WARD Lawrence P. Ward President Chief Executive Officer

/s/ MARGARET A. TORRES Margaret A. Torres Chief Financial Officer Executive Vice President

WHERE YOU CAN FIND MORE INFORMATION

        Under the Securities Exchange Act of 1934 Sections 13 and 15(d), periodic and current reports must be filed with the SEC. The Company electronically files the following reports with the SEC: Form 10-K (Annual Report), Form 10-Q (Quarterly Report), Form 8-K (Report of Unscheduled Material Events), and Form DEF 14A (Proxy Statement). The Company may file additional forms. The SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on the Company's website: www.heritageoaksbank.com

        The Company posts these reports to its website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from the Company's website is incorporated into this Annual Report on Form 10-QSB.

Exhibit Index

Exhibit 10.33	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Mark Stasinis, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 10.34	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Kelley Stolz, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 10.35	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Paul Deline, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 10.36	Executive Salary Continuation Agreement dated July 1, 2003 between Heritage Oaks Bank and Mitch Massey, filed with the SEC in the Company's 10-QSB reported for June 30, 2003.
Exhibit 31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
Exhibit 31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
Exhibit 32.1	Certification of Chief Executive Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
Exhibit 32.2	Certification of Chief Financial Officer, pursuant to Section 906 the the Sarbanes-Oxley Act of 2002

APPENDIX G

PROXY STATEMENT FOR THE
2003 ANNUAL MEETING OF SHAREHOLDERS
OF HERITAGE OAKS GROUP

HERITAGE OAKS BANCORP
PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

        This Proxy Statement is being furnished to the shareholders of Heritage Oaks Bancorp, a California corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held at 545 12th Street, Paso Robles, California on Thursday, May 22, 2003 at 7:00 p.m. local time (the "Meeting"). Only shareholders of record on April 4, 2003 (the "Record Date") will be entitled to notice of the Meeting and to vote at the Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to be voted 2,795,533 shares of its no par value Common Stock (the "Common Stock").

        Shareholders are entitled to one vote for each share held, except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder's intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Prior to voting, an opportunity will be given for shareholders or their proxies at the Meeting to announce their intention to cumulate their votes. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes on shares for which they hold a proxy.

        Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke that proxy prior to its exercise. The proxy may be revoked prior to the Meeting by delivering to the Secretary of the Company either a written instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy may also be revoked by the shareholder by attending and voting at the Meeting.

        Votes cast by proxy or in person at the Meeting will be counted by the Inspectors of Election for the Meeting. The Inspectors will treat abstentions and "broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will not be counted as shares voted for purposes of determining the outcome of any matter as may properly come before the Meeting.

        Unless otherwise instructed, each valid proxy returned which is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors, "FOR" the ratification of accountants, and, at the proxy holders' discretion, on such other matters, if any, which may properly come before the Meeting (including any proposal to postpone or adjourn the Meeting).

        The Company will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company and its subsidiary, Heritage Oaks Bank (the "Bank"), may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        As of February 1, 2003, no individual known to the Company owned more than five percent (5%) of the outstanding shares of its Common Stock except as described below.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Dr. B. R. Bryant	278,627	10.00%
Merle F. Miller	201,601	7.24%
Ole K. Viborg	229,080	8.22%
Lawrence P. Ward	211,107	7.58%
David Weyrich	330,175	11.85%

(1)
Except as otherwise indicated, the address for all persons listed is c/o Heritage Oaks Bancorp, 545 12th Street, Paso Robles, California, 93446.

(2)
For information concerning the amount and nature of beneficial ownership, see "Security Ownership of Management."

(3)
Including shares of Common Stock subject to stock options exercisable within 60 days of the record date.

Security Ownership of Management

        The following table sets forth information as of February 1, 2003 concerning the equity ownership of the Company's directors/nominees and the executive officers named in the Summary Compensation Table, and directors and executive officers(1) as a group. Unless otherwise indicated in the notes to the table below, each director and executive officer listed below possesses sole voting power and sole investment power for the shares of the Company's Common Stock listed below. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. The Company has only one class of shares outstanding, Common Stock.

Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Owner(3)	Percent of Class (4)
Dr. B.R. Bryant	278,627(5)	10.00%
Donald H Campbell	60,230(6)	2.16%
Kenneth L Dewar	17,325(7)	*
Dolores T Lacey	23,757(8)	*
Merle F Miller	201,601(9)	7.24%
Michael Morris	6,488(10)	*
Ole K Viborg	229,080(11)	8.22%
Lawrence P Ward	211,107(12)	7.58%
David Weyrich	330,175(13)	11.85%
Margaret Torres	28,894(14)	1.04%
Gwen R Pelfrey	36,747(15)	1.32%
Paul Tognazzini	35,489(16)	1.27%
All directors, nominees, and executive officers of the Company as a group of (12 persons)	1,526,705	54.81%

*
Less than 1%.

(1)
As used throughout this Proxy Statement, the term "executive officer" means the President and Chief Executive Officer, the Executive Vice President and Chief Administrative Officer, Executive Vice President and Chief Lending Officer and the Executive Vice President and Chief Financial Officer. The Chairman of the Board, the Vice Chairman of the Board, the Corporate Secretary and the Company's other officers are not treated as executive officers of the Company.

(2)
The address for all persons listed is c/o Heritage Oaks Bancorp, 545 12th Street, Paso Robles, California, 93446.

(3)
Except as otherwise noted, includes shares held by each person's spouse (except where legally separated) and minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); or shares held in an Individual Retirement Account as to which such person has pass-through voting rights and investment power.

(4)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(5)
Includes shares held as Trustee of Heritage Oaks Bancorp Employee Stock Ownership Plan. Dr. Bryant and Mr. Ward are co-trustees of the Stock Ownership Plan and under applicable rules the entire number of shares owned by such Plan is attributed to each of the trustees and the effect of the attributions rules results in the number of shares being double counted. Also, includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(6)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(7)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(8)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(9)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(10)
Includes shares held as a trustee of Andre, Morris and Buttery 401K and includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(11)
Includes shares of Common Stock held by Mr. Viborg in Ole Viborg, Inc and includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(12)
Includes shares held as Trustee of Heritage Oaks Bancorp Employee Stock Ownership Plan. Dr. Bryant and Mr. Ward are co-trustees of the Stock Ownership Plan and under applicable rules the entire number of shares owned by such Plan is attributed to each of the trustees. The effect of the attributions rules results in the number of shares being double counted. Also includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(13)
Includes shares of common stock held in MDC Enterprises and includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(14)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(15)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(16)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

PROPOSAL NO. I
ELECTION OF DIRECTORS OF THE COMPANY

        The number of directors authorized for election at the Meeting is nine (9). Management has nominated the nine (9) incumbent directors to serve as the Company's directors. Each director will hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified.

        All proxies will be voted for the election of the nine (9) nominees listed below recommended by the Board of Directors unless authority to vote for the election of any directors is withheld. The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Abstentions and votes cast against nominees have no effect on the election of directors. If any of the nominees should unexpectedly decline or be unable to act as a director, their proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

        The following table sets forth certain information as of February 1, 2003 regarding information concerning its Directors and Executive Officers. The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may, at a subsequent date, result in a change in control of the Company. There is no family relationship between any of the directors or executive officers.

Name	Age	Position/Background
Dr. B.R. Bryant	70	Chairman of the Board of Directors of the Company and of the Bank since November 15, 1994, and 1982, respectively. Veterinarian; General Contractor dba B.R. Bryant Construction
Donald H. Campbell	62	Vice Chairman of the Board of Directors of the Company and of the Bank since November 15, 1994, and 1983, respectively. Owner, El Pomar Vineyard Service.
Kenneth L. Dewar	44	Director of the Company and of the Bank since August 27, 1998. President, J.B. Dewar, Inc. (wholesale petroleum distribution).
Dolores T. Lacey	60	Director of the Company and of the Bank since January 23, 1997. Rancher and businesswoman.
Merle F. Miller	66	Director of the Company and of the Bank since November 15, 1994, and 1985, respectively. Rancher; Owner, Golden Hill Company (land sales and development).
Michael J. Morris	57	Director of the Company and of the Bank since January 26, 2001. Attorney, Chairman of the Board of the law firm of Andre, Morris & Buttery.
Ole K. Viborg	71	Director of the Company since November 15, 1994, and former founding director of the Bank. Owner, Ole Viborg, Inc. (paving contractor).
Lawrence P. Ward	51
		Director, President and Chief Executive Officer of the Company and of the Bank since November 15, 1994, and January 11, 1993, respectively. President, Chief Executive Officer and Director of Bank of Evergreen, Evergreen, Colorado, 1991-92, and Mountain Valley National Bank, Conifer, Colorado, 1986-92.
David Weyrich	48
		Director of the Company and of the Bank since January 1, 1999. Managing Member, Martin-Weyrich Winery; CEO, Weyrich Development; CEO, North American Jet Charter Inc.; Sole Proprietor, Weyrich Family Ranch

        None of the Company's or the Bank's Directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, whose common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

        The following is a brief account of the business experience for a minimum of five years of each non-director executive officer in addition to their current positions.

Name	Position/Background
Gwen R. Pelfrey	Age: 51. Secretary of the Company and Secretary, Executive Vice President and Chief Administrative Officer of the Bank since November 15, 1994, and October 1987, respectively.
Paul Tognazzini	Age: 53. Executive Vice President/Chief Lending Officer 1990 to 1997. Executive Vice President and Chief Lending Officer 1997 to present.
Margaret Torres
Age: 52. Executive Vice President and Chief Financial Officer of the Company and the Bank since February, 1999. Executive Vice President and Chief Financial Officer of Antelope Valley Bank, 1991-January 1999.

Committees of the Board of Directors of the Company

        During 2002, the Company's Board of Directors held 9 meetings.

        The Audit Committee of the Board of Directors of the Company is composed of five outside directors with one outside director as an alternate, each of whom is "independent" as defined by the current NASDAQ listing standards. The members are: Director Weyrich (Chairman), Bryant, Campbell, Miller, Morris and Dewar as an alternate. The Committee held five (5) meeting during 2002. The Committee oversees the financial reporting process for Heritage Oaks Bancorp ("The Company") on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the Quarterly financial statements to be included in Form 10-QSB and the annual financial statements to be included in the Annual Report and Form 10-KSB. A copy of the Company's Audit Committee Report year ended December 31, 2002 is attached as Exhibit A to this Proxy Statement. In addition, the Committee monitors significant accounting policies; approves services rendered by the auditors; reviews audit and management reports; makes recommendations regarding the appointment of the independent auditor.

        The Executive Committee of the Board of Directors of the Company is composed of three directors, Messrs. Bryant, Miller and Ward. The Committee held three (3) meetings during 2002. This committee is empowered to meet and make any and all decisions on behalf of the entire board of directors of the Company between board meetings, except as restricted by law.

        The Board of Directors has not established a nominating committee. The functions of the nominating committee are performed by the full Board of Directors.

        The Disclosure Committee of the Board of Directors of the Company is composed of two directors, Messrs. Bryant, Ward and Executive Officer Torres. The committee held one (1) meeting during 2002. The committee has the responsibility for considering the materiality of information (a material fact) and determining disclosure obligations on a timely basis. The Committee has implemented disclosure controls and procedures that meet the standards established by the new SEC rules. These controls and procedures will be reviewed and adopted by the audit committee of Heritage Oaks Bancorp (the "Company") and Heritage Oaks Bank (the "Bank").

Committees of the Board of Directors of the Bank

        During 2002 the Bank's Board of Directors held 14 meetings.

        The Bank has an Audit Committee, composed of five outside directors, whose members included Messrs. Weyrich (Chairman), Bryant, Campbell, Morris, and Dewar, each of whom is "Independent" as defined in the current NASDAQ listing standards. The Committee oversees Bank's independent public accountants, analyzes the results of internal and regulatory examinations and monitors the financial and accounting organization and reporting of the bank. The Bank's Audit Committee met 8 times in 2002.

        The Bank has a Loan Committee, whose members included Messrs. Miller (Chairman), Bryant, Ward, Campbell and Ms. Lacey, with Mr. Dewar as an alternate, which has responsibility for reviewing loans made by management, establishing loan policy and approving certain size and types of loans as specified in the Bank's loan policy. The Loan Committee met 45 times in 2002.

        The Bank has a Personnel Committee, whose members included Ms. Lacey (Chairperson) and Messrs. Bryant, Miller and Ward, which has responsibility for reviewing and establishing compensation and benefits for all officers and employees. The Personnel Committee met 3 times in 2002.

        The Bank has an Investment/Asset-Liability Committee whose members include Messrs. Campbell (Chairman), Bryant, Dewar, Morris, Ward and Weyrich. This committee reviews asset/liability information each quarter, and administers and reviews the Bank's strategies for asset/liability management. The committee met 12 times in 2002.

        The Bank has a CRA Compliance Committee whose members include Ms. Lacey (Chairperson), Messrs. Bryant, Campbell, and Ward. The committee reviews the Bank's CRA materials and the Bank's CRA investments, loans and community involvement. The committee discusses community needs and develops and oversees the implementation of programs that address those needs. The committee met 3 times in 2002.

        The Bank has a Marketing Committee whose members include Mssrs. Dewar (Chairman), Bryant, Ward, Campbell and Ms. Lacey. The committee reviews the Bank's marketing policies and strategies. The committee met 4 times in 2002.

        During 2002 all directors in the aggregate attended at least seventy-five percent (75%) of all meetings of the Company's Board of Directors and of meetings of the Company and Bank committees on which they served.

Corporate Governance

        On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "SOA"). The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the Securities and Exchange Commission (the "SEC") and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC. The Company has taken all required actions to comply with all the currently applicable provisions of the SOA and implementing regulations. Additionally, the Company continues to monitor regulations and rules proposed by the SEC relating to these matters and to plan for their implementation.

        During 2002, the Company took a series of steps to review and improve its existing corporate governance practices. These steps included:

  •
  The preparation of a draft of a revised audit committee charter which would, among other things, provide the committee with authority to (i) control directly the outside auditor, (ii) make hiring and termination decisions concerning the auditor, and (iii) approve all non-audit services. The Company expects that the revised charter will be adopted shortly after the completion of final rule making by the SEC concerning these issues and will be included as part of the proxy statement for the 2004 meeting of shareholders.

  •
  The adoption of a code of conduct for the Company's Chief Executive Officer and Chief Financial Officer as required by the SOA. This code will be included as part of the Company's corporate code of ethics and is expected to be adopted during the third quarter 2003.

  •
  The Company's Chief Executive Officer and Chief Financial Officer have begun certifying all quarterly and annual financial reports which the Company files with the SEC.

  •
  The Company completed a review of its internal controls and its disclosure controls and procedures to ensure that it provides complete and accurate disclosures in the Company's SEC filings and other public reports. The Company established a Disclosure Controls and Procedures Officer Committee and a Disclosure Committee of the Board of Directors. The officers' committee is made up of senior officers of the Company and the Bank knowledgeable of the Company's affairs and of disclosure-related regulation. This committee is chaired by Chief Financial Officer. The Disclosure Committee of the Board is composed of two directors and the Chief Financial Officer. These committees implement disclosure controls and procedures, have the responsibility for considering the materiality of information and determining disclosure obligations on a timely basis as well as reviewing and approving all SEC filings.

  •
  The implementation of a plan to post promptly the Company's annual, quarterly and current reports to the SEC on its website at www.heritageoaksbank.com. The Company has been posting some of these reports for sometime. The Company also anticipates beginning to post the ownership reports of its directors, executive officers and principal shareholders to the website, beginning in the fourth quarter of 2003.

Compensation of Directors

        Directors receive no compensation from the Company.

        Directors' fees are paid by the Bank. The Chairman of the Board of Directors was paid a retainer of $2,000 per month and all other non-employee directors received a retainer of $1,250 per month during 2002. The chairman of each committee received $125 for each regular committee meeting attended during 2002. All other non-employee directors received $100 for each regular committee meeting attended during the year. The total amount of fees paid to directors as retainers and for attendance at Board and committee meetings during 2002 was $165,520.

        The Directors also participate in the Company's Stock Option Plan. During 2002, One Director Mr. Morris was granted 15,000 options pursuant to the 1997 Stock Option Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

        Set forth below is the summary compensation paid or accrued during 2001-2002 to Lawrence P. Ward, Margaret Torres, Gwen R. Pelfrey and Paul Tognazzini, the only executive officers of the Company or the Bank to receive total annual salary and bonus of more than $100,000 during 2002.

SUMMARY COMPENSATION TABLE

Annual Compensation								Long Term Compensation
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)		Bonus Compensation ($) (2)		Other Annual Compensation(3)		Restricted Stock Options/SARs (#)(5)	Securities Underlying ($)	LTIP Payouts ($)	All other Compensation ($)(6)
Lawrence P Ward President and Chief Executive Officer	2002 2001 2000	$ $ $	173,279 153,738 146,417	$ $ $	80,500 62,750 81,225	$ $	183,820(4) — 7,200	— — —	— — —	— — —	$ $	66,652 45,816 35,290
Margaret Torres Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	118,185 112,558 107,198	$ $ $	28,000 21,000 25,000	$ $ $	4,800 4,600 3,600	— — —	— — —	— — —	$ $ $	32,469 21,644 18,513
Gwen R Pelfrey Executive Vice President and Chief Administrative Officer	2002 2001 2000	$ $ $	105,068 100,065 95,373	$ $ $	26,000 16,000 25,289		— — —	— — —	— — —	— — —	$ $ $	28,431 18,977 17,489
Paul Tognazzini Executive Vice President and Chief Lending Officer	2002 2001 2000	$ $ $	101,278 93,985 88,919	$ $ $	42,962 38,605 38,870	$ $ $	3,600 3,600 3,600	— — —	— — —	— — —	$ $ $	31,310 19,543 18,017

(1)
Amounts shown include cash and non-cash compensation earned and received as well as amounts earned but deferred at the election of those officers under the 401(k) Plan.

(2)
Amount shown as bonus payments were earned in the year indicated but not paid until the first quarter of the next fiscal year.

(3)
No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus.

(4)
Amounts shown under Other Annual Compensations for Mr. Ward reflects the difference between the exercise price and the fair market value of a stock option for 26,000 shares exercised by Mr. Ward.

(5)
The Company has a 1990 Stock Option Plan (the "1990 Plan") and a 1997 Stock Option Plan (the "1997 Plan") pursuant to which options are granted to directors and to key, full-time salaried officers and employees of the Company and its subsidiary. Options granted under either the 1990 Plan or the 1997 Plan were either incentive options or non-qualified stock options. Options granted under either the 1990 Plan or the 1997 Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options become fully exercisable upon the sale, merger or consolidation of the Company in which the Company is not a survivor notwithstanding the vesting provisions under either the 1990 Plan or the 1997 Plan. Options granted under the Plans are adjusted to protect against dilution in the event of certain changes in the Company's capitalization, including stock splits and stock dividends. All options granted in the years indicated below to the named executive officers were incentive stock options and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. As of December 31, 2002 there were no shares remaining for grant in the 1990 Plan. In 1999, the Company amended the 1997 Plan to add 99,254 shares. This was approved by the Shareholders in the May 1999 Shareholder Meeting. At December 31, 2002, 175,218 shares remained available for grant under the 1997 Plan.

(6)
Amounts shown for Lawrence P. Ward in 2002 represent $53,542 in salary continuation provision, $1,463 in term life insurance premiums, $8,897 excess medical insurance premiums and $2,750 in 401(k) matching contributions; in 2001 represent $33,366 in salary continuation provision, $1,463 in term life insurance premiums, $8,362 in excess medical insurance premiums and $2,625 in 401(k) matching contributions; and the 2000 figures includes $23,716 in salary continuation provision, $1,463 in term life insurance premiums, $7,486 in excess medical insurance premiums and $2,625 in 401(k) matching contributions. Amounts shown for Margaret A. Torres in 2002 represent $26,206 in salary continuation provision, $5,081 in excess medical insurance premiums and $1,182 in 401(k) matching contributions; in 2001 represents $15,684 in salary continuation provision, $4,788 in excess medical insurance premiums and $1,172 in 401(k) matching contributions; and the figure for 2000 includes $14,476 in salary continuation provision, $3,499 in excess medical insurance premiums and $538 in 401(k) matching contributions. Amounts shown for Gwen R. Pelfrey in 2002 represent $20,289 in salary continuation provision, $5,400 in excess medical insurance premiums, $2,742 in 401(k) matching contributions; in 2001 represent $11,552 in salary continuation provision, $4,800 in excess medical insurance premiums, $2,625 in 401(k) matching contributions; and the figure for 2000 includes $10,664 in salary continuation provision, $4,200 in excess medical insurance premiums and $2,625 in 401(k) matching contributions. Amounts shown for Paul Tognazinni in 2002 represent $23,160 in salary continuation provision, $5,400 in excess medical insurance premiums and $2,750 in 401(k) matching contributions; in 2001 represent $12,118 in salary continuation provision, $4,800 in excess medical insurance premiums and $2,625 in 401(k) matching contributions; and the figure for 2000 includes $11,192 in salary continuation provision, $4,200 in excess medical insurance premiums and $2,625 in 401(k) matching contributions.

Aggregated Option/SAR Grants in Last Fiscal Year

        No stock options were granted during 2002 to any of the officers set forth in the preceding table.

Option/SAR Grants, Exercises and Year-End Value Table

        The following tables set forth certain information concerning stock option grants and unexercised options held by Lawrence P. Ward, Margaret Torres, Gwen R. Pelfrey and Paul Tognazzini under the 1997 Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Value

(a)	(b)	(c)	(d)	(e)
			Number of Securities Underlying Unexercised Options/SARs at FY-End(#)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable[1]
Lawrence P. Ward	26,000	$183,820	72,236/0	$510,708/$0
Margaret A. Torres	-0-	$0.00	36,188/21,712	$160,674/$96,401
Gwen R. Pelfrey	-0-	$0.00	16,253/0	$114,908/$0
Paul Tognazzini	-0-	$0.00	16,253/0	$114,908/$0

(1)
The aggregate value has been determined based upon the average of the bid and asked prices for the Company's Common Stock at exercise or year-end, minus the respective exercise price per share.

Employment Contracts and Termination of Employment and Change in Control Arrangements

        There are no employment contracts between the Company or the Bank and their executive officers except that the Bank has an employment agreement with Lawrence P. Ward, its President and Chief Executive Officer. In general, the agreement has a three-year term expiring on January 31, 2006, and renews annually unless a party gives written notice to the other within certain time periods. The agreement establishes a base salary in 2003 of $185,000, provides for continuation of participation in the Bank's bonus compensation, 401-K, and executive salary continuation plans. The agreement also provides for payment of life insurance policy premiums and the use of a bank owned automobile. If the agreement were terminated without cause, Mr. Ward would receive severance pay equal to one year's annual base salary in effect at the date of termination plus one year of insurance payments. In the event of termination during or after a merger or change of control, Mr. Ward would be entitled to severance pay equal to two year's base salary in effect at the date of termination, plus an additional amount sufficient to pay for insurance coverage for a period of one year from the termination, and the auto provided by the bank to Mr. Ward be transferred into his name at the time of termination. In the event of a change of control where Mr. Ward is offered subsequent employment, Mr. Ward would be entitled to severance pay equal to two (2) years' annual base salary if he is terminated or resigns for good reason. Events that are considered good reason include, but are not limited to, reduction in title, compensation, demotion, or expanded travel.

        Recognizing the importance of building and retaining a competent management team, the Board of Directors purchased life insurance policies on the lives of four key employees, Lawrence Ward, Gwen Pelfrey, Paul Tognazzini and Margaret Torres for the purpose of providing certain death, disability and post-employment/retirement benefits. The Bank is the sole owner and beneficiary of each policy. In order to define the specific death, disability and post-employment/retirement benefits to be provided, the Bank's Board of Directors reviewed and adopted an integrated conditional non-qualified deferred compensation plan provided to the Bank by Clark/Bardes Consulting. The form of the plan provided has been endorsed by the California Bankers Association, the American Bankers Association, as well as numerous other state banking associations. Under the terms of the plan, differing death, disability and post-employment/retirement benefits are provided to each covered employee. Pursuant to the plan, agreements were entered into between the Bank and each of the four key employees. By defining and increasing, over each employee's term of employment, the amounts each employee will receive upon the occurrence of certain specified events, including formal retirement on or after a specified age, each employee has been given what the Board believes to be a reasonable incentive to remain with the Bank until retirement. While several provisions have been included which will serve to reduce the overall amounts payable, the agreements are expected to provide a maximum annual benefit payment of One Hundred and Fifty Thousand Dollars ($150,000) to Mr. Ward, and forty-eight thousand Dollars ($48,000) to Ms. Pelfrey, Mr. Tognazzini and Ms. Torres. Although the annual benefit amount will typically be paid in equal monthly installments over a fifteen (15) year period, a lesser and defined lump sum payment may be required in the event the employee's employment with the Bank is terminated without cause. In the event of the executive's death, the Bank is obligated to pay any remaining amounts due under the agreement to the executive's spouse or designated beneficiary over the remaining payout period (or in a lump sum, as the case may be). Other events which may also alter when payment of the annual benefit is to begin, and the amount to be paid, include: (i) disability, as defined in the agreement, in which case the employee will begin to receive the defined benefit at the earlier of the defined retirement age or when he is no longer entitled to receive disability benefits under his principal disability insurance policy; and (ii) constructive termination following a change of control, in which case the executive is entitled to all or a portion of the annual benefit depending upon length of service prior to termination. If, however, the executive's employment is terminated for cause, the Bank is released from all payment obligations to the Employee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and ten percent or more shareholders of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of the Company's equity securities. Officers, directors and ten percent or more shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filings requirements applicable to its executive officers, directors and beneficial owners of ten percent or more of the Company's equity securities appear to have been met.

Transactions with Management and Others

        Except as set forth below under "Indebtedness of Management" there have been no transactions, or series of similar transactions, during 2002, or any currently proposed transaction, or series of similar transactions, to which the Company or the Bank was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director (or nominee for director) of the Company or the Bank, executive officer of the Company or the Bank, any shareholder owning of record or beneficially 5% or more of the Company's Common Stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indebtedness of Management

        The Company, through the Bank, has had, and expects in the future to have banking transactions in the ordinary course of its business with many of the Company's directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2002 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of the Company and the Bank are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, the regulations of the Federal Deposit Insurance Corporation and the California Financial Code.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of Vavrinek, Trine, Day & Co. LLP ("Vavrinek") served the Company as independent public accountants for the 2002 fiscal year. Vavrinek has no interest, financial or otherwise, in the Company. The services rendered by Vavrinek during the 2002 fiscal year were audit services, consultation in connection with various accounting matters and preparation of corporation income tax returns. The Board of Directors of the Company approved each professional service rendered by Vavrinek during the 2002 fiscal year. Representatives of Vavrinek are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.

        The Board of Directors of the Company has selected Vavrinek to serve as the independent public accountants for the 2003 fiscal year and recommend that the shareholders vote "FOR" approval to ratify the selection of Vavrinek as the Company's independent public accountants for the 2003 fiscal year.

All Other Fees

        The following table presents fees for professional audit services rendered by Vavrinek for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2002, and fees billed for other services provided by Vavrinek during 2002.

Audit Fees	$46,000
Audit Related Fees	$11,200

Audit and Audit Related Fees(1)	$57,000
Tax Fees(2)	$9,500
Fee's paid in connection with Financial Information Systems Design and Implementation Fees(3)	$0
All Other Fee's	$0

Total Fees	$9,500

(1)
The aggregate fees billed to the Company by Vavrinek for professional services rendered for the audit of the Company's annual consolidated financial statements for the most recent fiscal year and the review of Forms 10-QSB for the fiscal year 2002.

(2)
The aggregate fees billed the company by Vavrinek for professional services rendered for the preparation of the Company's income tax returns and other tax advisory services.

(3)
Vavrinek did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation services in 2002.

Less than half the total hours expended on Vavrinek's engagement to the audit or financial statements for the 2002 fiscal year were attributed to work performed by persons other than Vavrinek's full time permanent employees.

In the opinion of the Board of Directors, after due consideration of the question, the provision of services as described above to the Company by Vavrinek is fully compatible with maintaining the accountants' independence.

ANNUAL REPORT

        The Annual Report of the Company containing audited financial statements for the fiscal year ended December 31, 2002 is included in this mailing to shareholders.

FORM 10-KSB

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO GWEN R. PELFREY, SECRETARY, HERITAGE OAKS BANCORP, 545 12TH STREET, PASO ROBLES, CALIFORNIA, 93446.

SHAREHOLDER'S PROPOSALS

        Next year's Annual Meeting of Shareholders will be held on May 27, 2004. The deadline for shareholders to submit proposals for inclusion in the Proxy Statement and form of Proxy for the 2004 Annual Meeting of Shareholders is December 13, 2003. All proposals should be submitted by Certified Mail-Return Receipt Requested, to Gwen R. Pelfrey, Secretary, Heritage Oaks Bancorp, 545 12th Street, Paso Robles, California, 93446.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the discretion of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Meeting in accordance with the terms of such proxies.

HERITAGE OAKS BANCORP

Paso Robles, California April 18, 2003	By:	/s/ GWEN R. PELFREY Gwen R. Pelfrey Secretary

EXHIBIT A
Heritage Oaks Bancorp
Report of the Audit Committee

The Audit Committee ("Committee") of the Board of Directors is composed of five independent directors with one independent director as an alternate. The members are: Director Weyrich (Chairman), Bryant, Campbell, Miller, Morris and Dewar (alternate). The Committee held five (5) meetings during 2002.

The Committee oversees the financial reporting process for Heritage Oaks Bancorp ("The Company") on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the annual financial statements to be included in the Annual Report and Form 10-KSB.

In accordance with Statements on Accounting Standards (SAS) No. 61, discussions were held with management and the independent auditors regarding the acceptability and the quality of the accounting principals used in the reports. These discussions include the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management discussions made in developing the financial statements. In addition, the Committee has discussed with the independent auditors their independence from Heritage Oaks Bancorp and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1.

The Committee has also met and discussed with management and its independent auditors, issues related to the overall scope and objectives of the audits conducted, the internal controls used by Heritage Oaks Bancorp, and the selection of Heritage Oaks Bancorp's independent auditors.

Pursuant to the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Reports on Form 10-KSB for the fiscal year ended December 31, 2002.

Signed and adopted by the Audit Committee this a 3rd day of March, 2003.

/s/ DAVID WEYRICH Committee Chairman
/s/ DR. B.R. BRYANT Director/Committee Member
/s/ DONALD CAMPBELL Director/Committee Member
/s/ MERLE MILLER Director/Committee Member
/s/ MICHAEL MORRIS Director/Committee Member
/s/ KENNETH DEWAR Director/Committee Member (alternate)

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers

California Legislation

        Heritage Oaks Bancorp and its subsidiary, Heritage Oaks Bank, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The Bylaws of Heritage Oaks Bancorp and Heritage Oaks Bank contain provisions substantial identical to the provisions of the CGCL.

Directors' and Officers' Liability Insurance

        Heritage Oaks Bancorp presently maintains a policy of directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.	Exhibit
2.1	Agreement to Merge and Plan of Reorganization, dated June 11, 2003 and as amended as of August 8, 2003—Appendix A of Joint Proxy Statement—Prospectus
3.1	Articles of Incorporation, as amended*
3.2	Bylaws*
4.1	Specimen share certificate*
5.1	Opinion of Reitner & Stuart
8.1	Tax Opinion of Vavrinek, Trine Day & Co., LLP
10.1	1990 Stock Option Plan*
10.2	Form of Stock Option Agreement*
10.3	Lawrence P. Ward Employment Letter Agreement, dated February 28, 2002*
10.4	401(k) Pension and Profit Sharing Plan*
10.5	Heritage Oaks Bancorp 1995 Bonus Plan*
10.6	Salary Continuation Agreement with Lawrence P. Ward*
10.7	Salary Continuation Agreement with Gwen R. Pelfrey*
10.8	Woodland Shopping Center Lease*
10.9	1135 Santa Rosa Street Lease*
10.10	Lease Agreement for Cambria Branch Office dated February 21, 1997*
10.11	1997 Stock Option Plan*
10.12	Form of Stock Option Agreement*
10.13	Madonna Road Lease*
10.14	Santa Maria lease*
10.15	Master data processing agreement with Mid West Payment Systems, Inc. commencing October 1, 1998*
10.16	Salary Continuation Agreement with Margaret A. Torres*
10.17	Salary Continuation Agreement with Paul Tognazzini*
10.18	Atascadero Branch Lease entered into on March 31, 1999*
10.19	Service Bureau Processing Agreement entered into between Alltel Information Services, Inc. and Heritage Oaks Bank, dated August 1, 1999*
10.20	Asset Purchase Agreement entered into between Travelex America, Inc. and Heritage Oaks Bank, dated November 21, 2000*
10.21	Change in Terms Agreement and Business Loan Agreement entered into between the Company and Pacific Coast Banker's Bank on November 8, 2000*
10.22	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Margaret A. Torres*
10.23	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Paul Tognazzini*

10.24	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Gwen R. Pelfrey*
10.25	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Gloria Brady*
10.26	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Joe Carnevali*
10.27	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Donna Breuer*
10.28	Executive Salary Continuation Agreement dated February 1, 2002 between Heritage Oaks Bank and Chris Sands*
10.29	Money Access Services Processing Agreement for ATM processing, signed on October 3, 2002*
10.30	Summary Plan Description of ESOP*
10.31	Summary of Material Plan Modifications to ESOP*
10.32	Construction Agreement dated February 12, 2003*
10.33	Executive Salary Continuation Agreement dated July 1, 2003 with Mark Stasinis*
10.34	Executive Salary Continuation Agreement dated July 1, 2003 with Kelley Stolz*
10.35	Executive Salary Continuation Agreement dated July 1, 2003 with Paul Deline*
10.36	Executive Salary Continuation Agreement dated July 1, 2003 with Mitch Massey*
10.37	Fairness Opinion of Carpenter and Company—Appendix B of Joint Proxy Statement—Prospectus
10.38	Fairness Opinion of Hoefer & Arnett—Appendix C of Joint Proxy Statement—Prospectus
23.1	Consent of Carpenter and Company
23.2	Consent of Hoefer & Arnett
23.3	Consent of Vavrinek, Trine, Day & Co., LLP
23.4	Consent of Hutchinson & Bloodgood, LLP
23.5	Consent of Vavrinek, Trine, Day & Co., LLP for Hacienda
23.6	Consent of Reitner & Stuart (included in Exhibit 5.1)
24	Power of Attorney
99.1	Hacienda Bank—form of proxy
99.2	Heritage Oaks Bancorp—form of proxy

*
previously filed by Heritage Oaks Bancorp in other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934

(b)
Financial Statement Schedules

        All schedules are omitted because the required information is not applicable or is included in the financial statements of Heritage Oaks Bancorp and the related notes.

  (c)
  Not applicable.

Item 22. Undertakings.

(a)
Undertakings required by Item 512 of Regulation S-K

(1)
The undersigned registrant hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents, by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Heritage Oaks Bancorp has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paso Robles, State of California on August 6, 2003.

HERITAGE OAKS BANCSHARES
/s/ LAWRENCE P. WARD	/s/ MARGARET TORRES
Lawrence P. Ward President and Chief Executive Officer	Margaret Torres Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ LAWRENCE P. WARD	President, Chief Executive Officer, Director
LAWRENCE P. WARD
/s/ DR. B.R. BRYANT	Chairman of the Board
DR. B.R. BRYANT
/s/ DONALD H. CAMPBELL	Director
DONALD H. CAMPBELL
/s/ KENNETH DEWAR	Director
KENNETH DEWAR
Director
DOLORES T. LACEY
/s/ MERLE F. MILLER	Director
MERLE F. MILLER
/s/ MICHAEL J. MORRIS	Director
MICHAEL J. MORRIS
/s/ OLE K. VIBORG	Director
OLE K. VIBORG

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement to Merge and Plan of Reorganization, dated June 11, 2003 and as amended as of August 8, 2003—Appendix A of Joint Proxy Statement—Prospectus
5.1	Opinion of Reitner & Stuart
8.1	Tax Opinion of Vavrinek, Trine Day & Co., LLP
10.37	Fairness Opinion of Carpenter and Company—Appendix B of Joint Proxy Statement—Prospectus
10.38	Fairness Opinion of Hoefer & Arnett—Appendix C of Joint Proxy Statement—Prospectus
23.1	Consent of Carpenter and Company
23.2	Consent of Hoefer & Arnett
23.3	Consent of Vavrinek, Trine, Day & Co., LLP
23.4	Consent of Hutchinson & Bloodgood, LLP
23.5	Consent of Vavrinek, Trine, Day & Co., LLP for Hacienda
23.6	Consent of Reitner & Stuart (included in Exhibit 5.1)
24	Power of Attorney
99.1	Hacienda Bank—form of proxy
99.2	Heritage Oaks Bancorp—form of proxy

QuickLinks

FORM S–4
HERITAGE OAKS BANCSHARES PROSPECTUS
Notice of Special Meeting of Hacienda Bank
Notice of Special Meeting of Heritage Oaks Bancorp

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND PRO-FORMA FINANCIAL DATA
RISK FACTORS
THE SPECIAL MEETINGS
PROPOSAL 1: THE MERGER
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
HERITAGE OAKS STOCK
COMPARISON OF HERITAGE OAKS COMMON STOCK AND HACIENDA COMMON STOCK
INFORMATION ABOUT HERITAGE OAKS AND HERITAGE OAKS BANK
AMENDMENT TO HERITAGE OAKS' STOCK OPTION PLAN
INFORMATION ABOUT HACIENDA BANK
AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND 2002 OPTION/SAR VALUES
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
OTHER BUSINESS
FINANCIAL STATEMENTS OF HACIENDA BANK
HACIENDA BANK STATEMENT OF CONDITION June 30, 2003
HACIENDA BANK STATEMENT OF EARNINGS Six Months Ended June 30, 2003
HACIENDA BANK STATEMENT OF STOCKHOLDERS' EQUITY Six Months Ended June 30, 2003
INDEPENDENT AUDITORS' REPORT
INDEPENDENT AUDITORS' REPORT
HACIENDA BANK STATEMENTS OF CONDITION December 31, 2002 and 2001
HACIENDA BANK STATEMENTS OF EARNINGS Years Ended December 31, 2002 and 2001
HACIENDA BANK STATEMENTS OF STOCKHOLDERS' EQUITY Years Ended December 31, 2002 and 2001
HACIENDA BANK STATEMENTS OF CASH FLOWS Years Ended December 31, 2002 and 2001
HACIENDA BANK STATEMENTS OF CASH FLOWS Years Ended December 31, 2002 and 2001
HACIENDA BANK NOTES TO FINANCIAL STATEMENTS December 31, 2002 and 2001
APPENDIX A AGREEMENT TO MERGE AND PLAN OF REORGANIZATION dated as of June 11, 2003
FIRST AMENDMENT TO AGREEMENT TO MERGE AND PLAN OF REORGANIZATION
APPENDIX B FAIRNESS OPINION OF CARPENTER AND COMPANY
APPENDIX C FAIRNESS OPINION OF HOEFER & ARNETT
APPENDIX D CHAPTER 13 OF CALIFORNIA GENERAL CORPORATIONS LAW
APPENDIX D CALIFORNIA GENERAL CORPORATION LAW CHAPTER 13 DISSENTERS' RIGHTS
APPENDIX E REPORT ON FORM 10-KSB OF HERITAGE OAKS BANCORP FOR THE YEAR ENDED DECEMBER 31, 2002

PART I
  ITEM 1. DESCRIPTION OF BUSINESS
  ITEM 2. DESCRIPTION OF PROPERTIES
  ITEM 3. LEGAL PROCEEDINGS
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
PART II
  ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
  ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 7. FINANCIAL STATEMENTS
Contents
Independent Auditors' Report
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  ITEM 8. CHANGES WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
PART III
  ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
  ITEM 10. EXECUTIVE COMPENSATION
  ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K
  ITEM 14. CONTROLS AND PROCEDURES
SIGNATURES
CERTIFICATIONS
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT INDEX
APPENDIX F REPORT ON FORM 10-QSB OF HERITAGE OAKS BANCORP FOR THE SIX-MONTHS ENDED JUNE 30, 2003

PART 1. FINANCIAL INFORMATION
  ITEM 1. FINANCIAL STATEMENTS
  ITEM 3. CONTROLS AND PROCEDURES
PART 2. OTHER INFORMATION
  ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
SIGNATURES
WHERE YOU CAN FIND MORE INFORMATION
Exhibit Index
APPENDIX G PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS OF HERITAGE OAKS GROUP
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules.
SIGNATURES
EXHIBIT INDEX